As filed with the Securities and Exchange Commission on February 11, 2025

Registration Statement No. 333-284182

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

To

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASPIRA WOMEN’S HEALTH INC.

(Exact name of registrant as specified in its charter)

Delaware	2835	33-0595156
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12117 Bee Caves Road, Building III, Suite 100

Austin, Texas 78738

(512) 519-0400

(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

Michael Buhle

Chief Executive Officer and Chief Commercial Officer

Aspira Women’s Health Inc.

12117 Bee Caves Road, Building III, Suite 100

Austin, Texas 78738

(512) 519-0400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey J. Fessler, Esq. Nazia J. Khan, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 Tel.: (212) 653-8700	Lawrence Metelitsa, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Tel.: (732) 395-4400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 11, 2025

Up to 50,000,000 Units, Each Consisting of One Share of Common Stock and One Warrant to Purchase One Share of Common Stock

Up to 50,000,000 Pre-Funded Units, Each Consisting of One Pre-Funded Warrant to Purchase One Share of Common Stock and One Warrant to Purchase One Share of Common Stock

Up to 50,000,000 Shares of Common Stock Underlying the Warrants

Up to 50,000,000 Shares of Common Stock Underlying the Pre-Funded Warrants

Aspira Women’s Health Inc.

We are offering up to 50,000,000 units (“Units”), with each Unit consisting of (i) one share of common stock and (ii) one warrant to purchase one share of common stock (“Warrant”) at an assumed public offering price of $0.40 per Unit, the last reported sale price of our common stock as reported on The Nasdaq Capital Market on January 27, 2025. The actual public offering price per Unit will be determined between us and the underwriters at the time of pricing and may be at a discount to this assumed offering price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

We are also offering up to 50,000,000 pre-funded units (the “Pre-funded Units”), with each Pre-funded Unit consisting of (i) one pre-funded warrant (“Pre-funded Warrant”) to purchase one share of our common stock and (ii) one Warrant to purchase one share of common stock to those purchasers whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering. The purchase price of each Pre-funded Unit is equal to the price per Unit being sold to the public in this offering, minus $0.001.

Each Warrant will entitle the holder to purchase one share of common stock at an exercise price of $       and expire           years from date of issuance. Each Pre-funded Warrant will be immediately exercisable and may be exercised at any time until all of the Pre-funded Warrants are exercised in full. For each Pre-funded Unit we sell, the number of Units that we are offering will be decreased on a one-for-one basis.

The common stock and Pre-Funded Warrants, and the accompanying Warrants, as the case may be, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. Pursuant to the registration statement related to this prospectus, we are also registering the shares of common stock issuable upon exercise of the Warrants and Pre-Funded Warrants included in the Units and Pre-Funded Units offered hereby.

Our common stock is listed on The Nasdaq Capital Market under the symbol “AWH”. On January 27, 2025, the closing price of our common stock on The Nasdaq Capital Market was $0.40. We have applied to list the Warrants on The Nasdaq Capital Market under the symbol “AWHWW”, which listing is a condition to this offering. No assurance can be given that our application will be approved. There is no established trading market for the Pre-funded Warrants and we do not intend to list the Pre-funded Warrants on any securities exchange or nationally recognized trading system.

We are a “smaller reporting company” as defined in the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being a Smaller Reporting Company.”

You should read this prospectus, together with the additional information described under the heading “Where You Can Find More Information” carefully before you invest in any of our securities.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Per Pre-funded Unit	Total
Public offering price	$	$	$
Underwriting discounts and commissions (1)	$	$	$
Proceeds to us, before expenses	$	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the public offering price payable to the representative of the underwriters. See “Underwriting” beginning on page 99 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the underwriters to purchase up to 7,500,000 additional shares of common stock and/or up to 7,500,000 Pre-funded warrants and/or up to 7,500,000 Warrants solely to cover over-allotments or any combination thereof, if any.

The underwriters expect to deliver the securities to purchasers on or about               , 2025.

ThinkEquity

The date of this prospectus is                , 2025

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ABOUT THIS PROSPECTUS

You should carefully read this prospectus before deciding to invest in our securities. Neither we nor the underwriters have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The underwriters are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The information provided in this prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industry in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions, and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies, and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

For investors outside the United States (“U.S.”): We and the underwriters have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the U.S.

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INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”) that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

●	projections or expectations regarding our future test volumes, revenue, average unit price, cost of revenue, operating expenses, research and development expenses, gross profit margin, cash flow, results of operations and financial condition;

●	the ability to maintain the listing of our common stock and public warrants on The Nasdaq Capital Market;

●	our plan to broaden our commercial focus from ovarian cancer to differential diagnosis of women with a range of gynecological diseases, including additional pelvic disease conditions such as endometriosis and benign pelvic mass monitoring;

●	our planned business strategy and the anticipated effects thereof, including partnerships such as those based on our Aspira Synergy platform, specimen or research collaborations, licensing arrangements, commercial collaborations and distribution agreements;

●	plans to expand our current or future products to markets outside of the United States through distribution collaborations or out-licensing;

●	plans to develop new algorithms, molecular diagnostic tests, products and tools and otherwise expand our product offerings;

●	plans to develop, launch and establish payer coverage and secure contracts for current and new products, including ENDOinform (formerly EndoMDx) and OVAinform (formerly OvaMDx);

●	expectations regarding local and/or national coverage under Novitas, our Medicare Administrative Carrier;

●	anticipated efficacy of our products, product development activities and product innovations, including our ability to improve sensitivity and specificity over traditional diagnostics;

●	expected competition in the markets in which we operate;

●	plans with respect to Aspira Labs, Inc. (“Aspira Labs”), including plans to expand Aspira Labs’ testing capabilities, specifically molecular lab capabilities;

●	expectations regarding continuing future services provided by Quest Diagnostics Incorporated;

●	expectations regarding continuing future services provided by BioReference Health, LLC;

●	plans to develop informatics products as laboratory developed tests (“LDTs”) and potential Food and Drug Administration (“FDA”) oversight changes of LDTs;

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●	expectations regarding existing and future collaborations and partnerships for our products, including plans to enter into decentralized arrangements for our Aspira Synergy platform and to provide and expand access to our risk assessment tests;

●	plans regarding future publications and presentations;

●	expectations regarding potential collaborations with governments, legislative bodies and advocacy groups to enhance awareness and drive policies to provide broader access to our tests;

●	our ability to continue to comply with applicable governmental regulations, including regulations applicable to the operation of our clinical lab, expectations regarding pending regulatory submissions and plans to seek regulatory approvals for our tests within the United States and internationally, as applicable;

●	our continued ability to expand and protect our intellectual property portfolio;

●	anticipated liquidity and capital requirements;

●	anticipated future losses and our ability to continue as a going concern;

●	expectations regarding raising capital and the amount of financing anticipated to be required to fund our planned operations;

●	expectations regarding attrition and recruitment of top talent;

●	expectations regarding the results of our clinical research studies and our ability to recruit patients to participate in such studies;

●	our ability to use our net operating loss carryforwards and anticipated future tax liability under U.S. federal and state income tax legislation;

●	expected market adoption of our current and prospective diagnostic tests, including Ova1, Overa, Ova1Plus, OvaWatch, ENDOinform and OVAinform, as well as our Aspira Synergy platform;

●	expectations regarding our ability to launch new products we develop, license, co-market or acquire;

●	expectations regarding the size of the markets for our products;

●	expectations regarding reimbursement for our products, and our ability to obtain such reimbursement, from third-party payers such as private insurance companies and government insurance plans;

●	potential plans to pursue clearance designation with the FDA with respect to OvaWatch, ENDOinform and OVAinform;

●	expected potential target launch timing for future products;

●	expectations regarding compliance with federal and state laws and regulations relating to billing arrangements conducted in coordination with laboratories;

●	plans to advocate for legislation and professional society guidelines to broaden access to our products and services;

●	ability to protect and safeguard against cybersecurity risks and breaches; and

●	expectations regarding the results of our academic research agreements.

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These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “Aspira,” or “the Company” refer to Aspira Women’s Health Inc., a Delaware corporation, and its subsidiaries, unless the context otherwise requires.

Corporate Vision

Aspira Women’s Health Inc. is dedicated to pioneering the discovery, development, and commercialization of noninvasive diagnostic tests enabled by artificial intelligence (“AI”) and machine learning (“ML”) algorithms. Our goal is to transform the way gynecologic diseases, including ovarian cancer and endometriosis, are diagnosed, by providing advanced, AI-enabled tools that improve accuracy in the diagnosis of gynecologic diseases.

We plan to broaden our focus to the differential diagnosis of other gynecologic diseases that typically cannot be assessed through traditional non-invasive clinical procedures. We intend to continue to increase the market penetration of our existing and new technology through our direct sales force, channel partners, and our decentralized technology transfer service platform, Aspira Synergy. We also intend to continue to raise public awareness regarding the higher sensitivity and negative predictive value for ovarian malignancy of Ova 1 as compared to cancer antigen 125 (“CA-125”) and Risk of Ovarian Malignancy Algorithm on its own for women with adnexal masses planned for surgery, as well as the performance of our ML algorithms in detecting ovarian cancer risk in different racial and ethnic populations. We plan to continue to expand payor coverage for commercial and Federal payors, including Medicaid, as part of our corporate mission to make the best care available to all women. We will also continue to focus on advocacy for legislation and the adoption of our technology in professional society guidelines to provide broad access to our products and services. Our commercially available portfolio includes OvaWatch and the Ova1Plus workflow, offered to clinicians as OvaSuite. We believe that together, they provide the only comprehensive portfolio of blood tests to aid in the detection of ovarian cancer for the more than 1.2 million women in the United States diagnosed with an adnexal mass each year. OvaWatch is used to assess ovarian cancer risk for women with an adnexal mass where their initial clinical assessment indicates the mass is indeterminate or benign. With a negative predictive value of greater than 99.4%, OvaWatch can help physicians determine the appropriate care pathway. The Ova1Plus workflow is designed to assess the risk of ovarian malignancy in women planned for surgery and uses two FDA-cleared tests, Ova1 as the primary test and Overa as a reflex for Ova1 intermediate range results. Ova1Plus has a sensitivity of 96% with clinical assessment and specificity of 72%.

We continue to focus on three key initiatives: growth, innovation, and operational excellence.

Growth

As a revenue-generating diagnostics company focused exclusively on gynecologic disease, our commercial capabilities are one of our most important differentiators. We expect our extensive experience with gynecologists and healthcare providers, along with the historical adoption of our OvaSuite tests, to drive growth as we introduce new products.

During 2023, we conducted a comprehensive review of our commercial programs to identify people, processes, and technology enhancements and to refine our product messaging for greater impact and reach. As a result of the findings of that review, we implemented a revised commercial strategy in the second half of 2023. In the first quarter of 2024, we completed the successful implementation of the revised commercial strategy including eliminating unprofitable territories, enhancing our sales training program, establishing a remote sales team to support the field sales team, and expanding sales analytics capabilities, and expect to leverage these enhancements as we continue to focus on growth through the improved profitability, efficiency, and effectiveness of the sales and marketing teams.

The average number of field sales representatives during the nine months ended September 30, 2024, was 17 (13 as of January 27, 2025), compared with 20 representatives in the nine months ended September 30, 2023. The average OvaSuite volume per field sales representative increased from 917 tests per representative for the nine months ended September 30, 2023, to 1,109 tests per representative for the nine months ended September 30, 2024, nearly a 21% increase.

Since 2022, more than 7,300 providers have utilized OVA1 or OvaWatch. In addition, over 941 new providers ordered tests within the past year and more than 220,000 tests ordered as of December 31, 2024.

Innovation

We believe our ability to successfully develop novel AI-enabled assays is superior to others based on our knowledge and extensive experience in designing and successfully launching FDA-cleared and laboratory developed blood tests to aid in the diagnosis of ovarian cancer. Our history of successfully collaborating with world-class research and academic institutions allows us to leverage additional specimen collections to continue our product innovation. Moreover, we own and operate Aspira Labs, Inc., a research and commercial CLIA laboratory in Texas. We have an extensive biospecimen repository from ovarian malignancy risk patients with samples from nearly 500 ovarian malignancies from all stages, and representative controls, which permits the development of new algorithms that incorporate unique features, and supports extensive analytical testing of current and new diagnostic tests.

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Our product pipeline is focused on two areas: ovarian cancer and endometriosis.

For ovarian cancer, in the second quarter of 2024, we published a study in the journal of the Society of Gynecologic Oncology (“SGO”), supporting the repeated use of our OvaWatch test for the monitoring of an adnexal mass. This successful expansion of the OvaWatch mass monitoring feature resulted in an increase in the addressable market for our tests of 1.2 million to 1.5 million patients with an adnexal mass, as patients would be eligible for OvaWatch testing 2 to 3 times annually. The addressable market for Ova1Plus is approximately 200,000 to 400,000 patients based on patients identified for surgery. In addition, in the same quarter of 2024, we published a study in Frontiers in Medicine that demonstrated that the use of OvaWatch could have significantly reduced surgical intervention in up to 62% of women with benign adnexal masses in a retrospective study.

Further, our OVAinform development program continues to progress which increases our indication to include Familial and Germline risk for ovarian cancer which we believe will fulfill a major clinical need and result in an increase of our addressable market to approximately 2.8 million. OVAinform is a multi-marker test that combines serum proteins, clinical data (metadata), and miRNA for assessing the risk of ovarian cancer in women with an adnexal mass. The Company has exclusive rights to miRNA identified by Dana Farber.

In endometriosis, we are developing and intend to introduce a new non-invasive test to aid in the diagnosis of this debilitating disease that impacts millions of women worldwide. We completed the design of a protein-based non-invasive blood test to aid the detection of endometrioma, one of the most common forms of endometriosis. The algorithm was confirmed with three independent cohorts and is an important input for our ENDOinform program focused on developing a multi-marker test that combines serum proteins, clinical data (metadata) and miRNA for the identification of endometriosis. We also have an exclusive license for miRNA markers in ovarian cancer and an option for an exclusive license for miRNA markers in endometriosis developed with Dana Farber Cancer Institute and Brigham and Women’s Hospital.

Our endometriosis portfolio addresses an even larger addressable market. According to the U.S. Department of Health and Human Services, endometriosis affects more than 6.5 million women in the United States. We believe the proliferation of commercially available and in-development therapeutics for the treatment of endometriosis will create a significant demand for a non-invasive diagnostic.

Operational Excellence

During the nine months ended September 30, 2024, we decreased our operating expenses by $1.9 million, when compared with the nine months ended September 30, 2023. We have continued our history of opportunistically raising capital. Specifically, we raised gross proceeds of $5.6 million in January 2024 in a follow-on offering and approximately $1.9 million in a private placement and approximately $2.1 million in a warrant inducement transaction in July 2024. In the fourth quarter of 2024, we began selling shares of our common stock pursuant to that certain At The Market Offering Agreement dated August 2, 2024 with H.C. Wainwright & Co., LLC, resulting in net proceeds of approximately $983,000, after deducting the estimated sales agent fees and offering expenses payable by us through January 27, 2025.

Our Business and Products

We currently commercialize the following blood test products and related services:

(1) the Ova1Plus workflow, which uses Ova1 as the primary test and Overa as a reflex for Ova1 intermediate range results. Ova1Plus has a sensitivity of 96% with clinical assessment and specificity of 72%. Ova1 is a qualitative serum test intended as an aid to further assess the likelihood of malignancy in women with an ovarian adnexal mass for which surgery is planned when the physician’s independent clinical and radiological evaluation does not indicate malignancy. Overa is a second-generation biomarker test intended to maintain Ova1’s high sensitivity while improving specificity. The Ova1Plus workflow leverages the strengths of Ova1’s MIA sensitivity and Overa’s (MIA2G) specificity to increase performance; and

(2) OvaWatch, which is intended to assist in the initial and periodic clinical assessment of malignancy risk in all women thought to have an indeterminate or benign adnexal mass.

Our products are distributed through our own national sales force, including field and inside sales, through our proprietary decentralized testing platform and cloud service, marketed as Aspira Synergy, and through marketing and distribution agreements with labs, including BioReference Health, LLC (“BioReference”) and ARUP Laboratories. In November of 2024, we expanded our distribution agreement with BioReference to include OvaWatch. This timing aligns with our approval from New York State and increases our ability to market OvaWatch in New York. This important addition will allow providers who currently order Ova1 through BioReference to also order Aspira’s products for any woman with a mass within their existing BioReference workflows.

Our Ova1 test received FDA de novo classification in September 2009. Ova1 comprises instruments, assays, reagents, and the OvaCalc software, which includes a proprietary algorithm that produces a risk score. Our Overa test, which includes an updated version of OvaCalc, received FDA 510(k) clearance in March 2016. Ova1, Overa and OvaWatch each use the Roche Cobas 4000, 6000 and 8000 platforms for analysis of proteins.

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In 2021, we began entering into decentralized arrangements with large healthcare networks and physician practices for our Aspira Synergy platform, our decentralized testing platform and cloud service for decentralized global access of protein biomarker testing. Ova1, Overa, and the Ova1Plus workflow continue to be available through the Aspira Synergy platform. As of December 31, 2024, we had two active Aspira Synergy contracts, Women’s Care Florida and Hi-Precision Laboratories.

OvaWatch, which we believe is the only commercially available test of its kind, has been developed and is validated for use in Aspira’s CLIA-certified lab as a non-invasive blood-based risk assessment test for use in conjunction with clinical assessment and imaging to determine ovarian cancer risk for patients with an adnexal mass whose adnexal mass has been determined by an initial clinical assessment as indeterminate or benign.

We collected clinical data to support the utility of OvaWatch to aid in surgical referral and as a longitudinal monitoring test, resulting in two manuscripts that were peer reviewed and published in Frontiers and SGO Journals in May 2024. In addition, an abstract highlighting data evaluating the use of OvaWatch to assess ovarian cancer risk in pre- and post-menopausal women was accepted for a poster presentation at the Annual Meeting of The Menopause Society in September 2024.

Outside of the United States, we sponsored studies in the Philippines aimed at validating Overa and Ova1 in specific populations. In February 2024, we signed an exclusive license agreement with Hi-Precision Laboratories, our second Synergy contract, to offer OvaSuite tests in the Philippines. In November 2024, Hi-Precision Laboratories communicated the completion of all laboratory and regulatory processes required for it to offer Ova1Plus commercially to patients in the Philippines under the terms of our licensing agreement. Accordingly, it began marketing the test to physicians through its existing sales and marketing channels at that time. We continue to assist Hi-Precision in the design and execution of its commercialization and physician adoption strategy. Building on the successful launch of Ova1Plus in the Philippines, we have created a process roadmap for future global expansion efforts utilizing the Aspira Synergy platform.

We own and operate Aspira Labs, based in Austin, Texas, a Clinical Chemistry and Endocrinology Laboratory accredited by the College of American Pathologists, which specializes in applying biomarker-based technologies to address critical needs in the management of gynecologic cancers and disease. Aspira Labs provides expert diagnostic services using a state-of-the-art biomarker-based risk assessment to aid in clinical decision making and to advance personalized treatment plans. The lab currently performs our Ova1Plus workflow and OvaWatch testing, and we plan to expand the testing to other gynecologic conditions with high unmet need. Aspira’s Labs holds a CLIA Certificate of Accreditation and a state laboratory license in all states from which we accept specimens that require a state-level laboratory license or permit, including California, Maryland, New York, Pennsylvania and Rhode Island. The Centers for Medicare & Medicaid Services issued a supplier number to Aspira Labs in 2015. Aspira Labs also holds a current ISO 13485 certification which is the most accepted standard worldwide for medical devices.

In the United States, revenue for diagnostic tests comes from several sources, including third-party payers such as insurance companies, government healthcare programs, such as Medicare and Medicaid, client bill accounts and patients. Novitas Solutions, a Medicare Administrative Carrier, covers and reimburses for Ova1 tests performed in certain states, including Texas. Due to our billed Ova1 tests being performed exclusively at Aspira Labs in Texas, the Local Coverage Determination (“LCD”) from Novitas Solutions essentially provides national coverage for patients enrolled in Medicare as well as Medicare Advantage health plans. We have applied for an LCD for OvaWatch, which is currently under review. As of the date of this prospectus, OvaWatch and Ova1Plus are listed on the CMS Clinical Lab Fee Schedule for $897. In addition, our tests are listed in the Medicaid fee schedule for ten states.

In November 2016, the American College of Obstetricians and Gynecologists (“ACOG”) issued Practice Bulletin Number 174 which included Ova1, defined as the “Multivariate Index Assay,” outlining ACOG’s clinical management guidelines for adnexal mass management. Practice Bulletin Number 174 recommends that obstetricians and gynecologists evaluating women with adnexal masses who do not meet Level A criteria of a low-risk transvaginal ultrasound should proceed with Level B clinical guidelines. Level B guidelines state that the physician may use risk-assessment tools such as existing CA-125 technology or Ova1 (“Multivariate Index Assay”) as listed in the bulletin. Based on this, Ova1 achieved parity with CA-125 as a Level B clinical recommendation for the management of adnexal masses.

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Practice Bulletins summarize current information on techniques and clinical management issues for the practice of obstetrics and gynecology. Practice Bulletins are evidence-based documents, and recommendations are based on the evidence. This is also the only clinical management tool used for adnexal masses. Although there are Practice Bulletins, guidelines do not exist for adnexal masses. ACOG guidelines do exist, however, for ovarian cancer management.

Product Pipeline

We aim to introduce new gynecologic diagnostic products and to expand our product offerings to additional women’s gynecologic health diseases by adding additional gynecologic bio-analytic solutions involving biomarkers, clinical risk factors and patient data to aid diagnosis and risk stratification. Future product expansions will be accelerated by the development of lab developed testing in a CLIA environment, relationships with strategic research and development partners, and access to specimens in our biobank.

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OvaWatch is the only commercially available blood test to assess the risk of ovarian cancer in women diagnosed with an adnexal mass considered indeterminate or benign by initial clinical assessment. In January 2023, we published a manuscript entitled “Validation of deep neural network-based algorithm supporting the clinical management of adnexal mass,” in Frontiers in Medicine, a peer-reviewed journal to support the clinical adoption of OvaWatch as a single-use test. We have collected additional clinical data to support the use of OvaWatch as a longitudinal monitoring test and have submitted two manuscripts for peer review publication. Abstracts related to both manuscripts were published in the 2023 Journal of Clinical Oncology’s Supplement to the American Society of Clinical Oncology’s 2023 Annual Conference. Additionally, a manuscript, entitled “Ovarian Cancer Surgical Consideration is Markedly Improved by the Neural Network Powered-MIA3G Multivariate Index Assay” was published in the peer-reviewed journal Frontiers of Medicine on May 2, 2024 and a manuscript, entitled “Neural Network-derived Multivariate Index Assay Demonstrates Effective Clinical Performance in Longitudinal Monitoring of Ovarian Cancer Risk” was published in the journal Gynecologic Oncology on May 3, 2024. See “Business - Studies and Publications” for additional information.

●	OVAinform (formerly OvaMDX) is a multi-marker test that combines serum proteins, clinical data (metadata), and miRNA for assessing the risk of ovarian cancer in women with an adnexal mass. The test is being developed in collaboration with Harvard’s Dana-Farber Cancer Institute (providing clinical and trial design expertise), Brigham & Women’s Hospital (providing miRNA technical expertise), and Medical University of Lodz (providing miRNA biomarker and bioinformatics analytic support).

The miRNAs used in the OVAinform test were the subject of a 2017 paper, “Diagnostic potential for a serum miRNA neural network for detection of ovarian cancer” published in the peer-reviewed journal Cancer Biology. In October 2023, a poster entitled “Improving the diagnostic accuracy of an ovarian cancer triage test using a joint miRNA-protein model,” was presented at the AACR Special Conference in Cancer Research: Ovarian Cancer by senior author, Dr. Kevin Elias M.D., Director, Gynecologic Oncology Laboratory at Brigham and Women’s Hospital and Assistant Professor of Obstetrics, Gynecology and Reproductive Biology at Harvard Medical School. The poster highlighted data from a study that combined serum protein and patient clinical information (metadata) from Aspira’s ovarian cancer registry studies with miRNA determined by the Elias laboratory. The data showed that using miRNA in combination with serum proteins, provided superior performance over existing ovarian cancer risk assessment blood tests.

We have tested our entire set of selected miRNA biomarkers and, based on their performance, we are refining the features on our droplet digital PCR commercial platform. As a next step, we intend to increase our patient sample testing to refine the algorithm.

●	ENDOinform (formerly EndoMDx) is a multi-marker test program that combines serum proteins, clinical data (metadata), and miRNA for the identification of endometriosis. The test is being developed in collaboration with a consortium of academic and clinical partners led by Dana Farber Cancer Institute. We are currently in the process of analyzing the first 100 patient samples to verify protein and miRNA biomarkers for their analytical properties on our droplet digital PCR commercial platform. This is a critical step in evaluating the strength of algorithms that incorporate miRNAs.

Studies and Publications

On May 7, 2024, we announced the publication of two peer-reviewed manuscripts. The first manuscript, entitled “Ovarian Cancer Surgical Consideration is Markedly Improved by the Neural Network Powered-MIA3G Multivariate Index Assay” was published in the peer-reviewed journal Frontiers of Medicine on May 2, 2024. The findings of this study demonstrate that use of OvaWatch to stratify risk in patients with an adnexal mass might help to reduce surgical backlogs and unnecessary surgical referrals. The second manuscript, entitled “Neural Network-derived Multivariate Index Assay Demonstrates Effective Clinical Performance in Longitudinal Monitoring of Ovarian Cancer Risk” was published in the journal Gynecologic Oncology on May 3, 2024. The findings of this study demonstrate that OvaWatch could be an effective tool for the monitoring of ovarian cancer risk over time in women with indeterminate or low risk adnexal masses. Based on common practice for adnexal mass management and consistent with the study, OvaWatch can be drawn by the provider every three to six months for active surveillance of an adnexal mass.

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A publication entitled Serum miRNA improves the accuracy of a multivariate index assay for triage of an adnexal mass was published in August 2024 in the journal Gynecologic Oncology from the laboratory of our collaborator Dr. Kevin Elias at the Brigham and Women’s Hospital. The paper describes the novel combination of microRNAs (miRNAs) and serum proteins to achieve increased performance in the assessment of malignancy risk in patients with an adnexal mass. The miRNAs, discovered by Dr Elias’ team, in combination with serum proteins from Aspira’s proprietary multivariate index assays Ova1 and Overa showed increased sensitivity for detection of malignancy and broader detection of diverse ovarian cancer subtypes. This publication establishes the feasibility of improved tests using multi-omic information.

An abstract entitled “Application of a Deep Neural Network-Based Algorithm to Provide Additional Information in the Assessment of Adnexal Masses Classified as Indeterminate by Imaging” was presented as a poster at the Annual Meeting of The Menopause Society in September 2024. This presentation highlighted data evaluating the use of OvaWatch to assess ovarian cancer risk in pre- and post-menopausal women. The data demonstrated that in women with an adnexal mass and an indeterminate ultrasound imaging result, the OvaWatch result indicated low malignant potential of the mass in more than 70% of patients. The use of OvaWatch could provide additional information to reduce surgical referrals.

An EndoCheck-related abstract entitled “Association of the Endometriosis Health Profile-5 (EHP-5) with Non-Invasive Biomarkers in Patients with Suspected Endometriosis” was presented as a poster at the 27th Annual National Association of Nurse Practitioner’s in Women’s Health Women’s Healthcare Conference in September 2024. This poster examined the association of biomarkers for ovarian endometriosis (endometrioma) with quality-of-life survey responses before and after surgical intervention. There was no association between endometrioma biomarkers and self-reported patient quality of life either prior to or after surgery, and this was consistent with other research.

An EndoCheck-related virtual poster entitled “A Proprietary Protein-Based Algorithm May Increase Sensitivity of Endometrioma Detection When Combined with Imaging” was presented at the annual meeting of the American Association of Gynecologic Laparoscopists in November 2024. This poster summarized a preliminary study on the performance of imaging combined with a protein biomarker-based algorithm. The combination of these diagnostic tools resulted in increased sensitivity of detection of endometrioma and could be effective in risk assessment and surgical planning for this condition.

On October 15, 2024, the Company announced that it had received approval from the New York State Department of Health’s Clinical Laboratory Evaluation Program for OvaWatch. This approval is required for all lab developed tests to ensure compliance with New York State’s clinical laboratory regulatory standards. The comprehensive review process includes an assessment of procedures for maintaining quality, traceability, and risk management.

On October 23, 2024, the-then First Lady Dr. Jill Biden announced that we had been selected as an awardee of a government award as part of an initiative to address critical unmet challenges in women’s health, champion transformative innovations, and tackle health conditions that uniquely or disproportionately affect women. Under this initiative, we will receive up to $10.0 million of milestone payments over a two year period based upon the achievement of various milestones to develop our multi-marker blood test to aid in the detection of endometriosis. Milestones include an initial product launch which occurred in December 2024 as well as research and development, discovery and design, validation and launch milestones which we anticipate we will achieve between the first quarter of 2025 and the fourth quarter of 2026. Our test will rely on a powerful, AI-enabled algorithm that combines protein and microRNA biomarkers and patient data, and leverage technology that we pioneered for our ovarian cancer risk assessment blood tests.

The award also provides for access to a team of world-class subject matter experts and advisors to support the successful completion and commercial launch of the test before the end of the two-year contract term. We will work with a Program Manager in the design, development, and commercial launch of this first-of-its kind endometriosis diagnostic test.

We met the first milestone for payment in December 2024 and received a payment of $2 million. The award also provides for access to a team of world-class subject matter experts and advisors to support the successful completion and commercial launch of the test before the end of the two-year contract term.

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Market Access and Reimbursement

We continue to gain momentum in our activities to increase coverage and reimbursement of OvaSuite products by contracting with payers and gaining OvaWatch reimbursement. The volume of Northeast Anthem claims, contracted in August 2024, is increasing and expected to improve the reimbursement per test in upcoming quarters. We further expect additional Anthem regions to complete contracting in the Anthem Central and Virginia geographic regions in the first quarter of 2025, adding an additional 16 million lives.

In the third quarter of 2024, we completed a comprehensive analysis of select national, regional and Integrated Delivery Network payers with the assistance of an experienced third-party consultant. The project provided additional insights regarding evidence requirements for broad support and reimbursement of OvaWatch. The findings of the analysis are being incorporated into a clinical utility study which is currently under development, the timing of which will depend on working capital available for its completion. While this project was focused on OvaWatch, we believe the output will help us advocate for expanded coverage for Ova1 and inform future market access strategies for future product launches.

Additionally, we met with numerous Medical Directors from Laboratory Benefit Management organizations and regional payers and have a further understanding of their requirements for OvaSuite medical necessity.

We also initiated an audit of our commercial payer contracts to ensure appropriate reimbursement. With this we have engaged in discussions that could improve the average unit price for OvaSuite tests. Additionally, we continue to monitor the state biomarker laws, which are increasingly mandating insurance coverage for biomarker testing in oncology. This trend is driven by the growing recognition of the importance of precision medicine and the need to ensure that patients have access to the most appropriate treatments. While these laws are a significant step forward, challenges remain, including inconsistencies across states, difficulties in defining “medically necessary,” and the requirement to demonstrate clinical utility utilizing real world evidence as a benchmark.

Nasdaq Listing

On July 1, 2024, we received written notice (the “Notice”) from the Listing Qualifications Staff (the “Staff”) of the Nasdaq Stock Market, LLC (“Nasdaq”) notifying us that for the 30 consecutive business days preceding the date of the Notice, our Market Value of Listed Securities was below the minimum of $35 million required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), Nasdaq provided us with 180 calendar days, or until December 30, 2024 (the “Compliance Date”), to regain compliance with the MVLS Requirement. On December 31, 2024, we received written notice from the Staff of Nasdaq notifying us that we failed to regain compliance with the MVLS Requirement by the Compliance Date. As of the date of this prospectus, we have requested an appeal of Nasdaq’s determination to delist our common stock and paid Nasdaq a hearing fee of $20,000. Our hearing is currently scheduled for February 18, 2025. Our request for an appeal has stayed the delisting of our common stock pending Nasdaq’s decision; however, no assurance can be provided that we will be successful in our appeal and that our common stock will continue to be listed on The Nasdaq Capital Market.

Furthermore, on October 17, 2024, we received written notice from Nasdaq that we were not in compliance with Nasdaq Listing Rule 5550(a)(2), as the minimum bid price of our common stock had been below $1.00 per share for 30 consecutive business days. In accordance with Nasdaq Listing Rule 5810, and assuming our common stock is not delisted for our failure to satisfy the MVLS Requirement by the MVLS Compliance Date, we will have a period of 180 calendar days, or until April 15, 2025, to regain compliance with the minimum bid price requirement. To regain compliance with the Nasdaq bid price requirement, the closing bid price of our common stock must meet or exceed $1.00 per share for at least ten consecutive business days during this 180- calendar day period. In the event we do not regain compliance by April 15, 2025, we may be eligible for an additional 180 calendar day grace period.

Corporate Information

We were incorporated in 1993. Our principal executive offices are located at 12117 Bee Caves Road, Building III, Suite 100, Austin, Texas 78738, and our telephone number is (512) 519-0400. We maintain a website at www.aspirawh.com where general information about us is available. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

Risk Factor Summary

Our business is subject to significant risks and uncertainties that make an investment in us speculative and risky. Below we summarize what we believe are the principal risk factors but these risks are not the only ones we face, and you should carefully review and consider the full discussion of our risk factors in the section titled “Risk Factors,” together with the other information included in this prospectus. If any of the following risks actually occurs (or if any of those listed elsewhere in this prospectus occur), our business, reputation, financial condition, results of operations, revenue, and future prospects could be seriously harmed. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business.

Risks Related to Our Financial Position and Need for Additional Capital

●	There is substantial doubt about our ability to continue as a going concern, and this may adversely affect our stock price and our ability to raise capital.

●	We will need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we may be unable to execute our business plan.

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Risks Related to our Business and Industry

●	If we are unable to increase the volume of OvaSuite sales, our business, results of operations and financial condition will be adversely affected.

●	Failures by third-party payers to reimburse for our products and services or changes in reimbursement rates could materially and adversely affect our business, financial condition and results of operations. In addition, changes in medical society guidelines may also adversely affect payers and result in a material change in coverage, adversely affecting our business, financial condition and results of operations. Moreover, failure to expand commercial, Medicare or Medicaid coverage for our products could materially and adversely affect our business, financial condition and results of operations.

●	We may not succeed in improving existing or developing additional diagnostic products, and, even if we do succeed in developing additional diagnostic products, the diagnostic products may never achieve significant commercial market acceptance.

●	We are currently offering and developing multiple tests as LDTs and intend to develop and perform LDTs at Aspira Labs in the future. FDA’s newly-issued rule for LDTs, which will be phased in over a period of four years, will significantly change the regulatory landscape for LDTs. Unless the rule is overturned by a court or Congress, our currently marketed LDTs and those we develop in the future will be subject to new requirements including, for some tests, premarket authorization. The new rule will lead to additional compliance costs and may delay or prevent market entry for new or modified tests and there is a risk that their commercialization, and our results of operations and financial condition, will be negatively affected.

●	If we or our suppliers fail to comply with FDA requirements for production, marketing and post-market monitoring of our products, we may not be able to market our products and services and may be subject to stringent penalties, product restrictions or recall. Furthermore, if our suppliers fail to produce acceptable or sufficient stock, fail to supply stock due to supply shortages, make changes to the design or labeling of their biomarker kits or discontinue production of existing biomarker kits or instrument platforms, we may be unable to meet market demand for OvaSuite products.

●	The operation of Aspira Labs requires us to comply with numerous laws and regulations, which is expensive and time-consuming and could adversely affect our business, financial condition and results of operations, and any failure to comply could result in exposure to substantial penalties and other harm to our business.

●	Our milestone-based funding from ARPA-H could be delayed or eliminated based on actions from the Trump Administration.

Risks Related to Intellectual Property and Product Liability

●	If we fail to maintain our rights to utilize intellectual property directed to diagnostic biomarkers, we may not be able to offer diagnostic tests using those biomarkers.

●	If a third party infringes on our proprietary rights, we may lose any competitive advantage we have as a result of diversion of our time, enforcement costs and the loss of the exclusivity of our proprietary rights.

Risks Related to this Offering and Our Securities

●	If we fail to comply with the continued listing requirements of The Nasdaq Capital Market, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted. As of the date of this prospectus, we are not in compliance with Nasdaq’s Market Value of Listed Securities and bid price requirements, and on December 31, 2024, Nasdaq notified us that our securities are subject to delisting. While we have requested an appeal of Nasdaq’s delisting determination, no assurance can be provided that we will be successful in appealing such determination and maintaining the listing of our common stock on The Nasdaq Capital Market.

●	You may experience immediate and substantial dilution in the net tangible book value per share of common stock you purchase in the offering. Furthermore, if we raise additional capital in the future, your ownership in us could be diluted.

●	Because we do not currently intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

●	The Warrants and Pre-Funded Warrants are speculative in nature. The market value of the Warrants and Pre-funded Warrants will be uncertain and there can be no assurance that the market value of the Warrants and Pre-funded Warrants will equal or exceed their public offering price.

●	There is no established public trading market for the Pre-funded Warrants being offered in this offering, and we do not expect a market to develop for the Pre-funded Warrants.

●	The price per Unit and Pre-funded Unit offered under this prospectus may not accurately reflect the value of your investment. The offering price for the Units and Pre-funded Units offered under this prospectus has been determined by negotiation among us and the underwriter.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We have elected to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in this prospectus and have reduced disclosure obligations regarding executive compensation.

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The Offering

Units being offered	Up to 50,000,000 Units with each Unit consisting of (i) one share of common stock and (ii) one Warrant to purchase one share of common stock at an assumed public offering price of $0.40 per Unit, the last reported sale price of our common stock as reported on The Nasdaq Capital Market on January 27, 2025.

Pre-funded Units being offered

We are also offering up to 50,000,000 Pre-funded Units with each Pre-funded Unit consisting of (i) one Pre-funded Warrant to purchase one share of common stock and (ii) one Warrant to purchase one share of common stock at an assumed public offering price equal to the price per Unit being sold to the public in this offering minus $0.001 to those purchasers whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering.

The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full at an exercise price of $0.001 per share.

This prospectus also relates to the offering of common stock issuable upon exercise of the Pre-funded Warrants sold in this offering.

For each Pre-funded Unit we sell, the number of Units that we are offering will be decreased on a one-for-one basis.

For additional information regarding the terms of the Pre-funded Warrants, see “Description of Capital Stock and Securities We Are Offering.”

Warrants being offered

Each Warrant will entitle the holder to purchase one share of common stock at an exercise price of $      and expire          years from date of issuance. This prospectus also relates to the offering of common stock issuable upon exercise of the Warrants sold as part of the Units in this offering.

For additional information regarding the terms of the Warrants, see “Description of Capital Stock and Securities We Are Offering.”

Underwriters’ over-allotment option	We have granted the underwriters a 45 day option from the date of this prospectus, exercisable one or more times in whole or in part, to purchase up to an additional 7,500,000 shares of common stock and/or up to an additional 7,500,000 Pre-funded warrants and/or up to an additional 7,500,000 Warrants or any combination thereof (15% of the total number of shares of common stock, Pre-funded Warrants and Warrants to be offered by us in the offering) solely to cover over-allotments, if any.

Number of shares of common stock to be outstanding after this offering (1)	67,675,022 shares (or 75,175,022 shares if the underwriters exercise the option to purchase additional Units in full) assuming no sale of Pre-funded Units and no exercise of Warrants.

Use of proceeds	We expect to receive net proceeds, after deducting underwriting discounts and commissions and estimated expenses payable by us, of approximately $17.9 million (or approximately $20.7 million if the underwriters exercise their option to purchase additional Units and/or Pre-funded Units in full), assuming a public offering price of $0.40 per Unit, the last reported sale price of our common stock on The Nasdaq Capital Market on January 27, 2025, assuming no sale of any Pre-funded Units. We intend to use the net proceeds from this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses, technologies or products, however, we have no current commitments or obligations to do so. See “Use of Proceeds,” for a more complete description of the intended use of proceeds from this offering.

Lock Up Agreements

We, our executive officers, directors and certain of our stockholders have agreed not to sell, transfer or dispose of any shares or similar securities for a period of three months from the date of this prospectus. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

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Risk factors	Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus, and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

Nasdaq Capital Market Listing	Our common stock is listed on The Nasdaq Capital Market under the symbol “AWH”. We have applied to list the Warrants on The Nasdaq Capital Market under the symbol “AWHWW”, which listing is a condition to this offering. No assurance can be given that our application will be approved. There is no established trading market for the Pre-funded Warrants, and we do not expect a trading market to develop. We do not intend to list the Pre-funded Warrants on any securities exchange or nationally recognized trading system.

(1) The number of shares of our common stock to be outstanding after this offering is based on 17,675,022 shares of our common stock outstanding as of January 27, 2025, and excludes:

●	4,475,068 shares of common stock issuable upon exercise of warrants with a weighted average exercise price of $2.90;
●	862,196 shares of common stock issuable upon exercise of options with a weighted average exercise price of $6.00;
●	69,374 shares of common stock issuable upon vesting of outstanding restricted stock units;
●	544,666 shares of common stock reserved for future issuance under our existing stock incentive plan;
●	50,000,000 shares of common stock issuable upon exercise of the Warrants offered hereby at an exercise price of $ per share of common stock; and
●	2,500,000 shares of common stock (or 2,875,000 shares if the underwriters exercise their over-allotment option in full) issuable upon exercise of warrants to be issued to the representative of the underwriters as part of this offering at an exercise price of $0.50 (assuming a public offering price of $0.40 per Unit, the last reported sale price of our common stock as reported on The Nasdaq Capital Market on January 27, 2025.

Unless otherwise indicated, all information in this prospectus assumes:

●	no exercise of the warrants or options described above; and

●	no exercise by the underwriters of their option to purchase an additional 7,500,000 Units and/or Pre-funded Units to cover over-allotments, if any.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risk factors described below together with all of the other information contained in this prospectus. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or this prospectus or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to Our Financial Position and Need for Additional Capital

There is substantial doubt about our ability to continue as a going concern, and this may adversely affect our stock price and our ability to raise capital.

We have incurred significant losses and negative cash flows from operations since inception and have an accumulated deficit of $530.0 million and $518.3 million as of September 30, 2024 and December 31, 2023, respectively. We expect to continue to incur a net loss and negative cash flows from operations in 2025 and have limited cash balances. Given these conditions, there is substantial doubt about our ability to continue as a going concern. The substantial doubt about our ability to continue as a going concern may adversely affect our stock price and our ability to raise capital. Our independent registered public accounting firm has also included in its report for the year ended December 31, 2023 an explanatory paragraph regarding this uncertainty.

We believe that successful achievement of our business objectives will require additional financing. We expect to raise capital through a variety of sources that may include public or private equity offerings, debt financing, collaborations, licensing arrangements, grants and government funding and strategic alliances. However, additional financing may not be available when needed or on terms acceptable to us. If we are unable to obtain additional capital, we may not be able to continue sales and marketing, research and development, distribution or other operations on the scope or scale of current activity and that could have a material adverse effect on our business, results of operations and financial condition. The financial statements included elsewhere in this prospectus do not include any adjustments that may be necessary should we be unable to continue as a going concern.

We may need to sell additional shares of our common stock or other securities in the future to meet our capital requirements, which could cause significant dilution.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of the issuance of common stock in public or private equity offerings, debt financings, exercise of common stock warrants, collaborations, licensing arrangements, grants and government funding and strategic alliances. Our management believes the successful achievement of our business objectives will require additional financing through one or more of these avenues. To the extent that we raise additional capital through the sale of equity or convertible debt, such financing may be dilutive to stockholders. Debt financing, if available, may involve restrictive covenants and potential dilution to stockholders. Furthermore, a perception that future sales of our common stock in the public market are likely to occur could affect prevailing trading prices of our common stock.

As of December 31, 2024, we had 17,407,120 shares of our common stock outstanding and 530,613 shares of our common stock reserved for future issuance to employees, directors and consultants pursuant to our employee stock plans, which excludes 876,249 shares of our common stock that were subject to outstanding options and 149,061 restricted stock units. In addition, as of December 31, 2024, warrants to purchase 4,475,068 shares of our common stock were outstanding. These warrants are exercisable at the election of the holders thereof, in accordance with the terms of the related warrant, at an average exercise price of $2.90 per share.

The exercise of all or a portion of our outstanding options and warrants will dilute the ownership interests of our stockholders.

We will need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we may be unable to execute our business plan.

We will seek to raise additional capital through the issuance of equity or debt securities in the public or private markets, or through a collaborative arrangement or sale of assets. Additional financing opportunities may not be available to us, or if available, may not be on favorable terms. The availability of financing opportunities will depend, in part, on market conditions, and the outlook for our business. Any future issuance of equity securities or securities convertible into equity could result in substantial dilution to our stockholders, and the securities issued in such a financing may have rights, preferences or privileges senior to those of our common stock. If we are unable to obtain additional capital, we may not be able to continue our sales and marketing, research and development, distribution or other operations on the scope or scale of our current activity.

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Risks Related to our Business and Industry

If we are unable to increase the volume of OvaSuite sales, our business, results of operations and financial condition will be adversely affected.

We have experienced significant operating losses each year since our inception, and we expect to continue to incur a net loss. Our losses have resulted principally from costs incurred in cost of revenue, sales and marketing, general and administrative costs and research and development. The number of tests performed in 2024 and 2023 was approximately 24,300 and 23,990, respectively. If we are unable to substantially increase the volume of OvaSuite sales, our business, results of operations and financial condition will be adversely affected.

Failures by third-party payers to reimburse for our products and services or changes in reimbursement rates could materially and adversely affect our business, financial condition and results of operations. In addition, changes in medical society guidelines may also adversely affect payers and result in a material change in coverage, adversely affecting our business, financial condition and results of operations.

The great majority of laboratory tests in the United States are paid for by third party payers. Accordingly, our current revenues are from, and our future revenues will be dependent upon, third-party reimbursement payments to Aspira Labs. Insurance coverage and reimbursement rates for diagnostic tests are uncertain, subject to change and particularly volatile during the early stages of commercialization. There remain questions as to what extent third-party payers, like Medicare, Medicaid and private insurance companies will provide coverage for our products and for which indications. Some payers have determined not to cover our tests. While Novitas Solutions, the Medicare Administrative Contractor responsible for paying Medicare claims for all Aspira laboratory tests, has determined to cover Ova1 and OvaWatch, there is no assurance that they will continue to do so. Moreover, while The Centers for Medicare & Medicaid Services (“CMS”) has issued Protecting Access to Medicare Act of 2014 (“PAMA”) reimbursement rates for Ova1 effective January 1, 2018, there is no guarantee that the payment rates will not be reduced. Although the PAMA legislation allows for no more than a 15% fee reduction between 2023 and 2024, uncertainty regarding reimbursement rates could create payment uncertainty from other payers as well. The reimbursement rates for Ova1 and OvaWatch are reviewed by third-party payers. We have experienced volatility in the coverage and reimbursement of our products due to contract negotiation with third-party payers and implementation requirements, and the reimbursement amounts we have received from third-party payers varies from payer to payer, and, in some cases, the variance could be material.

Third-party payers, including private insurance companies as well as government payers such as Medicare and Medicaid, have increased their efforts to control the cost, utilization and delivery of healthcare services including increased use of Laboratory Benefits Management firms who create policy and implement utilization management strategies for their payer clients to ensure tests are medically necessary. In addition, more payers are implementing pre-authorization requirements for our testing. These measures have resulted in reduced payment rates and decreased utilization of our tests. Further, the trend among many payers is to limit the size of their lab networks, which is making it more difficult to secure preferred provider contracts for some services. From time to time, Congress has considered and implemented changes to the Medicare fee schedules in conjunction with budgetary legislation, and pricing for tests covered by Medicare is subject to change at any time, although PAMA has established specific dates by which they will make any changes. Even if favorable coverage and reimbursement status is attained for one or more products by governmental and commercial third-party payers, less favorable coverage policies and reimbursement rates may be implemented in the future, especially as coverage may dependent on our ability to obtain FDA premarket clearance and/or approval for our products, according to the regulatory rollout established in FDA’s new rule on LDTs. Reductions in third-party payer reimbursement rates may occur in the future. Reductions in the price at which our products are reimbursed could have a material adverse effect on our business, results of operations and financial condition. If we are unable to establish and maintain broad coverage and adequate reimbursement for our products or if third-party payers change their coverage or reimbursement policies with respect to our products, our business, financial condition and results of operations could be materially adversely affected.

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Failure to continue coverage of Ova1 through Novitas, our Medicare Administrative Contractor for Ova1, could materially and adversely affect our business, financial condition and results of operation.

Since 2013, Ova1 has been listed as a covered service in the Biomarkers for Oncology Local Coverage Determination (the “Biomarkers for Oncology LCD”) issued by Novitas, the Medicare Administrative Contractor responsible for payment of Medicare claims for all Aspira Labs tests. In June 2023, in conjunction with the publication of a final “Genetic Testing for Oncology” LCD (the “Genetic Testing LCD”), Novitas announced that it intended to retire the Biomarkers for Oncology LCD effective July 17, 2023, and that at that time, non-genetic tests currently identified as covered in that LCDs (like Ova1) would be considered for payment based on Medicare medically reasonable and necessary threshold for coverage.

On July 6, 2023, Novitas issued a statement announcing that the Genetic Testing LCD would not go into effect on July 17, 2023 as planned, and that a new proposed LCD would be published for public comment. Novitas issued a replacement proposed LCD for public comment on July 27, 2023. The Biomarkers for Oncology LCD remains in effect.

All OvaSuite tests (Ova1, Overa, Ova1Plus and OvaWatch) are protein-based multivariate index assays and were not impacted by the now-withdrawn Genetic Testing LCD. While we do not believe Novitas intends to eliminate Ova1 coverage, it is impossible to assess the likelihood or potential impact, if any, of future actions to be taken by Novitas with respect to the release of a replacement Genetic~~s~~ Testing LCD, or a change to the content or status of the Biomarkers for Oncology LCD, on the coverage and related revenue of Ova1, and such impact may be material to our business, results of operations and financial condition. We are monitoring developments closely and believe additional due process would be required if the activities contemplated by Novitas change the coverage determination for Ova1.

Failure to expand commercial, Medicare or Medicaid coverage for our products could materially and adversely affect our business, financial condition and results of operations.

We have implemented strategies to expand payer coverage for our ovarian cancer risk assessments, including securing coverage for OvaWatch that is consistent with existing coverage for Ova1. In November 2023, CMS approved our request to provide reimbursement for OvaWatch that is consistent with the reimbursement for Ova1 at $897 per test. However, there can be no assurances that we will be able to secure additional payer coverage for Ova1 and comparable coverage for OvaWatch, or that that the reimbursement rate for OvaWatch will not be reduced. Failure to expand payer coverage and maintain adequate reimbursement rates may have a significant negative impact on product adoption and our results of operations.

We may not succeed in improving existing or developing additional diagnostic products, and, even if we do succeed in developing additional diagnostic products, the diagnostic products may never achieve significant commercial market acceptance.

Our technologies are new and complex and are subject to change as new discoveries are made. New discoveries and advancements in the diagnostic field are essential if we are to foster the adoption of our product offerings. Development of our existing technologies remains a substantial risk to us due to various factors, including the scientific challenges involved within our laboratory, as well as products that are offered in a decentralized platform such as Aspira Synergy, our ability to find and collaborate successfully with others working in the diagnostic field, our ability to obtain sufficient samples to complete the design and development of our algorithms and competing technologies, which may prove more successful than our technologies, as well as failure to complete analytical and clinical validation studies and failure to demonstrate sufficient clinical utility to continue to build positive medical policy among payers.

Our failure to achieve the intended development outcome either ourselves or through a collaboration may result in an impact to our commercial success of our risk assessment screens for endometriosis or other product launches.

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Our success depends on our ability to continue to develop and commercialize diagnostic products. There is considerable risk in developing diagnostic products based on our biomarker discovery efforts, as candidate biomarkers may fail to demonstrate clinical validity in larger clinical studies or may not achieve acceptable levels of analytical accuracy. For example, markers being evaluated for one or more next-generation diagnostic tests may not be validated in downstream pre-clinical or clinical studies, once we undertake and perform such studies. In addition, development of products combining biomarkers with imaging, patient risk factors or other risk indicators carry higher than average risks due to technical, clinical and regulatory uncertainties. While we have a published proof of concept on combining Ova1 and imaging, for example, our ability to develop, verify and validate an algorithm that generalizes to routine testing populations cannot be guaranteed. In addition, our efforts to develop other diagnostic tests, such as ENDOinform and OVAinform, are in the early development phase, and future pre-clinical or clinical studies may not support our early data. While the discovery phase has been completed for EndoCheck, it is still pending pre-clinical or clinical studies to support early data. If successful, the regulatory pathway and clearance/approval process may require extensive discussion with applicable authorities and possibly advisory panels. These pose considerable risk in projecting launch dates, requirements for clinical evidence and eventual pricing and return on investment. Although we are engaging important stakeholders representing gynecologic oncology, benign gynecology, patient advocacy, women’s health research, legislators, payers, and others, success, timelines and value will be uncertain and require active management at all stages of innovation and development.

Clinical testing is expensive, can take many years to complete and can have an uncertain outcome. Clinical failure can occur at any stage of the testing. Clinical trials for our next generation ovarian cancer tests, and other future diagnostic tests, may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and/or non-clinical testing on these tests. In addition, the results of our clinical trials may identify unexpected risks relative to safety or efficacy, which could complicate, delay or halt clinical trials, or result in the denial of regulatory approval by the FDA and other regulatory authorities.

If we do succeed in developing additional diagnostic tests with acceptable performance characteristics, we may not succeed in achieving commercial market acceptance for those tests. Our ability to successfully commercialize our OvaSuite products and Aspira Synergy platform will depend on many factors, including:

●	our ability to drive adoption of our products;

●	our success in establishing new clinical practices or changing previous ones;

●	our ability to develop business relationships with diagnostic or laboratory companies that can assist in the commercialization of these products in the U.S. and globally; and

●	the scope and extent of the agreement by Medicare and third-party payers to provide full or partial reimbursement coverage for our products, which may impact patients’ willingness to pay for our products and may influence physicians’ decisions to recommend or use our products.

These factors present obstacles to commercial acceptance of our existing and potential diagnostic products, for which we will have to spend substantial time and financial resources to overcome, and there is no guarantee that we will be successful in doing so. Our inability to do so successfully would prevent us from generating revenue from OvaSuite and developing future diagnostic products.

In October 2022, we announced the launch of a comarketing arrangement for the Ova1Plus workflow with BioReference. Under terms of the agreement, the Aspira and BioReference sales teams collaborate to sell Ova1Plus to gynecologists and other women’s healthcare providers nationwide. In November 2024, Aspira and BioReference announced the expansion of the sale team collaboration to include OvaWatch. If we are unable to collaborate successfully, it may affect our ability to improve adoption of our Ova1Plus test or to successfully secure additional commercial collaborations.

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The diagnostics market is competitive, and we may not be able to compete successfully, which would adversely impact our ability to generate revenue.

Our principal competition currently comes from the many clinical options available to medical personnel involved in clinical decision making. For example, rather than ordering an OvaSuite test for a woman with an adnexal mass, obstetricians, gynecologists and gynecologic oncologists may choose a different clinical option or none at all. If we are not able to convince clinicians that these products provide significant improvement over current clinical practices or to change their ordering habits, our ability to commercialize OvaSuite products will be adversely affected.

Competitive offerings include Fujirebio Diagnostics’ FDA cleared ROMA test. ROMA combines two tumor markers and menopausal status into a numerical score using a publicly available algorithm. ROMA is a competitive test with the Ova1Plus workflow that has adversely impacted and may continue to materially adversely impact our revenue. In addition, competitors, AOA Dx, ClearNote, Cleo Diagnostics, Mercy BioAnalytics, and others have publicly disclosed that they have been or are currently working on ovarian cancer diagnostic assays. Exact Sciences, Grail, and others are working on multi-cancer early diagnostic tests that include ovarian cancer detection. Academic institutions periodically report new findings in ovarian cancer diagnostics that may have commercial value.

A number of diagnostic and academic organizations have announced plans or published studies related to the development of a non-invasive diagnostic tool for the identification of endometriosis. Competitors for our endometriosis offerings include, but are not limited to, Afynia, DotLab, Endodiag, HERA Biotech, Heranova, Proteomics International. and Ziwig. Our failure to compete with any competitive diagnostic assay if and when commercialized could adversely affect our business, financial condition and results of operations.

We have priced our products at a point that recognizes the value-added by its increased sensitivity for detecting ovarian malignancy. If others develop a test that is viewed to be similar to any of these products in safety and efficacy but is priced at a lower point, we and/or our strategic partners may have to lower the price of that product in order to effectively compete, which would impact our margins and potential for profitability.

We are currently offering and developing multiple tests as LDTs and intend to develop and perform LDTs at Aspira Labs in the future. FDA’s newly-issued rule for LDTs, which will be phased in over a period of four years, will significantly change the regulatory landscape for LDTs. Unless the rule is overturned by a court or superseded by Congressional action, our currently marketed LDTs and those we develop in the future will be subject to new requirements including, for some tests, premarket authorization. The new rule will lead to additional compliance costs and may delay or prevent market entry for new or modified tests and there is a risk that their commercialization, and our results of operations and financial condition, will be negatively affected.

The FDA considers an LDT to be a test that is designed, developed, validated, and used within a single, CLIA-certified high complexity laboratory. The FDA has historically taken the position that it has the authority to regulate LDTs as in vitro diagnostic (“IVD”) medical devices under the FDC Act, but it has generally exercised enforcement discretion with regard to LDTs, meaning that most LDTs have not been subject to FDA oversight. On May 6, 2024, the FDA published a final rule amending the definition of an IVD device to include IVDs manufactured by a clinical laboratory, effectively codifying its position that LDTs are IVDs and, therefore, that LDTs fall under FDA’s regulatory authority. The final rule also announced the FDA’s intention to phase out its general enforcement discretion policy. Unless the rule is overturned by a court or superseded by Congressional action, the medical device requirements for most LDTs will be phased in beginning on May 6, 2025.

The new rule implements a phased approach to ending FDA’s policy of enforcement discretion for LDTs. The phased approach establishes timelines for LDT sponsors to comply with different categories of FDA device regulations, and the clock starts on the final rule’s publication date – May 6, 2024, the date to which all five phases are anchored. The phases are as follows: (1) LDTs are subject to Medical Device Reporting (“MDR”), as well as adverse event reporting, one year after the final rule’s publication date (i.e., May 6, 2025); (2) LDTs are subject to registration/listing, labeling, and investigational use requirements two years after the final rule’s publication date (i.e., May 6, 2026); (3) LDTs are subject to Quality System regulations three years after the final rule’s publication date (i.e., May 6, 2027); (4) high-risk LDTs are subject to premarket review (i.e., 510(k) clearance, de novo classification, or PMA, as applicable) three-and-a-half years after the final rule’s publication date (i.e., Nov. 6, 2027), unless a premarket submission has been received by the beginning of this stage in which case FDA intends to continue to exercise enforcement discretion for the pendency of its review; and (5) mid- and low-risk LDTs are subject to premarket review (i.e., 510(k) clearance, de novo classification, or PMA, as applicable) four years after the final rule’s publication date (i.e., May 6, 2028), unless a premarket submission has been received by the beginning of this stage in which case FDA intends to continue to exercise enforcement discretion for the pendency of its review.

Certain categories of LDTs will be subject to enforcement discretion with respect to some or all of these requirements. In total, the new rule identifies eight (8) types of LDTs for which it will continue to exercise enforcement discretion with respect to some or all regulatory requirements. For example, the FDA will apply enforcement discretion to currently marketed LDTs that were first offered prior to May 6, 2024, with respect to most quality system requirements and the requirement for premarket authorization if they are not modified or modified in only limited ways. The FDA will similarly exercise enforcement discretion with respect to premarket authorization for LDTs approved by the New York State Clinical Laboratory Evaluation Program. However, laboratories performing these tests are subject to all other requirements outlined in FDA’s phase-out policy, including, but not limited to, the requirement to submit the labeling for the LDT to FDA for review. As outlined in the new rule, FDA will also exercise enforcement discretion with respect to some or all regulatory requirements for certain LDTs designed for rare, unmet, or specific needs, LDTs manufactured and performed within the Veterans Health Administration (“VHA”) or the Department of Defense (“DoD”), so-called “1967-Type LDTs,” and forensic use LDTs.

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Compliance with these additional regulatory requirements will be time-consuming and expensive, potentially diverting resources from other aspects of our business, and will potentially affect the sales of our products and how customers use our products and will require reevaluation of our business model in order to maintain compliance with these laws. Moreover, failure to comply with these and other FDA regulations could result in legal actions, including fines, penalties, and exclusion from federal healthcare programs (e.g., Medicare).

If we are unable to comply with FDA requirements, or to do so within the timeframes specified by the FDA, we may be forced to stop selling our tests or be required to modify claims or make such other changes while we update our processes. For existing or future tests subject to FDA clearance, approval or de novo classification, our business, results of operations and financial condition will be negatively affected until such a review is completed and clearance, approval or de novo classification to market were obtained. There can be no assurance that any tests we develop will be cleared, approved or classified on a timely basis, if at all. Obtaining FDA clearance, approval or de novo classification for diagnostics can be expensive, time consuming and uncertain, and for higher-risk devices generally takes several years and requires detailed and comprehensive scientific and clinical data. Ongoing compliance with FDA regulations for those tests will increase the cost of conducting our business, significantly affect our operations, and could have a significant negative impact on our financial performance.

Legislative proposals addressing the FDA’s oversight of LDTs have been previously introduced. In June 2021, Congress introduced the Verifying Accurate, Leading-edge IVCT Development (“VALID”) Act, which would have established a new risk-based regulatory framework for in vitro clinical tests (“IVCTs”), a category which would have included IVDs, LDTs, collection devices and instruments used with such tests. This legislation was not enacted during that session of Congress, but was reintroduced in 2023. FDA’s new LDT final rule may renew attention to VALID and may lead to the introduction of new proposals to limit the FDA’s regulatory authority.

FDA’s new rule, which establishes the phase-out policy for enforcement discretion with respect to LDTs, has been challenged in two separate lawsuits – one brought in the District Court for the Eastern District of Texas and the other brought in the District Court for the Southern District of Texas. As of the time of this filing, both cases are still pending.

Our diagnostic tests and software are subject to ongoing regulation by the FDA, and any delay by or failure of the FDA to authorize our diagnostic tests submitted to the FDA may adversely affect our business, results of operations and financial condition.

Our activities related to diagnostic products are, or have the potential to be, subject to regulatory oversight by the FDA under provisions of the FDC Act and regulations thereunder, including regulations governing the development, marketing, labeling, promotion, manufacturing, export post-market monitoring, and/or reporting of our products. Failure to comply with applicable requirements can lead to sanctions, including withdrawal of products from the market, recalls, refusal to authorize government contracts, product seizures, civil money penalties, injunctions and criminal prosecution.

The FDC Act requires that medical devices introduced to the United States market, unless exempted by regulation, be authorized by FDA pursuant to an established premarket pathway, such as 510(k) clearance, the de novo classification pathway, or premarket approval (“PMA”), as applicable to the particular device. The FDA granted a request for a de novo authorization for Ova1 in September 2009, and we commercially launched Ova1 in March 2010. In March 2016, we received FDA 510(k) clearance for a second-generation biomarker panel known as Ova1 Next Generation, which we call Overa. Ova1 was the first FDA-cleared blood test for the pre-operative assessment of ovarian masses. With respect to devices reviewed through the 510(k) process, we may not market a device until it is determined that our product is substantially equivalent to a legally marketed device known as a predicate device. A 510(k) submission may involve the presentation of a substantial volume of data, including clinical and analytical data, as well as extensive information regarding software. The FDA may agree that the product is substantially equivalent to a predicate device and allow the product to be marketed in the United States. On the other hand, the FDA may determine that the device is not substantially equivalent and require a PMA or de novo classification, or require further information, such as additional test data, including data from clinical studies, before it is able to make a determination regarding substantial equivalence. By requesting additional information, the FDA can delay market introduction of our products. Delays in receipt of or failure to receive any necessary 510(k) clearance, de novo classification, or PMA, or the imposition of stringent restrictions on the labeling and sales of our products as part of premarket clearance and/or approval, could have a material adverse effect on our business, results of operations and financial condition. If the FDA determines that a PMA is required for any of our potential future clinical products, the application will require extensive clinical studies, manufacturing information and could require review by an FDA advisory panel comprising experts outside the FDA. Clinical studies to support a 510(k) submission, de novo classification or a PMA application would need to be conducted in accordance with FDA requirements. Failure to comply with FDA requirements could result in the FDA’s refusal to accept the submission or denial of the application. We cannot ensure that any necessary 510(k) clearance, de novo classification, or PMA will be granted on a timely basis, or at all. To the extent we seek FDA 510(k) clearance, de novo classification or FDA pre-market approval for other diagnostic tests, any delay by or failure of the FDA to clear, classify, or approve those diagnostic tests may adversely affect our consolidated revenues, results of operations and financial condition.

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Certain changes to medical devices that a manufacturer makes after receiving a 510(k) clearance, de novo classification, or PMA may trigger the need for additional FDA authorization. In the case of a 510(k)-cleared device, FDA requires a new marketing authorization for significant changes or modifications made in the design, components, method of manufacture or intended use of a device, including changes or modifications to a 510(k)-cleared device that could significantly affect the device’s safety or effectiveness, or would constitute a major change or modification in the device’s intended use. The type of submission needed—510(k), de novo classification, or PMA—will depend on the specific modification the manufacturer seeks to make. The FDA expects the manufacturer to make the determination of whether a new marketing application is needed by applying existing agency guidance, but the FDA may independently review, and may disagree with, our decision. If we make modifications to our marketed devices, we may be required to seek additional clearances, de novo classifications, or PMAs which, if not granted, would prevent us from selling the modified device. If we conclude that a modification does not require submission of a new marketing application and FDA disagrees with the decision, we may be required to submit new 510(k) notifications, de novo classification requests, or premarket approval applications and may be required to cease marketing of or to recall the modified devices until marketing authorization is obtained and could additionally be subject to regulatory fines or penalties. Any recall or FDA requirement that we seek additional approvals or clearances could result in significant delays, fines, increased costs associated with modification of a product, loss of revenue and potential operating restrictions imposed by the FDA.

Certain of our software algorithms have been authorized for marketing by FDA as part of our cleared or de novo classified tests. If any of the software that we use in our LDTs or that we make available to third parties is determined by FDA to be non-exempt clinical decision support software (i.e., device software that would require independent premarket clearance and/or approval), this could impede our ability to offer our tests or distribute our software to third parties and we could incur substantial costs and delays associated with trying to obtain premarket 510(k) clearance, de novo classification, or premarket review and incur costs associated with complying with post-market controls.

If we or our suppliers fail to comply with FDA requirements for production, marketing and post-market monitoring of our products, we may not be able to market our products and services and may be subject to stringent penalties, product restrictions or recall.

Failure to comply with FDA requirements for post-market monitoring of our products may affect the commercialization of our products, therefore adversely affecting our business. The FDA granted the request for de novo classification for Ova1 in September 2009 and cleared Overa in March 2016. Post-market surveillance studies were conducted to further analyze performance of Ova1 and Overa. These studies have been completed and closed with the FDA.

Additionally, if the FDA were to view any of our actions as non-compliant, it could initiate enforcement actions, such as a warning letter and possible imposition of penalties. For instance, we are subject to a number of FDA requirements, including compliance with the FDA’s Quality System Regulation (“QSR”) requirements, which establish extensive requirements for quality assurance and control as well as manufacturing procedures. Failure to comply with these regulations could result in enforcement actions for us or our potential suppliers. Adverse FDA actions in any of these areas could significantly increase our expenses and reduce our revenue. We will need to undertake steps to maintain our operations in line with the FDA’s QSR requirements. Some components of Ova1 and Overa are manufactured by other companies and we are required to ensure that, to the extent that we incorporate those components into our finished Ova1 and Overa products, we use those components in compliance with QSR. Any failure to do so would have an adverse effect on our ability to commercialize the Ova1Plus workflow. Our suppliers that manufacture finished devices at their manufacturing facilities that we use in our products and services are subject to periodic regulatory inspections by the FDA and other federal and state regulatory agencies. Our facility also is subject to FDA inspection. We or our suppliers may not satisfy such regulatory requirements, and any such failure to do so may adversely affect our business, financial condition and results of operations.

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If our suppliers fail to produce acceptable or sufficient stock, fail to supply stock due to supply shortages, make changes to the design or labeling of their biomarker kits or discontinue production of existing biomarker kits or instrument platforms, we may be unable to meet market demand for OvaSuite products.

The commercialization of our OvaSuite tests depends on the supply of seven different immunoassay kits from third-party manufacturers that run on automated instruments. Failure by any of these manufacturers to produce kits that meet our specifications and pass our quality control measures might lead to back-order and/or loss of revenue due to missed sales and customer dissatisfaction. In addition, if the design or labeling of any kit were to change, continued OvaSuite supply could be threatened since new validation and submission to the FDA for review could be required as a condition of sale. Discontinuation of any of these kits could require identification, validation and submission to FDA of a revised OvaSuite design. Likewise, discontinuation or failure to support or service the instruments may pose risk to ongoing operations.

Changes in healthcare policy could increase our costs and adversely impact sales of and reimbursement for our tests, which would have an adverse effect on our business, financial condition and results of operations.

PAMA established a Medicare reimbursement system for clinical laboratories beginning in 2018 that is based on rates paid to laboratories by private payers. The CMS also issued various regulations and guidance to implement PAMA that require certain laboratories to report information on the rates private payers pay them for laboratory tests, including Multianalyte Assays with Algorithmic Analyses. In addition to these changes, a number of states are also contemplating significant reform of their healthcare reimbursement policies. We expect that there will be additional health reform initiatives by legislators at both the federal and state levels, regulators and third-party payers to reduce costs while expanding individual healthcare benefits. Certain of these changes could impose additional limitations on the rates we will be able to charge for our current and future products or the amounts of reimbursement available for our current and future products from governmental agencies or other third-party payers. We cannot predict whether future healthcare initiatives will be implemented at the federal or state level, or the effect any future legislation or regulation will have on us. Other changes to healthcare laws may adversely affect our business, financial condition and results of operations.

We are subject to environmental laws and potential exposure to environmental liabilities.

We are subject to various international, federal, state and local environmental laws and regulations that govern our operations, including the handling and disposal of non-hazardous and hazardous wastes, the recycling and treatment of electrical and electronic equipment, and emissions and discharges into the environment. Failure to comply with such laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities. We are also subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs to remediate hazardous substances or petroleum products on or from its property, without regard to whether the owner or operator knew of, or caused, the contamination, as well as incur liability to third parties affected by such contamination. The presence of, or failure to remediate properly, such substances could adversely affect the value and the ability to transfer or encumber such property.

The operation of Aspira Labs requires us to comply with numerous laws and regulations, which is expensive and time-consuming and could adversely affect our business, financial condition and results of operations, and any failure to comply could result in exposure to substantial penalties and other harm to our business.

In June 2014, we launched a clinical laboratory, Aspira Labs, in Texas. Clinical laboratories that perform tests on human subjects in the United States for the purpose of providing information for the diagnosis, prevention or treatment of disease or the assessment of human health must be certified under CLIA, licensed or permitted under applicable state laboratory laws, and compliant with FDA’s regulations for the protection of human subjects. CLIA is a federal law that regulates the quality of clinical laboratory testing by requiring laboratories to comply with various technical, operational, personnel and quality requirements intended to ensure that the services provided are accurate, reliable and timely. A few states, including New York State, may require that additional quality standards be met and that detailed review of scientific validations and technical procedures for tests occur. In the future, the federal government may change the way that clinical laboratory tests are regulated, which may adversely affect our business, financial condition and results of operations.

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Aspira Labs holds a CLIA Certificate of Accreditation and a state laboratory license or permit in all states from which we accept specimens that require a state-level laboratory license or permit, including California, Maryland, New York, Pennsylvania, and Rhode Island. This allows the lab to perform Ova1 and Overa testing (through the Ova1Plus workflow) on a national basis. We are subject to periodic surveys and inspections to maintain our CLIA certification, and such certification is also required to obtain payment from Medicare, Medicaid and certain other third-party payers. Failure to comply with CLIA or state law requirements may result in the imposition of corrective action or the suspension or revocation of our CLIA certification or state licenses. If our CLIA certification or state licenses are suspended or revoked or our right to bill the Medicare and Medicaid programs or other third-party payers is suspended, we would no longer be able to sell our tests, which would adversely affect our business, financial condition and results of operations.

In addition, no assurance can be given that Aspira Labs’ suppliers or commercial partners will remain in compliance with applicable CLIA and other federal or state regulatory requirements for laboratory operations and testing. Aspira Labs’ facilities and procedures and those of Aspira Labs’ suppliers and commercial partners are subject to ongoing regulation, including periodic inspection by regulatory and other government authorities. The principal sanction under CLIA is suspension, limitation or revocation of a lab’s CLIA certificate. CMS also may impose the following alternative sanctions: (a) directed plan of correction, (b) state onsite monitoring, and/or (c) civil monetary penalty. In addition, the government may bring suit to enjoin any activity of any laboratory that has been found with deficiencies during a survey if CMS has reason to believe that continuation of the activity would constitute a significant hazard to the public health. Finally, criminal sanctions may be imposed on an individual who is convicted of intentionally violating any CLIA requirement.

Our clinical laboratory business is also subject to regulation at both the federal and state level in the United States, as well as regulation in other jurisdictions outside of the United States, including:

●	Medicare and Medicaid coverage, coding and payment regulations applicable to clinical laboratories;

●	The Federal Anti-Kickback Statute, the Eliminating Kickbacks in Recovery Act and state anti-kickback prohibitions;

●	the federal physician self-referral prohibition, commonly known as the Stark Law, and state self-referral prohibitions;

●	the Medicare civil monetary penalty and exclusion penalty;

●	the Federal False Claims Act civil and criminal penalties and state equivalents;

●	the federal fraud, waste and abuse laws and state equivalents;

●	the federal Physician Payments Sunshine Act; and

●	the Federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”).

Many of these laws and regulations prohibit a laboratory from making payments or furnishing other benefits to influence the referral of tests (by physicians or others) that are billed to Medicare, Medicaid or certain other federal or state healthcare programs. The penalties for violation of these laws and regulations may include monetary fines, criminal and civil penalties and/or suspension or exclusion from participation in Medicare, Medicaid and other federal healthcare programs. Several states have similar laws that may apply even in the absence of government payers. HIPAA and HITECH and similar state laws seek to protect the privacy and security of individually identifiable health information, and penalties for violations of these laws may include required reporting of breaches, monetary fines and criminal or civil penalties.

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In 2020, Congress passed the Consolidated Appropriations Act and included a section called the “No Surprises Act.” The No Surprises Act prohibits a health care provider from billing a commercially insured patient more than in-network cost-sharing amounts when a service originated from an in-network hospital or ambulatory surgery center, even if the provider is out-of-network with the patient’s health plan. It also requires a provider to provide a good faith estimate of expected charges to an uninsured or self-pay patient upon the patient’s request or when a patient schedules a service. Several states have similar laws that aim to protect patients from unexpected health care charges. Civil penalties of up to $10,000 per occurrence can be imposed for knowing violations of the No Surprises Act that are not remediated within a certain timeframe, and states may impose their own penalties for violations of their surprise billing laws.

While we seek to conduct our business in compliance with all applicable laws and develop compliance policies to address risk as appropriate, many of the laws and regulations applicable to us are vague or indefinite and have not been interpreted by governmental authorities or the courts. These laws or regulations also could in the future be interpreted or applied by governmental authorities or the courts in a manner that could require us to change our operations.

Any action brought against us for violation of these or other laws or regulations (including actions brought by private qui tam “whistleblower” plaintiffs), even if successfully defended, could divert management’s attention from our business, damage our reputation, limit our ability to provide services, decrease demand for our services and cause us to incur significant expenses for legal fees and damages. If we fail to comply with applicable laws and regulations, we could suffer significant civil, criminal and administrative penalties, fines, recoupment of funds received by us, exclusion from participation in federal or state healthcare programs, and the loss of various licenses, accreditations, certificates and authorizations necessary to operate our business, contractual damages, reputational harm, diminished profits and future earnings, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement. We also could potentially incur additional liabilities from third-party claims. If any of the foregoing were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

We have significant net operating loss (“NOL”) carryforwards as of December 31, 2023 which are subject to a full valuation allowance due to our history of operating losses. Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), as well as similar state provisions restrict our ability to use our NOL carryforwards to offset taxable income due to ownership change limitations that have occurred in the past or that could occur in the future. These ownership changes also may limit the amount of tax credit carryforwards that can be utilized annually to offset future tax liabilities.

Our pre-2018 federal NOLs will expire in varying amounts from 2025 through 2038, if not utilized, and can offset 100% of future taxable income for regular tax purposes. Any federal NOLs arising on or after January 1, 2018, can be carried forward indefinitely but such federal NOL carryforwards are permitted to be used in any taxable year to offset only up to 80% of taxable income in such year. Portions of our state NOLs will expire in varying amounts from 2025 through 2045 if not utilized. Our ability to use our NOLs during this period will be dependent on our ability to generate taxable income, and portions of our NOLs could expire before we generate sufficient taxable income.

We believe we have experienced ownership changes in the past for purposes of these limitations, and we estimate that a substantial portion of our existing federal NOL and tax credit carryforwards are subject to annual limitation. Additional issuances or sales of our common stock, and certain other transactions involving our stock that are outside of our control, could cause additional ownership changes. Any current or future limitations on the use of our NOLs or tax credit carryforwards could, depending on the extent of such limitation, result in our retaining less cash during any year in which we have taxable income than we would be entitled to retain if such limitations did not apply, which could adversely impact our results of operations and financial condition.

Our milestone-based funding from ARPA-H could be delayed or eliminated based on actions from the Trump Administration.

On January 27, 2025, the Trump Administration announced that all federal grants and loans would be paused for a period of time.  The announcement resulted in confusion as to what programs would be affected and for how long.  As of the date of this prospectus, we are not aware of any pause or termination of our ARPA-H grant.  However, the possibility exists that the ARPA-H grant could be restricted or terminated by the Trump Administration in the future.  If the ARPA-H grant is restricted or terminated, it would have a material adverse effect on our development of our endometriosis diagnostic test which could have a material adverse effect on our financial condition, business and results of operations.

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Risks Related to Intellectual Property and Product Liability

If we fail to maintain our rights to utilize intellectual property directed to diagnostic biomarkers, we may not be able to offer diagnostic tests using those biomarkers.

One aspect of our business plan is to develop diagnostic tests based on certain biomarkers, which we have the right to utilize through licenses with our academic and governmental collaborators, such as the Johns Hopkins University School of Medicine, the University of Texas M.D. Anderson Cancer Center, Harvard’s Dana-Farber Cancer Institute, Brigham & Women’s Hospital, Medical University of Lodz, and the Federal government. In some cases, our collaborators own the entire right to the biomarkers. In other cases, we co-own the biomarkers with our collaborators. If, for any reason, we lose our license to biomarkers owned entirely by our collaborators, we may not be able to use those biomarkers in diagnostic tests. If we lose our exclusive license to biomarkers co-owned by us and our collaborators, our collaborators may license their share of the intellectual property to a third party that may compete with us in offering diagnostic tests, which would materially adversely affect our business, results of operations and financial condition.

If a third party infringes on our proprietary rights, we may lose any competitive advantage we have as a result of diversion of our time, enforcement costs and the loss of the exclusivity of our proprietary rights.

Our success depends in part on our ability to maintain and enforce our proprietary rights. We rely on a combination of patents, trademarks, copyrights and trade secrets to protect our technology and brand. We have submitted a number of patent applications covering biomarkers that may have diagnostic or therapeutic utility. Our patent applications may or may not result in additional patents being issued.

If third parties engage in activities that infringe on our proprietary rights, we may incur significant costs in asserting our rights, and the attention of our management may be diverted from our business. We may not be successful in asserting our proprietary patient rights, which could result in our patents being held invalid or a court holding that the competitor is not infringing, either of which may harm our competitive position. We cannot be sure that competitors will not design around our patented technology. We also may not be successful in asserting our proprietary trademark rights, which could result in significant rebranding costs, not being able to obtain a federal trademark registration, or a court holding that the competitor is not infringing, any of which may harm our competitive position. We cannot be sure that competitors will not use a similar mark.

We also rely upon the skills, knowledge and experience of our technical personnel. To help protect our rights, we require all employees and consultants to enter into confidentiality agreements that prohibit the disclosure of confidential information. These agreements may not provide adequate protection for our trade secrets, knowledge or other proprietary information in the event of any unauthorized use or disclosure. If any trade secret, knowledge or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, it could have a material adverse effect on our business, consolidated results of operations and financial condition.

If others successfully assert their proprietary rights against us, we may be precluded from making and selling our products or we may be required to obtain licenses to use their technology.

Our success depends on avoiding infringing on the proprietary technologies of others. If a third party were to assert claims that we are violating its patents, we might incur substantial costs defending ourselves in lawsuits against charges of patent infringement or other allegations of unlawful use of another’s proprietary technology. Any such lawsuit may involve considerable management and financial resources and may not be decided in our favor. If we are found liable, we may be subject to monetary damages or an injunction prohibiting us from using the technology. We may also be required to obtain licenses under patents owned by third parties and such licenses may not be available to us on commercially reasonable terms, if at all.

If a third party were to assert claims that we are violating its trademarks, we might incur substantial costs defending ourselves in lawsuits against charges of trademark infringement. Any such lawsuit may involve considerable management and financial resources and may not be decided in our favor. If we are found liable, we may be subject to monetary damages or an injunction prohibiting us from using the mark. We may also be required to rebrand or enter into a co-existence agreement with a third party, which may be commercially restrictive or unreasonable.

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Our diagnostic efforts may cause us to have significant product liability exposure.

The testing, manufacturing and marketing of medical diagnostic tests entail an inherent risk of product liability claims. Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. We will need to increase our amount of insurance coverage in the future if we are successful at introducing new diagnostic products, and this will increase our costs. If we are held liable for a claim or for damages exceeding the limit of our insurance coverage, we may be required to make substantial payments. This may have an adverse effect on our business, financial condition and results of operations.

Certain of our patent registrations will expire, which may cause us to have significant competition.

Our success depends in part on our ability to own and assert our patent registrations to maintain and enforce our proprietary rights, including defending against infringement actions. We have some patent registrations covering biomarkers that may be expiring, and our strategy to continue to seek protection and file patent applications may or may not result in additional patents being issued.

If any such patent registration is no longer protectable and could be exploited by a competitor, it could have a material adverse effect on our business, consolidated results of operations and financial condition.

Risks Related to our Operations

Because our business is highly dependent on key executives and employees, our inability to recruit and retain these people could hinder our business plans.

We are highly dependent on our executive officers and certain key employees. Our executive officers and key employees are employed at will by us. Any inability to engage new executive officers or key employees could impact operations or delay or curtail our research, development and commercialization objectives. To continue our research and product development efforts, we need people skilled in areas such as clinical operations, regulatory affairs and clinical diagnostics. Competition for qualified employees is intense. To continue our commercialization objectives and reach our financial and operational goals, we require skilled sales individuals with familiarity in our industry. We have from time to time experienced, and may in the future experience, shortages of certain types of qualified employees.

If we lose the services of any executive officers or key employees, our ability to achieve our business objectives could be harmed, which in turn could adversely affect our business, financial condition and results of operations. We have and may continue to experience turnover in certain executive officer and key employee roles.

Business interruptions could limit our ability to operate our business.

Our operations, as well as those of the collaborators on which we depend, are vulnerable to damage or interruption from fire, natural disasters, including earthquakes, weather related supply chain delivery disruptions, computer viruses, cyber-attacks, human error, power shortages, telecommunication failures, international acts of terror, foreign or domestic conflicts, epidemics or pandemics and other similar events. Although we have certain business continuity plans in place, we have not established a formal comprehensive disaster recovery plan, and our back-up operations and business interruption insurance may not be adequate to compensate us for losses we may suffer. A significant business interruption could result in losses or damages incurred by us and require us to cease or curtail our operations.

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The operation of Aspira Labs and our Aspira Synergy business depends on the effectiveness and availability of our information systems, including the information systems we use to provide services to our customers and to store employee data. If our information technology systems or those third parties upon which we rely or our data, are or were compromised, we could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse consequences.

In the ordinary course of our business, we and the third parties upon which we rely, process, collect, receive, store, use, transfer, make accessible, and share (collectively, processing) proprietary, confidential, and sensitive data, including personal data (such as health-related data), intellectual property, trade secrets and other sensitive data the Company may process (collectively, sensitive information).

The information systems we use for our Aspira Labs business are comprised of systems we have purchased or developed, our legacy information systems and, increasingly, web-enabled and other integrated information systems. In using these information systems, we may rely on third-party vendors to provide hosting services, where our infrastructure is dependent upon the reliability of their underlying platforms, facilities and communications systems.

As the breadth and complexity of Aspira Labs’ information system grows, we will be increasingly exposed to the risks inherent in maintaining the stability of our legacy systems due to prior customization, attrition of employees or vendors involved in their development, and obsolescence of the underlying technology as well as risks from the increasing number and scope of external data breaches on companies generally. Because certain customers and clinical trials may be dependent upon these legacy systems, we will also face an increased level of risk in maintaining the legacy systems and limited options to mitigate such risk. We are also exposed to risks associated with the availability of all of our information systems, including:

●	discontinued vendor support of legacy systems;

●	disruption, impairment or failure of data centers, telecommunications facilities or other key infrastructure platforms, including those maintained by third-party vendors;

●	failures or malfunctions in our internal systems, including our employee data and communications, critical application systems and their associated hardware; and

●	excessive costs, excessive delays and other deficiencies in systems development and deployment.

Cyber-attacks, malicious internet-based activity, online and offline fraud, social-engineering attacks (including through deep fakes, which may be increasingly more difficult to identify as fake, and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks, credential stuffing, credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, attacks enhanced or facilitated by AI, telecommunications failures, and other similar activities or incidents threaten the confidentiality, integrity, and availability of our sensitive information and information technology systems, and those of the third parties upon which we rely. Such threats are prevalent and continue to rise, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors. In addition to experiencing a security incident, third parties may gather, collect, or infer sensitive information about us from public sources, data brokers, or other means that reveals competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position.

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The materialization of any of these risks may impede the processing of data, the delivery of databases and services, and the day-to-day management of our Aspira Labs business and could result in the corruption, loss or unauthorized disclosure of proprietary, confidential or other data. In particular, severe ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in our operations, ability to provide our products or services, loss of sensitive data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments. Further, remote work has become more common and has increased risks to our information technology systems and data, as more of our employees utilize network connections, computers and devices outside our premises or network, including working at home, while in transit and in public locations.

Our mitigation efforts to date might not adequately protect us in the event of a system failure, cyber-attack, cyber-breach, data breach or other adverse event. Despite any precautions we take, damage from fire, floods, hurricanes, the outbreak or escalation of war, acts of terrorism, power loss, telecommunications failures, computer viruses, break-ins and similar events at our various computer facilities or those of our third-party vendors could result in interruptions in the flow of data to us and from us to our customers. Corruption or loss of data may result in the need to repeat a trial at no cost to the customer, but at significant cost to us, the termination of a contract or damage to our reputation. As our business continues its efforts to expand globally, these types of risks may be further increased by instability in the geopolitical climate of certain regions, underdeveloped and less stable utilities and communications infrastructure, and other local and regional factors. Additionally, significant delays in system enhancements or inadequate performance of new or upgraded systems could damage our reputation and harm our business.

Unauthorized disclosure of sensitive or confidential data, whether through systems failure or employee or distributor negligence, cyber-attacks, fraud or misappropriation, could damage our reputation and cause us to lose customers and, to the extent any such unauthorized disclosure compromises the privacy and security of individually identifiable health information, could also cause us to face sanctions and fines under HIPAA, as amended by HITECH. Similarly, we have been and expect that we will continue to be subject to attempts to gain unauthorized access to or through our information systems or those we internally or externally develop for our customers, including a cyber-attack by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs, process breakdowns, denial-of-service attacks, malicious social engineering or other malicious activities, or any combination of the foregoing. These same risks also apply to Aspira Labs. Successful attacks could result in negative publicity, significant remediation and recovery costs, legal liability and damage to our reputation and could have an adverse effect on our business, financial condition and results of operations.

We use AI/ ML to assist us in making certain decisions, which is regulated by certain privacy laws. Due to inaccuracies or flaws in the inputs, outputs, or logic of the AI/ML, the model could be biased and could lead us to make decisions that could bias certain individuals (or classes of individuals), and adversely impact their rights, employment, and ability to obtain certain pricing, products, services, or benefits.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. We cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.

We selectively explore acquisition opportunities and strategic alliances relating to other businesses, products or technologies. We may not be successful in integrating other businesses, products or technologies with our business. Any such transaction also may not produce the results we anticipate, which could adversely affect our business, financial condition and results of operations.

We selectively explore and may pursue acquisition and other opportunities to strengthen our business and grow our Company. We may enter into business combination transactions, make acquisitions or enter into strategic partnerships, joint ventures or alliances, any of which may be material. The market for acquisition targets and strategic alliances is highly competitive, which could make it difficult to find appropriate merger or acquisition opportunities. If we are required to raise capital by incurring debt or issuing additional equity for any reason in connection with a strategic acquisition or investment, financing may not be available or the terms of such financing may not be favorable to us and our stockholders, whose interests may be diluted by the issuance of additional stock.

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The process of integration may produce unforeseen regulatory issues and operating difficulties and expenditures and may divert the attention of management from the ongoing operation of our business and harm our reputation. We may not successfully achieve the integration objectives, and we may not realize the anticipated cost savings, revenue growth and synergies in full or at all, or it may take longer to realize them than expected, any of which could negatively impact our business, financial condition and results of operations.

Future litigation by or against us could be costly and time-consuming to prosecute or defend.

We are from time to time subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our clients in connection with commercial disputes, employment claims made by current or former employees, and claims brought by third parties alleging infringement of their intellectual property rights. In addition, we may bring claims against third parties for infringement of our intellectual property rights. Litigation may result in substantial costs and may divert our attention and resources, which may adversely affect our business, results of operations and financial condition.

An unfavorable judgment against us in any legal proceeding or claim could require us to pay monetary damages. In addition, an unfavorable judgment in which the counterparty is awarded equitable relief, such as an injunction, could harm our business, results of operations and financial condition.

Risks Related to this Offering and Our Securities

We have identified two material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if we experience additional material weaknesses or other deficiencies in the future, or otherwise fail to maintain an effective system of internal control over financial reporting, then these material weaknesses could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Management evaluated the effectiveness of our disclosure controls and procedures as of September 30, 2024 and concluded that our disclosure controls and procedures were not effective as of such date due to material weaknesses related to:

●	the operation of internal controls related to information technology general controls (“ITGCs”) that are used to process and record certain revenue and expense transactions and support our financial reporting processes.

●	The internal control around ITGCs resulted in the lack of certain internal controls over these IT systems and over data and reports accumulated in such IT systems; and

●	the design and implementation of our control activities over our revenue process. We did not adequately design controls to validate the delivery of the lab results to ordering physicians to ensure that revenue is being appropriately recognized.

Internal controls related to the operation of technology systems are critical to maintaining adequate internal control over financial reporting.

While we plan to remediate the material weaknesses, there can be no assurance that we will be successful in doing so. Our ability to comply with the annual internal control report requirements will depend on the effectiveness of our financial reporting and data systems and controls across our Company. To effectively manage our IT environment and financial reporting environment, we will need to continue to improve our operational, financial, and management controls, and our reporting systems and procedures.

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We have had to restate our previously issued consolidated financial statements as a result of the material weakness in our internal control over financial reporting as of December 31, 2022. Additional material weaknesses could result in a misstatement of our account balances or disclosures that would result in a material misstatement of our annual or interim financial statements that would not be prevented or detected. To remediate the material weakness in internal control over financial reporting related to the design of controls for system implementations, we have and will continue to update the design and review of controls for system implementations, continue to leverage internal expertise in systems implementation for the design of controls, and work with qualified external advisors to support these efforts. To remediate the material weakness in certain internal controls over financial reporting that were not performed timely in connection with the year-end close and reporting process to ensure the completeness and accuracy of the consolidated financial statements, including significant, non-routine or complex transactions, we have and will continue to implement new procedures and testing for review of our accounting treatment of contracts. To remediate the material weakness in the design and implementation of our control activities over our revenue process, including effectively identifying all relevant IT applications and systems supporting the process, we have and will continue to implement controls around the rigor of the review process and retention of evidence over the review process and the identification of relevant IT applications and systems. We intend to continue to improve our operational, financial, and management controls, and our reporting systems and procedures, in order to remediate the material weaknesses.

There can be no assurance that the measures we have taken to date, and are continuing to implement, will be sufficient to remediate the material weaknesses we have identified or avoid potential future material weaknesses. If the steps we take do not correct the material weaknesses in a timely manner, we will be unable to conclude that we maintain effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis.

If we fail to remediate our existing material weaknesses or identify new material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, as amended, in a timely manner, if we are unable to conclude that our internal controls over financial reporting are effective, or, when applicable, our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our securities could be negatively affected. As a result of such failures, we could also become subject to investigations by The Nasdaq Stock Market, the SEC or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation and financial condition or divert financial and management resources from our regular business activities.

If we fail to comply with the continued listing requirements of The Nasdaq Capital Market, our securities may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

Our common stock is currently listed on The Nasdaq Capital Market and we have applied to list the Warrants on The Nasdaq Capital Market. The continued listing of our common stock and Warrants on The Nasdaq Capital Market is contingent on our continued compliance with a number of listing requirements. If we are unable to comply with the continued listing requirements of The Nasdaq Capital Market, our common stock and Warrants would be delisted from The Nasdaq Capital Market, which would limit investors’ ability to effect transactions in our common stock and Warrants and subject us to additional trading restrictions. In order to maintain our listing, we must maintain certain share prices, financial and share distribution targets, including maintaining a minimum amount of stockholders’ equity and a minimum number of public stockholders, as well as satisfying other listing requirements of The Nasdaq Capital Market. In addition to these objective standards, The Nasdaq Capital Market may delist the securities of any issuer for other reasons involving the judgment of The Nasdaq Capital Market.

On July 1, 2024, we received a deficiency letter (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market, LLC (“Nasdaq”) stating that for the 30 consecutive business days prior to the date of the Notice, our Market Value of Listed Securities was below the minimum of $35 million required for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”). To regain compliance with the MVLS Requirement, the market value of our common stock must have met or exceeded $35.0 million for a minimum of 10 consecutive business days during the 180-day grace period ending on December 30, 2024 (the “MVLS Compliance Date”), unless the Staff of Nasdaq exercises its discretion to extend this 10 consecutive business day period. As of the date of this prospectus, we were unable to regain compliance by the MVLS Compliance Date. As such, on December 31, 2024, Nasdaq notified us that our securities are subject to delisting. While we have requested an appeal of Nasdaq’s delisting determination and our hearing is scheduled for February 18, 2025, no assurance can be provided that we will be successful in appealing such determination and maintaining the listing of our common stock on The Nasdaq Capital Market.

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Furthermore, on October 17, 2024, we received written notice from Nasdaq that we were not in compliance with Nasdaq Listing Rule 5550(a)(2), as the minimum bid price of our common stock had been below $1.00 per share for 30 consecutive business days. In accordance with Nasdaq Listing Rule 5810, and assuming our common stock is not delisted for our failure to satisfy the MVLS Requirement by the MVLS Compliance Date, we will have a period of 180 calendar days, or until April 15, 2025, to regain compliance with the minimum bid price requirement and market value of common stock requirement. To regain compliance with the Nasdaq bid price requirement, the closing bid price of our common stock must meet or exceed $1.00 per share for at least 10 consecutive business days during this 180- calendar day period. In the event we do not regain compliance by April 15, 2025, we may be eligible for an additional 180 calendar day grace period.

There is no assurance that we will be able to maintain compliance with The Nasdaq Capital Market continued listing standards and/or continue our listing on The Nasdaq Capital Market in the future.

If The Nasdaq Capital Market delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities would qualify to be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●	substantially impair our ability to raise additional funds;
●	the loss of institutional investor interest and a decreased ability to issue additional securities or obtain additional financing in the future;
●	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage; and
●	potential breaches of representations or covenants of our agreements pursuant to which we made representations or covenants relating to our compliance with applicable listing requirements, which, regardless of merit, could result in costly litigation, significant liabilities and diversion of our management’s time and attention and could have a material adverse effect on our financial condition, business and results of operations.

Unless our common stock continues to be listed on a national securities exchange it will become subject to the so-called “penny stock” rules that impose restrictive sales practice requirements.

If we are unable to maintain the listing of our common stock on The Nasdaq Capital Market or another national securities exchange, our common stock could become subject to the so-called “penny stock” rules if the shares have a market value of less than $5.00 per share. The SEC has adopted regulations that define a penny stock to include any stock that has a market price of less than $5.00 per share, subject to certain exceptions, including an exception for stock traded on a national securities exchange. The SEC regulations impose restrictive sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser’s written consent to the transaction prior to sale. This means that if we are unable to maintain the listing of our common stock on a national securities exchange, the ability of stockholders to sell their common stock in the secondary market could be adversely affected. If a transaction involving a penny stock is not exempt from the SEC’s rule, a broker-dealer must deliver a disclosure schedule relating to the penny stock market to each investor prior to a transaction. The broker-dealer also must disclose the commissions payable to both the broker-dealer and its registered representative, current quotations for the penny stock, and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the customer’s account and information on the limited market in penny stocks.

The liquidity and trading volume of our common stock may be low, which could adversely impact the trading price of our common stock and our stockholders’ ability to obtain liquidity.

The liquidity and trading volume of our common stock has at times been low in the past and may again be low in the future. If the liquidity and trading volume of our common stock is low, this could adversely impact the trading price of our common stock and our stockholders’ ability to obtain liquidity in their shares of our common stock.

In addition, pursuant to a stockholders agreement we entered into in connection with a May 2013 private placement, one of our stockholders has the right to designate a director to be nominated by us to serve on our board of directors. Furthermore, this stockholder agreement gives two investors the right to participate in future equity offerings, on the same terms as other investors. In addition, the stockholders agreement prohibits us from taking certain material actions without the consent of at least one of the primary investors in the May 2013 private placement. These material actions include:

●	making any acquisition with a value greater than $2 million;

●	offering, selling or issuing securities senior to our common stock or any securities that are convertible into or exchangeable or exercisable for securities ranking senior to our common stock;

●	taking any action that would result in a change in control of the Company or an insolvency event; and

●	paying or declaring dividends on any of our securities or distributing any of our assets other than in the ordinary course of business or repurchasing any of our outstanding securities.

The foregoing rights terminate for a primary investor when that investor ceases to beneficially own less than 50% of the shares and warrants (taking into account shares issued upon exercise of the warrants), in the aggregate, that were purchased at the closing of the 2013 private placement. We believe that the rights of one of the primary investors have terminated. The interests of the parties to the stockholders agreement could conflict with or differ from our interests or the interests of other stockholders.

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Our stock price has been, and may continue to be, highly volatile.

The trading price of our common stock has been highly volatile. During the 12 months ended December 31, 2023, the closing trading price of our common stock ranged from a high of $8.70 per share to a low of $2.40 per share. Between January 1, 2024, and December 31, 2024, the closing trading price of our common stock ranged from $5.63 to $0.70. The trading price of our common stock could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

●	failure to significantly increase revenue and volumes of OvaSuite or Aspira Synergy;
●	actual or anticipated period-to-period fluctuations in financial results;
●	failure to achieve, or changes in, financial estimates by securities analysts;
●	announcements or introductions of new products or services or technological innovations by us or our competitors;
●	failure to complete clinical studies that validate clinical utility sufficiently to increase positive medical policy among payers at large;
●	publicity regarding actual or potential discoveries of biomarkers by others;
●	comments or opinions by securities analysts or stockholders;
●	the ability to maintain the listing of our securities on The Nasdaq Capital Market;
●	conditions or trends in the pharmaceutical, biotechnology or life science industries;
●	announcements by us of significant acquisitions and divestitures, strategic partnerships, joint ventures or capital commitments;
●	developments regarding our patents or other intellectual property or that of our competitors;
●	litigation or threat of litigation;
●	additions or departures of key personnel;
●	limited daily trading volume;
●	our ability to continue as a going concern;
●	economic and other external factors, disasters or crises; and
●	our announcement of future fundraisings.

In addition, the stock market in general and the market for diagnostic technology companies, in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may adversely affect the market price of our securities, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of our attention and our resources.

Anti-takeover provisions in our charter, bylaws, other agreements and under Delaware law could make a third-party acquisition of the Company difficult.

Certain provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us, even if a change of control might be deemed beneficial to our stockholders. Such provisions could limit the price that certain investors might be willing to pay in the future for our securities. Our Certificate of Incorporation eliminates the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting, and our Bylaws require advance notice for stockholder proposals and director nominations, which may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. Our Certificate of Incorporation authorizes undesignated preferred stock, which makes it possible for our board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could adversely affect the voting power of holders of common stock. In addition, the likelihood that the holders of preferred stock will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control.

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In connection with our private placement offering of common stock and warrants in May 2013 we entered into a stockholders agreement (the “2013 Stockholders Agreement”) which, among other things, includes agreements limiting our ability to effect a change in control without the consent of at least one of the primary investors in that offering. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. The amendment of any of the provisions of either our Certificate of Incorporation or Bylaws described in the preceding paragraph would require not only approval by our board of directors and the affirmative vote of at least 66 2/3% of our then outstanding voting securities, but also consent pursuant to the terms of the 2013 Stockholders Agreement. We are also subject to certain provisions of Delaware law that could delay, deter or prevent a change in control of the Company. These provisions could make a third-party acquisition of the Company difficult and limit the price that investors might be willing to pay in the future for shares of our common stock.

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not have a positive impact on our results of operations or increase the market value of our securities. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our products and/or cause the price of our securities to decline.

You may experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase in the offering.

The offering price per Unit in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. After giving effect to the sale by us of 50,000,000 Units at an assumed public offering price of $0.40 per Unit, the last reported sale price of our common stock as reported on The Nasdaq Capital Market on January 27, 2025 after deducting commissions and estimated offering expenses payable by us and assuming no sale of any Pre-funded Units, you will experience immediate dilution of $0.157 per share, representing the difference between our net tangible book value per share as of September 30, 2024 after giving effect to this offering, sale of 1,261,265 shares of our common stock pursuant to that certain At The Market Agreement with H.C. Wainwright & Co., LLC dated as of August 2, 2024 and the offering price. The exercise of outstanding warrants and stock options may also result in further dilution of your investment. See the section entitled “Dilution” on page 35 below for a more detailed illustration of the dilution you may incur if you participate in this offering.

If we raise additional capital in the future, your ownership in us could be diluted.

In order to raise additional capital, we may offer additional shares of common stock or other securities convertible into or exchangeable for our common stock. We may sell shares or other securities in any other offering at a price per share that is less than the price for securities paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, including investors who purchase securities in this offering. The price per share at which we sell additional shares of common stock or securities convertible into common stock in future transactions may be higher or lower than the price for securities offered in this offering.

Until such time, if ever, as we can generate substantial revenue from our operations, we anticipate financing our cash needs through a combination of equity offerings, debt financings and license agreements. To the extent that we raise additional capital through the further sale of equity securities or convertible debt securities, your ownership interest will be diluted.

Sales of a substantial number of our shares of common stock in the public market could cause our stock price to fall.

We may issue and sell additional shares of common stock in the public markets. Sales of a substantial number of shares of our common stock in the public markets or the perception that such sales could occur could depress the market price of our securities and impair our ability to raise capital through the sale of additional equity securities.

Because we do not currently intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the operation, development and growth of our business. Furthermore, any future debt agreements may also preclude us from paying or place restrictions on our ability to pay dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain with respect to your investment for the foreseeable future.

The exercise of our outstanding options and warrants will dilute stockholders and could decrease our stock price.

The exercise of our outstanding options and warrants may adversely affect our stock price due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of our securities, and could adversely impact the terms under which we could obtain additional equity capital. Exercise of outstanding options and warrants or any future issuance of additional shares of common stock or other equity securities, including, but not limited to, options, warrants, restricted stock units or other derivative securities convertible into our common stock, may result in significant dilution to our stockholders and may decrease our stock price.

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The price per Unit and Pre-funded Unit offered under this prospectus may not accurately reflect the value of your investment.

The offering price for the Units and Pre-funded Units offered under this prospectus has been determined by negotiation among us and the underwriter. We cannot predict the price at which our shares of common stock or the Warrants will trade upon the closing of the offering.

Since the Warrants and Pre-funded Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Warrants and Pre-funded Warrants, as applicable, are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Warrants and Pre-funded Warrants, as applicable, may, even if we have sufficient funds, not be entitled to receive any consideration for their Warrants and Pre-funded Warrants, as applicable, or may receive an amount less than they would be entitled to if they had exercised their Warrants and Pre-funded Warrants, as applicable, prior to the commencement of any such bankruptcy or reorganization proceeding.

We may amend the terms of the Warrants in a way that may be adverse to holders with the approval by the holders of a majority of the then-outstanding Warrants.

The Warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. All other modifications or amendments, including any amendment to increase the exercise price of the Warrants or shorten the exercise period of the warrants, shall require the written consent of the registered holders of a majority of the then-outstanding Warrants.

There is no established public trading market for the Pre-funded Warrants being offered in this offering, and we do not expect a market to develop for the Pre-funded Warrants.

There is no established public trading market for the Pre-funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-funded Warrants will be limited. Further, the existence of the Pre-funded Warrants may act to reduce both the trading volume and the trading price of our common stock.

The Warrants and Pre-funded Warrants are speculative in nature.

Except as otherwise provided in the Warrants and Pre-funded Warrants, until holders of Warrants and Pre-funded Warrants acquire our common stock upon exercise of the Warrants and Pre-funded Warrants, holders of Warrants and Pre-funded Warrants will have no rights with respect to our common stock underlying such Warrants and Pre-funded Warrants such as voting rights or the right to receive dividends. Upon exercise of the Warrants and Pre-funded Warrants, the holders will be entitled to exercise the rights of a stockholder of our common stock only as to matters for which the record date occurs after the exercise date.

Moreover, following this offering, the market value of the Warrants and Pre-funded Warrants is uncertain. There can be no assurance that the market price of our common stock will ever equal or exceed the price of the Warrants and Pre-funded Warrants, and, consequently, whether it will ever be profitable for investors to exercise their Warrants and Pre-funded Warrants.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of Units and Pre-funded Units in this offering will be approximately $17.9 million, or approximately $20.7 million if the underwriters exercise their option to purchase additional securities in full, based on an assumed public offering price of $0.40 per Unit, which was the closing price of shares of our common stock on The Nasdaq Capital Market on January 27, 2025, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us assuming no sale of the Pre-funded Units.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses, technologies or products, however, we have no current commitments or obligations to do so.

A $0.25 increase or decrease in the assumed public offering price of $0.40 per Unit would increase or decrease the net proceeds from this offering by approximately $11.5 million, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. An increase (decrease) of 5,000,000 Units in the number of Units offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds from this offering by approximately $1.8 million, assuming no change in the assumed public offering price per Unit and after deducting estimated underwriting discounts and commissions.

Although we have identified some potential uses of the net proceeds to be received from this offering, we cannot specify these uses with certainty. Our management will have broad discretion in the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not positively impact our results of operations or increase the market value of our securities.

Pending any use, as described above, we plan to deposit the net proceeds in money market accounts with our primary bank or otherwise invest the net proceeds in high-quality, short-term, interest-bearing securities.

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CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2024:

●	on an actual basis;

●	on a pro forma basis to reflect the issuance of 1,261,265 shares of our common stock pursuant to that certain At The Market Agreement with H.C. Wainwright & Co., LLC dated as of August 2, 2024 for net proceeds of approximately $983,000, after deducting the estimated sales agent fees and offering expenses payable by us, from October 23, 2024 to January 27, 2025; and

●	on a pro forma as adjusted basis to give further effect to our issuance and sale of 50,000,000 Units in this offering at an assumed public offering price of $0.40 per Unit, which was the closing price of shares of our common stock on The Nasdaq Capital Market on January 27, 2025 and after deducting the estimated underwriting discounts and commissions and other estimated offering expenses payable by us and assuming no sale of the Pre-funded Units.

The information in this table is unaudited and is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the information contained in “Use of Proceeds,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” as well as the financial statements and the notes included elsewhere in this prospectus.

	September 30, 2024 (In Thousands)
	Actual (Unaudited)	Pro Forma (Unaudited)	Pro Forma As Adjusted(1) (Unaudited)
Cash and cash equivalents	$2,133	$3,116	$21,035

Long-term Debt, including Short-term portion	$1,563	$1,563	$1,563

Stockholders’ deficit:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized, 0 shares issued and outstanding, actual; 5,000,000 shares authorized, 0 shares issued and outstanding, pro forma; 5,000,000 shares authorized, 0 shares issued and outstanding, pro forma as adjusted	-	-	-
Common stock, par value $0.001 per share; 200,000,000 shares authorized, 16,284,381 shares issued and outstanding, actual; 200,000,000 shares authorized, 17,545,646 shares issued and outstanding, pro forma; 200,000,000 shares authorized, 67,545,646 shares issued and outstanding, pro forma as adjusted	16	17	67
Additional paid-in capital	527,473	528,455	546,324
Accumulated deficit	(530,009)	(530,009)	(530,009)
Total stockholders’ deficit	(2,520)	(1,537)	16,382
Total capitalization	$(957)	26	$17,945

(1)	A $0.25 increase (decrease) in the assumed public offering price of $0.40 per Unit, the last reported sale price of our common stock as reported on The Nasdaq Capital Market on January 27, 2025, would increase (decrease) the pro forma as adjusted amount of each of cash, total stockholders’ equity and total capitalization by $11.5 million, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 5,000,000 Units in the number of Units offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash, total stockholders’ equity and total capitalization by $1.8 million, assuming no change in the assumed public offering price per Unit and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our common stock to be outstanding after this offering is based on 16,284,381 shares of our common stock outstanding as of September 30, 2024, assumes no exercise by the underwriters of their over-allotment option or the sale of Pre-funded Units and excludes:

●	4,475,068 shares of common stock issuable upon exercise of warrants with a weighted average exercise price of $2.90;
●	839,450 shares of common stock issuable upon exercise of options with a weighted average exercise price of $8.28;
●	153,750 shares of common stock issuable upon vesting of outstanding restricted stock units;
●	642,865 shares of common stock reserved for future issuance under our existing stock incentive plan;
●	50,000,000 shares of common stock issuable upon exercise of the Warrants offered hereby at an exercise price of $ per share of common stock; and
●	2,500,000 shares of common stock (or 2,875,000 shares if the representative exercises its over-allotment option in full) issuable upon exercise of warrants to be issued to the representative of the underwriters as part of this offering at an exercise price of $0.50 (assuming a public offering price of $0.40 per Unit, the last reported sale price of our common stock as reported on The Nasdaq Capital Market on January 27, 2025.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after the offering. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding.

The historical net tangible book value of our common stock as of September 30, 2024 was approximately ($2.5 million) or ($0.155) per share based on 16,284,381 shares of common stock outstanding on such date. Historical net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding.

After giving effect to the sale of 1,261,265 shares of our common stock pursuant to that certain At The Market Agreement with H.C. Wainwright & Co., LLC dated as of August 2, 2024 for net proceeds of approximately $983,000, and after deducting the estimated sales agent fees and offering expenses payable by us, from October 23, 2024 to January 27, 2025, our pro forma net tangible book value at September 30, 2024 would have been ($1.5 million), or ($0.088) per share of common stock.

After giving further effect to the sale of 50,000,000 Units in this offering at an assumed public offering price of $0.40 per Unit, which was the closing price of shares of our common stock on The Nasdaq Capital Market on January 27, 2025 and after deducting the estimated underwriting discounts and commissions and other estimated offering expenses payable by us and assuming no sale of the Pre-funded Units, our pro forma as adjusted net tangible book value at September 30, 2024 would have been $16.4 million, or $0.243 per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.331 per share to existing stockholders and immediate dilution of $0.157 per share to new investors purchasing shares of our common stock in this offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per Unit		$0.400
Pro forma net tangible book value per share as of September 30, 2024	$(0.088)
Pro forma as adjusted increase in net tangible book value per share attributable to new investors in this offering	0.331

Pro forma as adjusted net tangible book value per share immediately after this offering		0.243

Dilution per share to new investors in this offering		$0.157

A $0.25 increase (decrease) in the assumed public offering price of $0.40 per Unit, which was the closing price of our common stock on The Nasdaq Capital Market on January 27, 2025, would increase (decrease) our pro forma as adjusted net tangible book value after this offering by $0.170 per share and the dilution to new investors purchasing Units in this offering by $0.080 per share, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions. An increase (decrease) of 5,000,000 shares in the number of Units offered by us, as set forth on the cover page of this prospectus, would increase our pro forma as adjusted net tangible book value after this offering by $0.010 per share and decrease the dilution to new investors purchasing Units in this offering by $0.010 per share, assuming no change in the assumed public offering price per Unit and after deducting estimated underwriting discounts and commissions.

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If the underwriters exercise their option to purchase additional Units and/or Pre-funded Units in full, the pro forma as adjusted net tangible book value per share after giving effect to the offering would be $0.255 per share. This represents an increase in net tangible book value of $0.343 per share to existing stockholders and dilution in net tangible book value of $0.145 per share to new investors.

To the extent that stock options or warrants are exercised, new stock options are issued under our equity incentive plan, or we issue additional common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The number of shares of our common stock to be outstanding after this offering is based on 16,284,381 shares of our common stock outstanding as of September 30, 2024, assumes no exercise by the underwriters of their over-allotment option or the sale of Pre-funded Units and excludes:

●	4,475,068 shares of common stock issuable upon exercise of warrants with a weighted average exercise price of $2.90;
●	839,450 shares of common stock issuable upon exercise of options with a weighted average exercise price of $8.28;
●	153,750 shares of common stock issuable upon vesting of outstanding restricted stock units;
●	642,865 shares of common stock reserved for future issuance under our existing stock incentive plan;
●	50,000,000 shares of common stock issuable upon exercise of the Warrants offered hereby at an exercise price of $ per share of common stock; and
●	2,500,000 shares of common stock (or 2,875,000 shares if the representative exercises its over-allotment option in full) issuable upon exercise of warrants to be issued to the representative of the underwriters as part of this offering at an exercise price of $0.50 (assuming a public offering price of $0.40 per share, the last reported sale price of our common stock as reported on The Nasdaq Capital Market on January 27, 2025.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Company Overview

Corporate Vision

We are dedicated to the discovery, development, and commercialization of non-invasive, AI-powered tests to aid in the diagnosis of gynecologic diseases, starting with ovarian cancer.

We plan to broaden our focus to the differential diagnosis of other gynecologic diseases that typically cannot be assessed through traditional non-invasive clinical procedures. We expect to continue commercializing our existing and new technology and to distribute our tests through our decentralized technology transfer service platform, Aspira Synergy. We also intend to continue to raise public awareness regarding the higher sensitivity and negative predictive value for ovarian malignancy of Ova 1 as compared to CA-125 on its own for women with adnexal masses planned for surgery, as well as the performance of our machine learning algorithms in detecting ovarian cancer risk in different racial and ethnic populations. We plan to continue to expand access to our tests among Medicaid patients as part of our corporate mission to make the best care available to all women, and we plan to advocate for legislation and the adoption of our technology in professional society guidelines to provide broad access to our products and services.

We continue to focus on three key initiatives: growth, innovation, and operational excellence.

Growth. As a revenue-generating diagnostics company focused exclusively on gynecologic disease, our commercial capabilities are one of our most important differentiators. We expect our extensive experience with gynecologists and healthcare providers, along with the historical adoption of our OvaSuite tests, to drive growth as we introduce new products.

During 2023, we conducted a comprehensive review of our commercial programs to identify people, processes, and technology enhancements and to refine our product messaging for greater impact and reach. As a result of the findings of that review, we implemented a revised commercial strategy (the “Commercial Refresh”) in the second half of 2023. In the first quarter of 2024, we completed the successful implementation of the Commercial Refresh and expect to leverage these enhancements as we continue to focus on growth through the improved profitability, efficiency, and effectiveness of the sales and marketing teams.

The average number of field sales representatives during the nine months ended September 30, 2024 was 17, compared with 20 representatives in the nine months ended September 30, 2023. The average OvaSuite volume per field sales representative increased from 917 tests per representative in the nine months ended September 30, 2023 to 1,109 tests per representative in the nine months ended September 30, 2024, nearly a 21% increase.

Innovation. We believe our ability to successfully develop novel AI-powered assays is superior to others based on our knowledge and extensive experience in designing and successfully launching FDA-cleared and laboratory developed blood tests to aid in the diagnosis of ovarian cancer. We own and operate Aspira Labs, Inc., a research and commercial CLIA laboratory in Texas, and have accumulated more than 110,000 patient samples in our research biobank. Moreover, our history of successfully collaborating with world-class research and academic institutions allows us to innovate and provide outstanding patient care.

Our product pipeline is focused on two areas: ovarian cancer and endometriosis.

In ovarian cancer, we have developed clinical data to support the repeated use of our OvaWatch test for the monitoring of an adnexal mass. In the second quarter of 2024, we expanded the features of our commercially available OvaWatch test for monitoring of adnexal masses through periodic testing at physician prescribed intervals, marking the successful completion of the vision for OvaSuite. The successful expansion of the OvaWatch mass monitoring feature in the second quarter of 2024 resulted in a tenfold increase in the market for our tests when compared to the addressable market for Ova1Plus of approximately 200,000 to 400,000 based on patients identified for surgery. As a result, we believe the addressable market for our tests to have increased to between 2 and 4 million tests per year.

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Our OVAinform development program continues to progress. OVAinform is a multi-marker test that combines serum proteins, clinical data (metadata), and miRNA for assessing the risk of ovarian cancer in women with an adnexal mass.

In endometriosis, we are developing and intend to introduce a new non-invasive test to aid in the diagnosis of this debilitating disease that impacts millions of women worldwide. We completed the design of a protein-based non-invasive blood test to aid the detection of endometrioma, one of the most common forms of endometriosis. The algorithm was confirmed with three independent cohorts and is an important input for our ENDOinform program focused on developing a multi-marker test that combines serum proteins, clinical data (metadata) and miRNA for the identification of endometriosis.

Our endometriosis portfolio addresses an even larger addressable market. According to the U.S. Department of Health and Human Services, endometriosis affects more than 6.5 million women in the United States. We believe the proliferation of commercially available and in-development therapeutics for the treatment of endometriosis will create a significant demand for a non-invasive diagnostic.

Operational Excellence. During the nine months ended September 30, 2024, we decreased our operating expenses by $1.9 million, when compared with the nine months ended September 30, 2023. We have continued our history of opportunistically raising capital. We raised gross proceeds of $5.6 million in January 2024 in a follow-on offering. We also raised gross proceeds of approximately $1.9 million in a private placement and gross proceeds of approximately $2.1 million in a warrant inducement transaction in July 2024. Subsequent to the quarter end, we began selling shares in connection with an At-the-Market agreement, resulting in gross proceeds of $350,000 through November 18, 2024.

In the second quarter of 2024, we completed a comprehensive analysis of our biobank and identified up to 70,000 serum, plasma, and whole blood samples that are available for secondary research. In July, two material transfer agreements were executed with third parties for an average selling price of approximately $500 per sample. We believe these purchases, while small, were an important step towards our goal to identify opportunities for non-dilutive cash through sample dispositions, and to establish a baseline market value for the purchased material.

Our Business and Products

We currently commercialize the following blood test products and related services:

(1) the Ova1Plus workflow, which uses Ova1 as the primary test and Overa as a reflex for Ova1 intermediate range results. Ova1 is a qualitative serum test intended as an aid to further assess the likelihood of malignancy in women with an ovarian adnexal mass for which surgery is planned when the physician’s independent clinical and radiological evaluation does not indicate malignancy. Overa is a second-generation biomarker test intended to maintain Ova1’s high sensitivity while improving specificity. The Ova1Plus workflow leverages the strengths of Ova1’s MIA sensitivity and Overa’s (MIA2G) specificity to increase performance; and

(2) OvaWatch, which is intended to assist in the initial and periodic clinical assessment of malignancy risk in all women thought to have an indeterminate or benign adnexal mass.

Our products are distributed through our own national sales force, including field sales, inside sales and a contracted sales team, through our proprietary decentralized testing platform and cloud service, marketed as Aspira Synergy, and through marketing and distribution agreements with BioReference and ARUP Laboratories. In November of 2024, we expanded our distribution agreement with BioReference to include OvaWatch. This timing aligns with our approval from New York State and increases our ability to market the test in New York. This important addition will allow providers who currently order Ova1 through BioReference to also order Aspira’s products for any woman with a mass within their existing BioReference workflows.

Our Ova1 test received FDA de novo classification in September 2009. Ova1 comprises instruments, assays, reagents, and the OvaCalc software, which includes a proprietary algorithm that produces a risk score. Our Overa test, which includes an updated version of OvaCalc, received FDA 510(k) clearance in March 2016. Ova1, Overa and OvaWatch each use the Roche Cobas 4000, 6000 and 8000 platforms for analysis of proteins. Revenue from these sources is included in the results of operations in total revenue for the three and nine months ended September 30, 2024.

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In 2021, we began entering into decentralized arrangements with large healthcare networks and physician practices for our Aspira Synergy platform, our decentralized testing platform and cloud service for decentralized global access of protein biomarker testing. Ova1, Overa, and the Ova1Plus workflow continue to be available through the Aspira Synergy platform. As of September 30, 2024, we had two active Aspira Synergy contracts.

OvaWatch has been developed and is validated for use in Aspira’s CLIA-certified lab as a non-invasive blood-based risk assessment test for use in conjunction with clinical assessment and imaging to determine ovarian cancer risk for patients with an adnexal mass whose adnexal mass has been determined by an initial clinical assessment as indeterminate or benign. OvaWatch is the only commercially available blood test available for assessment of the risk of ovarian cancer in women diagnosed with an adnexal mass considered indeterminate or benign by a physician’s preliminary clinical assessment.

We collected clinical data to support the utility of OvaWatch to aid in surgical referral and as a longitudinal monitoring test, resulting in two manuscripts that were published in peer review journals in May 2024. In addition, an abstract highlighting data evaluating the use of OvaWatch to assess ovarian cancer risk in pre- and post-menopausal women was accepted for a poster presentation at the Annual Meeting of The Menopause Society in September 2024.

Outside of the United States, we sponsored studies in the Philippines aimed at validating Overa and Ova1 in specific populations. In February 2024, we signed an exclusive license agreement with Hi-Precision Laboratories to offer OvaSuite tests in the Philippines. In November 2024, Hi-Precision Laboratories communicated the completion of all laboratory and regulatory processes required for it to offer Ova1Plus commercially to patients in the Philippines under the terms of our licensing agreement. Accordingly, it began marketing the test to physicians through its existing sales and marketing channels at that time. We intend to assist Hi-Precision in the design and execution of its commercialization and physician adoption strategy. Building on the successful launch of Ova1Plus in the Philippines, we have created a process roadmap for future global expansion efforts.

We own and operate Aspira Labs, based in Austin, Texas, a Clinical Chemistry and Endocrinology Laboratory accredited by the College of American Pathologists, which specializes in applying biomarker-based technologies to address critical needs in the management of gynecologic cancers and disease. Aspira Labs provides expert diagnostic services using a state-of-the-art biomarker-based risk assessment to aid in clinical decision making and to advance personalized treatment plans. The lab currently performs our Ova1Plus workflow and OvaWatch testing, and we plan to expand the testing to other gynecologic conditions with high unmet need. Aspira’s Labs holds a CLIA Certificate of Accreditation and a state laboratory license in California, Maryland, New York, Pennsylvania and Rhode Island. The Centers for Medicare & Medicaid Services (“CMS”) issued a supplier number to Aspira Labs in 2015. Aspira Labs also holds a current ISO 13485 certification which is the most accepted standard worldwide for medical devices.

In the United States, revenue for diagnostic tests comes from several sources, including third-party payers such as insurance companies, government healthcare programs, such as Medicare and Medicaid, client bill accounts and patients. Novitas Solutions, a Medicare Administrative Carrier, covers and reimburses for Ova1 tests performed in certain states, including Texas. Due to our billed Ova1 tests being performed exclusively at Aspira Labs in Texas, the LCD from Novitas Solutions essentially provides national coverage for patients enrolled in Medicare as well as Medicare Advantage health plans. We have applied for an LCD for OvaWatch, which is currently under review.

In November 2016, the American College of Obstetricians and Gynecologists (“ACOG”) issued Practice Bulletin Number 174 which included Ova1, defined as the “Multivariate Index Assay,” outlining ACOG’s clinical management guidelines for adnexal mass management. Practice Bulletin Number 174 recommends that obstetricians and gynecologists evaluating women with adnexal masses who do not meet Level A criteria of a low-risk transvaginal ultrasound should proceed with Level B clinical guidelines. Level B guidelines state that the physician may use risk-assessment tools such as existing CA-125 technology or Ova1 (“Multivariate Index Assay”) as listed in the bulletin. Based on this, Ova1 achieved parity with CA-125 as a Level B clinical recommendation for the management of adnexal masses.

Practice Bulletins summarize current information on techniques and clinical management issues for the practice of obstetrics and gynecology. Practice Bulletins are evidence-based documents, and recommendations are based on the evidence. This is also the only clinical management tool used for adnexal masses. Although there are Practice Bulletins, guidelines do not exist for adnexal masses. ACOG guidelines do exist, however, for ovarian cancer management.

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Product Pipeline

We aim to introduce new gynecologic diagnostic products and to expand our product offerings to additional women’s gynecologic health diseases by adding additional gynecologic bio-analytic solutions involving biomarkers, clinical risk factors and patient data to aid diagnosis and risk stratification. Future product expansions will be accelerated by the development of lab developed testing in a CLIA environment, relationships with strategic research and development partners, and access to specimens in our biobank.

●	OVAinform is a multi-marker test that combines serum proteins, clinical data (metadata), and miRNA for assessing the risk of ovarian cancer in women with an adnexal mass. The test is being developed in collaboration with Harvard’s Dana-Farber Cancer Institute (providing clinical and trial design expertise), Brigham & Women’s Hospital (providing miRNA technical expertise), and Medical University of Lodz (providing miRNA biomarker and bioinformatics analytic support).

The miRNAs used in the OVAinform test were the subject of a 2017 paper, “Diagnostic potential for a serum miRNA neural network for detection of ovarian cancer” published in the peer-reviewed journal Cancer Biology. In October 2023, a poster entitled “Improving the diagnostic accuracy of an ovarian cancer triage test using a joint miRNA-protein model,” was presented at the AACR Special Conference in Cancer Research: Ovarian Cancer by senior author, Dr. Kevin Elias M.D., Director, Gynecologic Oncology Laboratory at Brigham and Women’s Hospital and Assistant Professor of Obstetrics, Gynecology and Reproductive Biology at Harvard Medical School. The poster highlighted data from a study that combined serum protein and patient clinical information (metadata) from Aspira’s ovarian cancer registry studies with miRNA determined by the Elias laboratory. The data showed using miRNA in combination with serum proteins, provided superior performance over existing ovarian cancer risk assessment blood tests.

We have tested our entire set of selected miRNA biomarkers and, based on their performance, we are refining the features on our droplet digital PCR commercial platform. As a next step, we intend to increase our patient sample testing to refine the algorithm.

●	EndoCheck is the first protein biomarker test designed to identify ovarian endometriomas, one of the most common forms of endometriosis. We have confirmed the algorithm with three independent cohorts, achieving preliminary performance that supports its use to aid the detection and treatment of endometrioma. EndoCheck research is an important input for our ENDOinform program focused on developing a multi-marker test that combines serum proteins, clinical data (metadata) and miRNA for the identification of endometriosis. EndoCheck will not be launched as an independent test, and our future efforts will be focused on the development of ENDOinform.

●	ENDOinform (formerly EndoMDx) is a multi-marker test program that combines serum proteins, clinical data (metadata), and miRNA for the identification of endometriosis. The test is being developed in collaboration with a consortium of academic and clinical partners led by Dana Farber Cancer Institute. We are currently in the process of analyzing the first 100 patient samples to verify protein and miRNA biomarkers for their analytical properties on our droplet digital PCR commercial platform. This is a critical step in evaluating the strength of algorithms that incorporate miRNAs.

Recent Developments

Business Updates

On May 7, 2024, we announced the publication of two peer-reviewed manuscripts. The first manuscript, entitled “Ovarian Cancer Surgical Consideration is Markedly Improved by the Neural Network Powered-MIA3G Multivariate Index Assay” was published in the peer-reviewed journal Frontiers of Medicine on May 2, 2024. The findings of this study demonstrate that use of OvaWatch to stratify risk in patients with an adnexal mass might help to reduce surgical backlogs and unnecessary surgical referrals. The second manuscript, entitled “Neural Network-derived Multivariate Index Assay Demonstrates Effective Clinical Performance in Longitudinal Monitoring of Ovarian Cancer Risk” was published in the journal Gynecologic Oncology on May 3, 2024. The findings of this study demonstrate that OvaWatch could be an effective tool for the monitoring of ovarian cancer risk over time in women with indeterminate or low risk adnexal masses. Based on common practice for adnexal mass management and consistent with the study, OvaWatch can be drawn by the provider every three to six months for active surveillance of an adnexal mass.

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A publication entitled Serum miRNA improves the accuracy of a multivariate index assay for triage of an adnexal mass was published in the journal Gynecologic Oncology, August of 2024 from the laboratory of our collaborator Dr. Kevin Elias at the Brigham and Women’s Hospital. The paper describes the novel combination of microRNAs (miRNAs) and serum proteins to achieve increased performance in the assessment of malignancy risk in patients with an adnexal mass. The miRNAs, discovered by Dr Elias’ team, in combination with serum proteins from Aspira Women’s Health’s proprietary multivariate index assays Ova1 and Overa showed increased sensitivity for detection of malignancy and broader detection of diverse ovarian cancer subtypes. This publication establishes the feasibility of improved tests using multi-omic information. (Webber JW, Wollborn L, Mishra S, Vitonis AF, Cramer DW, Phan RT, Pappas TC, Stawiski K, Fendler W, Chowdhury D, Elias KM. Serum miRNA improves the accuracy of a multivariate index assay for triage of an adnexal mass. Gynecol Oncol. 2024 Aug 23;190:124-130.)

An abstract entitled “Application of a Deep Neural Network-Based Algorithm to Provide Additional Information in the Assessment of Adnexal Masses Classified as Indeterminate by Imaging” was presented as a poster at the Annual Meeting of The Menopause Society in September 2024. This presentation highlighted data evaluating the use of OvaWatch to assess ovarian cancer risk in pre- and post-menopausal women. The data demonstrated that in women with an adnexal mass and an indeterminate ultrasound imaging result, the OvaWatch result indicated low malignant potential of the mass in more than 70% of patients. The use of OvaWatch could provide additional information to reduce surgical referrals.

An EndoCheck-related abstract entitled “Association of the Endometriosis Health Profile-5 (EHP-5) with Non-Invasive Biomarkers in Patients with Suspected Endometriosis” was presented as a poster at the 27th Annual National Association of Nurse Practitioner’s in Women’s Health Women’s Healthcare Conference in September 2024. This poster examined the association of biomarkers for ovarian endometriosis (endometrioma) with quality-of-life survey responses before and after surgical intervention. There was no association between endometrioma biomarkers and self-reported patient quality of life either prior to or after surgery, and this was consistent with other research.

An EndoCheck-related virtual poster entitled “A Proprietary Protein-Based Algorithm May Increase Sensitivity of Endometrioma Detection When Combined with Imaging” was presented at the annual meeting of the American Association of Gynecologic Laparoscopists in November 2024. This poster summarizes a preliminary study on the performance of imaging combined with a protein biomarker-based algorithm. The combination of these diagnostic tools resulted in increased sensitivity of detection of endometrioma and could be effective in risk assessment and surgical planning for this condition.

On July 1, 2024, we received a deficiency letter from the Nasdaq Stock Market notifying us that, for the 30 consecutive business days prior to the date of the deficiency letter, our Market Value of Listed Securities was below the minimum of $35 million market cap requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), Nasdaq provided us with 180 calendar days, or until December 30, 2024, to regain compliance with the MVLS Requirement. On December 31, 2024, we received written notice from the Staff of Nasdaq notifying us that we failed to regain compliance with the MVLS Requirement by the Compliance Date. As of the date of this prospectus, we have requested an appeal of Nasdaq’s determination to delist our common stock and paid Nasdaq a hearing fee of $20,000. The request for an appeal will stay the delisting of our common stock pending Nasdaq’s decision. Although we have requested an appeal of Nasdaq’s determination to delist our common stock, no assurance can be provided that we will be successful in our appeal and that our common stock will continue to be listed on The Nasdaq Capital Market.

On October 15, 2024, the Company announced that it had received approval from the New York State Department of Health’s Clinical Laboratory Evaluation Program for OvaWatch. This approval is required for all lab developed tests to ensure compliance with New York State’s clinical laboratory regulatory standards. The comprehensive review process includes an assessment of procedures for maintaining quality, traceability, and risk management.

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On October 17, 2024, we received a deficiency letter from the Nasdaq Stock Market indicating that, the bid price for our common stock (the “Common Stock”) for the 30 consecutive business days, had closed below the minimum $1.00 per share and, as a result, we are not in compliance with the $1.00 minimum bid price requirement for the continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A) and assuming our common stock is not delisted for our failure to satisfy the MVLS Requirement by the MVLS Compliance Dat, Nasdaq has provided us with 180 calendar days, or until April 15, 2025, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-day period. If we are not in compliance by April 15, 2025, we may qualify for a second 180 calendar day compliance period. If we do not qualify for, fail to regain compliance during the second compliance period, or if we appear to Nasdaq to be unable to cure the deficiency, then Nasdaq will notify us of its determination to delist our common stock, at which point we would have an option to appeal the delisting determination to a Nasdaq hearings panel.

On October 23, 2024, First Lady Dr. Jill Biden announced that we had been selected by the Advanced Research Projects Agency for Health (“ARPA-H”) as an awardee of the Sprint for Women’s Health, an initiative to address critical unmet challenges in women’s health, champion transformative innovations, and tackle health conditions that uniquely or disproportionately affect women. Under this initiative, we will receive up to $10 million in milestone-based funding over two years to develop our multi-marker blood test to aid in the detection of endometriosis. Our test will rely on a powerful, AI-powered algorithm that combines protein and microRNA biomarkers and patient data, and leverage technology that we pioneered for our ovarian cancer risk assessment blood tests.

We met the first milestone for payment in the fourth quarter of 2024 and received a payment of $2 million. The award also provides for access to a team of world-class subject matter experts and advisors to support the successful completion and commercial launch of the test before the end of the two-year contract term. We will work with an ARPA-H Program Manager and the ARPA-H Investor Catalyst Hub in the design, development, and commercial launch of this first-of-its kind endometriosis diagnostic test.

On October 29, 2024, we held a virtual Investor Day presentation to discuss our successful presentation to ARPA-H and provide more details about the project.

Market Access and Reimbursement

We continue to gain momentum in our activities to increase coverage and reimbursement of OvaSuite products by contracting with payers and gaining OvaWatch reimbursement. The volume of Northeast Anthem claims, contracted in August 2024, is increasing and expected to improve the reimbursement per test in upcoming quarters. We further expect additional Anthem regions to complete contracting in the Anthem Central and Virginia geographic regions in the fourth quarter, adding an additional 16 million lives.

In the third quarter we completed a comprehensive analysis of select national, regional and Integrated Delivery Network payers with the assistance of an experienced third-party consultant. The project provided additional insights regarding evidence requirements for broad support and reimbursement of OvaWatch. The findings of the analysis are being incorporated into a clinical utility study which is currently under development, the timing of which will depend on working capital available for its completion. While this project was focused on OvaWatch, we believe the output will help us advocate for expanded coverage for Ova1 and inform future market access strategies for future product launches.

Additionally, we met with numerous Medical Directors from Laboratory Benefit Management organizations and regional payers and have a further understanding of their requirements for OvaSuite medical necessity.

We also initiated an audit of our commercial payer contracts to ensure appropriate reimbursement. With this we have engaged in discussions that could improve the average unit price for OvaSuite tests. Additionally, we continue to monitor the state biomarker laws, which are increasingly mandating insurance coverage for biomarker testing in oncology. This trend is driven by the growing recognition of the importance of precision medicine and the need to ensure that patients have access to the most appropriate treatments. While these laws are a significant step forward, challenges remain, including inconsistencies across states, difficulties in defining “medically necessary,” and the requirement to demonstrate clinical utility utilizing real world evidence as a benchmark.

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Critical Accounting Policies and Estimates

Our significant accounting policies are described in Note 1, Basis for Presentation and Summary of Significant Accounting and Reporting Policies, of the Notes to the Consolidated Financial Statements included elsewhere in this prospectus. The Consolidated Financial Statements are prepared in conformity with GAAP. Preparation of the financial statements requires us to make critical judgments, estimates, and assumptions that affect the amounts of assets and liabilities in the financial statements and revenues and expenses during the reporting periods (and related disclosures). We believe the policies discussed below are our critical accounting estimates, as they include the more significant, subjective, and complex judgments and estimates made when preparing our consolidated financial statements.

Revenue Recognition

We recognize product revenue in accordance with the provisions of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”); all revenue is recognized upon completion of the OvaSuite test and delivery of results to the physician based on estimates of amounts that will ultimately be realized. In determining the amount of revenue to be recognized for a delivered test result, we consider factors such as payment history and amount, payer coverage, whether there is a reimbursement contract between the payer and us, and any current developments or changes that could impact reimbursement. These estimates require significant judgment by management as the collection cycle on some accounts can be as long as one year. The effect of any change made to an estimated input component and, therefore revenue recognized, would be recorded as a change in estimate at the time of the change.

We also review our patient account population and determine an appropriate distribution of patient accounts by payer (i.e., Medicare, patient pay, other third-party payer, etc.) into portfolios with similar collection experience. We have elected this practical expedient that, when evaluated for collectability, results in a materially consistent revenue amount for such portfolios as if each patient account were evaluated on an individual contract basis.

Stock-Based Compensation

We record the fair value of non-cash stock-based compensation costs for stock options and stock purchase rights related to the 2010 and 2019 Plans. We estimate the fair value of stock options using a Black-Scholes option valuation model. This model requires the input of subjective assumptions including expected stock price volatility, expected life and estimated forfeitures of each award. We use the straight-line method to amortize the fair value over the vesting period of the award. These assumptions consist of estimates of future market conditions, which are inherently uncertain, and therefore are subject to management’s judgment.

The expected life of options is based on historical data of our actual experience with the options we have granted and represents the period of time that the options granted are expected to be outstanding. This data includes employees’ expected exercise and post-vesting employment termination behaviors. The expected stock price volatility is estimated using our historical volatility in deriving the expected volatility assumption. We made an assessment that our historic volatility is most representative of future stock price trends. The expected dividend yield is based on the estimated annual dividends that we expect to pay over the expected life of the options as a percentage of the market value of our common stock as of the grant date. The risk-free interest rate for the expected life of the options granted is based on the United States Treasury yield curve in effect as of the grant date.

There is inherent uncertainty in our forecasts and projections and, if we had made different assumptions and estimates than those described previously, the amount of our stock-based compensation expense, net loss and net loss per common stock amounts could have been materially different.

Liquidity

As discussed in Note 1 to the consolidated financial statements, we have incurred significant net losses and negative cash flows from operations since inception, and as a result have an accumulated deficit of approximately $518,303,000 at December 31, 2023. We expect to incur a net loss in 2024 as well. In order to continue our operations as currently planned through 2024 and beyond, we will need to raise additional capital. Given the above conditions, there is substantial doubt about our ability to continue as a going concern. The consolidated financial statements have been prepared on a going concern basis and do not include any adjustments that might result from these uncertainties.

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Recent Accounting Pronouncements

The information set forth in Note 2 in our consolidated financial statements included elsewhere in this prospectus is hereby incorporated by reference.

Results of Operations

Year Ended December 31, 2023 as compared to Year Ended December 31, 2022

Our selected summary financial and operating data for the years ended December 31, 2023 and 2022 were as follows:

	Year Ended
	December 31,		Increase (Decrease)
(dollars in thousands)	2023	2022	Amount	%
Revenue:
Product	$9,153	$7,970	$1,183	15
Genetics	1	214	(213)	(100)
Total revenue	9,154	8,184	970	12
Cost of revenue:
Product	3,892	3,694	198	5
Genetics	-	167	(167)	-
Total cost of revenue	3,892	3,861	31	1
Gross profit	5,262	4,323	939	22
Operating expenses:
Research and development	4,035	5,917	(1,882)	(32)
Sales and marketing	7,812	14,915	(7,103)	(48)
General and administrative	12,267	14,629	(2,362)	(16)
Total operating expenses	24,114	35,461	(11,347)	(32)
Loss from operations	(18,852)	(31,138)	12,286	(39)
Other income (expense), net:
Change in fair value of warrant liabilities	629	1,704	(1,075)	(63)
Interest income, net	48	17	31	182
Forgiveness of DECD loan	1,000	-	1,000	-
Other income (expense), net	485	(468)	953	(204)
Total other income (expense), net	2,162	1,253	909	73
Net loss	$(16,690)	$(29,885)	$13,195	(44)

Product Revenue. Product revenue was $9.2million for the year ended December 31, 2023, compared to $8.0 million for the same period in 2022. Revenue is recognized when the test result is successfully delivered and is based on estimates of what we expect to ultimately realize. The 15% product revenue increase is due to the addition of our OvaWatch product, as well as an increase in average unit price (“AUP”) per test, offset by a decrease in Ova1Plus test volume. The AUP increased to $382 for the year ended December 31, 2023, compared to $372 for the same period in 2022.

The number of OvaSuite tests performed increased 12% to approximately 23,990 tests during the year ended December 31, 2023 compared to approximately 21,423 OvaSuite tests for the same period in 2022.

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The volume and AUP for the year ended December 31, 2023 and 2022 were as follows:

	Year Ended
	December 31,
	2023	2022
Product Volume:
Ova1Plus	20,579	21,373
OvaWatch	3,411	50
Total OvaSuite	23,990	21,423
Average Unit Price (AUP):
Ova1Plus	$394	$373
OvaWatch	308	140
Total OvaSuite	$382	$372

Genetics Revenue. Genetics revenue was $1,000 for the year ended December 31, 2023, compared to $214,000 for the same period in 2022. Revenue was recognized when the test result was successfully delivered and was based on estimates of what we expected to ultimately realize. We discontinued offering genetics testing effective September 30, 2022.

Cost of Revenue – Product. Cost of product revenue was $3,9 million for the year ended December 31, 2023 compared to $3,7 million for the same period in 2022, representing an increase of $0.2 million, or 5%, were primarily related to variable lab supply and shipping costs due to the increase in tests performed compared to the prior year, as well as an increase in consulting costs, offset by a decrease in software costs.

Cost of Revenue - Genetics. Cost of Aspira GenetiX revenue was $0 for the year ended December 31, 2023 compared to $0.2 million for the same period in 2022, which consisted primarily of personnel costs, consulting and licensing expenses. We discontinued the genetics testing offering effective September 30, 2022.

Research and Development Expenses. Research and development expenses represent costs incurred to develop our technology and carry out clinical studies, and include personnel-related expenses, regulatory costs, reagents and supplies used in research and development laboratory work, infrastructure expenses, contract services and other outside costs. Research and development expenses for the year ended December 31, 2023 decreased by $1.9 million, or 32%, compared to the same period in 2022. This decrease was primarily due to a decrease of approximately $0.8 million of costs related to our sponsored research collaboration agreements, a decrease in consulting expenses of $0.7 million and a decrease in costs due to the closure of a research and development lab in 2023. We expect research and development expenses to increase in 2024, as a result of increased projects and clinical studies.

Sales and Marketing Expenses. Our sales and marketing expenses consist primarily of personnel-related expenses, education and promotional expenses. These expenses include the costs of educating physicians and other healthcare professionals, medical meeting participation, and dissemination of scientific and health economic publications. Sales and marketing expenses for the year ended December 31, 2023 decreased by $7.1 million, or 48%, compared to the same period in 2022. This decrease was primarily due to decreased employment-related expenses of $6.2 million and travel costs of $0.7 million. We expect sales and marketing expenses to increase in 2024, as we focus on the growth of our products.

General and Administrative Expenses. General and administrative expenses consist primarily of personnel-related expenses, professional fees, including legal, finance and accounting expenses and other infrastructure expenses. General and administrative expenses for the year ended December 31, 2023 decreased by $2.4 million, or 16%, compared to the same period in 2022. This decrease was primarily due to a decrease in employment-related expenses of $2.6 million, and a decrease in outside legal costs of $0.4 million, offset by increased accounting costs of $0.4 million. We expect general and administrative expenses to decrease in 2024 due to recent personnel changes.

Change in fair value of warrant liabilities. The fair values of the warrants as of December 31, 2023, and December 31, 2022 were $1.7 million and $2.3 million, respectively, for a net change in fair value of $0.6 million.

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Interest Income, net. We had net interest income of $48,000 and $17,000, respectively, for the years ended December 31, 2023 and 2022. The change in the net interest income was primarily related to lower interest on the DECD loan after the forgiveness of $1.0 million and an increase in the interest earned on our money market accounts.

Forgiveness of DECD loan. Forgiveness of the DECD loan increased $1.0 million, compared to the same period in 2022. $1.0 million of our loan with the State of Connecticut Department of Economic and Community Development (the “DECD”) was partially forgiven in 2023.

Other Income (Expense), net. Other income for the year ended December 31, 2023 increased by $2.0 million, compared to the same period in 2022. The increase related primarily to one-time transactions, including the receipt of Employee Retention Tax Credits of $0.3 million and the receipt of insurance reimbursements of $0.3 million in 2023 and issuance costs related to warrants in 2022 of $0.6 million. The increase was offset by issuance costs associated with an equity line of credit of $0.3 million in 2023.

Cash Flows. The following table summarizes our cash flows for the periods ended December 31, 2023 and 2022.

	Year Ended
	December 31,
(in thousands)	2023	2022
Net cash (used in) provided by:
Operating activities	$(15,894)	$(31,068)
Investing activities	(24)	(232)
Financing activities	5,216	7,427
Net decrease in cash, cash equivalents and restricted cash	$(10,702)	$(23,873)

Net cash used in operating activities was $15.9 million for the year ended December 31, 2023, resulting primarily from the net loss reported of $16.7 million, the forgiveness of our DECD loan of $1,000,000 and changes in fair value of warrant liabilities in the amount of approximately $0.6, primarily offset by $1.7 million related to non-cash stock compensation expense and $0.6 million related to changes in prepaid expenses and other assets.

Net cash used in operating activities was $31.1 million for the year ended December 31, 2022, resulting primarily from the net loss reported of $29.9 million, changes in fair value of warrant liabilities of approximately $1.7 million and changes in accrued liabilities of $1.8 million and changes in accounts payable of $0.6 million, primarily offset by $2.4 million related to non-cash stock compensation expense.

Net cash used in investing activities was $24,000 and $232,000 for the years ended December 31, 2023 and 2022, respectively, which consisted primarily of property and equipment purchases.

Net cash provided by financing activities was $5.2 million for the year ended December 31, 2023, related primarily to a registered direct offering resulting in net proceeds of $4.1 million, after deducting placement agent costs and other expenses of $0.6 million, net proceeds of $68,000 related to an at-the market offering, after deducting transaction-related offering costs of $0.1 million, and an equity line of credit offering of $1.2 million, partially offset by principal payments on the DECD loan of $0.1 million. Net cash provided by financing activities was $7.4 million for the year ended December 31, 2022, which resulted primarily from a follow-on equity offering, resulting in net proceeds to us of approximately $7.7 million, after deducting underwriting discounts and offering expenses, including $0.6 million of expenses attributed to warrants that were included in the net loss.

We have significant NOL carryforwards as of December 31, 2023 which are subject to a full valuation allowance due to our history of operating losses. Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), as well as similar state provisions restrict our ability to use our NOL credit carryforwards to offset taxable income due to ownership change limitations that have occurred in the past or that could occur in the future. These ownership changes also may limit the amount of tax credit carryforwards that can be utilized annually to offset tax liabilities.

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Our pre- 2018 federal NOLs will expire in varying amounts from 2023 through 2037, if not utilized; and can offset 100% of future taxable income for regular tax purposes. Any federal NOLs arising on or after January 1, 2018, can be carried forward indefinitely but such federal NOL carryforwards are permitted to be used in any taxable year to offset up to 80% of taxable income in such year. Portions of our state NOLs will expire in varying amounts from 2023 through 2037 if not utilized. Our ability to use our NOLs will be dependent on our ability to generate taxable income, and the portions of our NOLs could expire before we generate sufficient taxable income.

Our ability to use our NOL carryforwards to offset taxable income is restricted due to ownership change limitations that have occurred in the past or that could occur in the future, as required by Section 382, as well as similar state specific provisions.

Our management believes that Section 382 ownership changes most recently occurred as a result of our follow-on public offerings in 2011 and 2013.

These limitations may result in the expiration of a portion of our NOL carryforwards before utilization. Due to the existence of a full valuation allowance against our remaining NOLs, it is not expected that Section 382 limitations will have an impact on our results of operations or financial position.

Three months ended September 30, 2024 Compared to Three Months Ended September 30, 2023

The selected summary financial and operating data of the Company for the three months ended September 30, 2024 and 2023 were as follows.

	Three Months Ended
	September 30,		Increase (Decrease)
(dollars in thousands)	2024	2023	Amount	%
Revenue:
Product	$2,257	$2,217	$40	2
Total revenue	2,257	2,217	40	2
Cost of revenue:
Product	902	910	(8)	(1)
Total cost of revenue	902	910	(8)	(1)
Gross profit	1,355	1,307	48	4
Operating expenses:
Research and development	908	998	(90)	(9)
Sales and marketing	2,143	1,702	441	26
General and administrative	2,048	2,723	(675)	(25)
Total operating expenses	5,099	5,423	(324)	(6)
Loss from operations	(3,744)	(4,116)	372	(9)
Other income (expense), net:
Change in fair value of warrant liabilities	174	(1,201)	1,375	(114)
Interest (expense) income, net	(5)	12	(17)	(142)
Forgiveness of DECD loan	-	—	—	-
Other expense, net	28	599	(571)	(95)
Total other income (expense), net	197	(590)	787	(133)
Net loss	$(3,547)	$(4,706)	$1,159	(25)

Product Revenue. Product revenue was $2,257,000 for the three months ended September 30, 2024, compared to $2,217,000 for the same period in 2023. Revenue for Aspira Labs is recognized when the test result is successfully delivered based on estimates of what we expect to ultimately realize. The 2% product revenue increase is due to an increase in OvaSuite test volume. The OvaWatch AUP increased as reimbursement continues to conform with that of Ova1 as a result of additional contracts and higher collections.

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The number of OvaSuite tests performed increased 4% to 6,001 during the three months ended September 30, 2024, compared to 5,783 product tests for the same period in 2023. This increase is a result of our revised commercial strategy. We expect test volume to increase in the fourth quarter of 2024 as a result of our investment in key sales and marketing personnel and the launch of OvaWatch longitudinal testing.

The volume and AUP for the three months ended September 30, 2024 and 2023 were as follows.

	Three Months Ended
	September 30,
	2024	2023
Product Volume:
Ova1Plus	4,708	4,768
OvaWatch	1,293	1,015
Total OvaSuite	6,001	5,783

Average Unit Price (AUP):
Ova1Plus	$381	$391
OvaWatch	360	347
Total OvaSuite	$376	$383

Cost of Revenue – Product. Cost of product revenue was $902,000 for the three months ended September 30, 2024 compared to $910,000 for the same period in 2023, representing a decrease of $8,000, or 1%, due primarily to increased shipping costs, offset by decreased lab supplies and personnel costs.

Gross Profit Margin. Gross profit margin for product revenue increased to 60.0% for the three months ended September 30, 2024, compared to 59.0% for the same period in 2023. The change was due to the increase in product revenue and the decrease in cost of product revenue.

Research and Development Expenses. Research and development expenses represent costs incurred to develop our technology and carry out clinical studies, and include personnel-related expenses, regulatory costs, reagents and supplies used in research and development laboratory work, infrastructure expenses, contract services and other outside costs. Research and development expenses for the three months ended September 30, 2024 decreased by $90,000, or 9%, compared to the same period in 2023. This decrease was primarily due to a decrease in personnel costs of $164,000, partially offset by an increase in consulting costs of $56,000. We expect research and development expenses to increase over the fourth quarter of 2024, as a result of our focus on the product pipeline for ARPA-H.

Sales and Marketing Expenses. Our sales and marketing expenses consist primarily of personnel-related expenses, education and promotional expenses. These expenses include the costs of educating physicians and other healthcare professionals regarding our products. Sales and marketing expenses also include the costs of sponsoring continuing medical education, medical meeting participation, and dissemination of scientific and health economic publications. Sales and marketing expenses for the three months ended September 30, 2024 increased by $441,000, or 26%, compared to the same period in 2023. This increase was primarily due to increased personnel costs of $340,000 and costs related to our contracted sales team of $123,000 and travel expenses of $121,000, offset by a decrease in other marketing costs of $82,000. We expect sales and marketing expenses to modestly increase over the fourth quarter of 2024 as we continue to focus on the commercialization of OvaWatch.

General and Administrative Expenses. General and administrative expenses consist primarily of personnel-related expenses, professional fees and other costs, including legal, finance and accounting expenses and other infrastructure expenses. General and administrative expenses for the three months ended September 30, 2024 decreased by $675,000, or 25%, compared to the same period in 2023. This decrease was primarily due to a decrease in personnel costs of $407,000 and legal expenses of $232,000. We expect general and administrative expenses to remain flat for the fourth quarter of 2024.

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Change in Fair Value of Warrant Liabilities. For the three months ended September 30, 2024, there was a net decrease in fair value of warrant liabilities of $174,000. The decrease consisted of the change in warrant value of $137,000 due to the decrease in our stock price during the year and $37,000 due to the modification of certain warrants that were originally issued in 2022. For the three months ended September 30, 2023 there was a net increase in fair value of $1,201,000. The change in fair value during the three months ended September 30, 2023 was primarily due to an increase in the Company’s stock price during the quarter.

Nine months ended September 30, 2024 Compared to Nine Months Ended September 30, 2023

The selected summary financial and operating data of the Company for the nine months ended September 30, 2024 and 2023 were as follows.

	Nine Months Ended
	September 30,		Increase (Decrease)
(dollars in thousands)	2024	2023	Amount	%
Revenue:
Product	$6,833	$7,023	$(190)	$(3)
Genetics	-	1	(1)	—
Total revenue	6,833	7,024	(191)	(3)
Cost of revenue:
Product	2,843	2,981	(138)	(5)
Total cost of revenue	2,843	2,981	(138)	(5)
Gross profit	3,990	4,043	(53)	( )
Operating expenses:
Research and development	2,766	2,958	(192)	(6)
Sales and marketing	6,169	6,069	100	2
General and administrative	7,902	9,733	(1,831)	(19)
Total operating expenses	16,837	18,760	(1,923)	(10)
Loss from operations	(12,847)	(14,717)	1,870	(13)
Other income (expense), net:
Change in fair value of warrant liabilities	1,314	(233)	1,547	(664)
Interest income, net	(20)	46	(66)	(143)
Forgiveness of DECD loan	-	1,000	(1,000)	-
Other income (expense), net	(153)	303	(456)	(150)
Total other income (expense), net	1,141	1,116	25	2
Net loss	$(11,706)	$(13,601)	$1,895	$(14)

Product Revenue. Product revenue was $6,833,000 for the nine months ended September 30, 2024, compared to $7,023,000 for the same period in 2023. The 3% product revenue decrease is due to a decrease in the AUP per test, as well as the OvaSuite test volume compared to the prior year. The AUP for Ova1 tests decreased primarily as a result of our quarterly adjustments to estimates of variable consideration in 2023.

The number of OvaSuite tests performed decreased to 18,301 during the nine months ended September 30, 2024, compared to 18,331 product tests for the same period in 2023.

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The volume and AUP for the nine months ended September 30, 2024 and 2023 were as follows.

	Nine Months Ended
	September 30,
	2024	2023
Product Volume:
Ova1Plus	14,649	15,941
OvaWatch	3,652	2,390
Total OvaSuite	18,301	18,331

Average Unit Price (AUP):
Ova1Plus	$379	$396
OvaWatch	349	295
Total OvaSuite	$373	$383

Cost of Revenue – Product. Cost of product revenue was $2,843,000 for the nine months ended September 30, 2024 compared to $2,981,000 for the same period in 2023, representing a decrease of $138,000, or 5%, due primarily to decreased consulting costs.

Gross Profit Margin. Gross profit margin for product revenue increased to 58.4% for the nine months ended September 30, 2024, compared to 57.5% for the same period in 2023. The change was due to the decrease in cost of product revenue, offset by the decrease in product revenue.

Research and Development Expenses. Research and development expenses for the nine months ended September 30, 2024 decreased by $180,000, or 6%, compared to the same period in 2023. This decrease was primarily due to a decrease in personnel costs of $666,000, offset by increased consulting costs of $204,000 and lab supplies of $94,000, as well as a one-time credit in 2023 of $200,000.

Sales and Marketing Expenses. Sales and marketing expenses for the nine months ended September 30, 2024 increased by $100,000, or 2%, compared to the same period in 2023. This increase was primarily due to an increase in costs associated with our contracted sales team of $684,000 and personnel costs of $559,000, offset by decreased consulting costs (including stock compensation) of $780,000, subscription costs of $187,000 and other marketing costs of $171,000.

General and Administrative Expenses. General and administrative expenses for the nine months ended September 30, 2024 decreased by $1,831,000, or 19% compared to the same period in 2023. This decrease was primarily due to a decrease in personnel costs of $755,000, consulting costs (including stock compensation) of $649,000 and public company expenses of $137,000.

Change in Fair Value of Warrant Liabilities. For the nine months ended September 30, 2024, there was a net decrease in fair value of warrant liabilities of $1,314,000. The decrease consisted of the change in warrant value due to the decrease in our stock price during the year of $1,768,000, offset by an increase $454,000 due to two modifications of certain warrants that were originally issued in 2022. For the nine months ended September 30, 2023 there was a net decrease in fair value of $233,000 related to the decrease in our stock price.

Liquidity and Capital Resources

We plan to continue to expend resources selling and marketing OvaSuite and developing additional diagnostic tests and service capabilities.

We have incurred significant net losses and negative cash flows from operations since inception, and as a result have an accumulated deficit of approximately $530,009,000 and $518,303,000 as of September 30, 2024 and December 31, 2023. We also expected to incur a net loss and negative cash flows from operations for the remainder of 2024. Working capital levels may not be sufficient to fund operations as currently planned through the next twelve months, absent a significant increase in revenue over historic revenue or additional financing. Given the above conditions, there is substantial doubt about our ability to continue as a going concern within one year after the date the consolidated interim financial statements included elsewhere in this prospectus were filed.

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We expect to raise capital through sources that may include public or private equity offerings, debt financings, the exercise of common stock warrants, collaborations, licensing arrangements, grants and government funding and strategic alliances, as well as our existing at-the-market and equity line of credit facilities. However, additional funding may not be available when needed or on terms acceptable to us. If we are unable to obtain additional capital, we may not be able to continue sales and marketing, research and development, or other operations on the scope or scale of current activity, and that could have a material adverse effect on our business, results of operations and financial condition.

In March 2016, we entered into a loan agreement (as amended on March 7, 2018, and April 3, 2020, the “DECD Loan Agreement”) with the State of Connecticut Department of Economic and Community Development (the “DECD”), pursuant to which we may borrow up to $4,000,000 from the DECD. The loan may be prepaid at any time without premium or penalty. An initial disbursement of $2,000,000 was made to us on April 15, 2016, under the DECD Loan Agreement. On December 3, 2020, we received a disbursement of the remaining $2,000,000 under the DECD Loan Agreement, as we had achieved the target employment milestone necessary to receive an additional $1,000,000 under the DECD Loan Agreement and the DECD determined to fund the remaining $1,000,000 under the DECD Loan Agreement after concluding that the required revenue target would likely have been achieved in the first quarter of 2020 in the absence of the impacts of COVID-19. Under the terms of the DECD Loan Agreement, we would be eligible for forgiveness of up to $1,500,000 of the principal amount of the loan if we had achieved certain job creation and retention milestones by December 31, 2022. On June 26, 2023, we were notified by the DECD that we had satisfied all job creation and retention requirements under the loan agreement to receive forgiveness of $1,000,000. If we fail to maintain our Connecticut operations through March 22, 2026, the DECD may require early repayment of a portion or all of the loan plus a penalty of 5% of the total funded loan. For additional information, see Note 4 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

In connection with a private placement offering of common stock and warrants we completed in May 2013, we entered into a stockholders agreement which, among other things, granted two of the primary investors in that offering the right to participate in any future equity offerings by the Company on the same price and terms as other investors. In addition, the stockholders agreement prohibits us from taking certain material actions without the consent of at least one of the two primary investors in that offering. These material actions include:

●	Making any acquisition with a value greater than $2 million;

●	Offering, selling or issuing any securities senior to Aspira’s common stock or any securities that are convertible into or exchangeable or exercisable for securities ranking senior to Aspira’s common stock;

●	Taking any action that would result in a change in control of the Company or an insolvency event; and

●	Paying or declaring dividends on any securities of the Company or distributing any assets of the Company other than in the ordinary course of business or repurchasing any outstanding securities of the Company.

The foregoing rights terminate for a primary investor when that investor ceases to beneficially own less than 50% of the shares and warrants (taking into account shares issued upon exercise of the warrants), in the aggregate, that were purchased at the closing of the 2013 private placement. We believe that the rights of one of the primary investors have so terminated.

On February 10, 2023, we entered into a Controlled Equity Offering Sales Agreement (the “2023 At-the-Market Offering Agreement”) with Cantor, as agent, pursuant to which we may offer and sell, from time to time, through Cantor, shares of our common stock, par value $0.001 per share, having an aggregate offering price of up to $12.5 million. The 2023 At-the-Market Offering Agreement was terminated in August 2024.

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On March 28, 2023, we entered into an agreement with Lincoln Park (the “2023 Equity Line of Credit Agreement”), pursuant to which we have the right to sell to Lincoln Park shares of our common stock (the “Purchase Shares”), having an aggregate value of up to $10 million, subject to certain limitations and conditions, at our sole discretion during a 36-month period ending March 27, 2026. The issuance of the Purchase Shares had been previously registered pursuant to our effective shelf registration statement on Form S-3 (File No. 333-252267) (the “Old Registration Statement”), and the related base prospectus included in the Registration Statement, as supplemented by a prospectus supplement filed on March 28, 2023, that has expired. On April 22, 2024, we filed a registration statement on Form S-3 (File No. 333-278867) (the “Registration Statement”), and the related base prospectus included in the Registration Statement, that has been declared effective by the SEC on April 25, 2024. We sold 472,312 shares of Common Stock under the 2023 Equity Line of Credit Agreement for gross proceeds of approximately $1,578,000 under the Old Registration Statement. In addition, 47,733 shares of Common Stock were issued to Lincoln Park as consideration for entering into the 2023 Equity Line of Credit Agreement. On April 26, 2024, we filed a prospectus supplement to the Registration Statement related to the sale of up to $3,200,000 shares of Common Stock pursuant to the 2023 Equity Line of Credit Agreement.

On July 24, 2023, we completed a direct offering (the “Direct Offering”) resulting in net proceeds of approximately $4,157,000, after deducting underwriting discounts and offering expenses of $597,000.

Under the terms of the July 24, 2023 follow-on equity offering, we agreed not to sell shares under the 2023 Equity Line of Credit Agreement for 90 days. On October 30, 2023, we resumed selling shares under the 2023 Equity Line of Credit Agreement. As of August 9, 2024, the Company has sold 362,219 shares for aggregate gross proceeds of approximately $400,000 subsequent to June 30, 2024.

On January 24, 2024, we entered into a securities purchase agreement (the “2024 Direct Offering Agreement”), with several investors relating to the issuance and sale of 1,371,000 shares of its common stock, par value $0.001 per share, and pre-funded warrants to purchase 200,000 shares of common stock (the “January Pre-Funded Warrants”), in a registered direct offering, together with accompanying warrants to purchase 1,571,000 shares of common stock (the “January Purchase Warrants”, and together with the January Pre-Funded Warrants, the “January Warrants”) in a concurrent private placement (the “Concurrent Private Offering” and together with the registered direct offering, the “2024 Direct Offering”). Our gross proceeds from the 2024 Direct Offering were approximately $5.6 million, before deducting placement agent fees and other estimated expenses of $733,000 payable by us.

The January Pre-Funded Warrants were exercised on February 6, 2024 for $20. The January Purchase Warrants have an exercise price of $4.13 per share and will be exercisable beginning six months after issuance and will expire 5 years from the initial exercise date.

Effective upon the closing of the 2024 Direct Offering, we also amended certain existing warrants to purchase up to an aggregate of 366,664 shares at an exercise price of $13.20 per share and a termination date of August 25, 2027, so that the amended warrants have a reduced exercise price of $4.13 per share and a new termination date of January 26, 2029. The other terms of the amended warrants remain unchanged.

On July 1, 2024, we entered into a securities purchase agreement with certain investors in a private placement offering. Pursuant to the agreement, we issued an aggregate of 1,248,529 shares of our common stock and accompanying warrants (the “July 2024 Warrants”) to purchase an equal number of shares of common stock at a price of $1.53 per share and accompanying warrant. The July 2024 Warrants have an exercise price of $2.25 per share and are exercisable immediately. They will expire on July 9, 2027. The transaction resulted in gross proceeds of approximately $1,900,000, before deducting estimated costs of $73,000.

On July 31, 2024, we entered into a warrant inducement transaction with a certain investor, which resulted in gross proceeds of approximately $2,139,000, before deducting estimated costs of $277,000, excluding $1,323,000 of incremental value on the modification of the warrants. Under the terms of the Warrant Inducement Agreement, we agreed not to sell shares under the 2023 Equity Line of Credit Agreement from for six months from the effective date of the agreement.

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On August 2, 2024, we entered into an agreement with H.C. Wainwright in connection with an At the Market offering agreement (the “2024 At-the-Market Offering”) to sell shares of our common stock, having an aggregate sales price of up to $4,450,000, from time to time, through an “at the market offering” program under which H.C. Wainwright will act as sales agent. We will pay Wainwright a commission rate equal to 3.0% of the aggregate gross proceeds from each sale of shares under the 2024 At-the-Market Offering. Under the terms of the Warrant Inducement Agreement, we were prohibited from selling shares under the 2024 At-the-Market Offering for 60 days from the closing date. On October 23, 2024, we began drawing down on the 2024 At-the-Market Offering. As of November 18, 2024, we sold 348,185 shares of Common Stock under the 2024 At-the-Market Offering for gross proceeds of approximately $350,000.

On October 23, 2024, First Lady Dr. Jill Biden announced that we had been selected by ARPA-H as an awardee for the Sprint for Women’s Health launchpad track for later-stage health solutions, an initiative to address critical unmet challenges in women’s health, champion transformative innovations, and tackle health conditions that uniquely or disproportionately affect women. Under this initiative, we will receive up to $10 million in milestone-based funding over two years to develop our multi-marker blood test to aid in the detection of endometriosis. Our test will rely on a powerful, AI-enabled algorithm that combines protein and microRNA biomarkers and patient data, and leverage technology that we pioneered for our ovarian cancer risk assessment blood tests.

We expected to meet the first milestone for payment in the fourth quarter of 2024 and received a payment of $2 million. The award also provides for access to a team of world-class subject matter experts and advisors to support the successful completion and commercial launch of the test before the end of the two-year contract term. We will work with an ARPA-H Program Manager and the ARPA-H Investor Catalyst Hub in the design, development, and commercial launch of this first-of-its kind endometriosis diagnostic test.

As mentioned, we have incurred significant net losses and negative cash flows from operations since inception, and we expect to continue to incur a net loss and negative cash flows from operations in 2024. At September 30, 2024 we had an accumulated deficit of $530,009,000 and stockholders’ deficit of $2,520,000. As of September 30, 2024, we had $2,133,000 of cash and cash equivalents, $4,113,000 of current assets and $5,466,000 of current liabilities. At December 31, 2023, we had an accumulated deficit of $518,303,000 and stockholders’ deficit of $2,365,000. As of December 31, 2023, we had $2,597,000 of cash and cash equivalents, $5,280,000 of current assets and $5,119,000 of current liabilities. While we expect to grow revenue through Aspira Labs, there is no assurance of our ability to generate substantial revenues and cash flows from Aspira Labs’ operations. We expect revenue from our products to be our only material, recurring source of cash in 2024.

Our future liquidity and capital requirements will depend upon many factors, including, among others:

●	resources devoted to sales, marketing and distribution capabilities;

●	the rate of OvaSuite product adoption by physicians and patients;

●	the rate of product adoption by healthcare systems and large physician practices of the decentralized distribution agreements for OvaSuite;

●	the insurance payer community’s acceptance of and reimbursement for our products;

●	our plans to acquire or invest in other products, technologies and businesses; and

●	the potential need to add study sites to access additional patients to maintain clinical timelines.

Net cash used in operating activities was $11,092,000 for the nine months ended September 30, 2024, resulting primarily from the net loss reported of $11,706,000, which includes non-cash expenses in the amount of $1,290,000 related to changes in accounts payable, stock compensation expense of $864,000, and $560,000 related to changes in prepaid expense, offset by $1,314,000 relating to a change in the fair value of warrants, changes in other liabilities of $668,000 and changes in accrued liabilities of $369,000.

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Net cash used in operating activities was $12,444,000 for the nine months ended September 30, 2023, resulting primarily from the net loss reported of $13,601,000, which includes $1,302,000 related to stock compensation expense, non-cash expenses in the amount of $1,011,000 related to changes in prepaid expense, $258,000 related to commitment shares for the equity line and $162,000 related to depreciation and amortization, offset by the DECD loan forgiveness of $1,000,000, changes in fair value of warrant liabilities of $233,000, changes in accounts receivable of $345,000 and changes in accounts payable, accrued liabilities and other liabilities of $474,000.

Net cash used in investing activities was $37,000 and $12,000 for the nine months ended September 30, 2024, and 2023, respectively, which consisted of property and equipment purchases.

Net cash provided by financing activities was $10,407,000 for the nine months ended September 30, 2024, stemming primarily from a registered direct offering resulting in net proceeds of $4,830,000, after deducting placement agent costs and other expenses of $733,000, a warrant inducement offering resulting in net proceeds of $1,862,000, after deducting issuance costs of $1,600,000, proceeds from an equity line of credit offering of $1,901,000 and proceeds from a private equity offering resulting in proceeds of $1,838,000.

Net cash provided by financing activities was $4,255,000 for the nine months ended September 30, 2023, stemming primarily from a registered direct offering resulting in net proceeds of $4,157,000, after deducting placement agent costs and other expenses of $559,000, an equity line of credit offering of $178,000 and an at the market offering resulting in net proceeds of $68,000, after deducting transaction-related offering costs of $134,000, in addition to principal payments on the DECD loan.

Based on the available objective evidence, we believe it is more likely than not that net deferred tax assets will not be fully realizable. Accordingly, we have provided a full valuation allowance against our net deferred tax assets. Therefore, there was no deferred income tax expense or benefit for the period.

Our pre-2018 federal NOLs expire in varying amounts from 2023 through 2037, if not utilized, and can offset 100% of future taxable income for regular tax purposes. Any federal NOLs arising after January 1, 2018, can generally be carried forward indefinitely but such federal NOL carryforwards are permitted to be used in any taxable year to offset up to 80% of taxable income in such year. Portions of our state NOLs will expire in varying amounts from 2023 through 2037 if not utilized. Our ability to use our NOLs during this period will be dependent on our ability to generate taxable income, and the portions of our NOLs could expire before we generate sufficient taxable income.

Our ability to use our net operating loss and credit carryforwards to offset future taxable income is restricted due to ownership change limitations that have occurred in the past, as required by Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), as well as similar state provisions. Net operating losses which are limited from offsetting any future taxable income under Section 382 are not included in the gross deferred tax assets. Due to the existence of a valuation allowance, it is not expected that such limitations, if any, will have an impact on our results of operations or financial position.

Our unrecognized tax benefits attributable to research and development credits will increase during the period for tax positions taken during the year and will decrease for expiration of a portion of the carryforwards during the period.

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BUSINESS

Company Overview

Aspira Women’s Health Inc. is dedicated to pioneering the discovery, development, and commercialization of noninvasive, diagnostic tests enabled by AI and ML algorithms. Our goal is to transform the way gynecologic diseases, including ovarian cancer and endometriosis, are diagnosed, by providing advanced, AI-enabled tools that improve accuracy in the diagnosis of gynecologic diseases.

We plan to broaden our focus to the differential diagnosis of other gynecologic diseases that typically cannot be assessed through traditional non-invasive clinical procedures. We intend to continue to increase the market penetration of our existing and new technology through our direct sales force, channel partners, and our decentralized technology transfer service platform, Aspira Synergy. We also intend to continue to raise public awareness regarding the higher sensitivity and negative predictive value for ovarian malignancy of Ova 1 as compared to CA-125 and Risk of Ovarian Malignancy Algorithm (“ROMA”) for women with adnexal masses planned for surgery, as well as the performance of our ML algorithms in detecting ovarian cancer risk in different racial and ethnic populations. We plan to continue to expand payor coverage for commercial and Federal payors, including Medicaid, as part of our corporate mission to make the best care available to all women. We will also continue to focus on advocacy for legislation and the adoption of our technology in professional society guidelines to provide broad access to our products and services. Our commercially available portfolio includes OvaWatch and the Ova1Plus workflow, offered to clinicians as OvaSuite. We believe that together, they provide the only comprehensive portfolio of blood tests to aid in the detection of ovarian cancer for the more than 1.2 million women in the United States diagnosed with an adnexal mass each year. OvaWatch is used to assess ovarian cancer risk for women with an adnexal mass where their initial clinical assessment indicates the mass is indeterminate or benign. With a negative predictive value of greater than 99.4%, OvaWatch can help physicians determine the appropriate care pathway. The Ova1Plus workflow is designed to assess the risk of ovarian malignancy in women planned for surgery and uses two FDA-cleared tests, Ova1 as the primary test and Overa as a reflex for Ova1 intermediate range results. Ova1Plus has a sensitivity of 96% with clinical assessment and specificity of 72%.

We continue to focus on three key initiatives: growth, innovation, and operational excellence.

Growth

As a revenue-generating diagnostics company focused exclusively on gynecologic disease, our commercial capabilities are one of our most important differentiators. We expect our extensive experience with gynecologists and healthcare providers, along with the historical adoption of our OvaSuite tests, to drive growth as we introduce new products.

During 2023, we conducted a comprehensive review of our commercial programs to identify people, processes, and technology enhancements and to refine our product messaging for greater impact and reach. As a result of the findings of that review, we implemented a revised commercial strategy in the second half of 2023. In the first quarter of 2024, we completed the successful implementation of the revised commercial strategy including eliminating unprofitable territories, enhancing our sales training program, establishing a remote sales team to support the field sales team, and expanding sales analytics capabilities, and expect to leverage these enhancements as we continue to focus on growth through the improved profitability, efficiency, and effectiveness of the sales and marketing teams.

The average number of field sales representatives during the nine months ended September 30, 2024, was 17 (13 as of January 27, 2025), compared with 20 representatives in the nine months ended September 30, 2023. The average OvaSuite volume per field sales representative increased from 917 tests per representative for the nine months ended September 30, 2023, to 1,109 tests per representative for the nine months ended September 30, 2024, nearly a 21% increase. Since 2022, more than 7,300 providers have utilized OVA1 or OvaWatch. In addition, over 941 new providers ordered tests within the past year and more than 220,000 tests ordered as of December 31, 2024.

Innovation

We believe our ability to successfully develop novel AI-enabled assays is superior to others based on our knowledge and extensive experience in designing and successfully launching FDA-cleared and laboratory developed blood tests to aid in the diagnosis of ovarian cancer. Our history of successfully collaborating with world-class research and academic institutions allows us to leverage additional specimen collections to continue our product innovation. Moreover, we own and operate Aspira Labs, Inc., a research and commercial CLIA laboratory in Texas. We have an extensive biospecimen repository from ovarian malignancy risk patients with samples from nearly 500 ovarian malignancies from all stages, and representative controls, which permits the development of new algorithms that incorporate unique features, and supports extensive analytical testing of current and new diagnostic tests.

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Our product pipeline is focused on two areas: ovarian cancer and endometriosis.

For ovarian cancer, in the second quarter of 2024, we published a study in the journal of the Society of Gynecologic Oncology (“SGO”), supporting the repeated use of our OvaWatch test for the monitoring of an adnexal mass. This successful expansion of the OvaWatch mass monitoring feature resulted in an increase in the addressable market for our tests of 1.2 million to 1.5 million patients with an adnexal mass, as patients would be eligible for OvaWatch testing 2-3 times annually. The addressable market for Ova1Plus is approximately 200,000 to 400,000 patients based on patients identified for surgery. In addition, in the same quarter of 2024, we published a study in Frontiers in Medicine that demonstrated that the use of OvaWatch could have significantly reduced surgical intervention in up to 62% of women with benign adnexal masses in a retrospective study.

Further, our OVAinform development program continues to progress which increases our indication to include Familial and Germline risk for ovarian cancer which we believe will fulfill a major clinical need and result in an increase of our addressable market to approximately 2.8 million. OVAinform is a multi-marker test that combines serum proteins, clinical data (metadata), and miRNA for assessing the risk of ovarian cancer in women with an adnexal mass. The Company has exclusive rights to miRNA identified by Dana Farber.

In endometriosis, we are developing and intend to introduce a new non-invasive test to aid in the diagnosis of this debilitating disease that impacts millions of women worldwide. We completed the design of a protein-based non-invasive blood test to aid the detection of endometrioma, one of the most common forms of endometriosis. The algorithm was confirmed with three independent cohorts and is an important input for our ENDOinform program focused on developing a multi-marker test that combines serum proteins, clinical data (metadata) and miRNA for the identification of endometriosis. We also have an exclusive license for miRNA markers in ovarian cancer and an option for an exclusive license for miRNA markers in endometriosis developed with Dana Farber Cancer Institute and Brigham and Women’s Hospital.

Our endometriosis portfolio addresses an even larger addressable market. According to the U.S. Department of Health and Human Services, endometriosis affects more than 6.5 million women in the United States. We believe the proliferation of commercially available and in-development therapeutics for the treatment of endometriosis will create a significant demand for a non-invasive diagnostic.

Operational Excellence

During the nine months ended September 30, 2024, we decreased our operating expenses by $1.9 million, when compared with the nine months ended September 30, 2023. We have continued our history of opportunistically raising capital. Specifically, we raised gross proceeds of $5.6 million in January 2024 in a follow-on offering and approximately $1.9 million in a private placement and approximately $2.1 million in a warrant inducement transaction in July 2024. In the fourth quarter of 2024, we began selling shares of our common stock pursuant to that certain At The Market Offering Agreement dated August 2, 2024 with H.C. Wainwright & Co., LLC, resulting in net proceeds of approximately $983,000, after deducting the estimated sales agent fees and offering expenses payable by us through January 27, 2025.

Scientific Basis for Our Products

Science of Biomarkers: Our focus on translational biomarkers and informatics enables us to address the market for novel diagnostic tests that simultaneously measure multiple biomarkers. A biomarker is a biomolecule or variant biomolecule (e.g., DNA, RNA or protein) that is present at measurably greater or lesser concentrations, or is present in an altered form, in a disease state versus a normal condition. Conventional protein tests measure a single protein biomarker whereas most diseases are complex. We believe cancer and other complex diseases are heterogeneous at the causative level (i.e., most diseases can be traced to multiple potential etiologies) and at the human response level (i.e., each individual afflicted with a given disease can respond to that ailment in a specific manner). Protein biomarkers (our entrenched technology), miRNA molecular biomarkers and metadata (age, body mass index, etc.) each provide independent and non-overlapping evidence for a disease state. This increases the accuracy, sensitivity and specificity of the test in most cases.

Consequently, measuring a single biomarker when multiple biomarkers may be altered in a complex disease is unlikely to provide meaningful information about the disease state.

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We believe that our approach of monitoring and combining multiple biomarkers using a variety of analytical techniques has allowed and will continue to allow us to create diagnostic tools that provide information about the disease state with sufficient sensitivity and specificity to aid the physician considering treatment options for patients with complex diseases. Such assays are sometimes referred to as Multivariate Index Assays (“MIAs”) and often utilize advanced algorithms based on logistic regression, pattern recognition and the like. Often, MIA algorithms are non-intuitive, and therefore require rigorous clinical validation and error modeling. Aspira and its collaborators are considered experts in these areas and, in the case of Ova1 and Overa, presented both the clinical validation and error modeling needed to gain pre-market authorization from the FDA. In the case of Ova1, the FDA granted a request for de novo classification of an ovarian adnexal mass assessment score test system, a type of in vitro diagnostic device; in the case of Overa (previously Ova1 Next Generation), FDA granted a 510(k) clearance.

Our Business and Products

We currently commercialize the following blood test products and related services:

(1) the Ova1Plus workflow, which uses Ova1 as the primary test and Overa as a reflex for Ova1 intermediate range results. Ova1Plus has a sensitivity of 96% with clinical assessment and specificity of 72%. Ova1 is, a qualitative serum test intended as an aid to further assess the likelihood of malignancy in women with an ovarian adnexal mass for which surgery is planned when the physician’s independent clinical and radiological evaluation does not indicate malignancy. Overa is a second-generation biomarker test intended to maintain Ova1’s high sensitivity while improving specificity. The Ova1Plus workflow leverages the strengths of Ova1’s MIA sensitivity and Overa’s (MIA2G) specificity to increase performance; and

(2) OvaWatch, which is intended to assist in the initial and periodic clinical assessment of malignancy risk in all women thought to have an indeterminate or benign adnexal mass.

Our products are distributed through our own national sales force, including field and inside sales, through our proprietary decentralized testing platform and cloud service, marketed as Aspira Synergy, and through marketing and distribution agreements with labs, including BioReference and ARUP Laboratories. In November of 2024, we expanded our distribution agreement with BioReference to include OvaWatch. This timing aligns with our approval from New York State and increases our ability to market OvaWatch in New York. This important addition will allow providers who currently order Ova1 through BioReference to also order Aspira’s products for any woman with a mass within their existing BioReference workflows.

Our Ova1 test received FDA de novo classification in September 2009. Ova1 comprises instruments, assays, reagents, and the OvaCalc software, which includes a proprietary algorithm that produces a risk score. Our Overa test, which includes an updated version of OvaCalc, received FDA 510(k) clearance in March 2016. Ova1, Overa and OvaWatch each use the Roche Cobas 4000, 6000 and 8000 platforms for analysis of proteins.

In 2021, we began entering into decentralized arrangements with large healthcare networks and physician practices for our Aspira Synergy platform, our decentralized testing platform and cloud service for decentralized global access of protein biomarker testing. Ova1, Overa, and the Ova1Plus workflow continue to be available through the Aspira Synergy platform. As of December 31, 2024, we had two active Aspira Synergy contracts, Women’s Care Florida and Hi-Precision Laboratories.

OvaWatch, which we believe is the only commercially available test of its kind, has been developed and is validated for use in Aspira’s CLIA-certified lab as a non-invasive blood-based risk assessment test for use in conjunction with clinical assessment and imaging to determine ovarian cancer risk for patients with an adnexal mass whose adnexal mass has been determined by an initial clinical assessment as indeterminate or benign.

We collected clinical data to support the utility of OvaWatch to aid in surgical referral and as a longitudinal monitoring test, resulting in two manuscripts that were peer reviewed and published in Frontiers and SGO Journals in May 2024. In addition, an abstract highlighting data evaluating the use of OvaWatch to assess ovarian cancer risk in pre- and post-menopausal women was accepted for a poster presentation at the Annual Meeting of The Menopause Society in September 2024.

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Outside of the United States, we sponsored studies in the Philippines aimed at validating Overa and Ova1 in specific populations. In February 2024, we signed an exclusive license agreement with Hi-Precision Laboratories, our second Synergy contract, to offer OvaSuite tests in the Philippines. In November 2024, Hi-Precision Laboratories communicated the completion of all laboratory and regulatory processes required for it to offer Ova1Plus commercially to patients in the Philippines under the terms of our licensing agreement. Accordingly, it began marketing the test to physicians through its existing sales and marketing channels at that time. We continue to assist Hi-Precision in the design and execution of its commercialization and physician adoption strategy. Building on the successful launch of Ova1Plus in the Philippines, we have created a process roadmap for future global expansion efforts utilizing the Aspira Synergy platform.

We own and operate Aspira Labs, based in Austin, Texas, a Clinical Chemistry and Endocrinology Laboratory accredited by the College of American Pathologists, which specializes in applying biomarker-based technologies to address critical needs in the management of gynecologic cancers and disease. Aspira Labs provides expert diagnostic services using a state-of-the-art biomarker-based risk assessment to aid in clinical decision making and to advance personalized treatment plans. The lab currently performs our Ova1Plus workflow and OvaWatch testing, and we plan to expand the testing to other gynecologic conditions with high unmet need. Aspira’s Labs holds a CLIA Certificate of Accreditation and a state laboratory license in all states from which we accept specimens that require a state-level laboratory license or permit, including California, Maryland, New York, Pennsylvania and Rhode Island. CMS issued a supplier number to Aspira Labs in 2015. Aspira Labs also holds a current ISO 13485 certification which is the most accepted standard worldwide for medical devices.

In the United States, revenue for diagnostic tests comes from several sources, including third-party payers such as insurance companies, government healthcare programs, such as Medicare and Medicaid, client bill accounts and patients. Novitas Solutions, a Medicare Administrative Carrier, covers and reimburses for Ova1 tests performed in certain states, including Texas. Due to our billed Ova1 tests being performed exclusively at Aspira Labs in Texas, the LLCD from Novitas Solutions essentially provides national coverage for patients enrolled in Medicare as well as Medicare Advantage health plans. We have applied for an LCD for OvaWatch, which is currently under review. As of the date of this prospectus, OvaWatch and Ova1Plus are listed on the CMS Clinical Lab Fee Schedule for $897. In addition, our tests are listed in the Medicaid fee schedule for ten states.

In November 2016, the American College of Obstetricians and Gynecologists (“ACOG”) issued Practice Bulletin Number 174 which included Ova1, defined as the “Multivariate Index Assay”, outlining ACOG’s clinical management guidelines for adnexal mass management. Practice Bulletin Number 174 recommends that obstetricians and gynecologists evaluating women with adnexal masses who do not meet Level A criteria of a low-risk transvaginal ultrasound should proceed with Level B clinical guidelines. Level B guidelines state that the physician may use risk assessment tools such as existing CA-125 technology or Ova1 (“Multivariate Index Assay”) as listed in the bulletin. Based on this, Ova1 achieved parity with CA-125 a Level B clinical recommendation for the management of adnexal masses.

Practice Bulletins summarize current information on techniques and clinical management issues for the practice of obstetrics and gynecology. Practice Bulletins are evidence-based documents, and recommendations are based on the evidence. This is also the only clinical management tool used for adnexal masses. Although there are Practice Bulletins, guidelines do not exist for adnexal masses. ACOG guidelines do exist, however, for ovarian cancer management.

Product Pipeline

We aim to introduce new gynecologic diagnostic products and expand our product offerings to additional women’s gynecologic health diseases by adding additional gynecologic bio-analytic solutions involving biomarkers, clinical risk factors and patient data to aid diagnosis and risk stratification. Future product expansions will be accelerated by the development of lab developed testing in a CLIA environment, relationships with strategic research and development partners, and access to specimens in our biobank.

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●	OvaWatch is the only commercially available blood test to assess the risk of ovarian cancer in women diagnosed with an adnexal mass considered indeterminate or benign by initial clinical assessment. In January 2023, we published a manuscript entitled “Validation of deep neural network-based algorithm supporting the clinical management of adnexal mass,” in Frontiers in Medicine, a peer-reviewed journal to support the clinical adoption of OvaWatch as a single-use test. We have collected additional clinical data to support the use of OvaWatch as a longitudinal monitoring test and have submitted two manuscripts for peer review publication. Abstracts related to both manuscripts were published in the 2023 Journal of Clinical Oncology’s Supplement to the American Society of Clinical Oncology’s 2023 Annual Conference. Additionally, a manuscript, entitled “Ovarian Cancer Surgical Consideration is Markedly Improved by the Neural Network Powered-MIA3G Multivariate Index Assay” was published in the peer-reviewed journal Frontiers of Medicine on May 2, 2024 and a manuscript, entitled “Neural Network-derived Multivariate Index Assay Demonstrates Effective Clinical Performance in Longitudinal Monitoring of Ovarian Cancer Risk” was published in the journal Gynecologic Oncology on May 3, 2024. See “Studies and Publications” below for additional information.

●	OVAinform (formerly OvaMDX) is a multi-marker test that combines serum proteins, clinical data (metadata), and miRNA for assessing the risk of ovarian cancer in women with an adnexal mass. The test is being developed in collaboration with Harvard’s Dana-Farber Cancer Institute (providing clinical and trial design expertise), Brigham & Women’s Hospital (providing miRNA technical expertise), and Medical University of Lodz (providing miRNA biomarker and bioinformatics analytic support).

The miRNAs used in the OVAinform test were the subject of a 2017 paper, “Diagnostic potential for a serum miRNA neural network for detection of ovarian cancer” published in the peer-reviewed journal Cancer Biology. In October 2023, a poster entitled “Improving the diagnostic accuracy of an ovarian cancer triage test using a joint miRNA-protein model,” was presented at the AACR Special Conference in Cancer Research: Ovarian Cancer by senior author, Dr. Kevin Elias M.D., Director, Gynecologic Oncology Laboratory at Brigham and Women’s Hospital and Assistant Professor of Obstetrics, Gynecology and Reproductive Biology at Harvard Medical School. The poster highlighted data from a study that combined serum protein and patient clinical information (metadata) from Aspira’s ovarian cancer registry studies with miRNA determined by the Elias laboratory. The data showed that using miRNA in combination with serum proteins, provided superior performance over existing ovarian cancer risk assessment blood tests.

We have tested our entire set of selected miRNA biomarkers and, based on their performance, we are refining the features on our droplet digital PCR commercial platform. As a next step, we intend to increase our patient sample testing to refine the algorithm.

●	ENDOinform (formerly EndoMDx) is a multi-marker test program that combines serum proteins, clinical data (metadata), and miRNA for the identification of endometriosis. The test is being developed in collaboration with a consortium of academic and clinical partners led by Dana Farber Cancer Institute. We are currently in the process of analyzing the first 100 patient samples to verify protein and miRNA biomarkers for their analytical properties on our droplet digital PCR commercial platform. This is a critical step in evaluating the strength of algorithms that incorporate miRNAs.

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Studies and Publications

On May 7, 2024, we announced the publication of two peer-reviewed manuscripts. The first manuscript, entitled “Ovarian Cancer Surgical Consideration is Markedly Improved by the Neural Network Powered-MIA3G Multivariate Index Assay” was published in the peer-reviewed journal Frontiers of Medicine on May 2, 2024. The findings of this study demonstrate that use of OvaWatch to stratify risk in patients with an adnexal mass might help to reduce surgical backlogs and unnecessary surgical referrals. The second manuscript, entitled “Neural Network-derived Multivariate Index Assay Demonstrates Effective Clinical Performance in Longitudinal Monitoring of Ovarian Cancer Risk” was published in the journal Gynecologic Oncology on May 3, 2024. The findings of this study demonstrate that OvaWatch could be an effective tool for the monitoring of ovarian cancer risk over time in women with indeterminate or low risk adnexal masses. Based on common practice for adnexal mass management and consistent with the study, OvaWatch can be drawn by the provider every three to six months for active surveillance of an adnexal mass.

A publication entitled “Serum miRNA improves the accuracy of a multivariate index assay for triage of an adnexal mass” was published in August 2024 in the journal Gynecologic Oncology from the laboratory of our collaborator, Dr. Kevin Elias, at the Brigham and Women’s Hospital. The paper describes the novel combination of microRNAs (miRNAs) and serum proteins to achieve increased performance in the assessment of malignancy risk in patients with an adnexal mass. The miRNAs, discovered by Dr Elias’ team, in combination with serum proteins from Aspira’s proprietary multivariate index assays, Ova1 and Overa, showed increased sensitivity for detection of malignancy and broader detection of diverse ovarian cancer subtypes. This publication establishes the feasibility of improved tests using multi-omic information.

An abstract entitled “Application of a Deep Neural Network-Based Algorithm to Provide Additional Information in the Assessment of Adnexal Masses Classified as Indeterminate by Imaging” was presented as a poster at the Annual Meeting of The Menopause Society in September 2024. This presentation highlighted data evaluating the use of OvaWatch to assess ovarian cancer risk in pre- and post-menopausal women. The data demonstrated that in women with an adnexal mass and an indeterminate ultrasound imaging result, the OvaWatch result indicated low malignant potential of the mass in more than 70% of patients. The use of OvaWatch could provide additional information to reduce surgical referrals.

An EndoCheck-related abstract entitled “Association of the Endometriosis Health Profile-5 (EHP-5) with Non-Invasive Biomarkers in Patients with Suspected Endometriosis” was presented as a poster at the 27th Annual National Association of Nurse Practitioner’s in Women’s Health Women’s Healthcare Conference in September 2024. This poster examined the association of biomarkers for ovarian endometriosis (endometrioma) with quality-of-life survey responses before and after surgical intervention. There was no association between endometrioma biomarkers and self-reported patient quality of life either prior to or after surgery, and this was consistent with other research.

An EndoCheck-related virtual poster entitled “A Proprietary Protein-Based Algorithm May Increase Sensitivity of Endometrioma Detection When Combined with Imaging” was presented at the annual meeting of the American Association of Gynecologic Laparoscopists in November 2024. This poster summarized a preliminary study on the performance of imaging combined with a protein biomarker-based algorithm. The combination of these diagnostic tools resulted in increased sensitivity of detection of endometrioma and could be effective in risk assessment and surgical planning for this condition.

The Diagnostic Field

The economics of healthcare demand effective and efficient allocation of resources which can be accomplished through disease prevention, early detection of disease leading to early intervention, and diagnostic tools that can triage patients to more appropriate therapy and intervention. In 2024, Fortune Business Insight, a market research and business consulting partnership, published a study which forecasts the global in vitro diagnostic (“IVD”) market to reach $117.6 billion by 2032, growing at a compound annual growth rate of 6.0% from 2024 to 2032. We have chosen to concentrate our business focus in the areas of gynecologic oncology and disease where we have established strong key opinion leaders, and provider and patient relationships. Demographic trends suggest that, as the population ages, the burden from gynecologic diseases will increase and the demand for quality diagnostic, prognostic and predictive tests will escalate. In addition, the areas of gynecologic oncology and disease generally lack quality diagnostic tests and, therefore, we believe patient outcomes can be significantly improved by the development of novel diagnostic tests. Furthermore, an increasing number of women are becoming aware of the importance of early detection, particularly in gynecologic diseases.

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Ovarian Cancer Background

Commonly known as the “silent killer,” ovarian cancer leads to nearly 13,000 deaths each year in the United States. In 2024, The American Cancer Society (“ACS”) estimated that nearly 20,000 new ovarian cancer cases were diagnosed, with the majority of patients diagnosed in the late stages of the disease in which the cancer has spread beyond the ovary. Unfortunately, ovarian cancer patients in the late stages of the disease have a poor prognosis, which leads to high mortality rates. According to the ACS, when ovarian cancer is diagnosed at its earliest stage (stage 1), patients have up to a 93%, 5-year survival rate following surgery and/or chemotherapy. The 5-year survival rate falls to as low as 31% for ovarian cancer patients diagnosed in the late-stages of the disease.

While the diagnosis of ovarian cancer in its earliest stages greatly increases the likelihood of long-term survival from the disease, another factor that predicts clinical outcomes from ovarian cancer is the specialized training of the surgeon who operates on the ovarian cancer patient. Numerous studies have demonstrated that treatment of malignant ovarian tumors by specialists such as gynecologic oncologists coupled with specialist medical centers improves outcomes for women with these tumors. Published guidelines from the SGO and the ACOG recommends referral of women with malignant ovarian tumors to specialists. Accordingly, there is a clinical need for a diagnostic test that can provide adequate predictive value to stratify patients with a pelvic mass into those with a high-risk of invasive ovarian cancer versus those with a low-risk of ovarian cancer, which is essential for improving overall survival in patients with ovarian cancer. The goal is to catch the mass early before it becomes late-stage cancer.

Although adnexal masses are relatively common, malignant tumors are less so. Studies have indicated that the prevalence of simple ovarian cysts in women 55 years of age and older can be as high as 14%. Adnexal masses are thought to be even more common in premenopausal women. For instance, a University of Kentucky ovarian cancer screening study found that the rate of postmenopausal women with persistently abnormal ultrasound findings requiring surgery was 1.4%. According to 2020 U.S. census data, there are 42.6 million women between the ages of 50 and 70 in the U.S., suggesting that there are nearly 600,000 suspicious adnexal masses in this segment alone. When managing an adnexal mass, physicians will either take a surgical management approach or a clinical management approach. Patients that do require surgical management could potentially benefit from the use of the Ova1Plus workflow. Patients not referred for surgical intervention may benefit from the use of OvaWatch to confirm the low risk of malignancy of a mass that was determined to be indeterminate or benign by initial clinical assessment.

The ACOG Ovarian Cancer Guidelines and the SGO guidelines help physicians evaluate adnexal masses for malignancy. These guidelines take into account menopausal status, CA125 levels, and physical and imaging findings. However, these guidelines have notable shortcomings because of their reliance on diagnostics with certain weaknesses. Most notably, studies have shown that the CA125 blood test, which is cleared by the FDA for the monitoring for recurrence of ovarian cancer only, is negative in up to 31% of early-stage ovarian cancer cases. Moreover, CA125 can be elevated in numerous conditions and diseases other than ovarian cancer, including menstruation, benign ovarian masses, liver disease, endometriosis, pelvic inflammatory disease, pregnancy and uterine fibroids.

These shortcomings limit the CA125 blood test’s utility in distinguishing benign from malignant ovarian tumors or for use in detection of early-stage ovarian cancer.

Transvaginal ultrasound is another diagnostic modality used with patients with ovarian masses. Attempts at defining specific morphological criteria that can aid in a benign versus malignant diagnosis have led to the morphology index and the risk of malignancy index, with reports of 40-70% predictive value. However, ultrasound interpretation can be variable and dependent on the experience of the operator. Accordingly, the ACOG and SGO guidelines indicate that transvaginal ultrasounds are rarely conclusive in identifying early-stage ovarian cancer and malignancy in pre-menopausal women. Efforts to improve detection of cancer by lowering the cutoff for CA125 (the “Modified ACOG/SGO Guidelines”) provide only a modest benefit, since CA125 is absent in about 20% of epithelial ovarian cancer cases and is poorly detected in early-stage ovarian cancer overall.

ACOG practice bulletin 174 (November 2016) states the following regarding our Ova1-branded product “The multivariate index assay has demonstrated higher sensitivity and negative predictive value for ovarian malignancy when compared with clinical impression and CA 125 alone.”

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The ovarian cancer information page on ACS’s website indicates that:

For women who have an ovarian tumor, a test called Ova1 can measure the levels of 5 proteins in the blood. The levels of these proteins, when looked at together, are used to determine whether a woman’s tumor should be considered low-risk or high-risk. If the tumor is labeled ‘low-risk’ based on this test, the woman is not likely to have cancer. If the tumor is considered ‘high-risk,’ the woman is more likely to have a cancer and should see a specialist (a gynecologic oncologist). This test is NOT a screening test and it is NOT a test to decide if you should have surgery or not− it is meant for women who have an ovarian tumor where surgery has been decided but have not yet been referred to a gynecologic oncologist.

Aspira is committed to developing diagnostic tools for women of all ages, races and ethnicities. In 2019, two studies were released indicating superior clinical performance of Ova1 over CA125 and Ova1 over CA125, HE4 and ROMA in African American women. In 2022, another study was released indicating superior clinical performance of Ova1 over CA125 in Filipino women.

Commercialization and Distribution

We market and distribute our products through 1) a national sales team, 2) the Aspira Synergy cloud-based technology transfer platform, and 3) various commercial partnerships. In October 2022, we launched a co-marketing and distribution collaboration with BioReference, as a new channel for volume growth. Under terms of the agreement, the Aspira and BioReference and sales teams collaborate to sell Ova1Plus to gynecologists and other women’s healthcare providers nationwide.

Starting in 2014, we offered Ova1 via Aspira Labs. In March 2015, we entered into a commercial agreement with Quest Diagnostics. Pursuant to this agreement, all Ova1 U.S. testing services for Quest Diagnostics customers were transferred to Aspira’s wholly-owned subsidiary, Aspira Labs. Pursuant to this agreement as subsequently amended, Quest Diagnostics has continued to provide blood draw and logistics support by transporting specimens from its clients to Aspira Labs for testing in exchange for a market value fee. In 2022, the agreement was amended to include OvaWatch testing services.

Customers

In the United States, our clinical customer base includes physicians (including women’s care super-groups), physician office laboratories and national and regional laboratories. Both within and outside the United States, our customer specimens are sent directly to us, and we either bill third party payers or bill clients through client bill arrangements. We also offer access to our Ova1 and Overa assays via our decentralized technology transfer relationships established between us and authorized distributors.

Research and Development

Our research and development efforts center on the discovery and validation of biomarkers and the combinations of biomarkers with other “omics” that can be developed into diagnostic assays. We have done this predominantly through collaborations we have established with academic institutions such as the Johns Hopkins University School of Medicine, the University of Texas, M.D. Anderson Cancer Center, Harvard’s Dana-Farber Cancer Institute, Brigham & Women’s Hospital and Medical University of Lodz. In addition, we actively seek collaborations and initiate dialog with clinical academics and other organizations, in order to generate publications, intellectual property or test development in broader areas of gynecologic oncology and other gynecologic diseases.

Our research and development efforts are detailed in the “Product Pipeline” section above.

In 2019, two studies identified a disparity in diagnosis for African American women and demonstrated that Ova1 has superior sensitivity for detection in this population over CA125 or ROMA. In 2022, another study demonstrated the superiority of Overa over CA125 in Filipino women.

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In 2022 and early 2023, two OvaWatch peer-reviewed validations were published. The first, “Analytical Validation of a Deep Neural Network Algorithm for the Detection of Ovarian Cancer,” validates the OvaWatch algorithm in the detection of ovarian cancer and demonstrates the potential of OvaWatch in accurately assessing the risk of ovarian malignancy in patients with pelvic masses. Ovarian cancer is the deadliest gynecologic cancer, with most cases being diagnosed at late stage. Early detection of ovarian cancer is key to helping to reduce mortality; however, other current non-invasive risk assessment measures on the market vary in their usefulness. The other paper, “Validation of Deep Neural Network-based Algorithm Supporting Clinical Management of Adnexal Mass,” presents findings from the multi-site clinical study of our new assay, OvaWatch, describing real-world evidence supporting the use of OvaWatch for the clinical management of adnexal masses.

On May 7, 2024, we announced the publication of two peer-reviewed manuscripts, “Ovarian Cancer Surgical Consideration is Markedly Improved by the Neural Network Powered-MIA3G Multivariate Index Assay” and “Neural Network-derived Multivariate Index Assay Demonstrates Effective Clinical Performance in Longitudinal Monitoring of Ovarian Cancer Risk.” See “Studies and Publications” above for additional information.

Commercial Operations

We have a commercial infrastructure, including sales and marketing and reimbursement expertise. We also operate Aspira Labs, a CLIA certified clinical laboratory in Austin, Texas. Our sales representatives work to identify opportunities for educating general gynecologists and gynecologic oncologists on the benefits of Ova1. In February 2015, Aspira received ISO 13485:2003 certification for our quality management system from the British Standards Institution, one of the world’s leading certification bodies. We currently hold CE marks for Ova1 and Overa. We are targeting markets outside of the United States now that we have Overa cleared on the Roche cobas platform, which is available globally.

Approximately 24,300 OvaSuite tests were performed in 2024 compared to 23,990 in 2023. In 2024, we continued to increase sales through our commercial team, including field sales, strategic alliances, and inside sales representatives. As awareness of our product continues to build, these representatives are focused on efforts that will have a positive impact on regional payers and create positive payer coverage decisions by driving physician demand. They work with local key opinion leaders and meeting with medical directors to discuss the clinical need, our technology solutions package and increasing patient experience and cases studies showing the positive outcomes utilizing OvaSuite.

We successfully launched a comarketing arrangement for the Ova1Plus workflow with BioReference on October 5, 2022. Under the terms of the agreement, the Aspira and BioReference sales teams collaborate to sell Ova1Plus to gynecologists and other women’s healthcare providers nationwide. In November 2024, Aspira and BioReference announced the expansion of the sale team collaboration to include OvaWatch.

We believe OvaWatch will have a significant impact on the ordering behavior of physicians with respect to our ovarian cancer blood tests. OvaWatch was developed for use with women with adnexal masses that have been identified as either benign or indeterminate through initial clinical assessment. It is estimated that physicians see more than three times as many women with benign or indeterminate masses compared to women with masses that are planned for surgery. In addition, we believe that the OvaWatch longitudinal monitoring test that was launched in the fourth quarter of 2022 could further expand the patient population and the ordering frequency of our ovarian cancer blood tests.

Revenue and Reimbursement

In the United States, revenue for diagnostic tests comes from several sources, including third-party payers such as insurance companies, government healthcare programs, such as Medicare and Medicaid, client bill accounts and patients. Novitas Solutions, our Medicare Administrative Contractor, covers and reimburses for Ova1 tests performed based on an LCD in its jurisdiction. Due to Ova1 tests being performed at Aspira Labs in Texas, an LCD from Novitas Solutions provides national coverage for patients enrolled in Medicare as well as Medicare Advantage health plans. Aspira Labs also bills third-party commercial and other government payers as well as client bill accounts and patients for Ova1. Through December 31, 2024, Aspira’s product and related services revenue was primarily limited to revenue generated by sales of Ova1, OvaWatch and Aspira GenetiX, which was discontinued in September 2022.

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In December 2013, the CMS made its final determination and authorized Medicare contractors to set prices for Multianalyte Assays with Algorithmic Analyses (“MAAA”) test CPT codes when they determine it is payable. In late 2016, Ova1 was included on the list of clinical diagnostic laboratory test procedure codes as one for which the CMS would require reporting of private payer rates as part of the implementation of Protecting Access to Medicare Act of 2014 (“PAMA”). In November 2017, we announced that the CMS released the Final 2018 Clinical Laboratory Fee Schedule (“CLFS”), effective January 1, 2018. Under the new fee schedule, the price for Ova1(CPT code 81503) is $897. This is a four-fold increase over the previous CMS rate, and this new rate was based on the median of private payer payments submitted to CMS by companies, including Aspira Labs, as part of the market-based payment reform mandated through PAMA. The rate was scheduled to be in effect for a three-year term from January 2018 through December 2020. This rate is now extended through 2027. In 2024, CMS announced that it would continue to delay the period during which rates would be evaluated for another year. Therefore, we will not be responsible for providing reimbursement rates until January 2027. There are no assurances that reimbursement rates will not be changed.

Despite gains in positive medical policy coverage and contract agreements, insurance coverage and patient bills remain a concern to the physician and can disrupt the ordering pattern of a provider who is supportive of our products. We have instituted a “Patient Transparency Program” to assist with this process by proactively assessing insurance and educating patients on testing costs prior to testing being performed. Legislation to expand access to multi-cancer early detection technology under Medicare was reintroduced in the current legislative session. HR 2407, introduced in March 2023, and S 1085, introduced in June 2023, would create the authority for CMS to cover blood-based multi-cancer early detection tests once approved by FDA and shown to have clinical benefit.

We have a comprehensive reimbursement plan for Ova1 and OvaWatch, and have targeted third-party payers, Medicare, Medicare Advantage, State Medicaid and Managed Medicaid plans for coverage and reimbursement. In April 2023 we began billing OvaWatch with our newly awarded Proprietary Laboratory Analyses (“PLA Code”) 0375U. Since we began billing OvaWatch with the PLA Code, our reimbursement has been more in-line with historical Ova1Plus experience, resulting in the OvaWatch average unit price (“AUP”) of $349 in the nine months ended September 30, 2024.

Ova1 is considered medically necessary in the Lab Management Guidelines for one of the largest lab benefit management companies who works with payers to ensure adherence to clinical guidelines. We continue to make gains toward reimbursement for OvaWatch as we build clinical evidence to support coverage.

In February 2023, we signed a contract with a national commercial payer which provides patient coverage for Ova1 and OvaWatch beginning in April 2023. Further, CMS approved the crosswalk of the fee to be paid for OvaWatch to the fee paid for Ova1. Effective January 1, 2024, we have been reimbursed at a rate of $897 for all OvaWatch and Ova1 tests processed for Medicare patients meeting applicable coverage requirements.

In addition, the United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access.

Further, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. For example, the Budget Control Act of 2011, among other things, included reductions to CMS payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect until 2032 unless additional congressional action is taken.

The Nancy Gardner Sewell Medicare Multi-Cancer Early Detection Screening Coverage Act and the Medicare Multi-Cancer Early Detection Screening Coverage Act are bills that modernize the Medicare program and create a benefit category for MCED tests, which allow the CMS to initiate an evidenced-based coverage process for multi-cancer tests upon approval by the FDA. The House bill (H.R. 2407) was introduced with bipartisan support on March 30, 2023 and its Senate companion (S. 2085) was introduced on June 22, 2023.

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There may be additional health reform initiatives by legislators at both the federal and state levels, regulators and third-party payers to reduce costs while expanding individual healthcare benefits. Certain of these changes could impose additional limitations on the rates we will be able to charge for our current and future products or the amounts of reimbursement available for our current and future products from governmental agencies or third-party payers.

Biomarker legislation continues to gain momentum on the state level with many states enacting legislation requiring coverage in both public and private insurance plans. Additionally, more states are evaluating legislation and introduced biomarker access bills in 2023.

Competition

The diagnostics industry in which we operate is competitive and evolving. There is intense competition among healthcare, biotechnology and diagnostics companies attempting to discover candidates for potential new diagnostic products. These companies may:

●	develop new diagnostic products in advance of us or our collaborators;

●	develop diagnostic products that are more effective or cost-effective than those developed by us or our collaborators;

●	obtain regulatory clearance or approval of their diagnostic products more rapidly than us or our collaborators; or

●	obtain patent protection or other intellectual property rights that would limit our or our collaborators’ ability to develop and commercialize, or a customers’ ability to use our or our collaborators’ diagnostic products.

We compete with companies in the United States and abroad that are engaged in the development and commercialization of novel biomarkers that may form the basis of novel diagnostic tests. These companies may develop products that are competitive with and/or perform the same or similar functions as the products offered by us or our collaborators, such as biomarker specific reagents or diagnostic test kits. Also, clinical laboratories may offer testing services that are competitive with the products sold by us or our collaborators. For example, a clinical laboratory can either use reagents purchased from manufacturers other than us or use its own internally developed reagents to make diagnostic tests. If clinical laboratories make tests in this manner for a particular disease, they could offer testing services for that disease as an alternative to products sold by us used to test for the same disease. The testing services offered by clinical laboratories may be easier to develop and market than test kits developed by us or our collaborators because the testing services are not subject to the same clinical validation requirements that are applicable to FDA-cleared or approved diagnostic test kits.

Fujirebio Diagnostics sells ROMA. ROMA combines two tumor markers and menopausal status into a numerical score using a publicly available algorithm. This test has the same intended use and precautions as Ova1. ROMA is currently marketed as having utility limited to epithelial ovarian cancers, which accounts for 80% of ovarian malignancies. Based upon the results of studies done in 2013 and 2019, we believe that Ova1 has superior sensitivity when compared to the Fujirebio Diagnostics test.

In addition, competitors such as AOA Dx, ClearNote Health, Cleo Diagnostics and Mercy BioAnalytics, and others have publicly disclosed that they have been or are currently working on ovarian cancer diagnostic assays. Exact Sciences, Grail and others are working on multi-cancer early diagnostic tests that include ovarian cancer detection. Academic institutions periodically report new findings in ovarian cancer diagnostics that may have commercial value.

A number of diagnostic and academic organizations have announced plans or published studies related to the development of a non-invasive diagnostic tool for the identification of endometriosis. If successful, the product may be competitive with our endometriosis offerings. Competitors include, but are not limited to, Afynia, DotLab, Endodiag, HERA Biotech Heranova, Proteomics International and Ziwig. We believe our experience developing multi-biomarker assays, particularly those focused on gynecologic diseases and pelvic masses, as well as our experienced women’s health field sales team and our focus on developing a clinical assay in our CLIA laboratory environment, is a significant competitive advantage.

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Intellectual Property Protection

Our intellectual property includes federally registered trademarks and service marks as well as federally pending trademark and service mark applications for our product and service offerings, and a portfolio of owned, co-owned or licensed patents and patent applications. As of the date of this prospectus, we have 18 granted U.S. patents from 13 families, covering detection, risk assessment, diagnosis and analysis of ovarian, endometrial and breast cancers. In addition, we have 10 pending U.S. patents including for endometriosis biomarkers and miRNA markers. We also have exclusive licenses for miRNA markers in ovarian cancer and endometriosis developed with Dana Farber Cancer Institute and Brigham and Women’s Hospital.

Manufacturing

We are the manufacturer of FDA cleared products Ova1 and Overa, which are part of the Ova1Plus workflow. We also perform OvaWatch as an LDT. The component assays use purchased reagents. Because we do not directly manufacture the component assays, we are required to maintain supply agreements with manufacturers of each of the assays. As part of our quality systems, reagent lots for these assays are tested to ensure they meet specifications required for inclusion. Only reagent lots determined by us as having met these specifications are permitted for use in our testing. Our principal supplier for the component reagents is Roche Diagnostics Corporation.

Environmental Matters

Medical Waste

We are subject to licensing and regulation under federal, state and local laws relating to the handling and disposal of medical specimens and hazardous waste as well as relating to the safety and health of laboratory employees. Aspira Labs is operated in material compliance with applicable federal and state laws and regulations relating to disposal of all laboratory specimens. We utilize outside vendors for disposal of specimens. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We could be subject to fines, penalties and damages claims in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use, or the use by third parties, of these materials, and our liability may exceed our total assets. Compliance with environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development or production efforts.

Occupational Safety

In addition to its comprehensive regulation of safety in the workplace, the Federal Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for healthcare employers whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis virus. These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to chemicals and transmission of the blood-borne and airborne pathogens. Although we believe that we have complied in all material respects with such federal, state and local laws, failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and other enforcement actions.

Specimen Transportation

Regulations of the Department of Transportation, the International Air Transportation Agency, the Public Health Service and the Postal Service apply to the surface and air transportation of clinical laboratory specimens. Although we believe that we have complied in all material respects with such federal, state and local laws, failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and other enforcement actions.

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Government Regulation

FDA Regulation of Medical Devices

In the U.S., medical devices, including IVD products are subject to extensive regulation by the FDA, under the FDC Act, and its implementing regulations, and certain other federal and state statutes and regulations. The laws and regulations govern, among other things, the design, manufacture, storage, recordkeeping, approval, labeling, promotion, post-approval monitoring and reporting, distribution and import and export of medical devices, including IVDs. IVDs are a type of medical device and include reagents and instruments used in the diagnosis or detection of diseases or conditions. Predictive, prognostic, and screening tests can also be IVDs. Failure to comply with applicable requirements may subject a device and/or its manufacturer to a variety of administrative and judicial sanctions, such as FDA refusal to approve pending marketing notifications and/or applications, issuance of warning letters or untitled letters, mandatory product recalls, import detentions, civil monetary penalties, and judicial sanctions, such as product seizures, injunctions, and/or criminal prosecution.

The FDC Act classifies medical devices into one of three categories based on the risks associated with the device and the level of control necessary to provide reasonable assurance of safety and effectiveness. Class I devices are deemed to be low risk and are subject only to the general regulatory controls. Class II devices are moderate risk. They are subject to general controls and may also be subject to special controls outlined in FDA regulations. Class III devices are generally the highest risk devices. They are required to obtain PMA and comply with post-market conditions of approval in addition to general regulatory controls.

Generally, establishments that design, manufacture, re-label/re-package, process, and/or import devices are required to register their establishments with the FDA. They also must provide the FDA with a list of the devices that they design, manufacture, re-label/re-package, process, and/or import at their facilities.

The FDA enforces its requirements by market surveillance and periodic visits, both announced and unannounced, to inspect or re-inspect equipment, facilities, laboratories and processes to confirm regulatory compliance. These inspections may include the manufacturing facilities of subcontractors that are device manufacturers. Following an inspection, the FDA may issue a report, known as a Form 483, listing instances where the manufacturer has failed to comply with applicable regulations and/or procedures or, if observed violations are sufficiently serious, a warning letter. If the manufacturer does not adequately respond to a Form 483 or warning letter, the FDA make take enforcement action against the manufacturer or impose other sanctions or consequences, which may include:

●	cease and desist orders;

●	injunctions or consent decrees;

●	civil monetary penalties;

●	recall, detention or seizure of products;

●	operating restrictions or partial or total shutdown of production facilities;

●	refusal of or delay in granting requests for 510(k) clearance, de novo classification, or premarket approval of new products or modified products;

●	withdrawing 510(k) clearances, de novo classifications, or premarket approvals that are already granted;

●	refusal to grant export approval or export certificates for devices; and

●	criminal prosecution.

The FDA also monitors advertising and promotion of regulated devices, including IVDs, to ensure that all promotion of the product is consistent with the device’s intended use reflected in the FDA-cleared and/or -approved labeling. If the device manufacturer promotes the product in violation of advertising and promotion rules established in the FDC Act and FDA’s implementing regulations, FDA may issue a so-called “Untitled Letter” requiring the manufacturer to amend and/or remove promotion of its product that is not compliant with such rules. Additionally, FDA may take any of the enforcement actions outlined above.

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Pre-Market Authorization and Notification

Unless subject to an exemption, medical devices require prior FDA authorization before they may be commercially marketed. Unless subject to an exemption, devices can be legally sold within the U.S. only if the FDA has: (i) approved a PMA prior to marketing, generally applicable to most Class III devices; (ii) cleared the device in response to a 510(k) premarket notification submission (“510(k)”), generally applicable to Class I and II devices; or (iii) reclassified the device pursuant to the de novo classification process, available for novel low or moderate risk devices. PMA applications, 510(k) premarket notifications, and de novo classification requests require payment of substantial user fees that are increased each fiscal year.

Ova1, the first FDA-authorized blood test for the pre-operative assessment of ovarian masses, was authorized by the FDA in September 2009 under the de novo classification pathway. We received 510(k) clearance for Overa, our second-generation biomarker panel in March 2016.

510(k) Premarket Notification

Product marketing in the U.S. for most Class II and a limited number of Class I devices typically follows the 510(k) premarket notification pathway. To obtain 510(k) clearance, a manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a legally marketed device, referred to as the “predicate device.” A predicate device may be a previously 510(k) cleared device or a Class III device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for PMA applications, or a product previously placed in Class II or Class I through the de novo or other classification process. The manufacturer must show that the proposed device has the same intended use as the predicate device, and it either has the same technological characteristics, or it is shown to be equally safe and effective and does not raise different questions of safety and effectiveness as compared to the predicate device. A 510(k) may need to be supported by clinical data.

FDA has a user fee goal to apply no more than 90 calendar review days to 510(k) submissions. During the process, FDA may issue an Additional Information request, which stops the FDA’s review clock. The applicant has 180 days to respond. Therefore, the total review time could be up to 270 days, although it can take longer.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA approval or de novo classification if the change is significant enough to alter the device’s safety or effectiveness to the point where it is considered a high-risk or de novo device. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance for the modified device, the agency may require the manufacturer to seek 510(k) clearance, de novo classification, or PMA approval, as applicable depending on the scope of the modification. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA approval is obtained.

De Novo Classification

Devices of a new type that the FDA has not previously classified based on risk are automatically classified into Class III regardless of the level of risk they pose. To avoid requiring PMA review of novel low-to moderate-risk devices classified in Class III by operation of law, Congress enacted a provision that allows the FDA to classify a novel low-to moderate-risk device into Class I or II in the absence of a predicate device that would support 510(k) clearance. The FDA evaluates the safety and effectiveness of devices submitted for review under the de novo pathway, and devices determined to be Class II through this pathway can serve as predicate devices for future 510(k) applicants. The de novo pathway generally requires clinical data. As part of the de novo process FDA will establish special controls to help ensure the safety and effectiveness of the device.

FDA has a user fee goal to review a de novo request in 150 calendar review days. During the process, FDA may issue an Additional Information request, which stops the FDA’s review clock. The applicant has 180 days to respond. Therefore, the total review time could be as long as 330 days, although it can take longer.

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PMA Approval

A Class III product not eligible for either 510(k) clearance or de novo classification must follow the PMA approval pathway.

Results from clinical trials are required for each indication for which FDA approval is sought. After completion of the required clinical testing, a PMA including the results of all non-clinical, clinical, and other testing and information relating to the product’s marketing history, design, labeling, manufacture, and controls, is prepared and submitted to the FDA.

The PMA approval process is generally more expensive, rigorous, lengthy, and uncertain than the 510(k) premarket notification process and de novo classification process and requires proof of the safety and effectiveness of the device to the FDA’s satisfaction. As part of the PMA review, the FDA will typically inspect the manufacturer’s facilities for compliance with QSR, requirements, which impose elaborate testing, control, documentation and other quality assurance procedures. FDA has a user fee goal to review a PMA in 180 calendar review days, if the submission does not require advisory committee input, or 320 review days if the submission does require advisory committee input. During the process, FDA may issue a major deficiency letter, which stops the FDA’s review clock. The applicant has up to 180 days to respond. Therefore, the total review time could be up to 360 days, if the submission does not require advisory committee input, or 500 days if the submission does require advisory committee input, although it could take longer.

If the FDA’s evaluation of the PMA application is favorable, the FDA will issue a PMA for the approved indications, which can be more limited than those originally sought by the manufacturer. The PMA can include post-approval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device including, among other things, post-approval studies and restrictions on labeling, promotion, sale and distribution. Failure to comply with the conditions of approval can result in material adverse enforcement action, including the loss or withdrawal of the approval and/or placement of restrictions on the sale of the device until the conditions are satisfied.

Even after approval of a PMA, a new PMA or PMA supplement may be required in the event of a modification to the device, its labeling or its manufacturing process. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.

Clinical Trials

Generally, data from at least one clinical trial is required to support a PMA application. Evidence from clinical studies also typically is included in a request for de novo classification and, less frequently, in a 510(k) premarket notification. Clinical trials may also be conducted or continued to satisfy post-approval requirements for devices with PMAs. For significant risk investigational device studies, the FDA regulations require that human clinical investigations conducted in the U.S. be approved under an investigational device exemption (“IDE”), which must become effective before clinical testing may commence. A nonsignificant risk investigational device study does not require FDA approval of an IDE, although it does need to comply with some elements of the IDE regulations. Some studies of IVDs are entirely exempt from the IDE requirements. In some cases, one or more smaller IDE studies may precede a pivotal clinical trial intended to demonstrate the safety and efficacy of the investigational device. A 30-day waiting period after the submission of each IDE is required prior to the commencement of clinical testing in humans. If the FDA disapproves the IDE within this 30-day period, the clinical trial proposed in the IDE may not begin. Clinical trials of IVDs that meet certain regulatory criteria are exempt from the IDE regulations.

An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must also include a description of product manufacturing and controls, and a proposed clinical trial protocol. The FDA typically grants IDE approval for a specified number of patients to be treated at specified study centers. During the study, the sponsor must comply with the FDA’s IDE requirements for investigator selection, trial monitoring, reporting, and record keeping. The investigators must obtain patient informed consent, follow the investigational plan and study protocol, control the disposition of investigational devices, and comply with reporting and record keeping requirements. Prior to granting PMA approval, the FDA typically inspects the records relating to the conduct of the study and the clinical data supporting the PMA application for compliance with IDE requirements.

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Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with good clinical practice (“GCP”), an international standard intended to protect the rights and health of patients and to define the roles of clinical trial sponsors, investigators, and monitors; and (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Clinical trials are typically conducted at geographically diverse clinical trial sites and are designed to permit the FDA to evaluate the overall benefit-risk relationship of the device and to provide adequate information for the labeling of the device when considering whether a device satisfies the statutory standard for commercialization. Clinical trials, for both significant and nonsignificant risk device studies, as well as exempt IVD studies, must be approved by an institutional review board (“IRB”), an appropriately constituted group that has been formally designated to review and monitor biomedical research involving human subjects and which has the authority to approve, require modifications in, or disapprove research to protect the rights, safety, and welfare of the human research subject. Informed consent of patients participating in the study generally must be obtained before they may participate in the study.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with the FDA requirements or presents an unacceptable risk to the clinical trial patients. An IRB may also require the clinical trial it has approved to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions or sanctions.

Although the QSR does not fully apply to investigational devices, the requirement for controls on design and development does apply to devices subject to FDA’s IDE regulations. The sponsor also must manufacture the investigational device in conformity with the quality controls described in the IDE application and any conditions of IDE approval that the FDA may impose with respect to manufacturing.

Post-Market Requirements

After a device is placed on the market, numerous general regulatory controls apply. These include: the QSR (which requires manufacturers to have a quality policy and procedures to ensure that devices are manufactured and records maintained in a prescribed manner with respect to manufacturing, testing, complaint handling, and record keeping), labeling regulations, the medical device reporting regulations (which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur), and reports of corrections and removals regulations (which require manufacturers to report recalls or removals and field corrections to the FDA if initiated to reduce a risk to health posed by the device or to remedy a violation of the FDC Act if that violation may present a risk to health). Failure to properly identify reportable events or to file timely reports, as well as failure to comply with other regulatory requirements, can subject a manufacturer to warning letters, recalls, or other sanctions and penalties.

As a manufacturer of IVDs, we are subject to regulatory oversight by the FDA under provisions of the FDC Act and regulations thereunder. We are required to register and list our IVD products with the FDA and to comply with the applicable provisions of the QSR. We are required to submit a medical device report whenever we receive information that reasonably suggests that one of our devices may have caused or contributed to a death or serious injury, or where a malfunction has occurred that would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. As of the date of the filing of this Annual Report on Form 10-K, we have had zero complaints that required us to submit a medical device report to FDA. Additionally, we are subject to inspection by the FDA. Further, we are required to comply with FDA requirements for labeling and promotion.

Marketing and promotional activities for devices are also subject to FDA oversight and must comply with the statutory standards of the FDC Act, and the FDA’s regulatory requirements. The FDA’s oversight of marketing and promotional activities encompasses, but is not limited to, direct-to-consumer advertising, healthcare provider-directed advertising and promotion, sales representative communications to healthcare professionals, promotional activities involving electronic media and any public-facing statements and/or claims the manufacturer makes about the regulated device, including industry-sponsored scientific and educational activities that make representations regarding product safety or efficacy in a promotional context.

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Manufacturers of medical devices are permitted to promote products solely for the uses and indications that are consistent with those set forth in the approved or cleared product labeling. A number of enforcement actions have been taken against manufacturers that promote products for “off-label” uses (i.e., uses that are not described in the approved or cleared labeling), including actions alleging that claims submitted to government healthcare programs for reimbursement of products that were promoted for “off-label” uses are in violation of the Federal False Claims Act or other federal and state statutes and that the submission of those claims was caused by off-label promotion. The failure to comply with prohibitions on “off-label” promotion can result in significant monetary penalties, suspension of sales of certain products, product recalls, civil or criminal sanctions, exclusion from participating in federal healthcare programs, or other enforcement actions. Such wrongful conduct could also result in a corporate integrity agreement with the U.S. government that imposes significant administrative obligations and costs.

Violations of the FDC Act relating to the inappropriate promotion of approved products may lead to investigations alleging violations of federal and state healthcare fraud and abuse and other laws, as well as state consumer protection laws, which could, in turn, lead to additional enforcement actions, including, but not limited to, injunctions, civil monetary penalties, and/or criminal penalties.

For a PMA or Class II 510(k) or de novo device, the FDA also may impose post-market conditions of approval, such as testing, surveillance, or other measures to monitor the effects of an approved or cleared product. The FDA may place conditions on a PMA-approved device that could restrict the distribution or use of the product. In addition, quality-control, manufacture, packaging, and labeling procedures must continue to conform to the QSR after approval and clearance, and manufacturers are subject to periodic inspections by the FDA. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain compliance with the QSR. The FDA may withdraw product clearances and/or approvals or recommend or require product recalls if a company fails to comply with regulatory requirements.

Clinical studies to support FDA marketing authorization of new IVD products or new indications for already-authorized IVD products must be conducted in accordance with the applicable FDA regulations.

We also may be required to conduct post-market surveillance of medical devices as a condition of granting marketing authorization. With respect to Ova1, the FDA required us to perform post-market surveillance to gather additional data regarding test performance. This study has been completed.

Clinical Laboratory Improvement Amendments of 1988

Clinical laboratories operating in or testing specimens from the U.S. are subject to CLIA, and related federal and state regulations, which provide for regulation of laboratory testing. Any customers using IVDs for clinical use in the United States will be regulated under CLIA, which establishes quality standards for all laboratory testing to ensure the accuracy, reliability and timeliness of patient test results regardless of where the test was performed. In particular, these regulations mandate that clinical laboratories must be certified by the federal government or a federally approved accreditation agency or must be located in a state that has been deemed exempt from CLIA requirements because the state has in effect laws that provide for requirements equal to or more stringent than CLIA requirements. Moreover, these laboratories must meet quality assurance, quality control and personnel standards, and they must undergo proficiency testing and inspections. The CLIA standards applicable to clinical laboratories are based on the complexity of the method of testing performed by the laboratory, as deemed by FDA, which range from “waived” to “moderate complexity” to “high complexity.”

Our clinical laboratory activities are subject to CLIA and related state clinical laboratory laws. In June 2014, we launched a clinical laboratory, Aspira Labs. Aspira Labs holds a CLIA Certificate of Accreditation and a state laboratory license or permit in all states from which we accept specimens that require a state-level laboratory license or permit, including California, Maryland, New York, Pennsylvania, and Rhode Island. We are subject to periodic surveys and inspections to maintain our CLIA certification, and such certification is also required to obtain payment from Medicare, Medicaid and certain other third-party payers.

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Laboratory Developed Tests

The FDA considers LDTs to be tests that are designed, developed, validated and used within a single laboratory. LDTs are performed using a variety of laboratory instruments and reagents and may also incorporate FDA-authorized IVDs that the laboratory modifies in some way and validates for its new use. The FDA has historically taken the position that it has the authority to regulate LDTs as medical devices under the FDC Act, but it has generally exercised enforcement discretion with regard to LDTs. This means that even though the FDA believes it can impose regulatory requirements on LDTs, such as requirements to obtain premarket approval or clearance of LDTs, it has generally chosen not to enforce those requirements.

On May 6, 2024, the FDA published a final rule amending the definition of an IVD device to include IVDs manufactured by a clinical laboratory, effectively codifying its position that LDTs are IVDs and, therefore, that LDTs fall under FDA’s regulatory authority. The final rule also announced the FDA’s intention to phase out its general enforcement discretion policy. Unless the rule is overturned by a court or superseded by Congressional action, the medical device requirements for most LDTs will be phased in beginning on May 6, 2025.

The new rule implements a phased approach to ending FDA’s policy of enforcement discretion for LDTs. The phased approach establishes timelines for LDT sponsors to comply with different categories of FDA device regulations, and the clock started on the final rule’s publication date – May 6, 2024, the date to which all five phases were anchored. The phases are as follows: (1) LDTs are subject to MDR, as well as adverse event reporting, one year after the final rule’s publication date (i.e., May 6, 2025); (2) LDTs are subject to registration/listing, labeling, and investigational use requirements two years after the final rule’s publication date (i.e., May 6, 2026); (3) LDTs are subject to Quality System regulations three years after the final rule’s publication date (i.e., May 6, 2027); (4) high-risk LDTs are subject to premarket review (i.e., 510(k) clearance, de novo classification, or PMA, as applicable) three-and-a-half years after the final rule’s publication date (i.e., November 6, 2027), unless a premarket submission has been received by the beginning of this stage in which case FDA intends to continue to exercise enforcement discretion for the pendency of its review; and (5) mid- and low-risk LDTs are subject to premarket review (i.e., 510(k) clearance, de novo classification, or PMA, as applicable) four years after the final rule’s publication date (i.e., May 6, 2028), unless a premarket submission has been received by the beginning of this stage in which case FDA intends to continue to exercise enforcement discretion for the pendency of its review.

Certain categories of LDTs will be subject to enforcement discretion with respect to some or all of these requirements. In total, the new rule identifies eight types of LDTs for which it will continue to exercise enforcement discretion with respect to some or all regulatory requirements. For example, the FDA will apply enforcement discretion to currently marketed LDTs that were first offered prior to May 6, 2024, with respect to most quality system requirements and the requirement for premarket authorization if they are not modified or modified in only limited ways. The FDA will similarly exercise enforcement discretion with respect to premarket authorization for LDTs approved by the New York State Clinical Laboratory Evaluation Program. However, laboratories performing these tests are subject to all other requirements outlined in FDA’s phase-out policy, including, but not limited to, the requirement to submit the labeling for the LDT to FDA for review. As outlined in the new rule, the FDA will also exercise enforcement discretion with respect to some or all regulatory requirements for certain LDTs designed for rare, unmet, or specific needs, LDTs manufactured and performed within the VHA or DOD, so-called “1967-Type LDTs,” and forensic use LDTs.

Legislative proposals addressing the FDA’s oversight of LDTs have been previously introduced. In March 2020, the VALID Act of 2020 was introduced in the Senate, which proposes a risk-based regulatory framework for IVDs and LDTs and would require premarket approval for some in vitro clinical tests. The VALID Act was reintroduced in July 2021 and again in March 2023; the prospects for enactment are uncertain. In March 2020, the Verified Innovative Testing in American Laboratories (“VITAL”) Act of 2020 was introduced in the Senate, which would expressly shift the regulation of LDTs from FDA to CMS. The VITAL Act was reintroduced in May 2021. Neither statute has been enacted.

The FDA’s new rule, which establishes the phase-out policy for enforcement discretion with respect to LDTs, has been challenged in two separate lawsuits – one brought in the District Court for the Eastern District of Texas and the other brought in the District Court for the Southern District of Texas. As of the date of this prospectus, both cases are still pending.

The FDA has become increasingly active in addressing the regulation of software used to support clinical decision making. In 2016, the 21st Century Cures Act (the “Cures Act”), among other things, amended the medical device definition in the FDC Act to exclude certain software from FDA regulation, including clinical decision support (“CDS software”), that meets certain criteria. CDS software is exempt from the medical device definition if it: (a) displays, analyzes or prints medical information about a patient or other medical information; (b) is intended for the purpose of supporting or providing recommendations about a patient’s care to a health care professional (“HCP”) user; and (c) provides sufficient information about the basis for the recommendations to the HCP user, so that the HCP user does not rely primarily on any of the recommendations to make a clinical decision about an individual patient; unless (d) the software function acquires, processes, or analyzes a medical image, a signal from an in vitro diagnostic device, or a pattern or signal from a signal acquisition system.

On September 28, 2022, the FDA issued a final guidance document interpreting the Cures Act as it pertains to CDS software. Among other views expressed, the final guidance stated that software functions that assess or interpret the clinical implications or clinical relevance of a signal or pattern, such as those that process or analyze an electrochemical or photometric response generated by an assay and instrument to generate a clinical test result, are not exempt from medical device regulation. The final guidance also stated that software functions that generate risk probabilities or risk scores are not exempt because they necessarily provide a specific diagnostic, preventive, or treatment output.

Our clinical laboratory activities are subject to CLIA and related state laws. In June 2014, we launched a clinical laboratory, Aspira Labs. Aspira Labs holds a CLIA Certificate of Accreditation and a state laboratory license or permit in all states from which we accept specimens that require a state-level laboratory license or permit, including California, Maryland, New York, Pennsylvania and Rhode Island. In July 2021, we were granted a CLIA Certificate of Accreditation for our laboratory at our Connecticut office. We are subject to periodic surveys and inspections to maintain our CLIA certification, and such certification is also required to obtain payment from Medicare, Medicaid and certain other third-party payers.

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Foreign Government Regulation of Our Products

We intend to obtain regulatory approval in other countries to market our tests. Medical device laws and regulations are in effect in many of the countries in which we may do business outside the United States. These range from comprehensive device approval requirements for some or all of our potential future medical device products, to requests for product data or certifications. The number and scope of these requirements are increasing. In addition, products which have not yet been cleared or approved for domestic commercial distribution may be subject to the FDA Export Reform and Enhancement Act of 1996. Each country also maintains its own regulatory review process, tariff regulations, duties and tax requirements, product standards, and labeling requirements. In February 2015, Aspira also received ISO 13485:2003 certification for our quality management system from the British Standards Institution (BSI), one of the world’s leading certification bodies. In March 2015, Ova1 was CE marked, a requirement for marketing the test in the European Union. In October 2015, we announced registration of the CE mark for and clearance to market Overa in the European Union.

Privacy and Security of Health Information

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and final omnibus rules, were issued by HHS to protect the privacy and security of protected health information used or disclosed by health care providers, such as us. HIPAA also regulates standardization of data content, codes and formats used in health care transactions and standardization of identifiers for health plans and providers. Penalties for violations of HIPAA regulations include civil and criminal penalties. In addition to federal privacy regulations, a number of state and international laws govern confidentiality of health information.

Health Care Fraud and Abuse

The federal Anti-Kickback Statute makes it a felony for a provider or supplier, including a laboratory, to knowingly and willfully offer, pay, solicit or receive remuneration, directly or indirectly, in order to induce business that is reimbursable under any federal health care program, including Medicare and Medicaid. A violation of the federal Anti-Kickback Statute may result in imprisonment for up to five years and/or criminal fines of up to $250,000 for an individual. Companies may be criminally fined up to $500,000 and may also be subject to civil assessments and exclusion from participation in Medicare, Medicaid, and other federal health care programs.

Actions that violate the federal Anti-Kickback Statute may also be subject to liability under the Federal False Claims Act, which prohibits knowingly presenting or causing to be presented a false or fraudulent claim for payment to the U.S. Government. Although the federal Anti-Kickback Statute applies only to federal health care programs, a number of states have enacted statutes substantially similar to the federal Anti-Kickback Statute pursuant to which similar types of prohibitions are made applicable to all other health plans and third-party payors.

The Eliminating Kickbacks in Recovery Act (EKRA) makes it a federal crime to knowingly and willfully solicit or receive any remuneration, directly or indirectly, in return for referring a patient or patronage any laboratory. EKRA also prohibits paying or offering any remuneration directly or indirectly: (A) to induce a referral of an individual to a laboratory; or (B) in exchange for an individual using the services of a laboratory. Although EKRA’s language is similar to the language of the federal Anti-Kickback Statute, EKRA is broader than the AKS in that it applies to all health care benefit programs, including private payors, while the AKS applies only to items and services paid for by federal health care programs.

Federal and state law enforcement authorities scrutinize arrangements between laboratories and potential referral sources to ensure that the arrangements are not designed as a mechanism to induce patient care referrals. The law enforcement authorities and the courts have also demonstrated a willingness to look behind the formalities of a transaction to determine the underlying purpose of payments between health care providers and actual or potential referral sources. Generally, courts have taken a broad interpretation of the scope of the federal Anti-Kickback Statute, holding that the statute may be violated if merely one purpose of a payment arrangement is to induce referrals, even if the arrangement has other, legitimate purposes.

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In December 1994, the HHS Office of Inspector General, or OIG, issued a Special Fraud Alert on arrangements for the provision of clinical laboratory services. The Fraud Alert set forth a number of practices allegedly engaged in by some clinical laboratories and health care providers that raise issues under the federal fraud and abuse laws, including the federal Anti-Kickback Statute. The OIG emphasized in the Special Fraud Alert that when one purpose of such arrangements is to induce referrals of program-reimbursed laboratory testing, both the clinical laboratory and the health care provider (e.g., physician) may be liable under the federal Anti-Kickback Statute and may be subject to criminal prosecution and exclusion from participation in the Medicare and Medicaid programs.

Recognizing that the federal Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements within the health care industry, Congress authorized, and HHS has issued, a series of regulatory “safe harbors.” These safe harbor regulations set forth certain provisions which, if all of their requirements are met, will assure health care providers and other parties that they may not be prosecuted under the federal Anti-Kickback Statute. Although full compliance with these provisions ensures against prosecution under the federal Anti-Kickback Statute, the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the federal Anti-Kickback Statute will be pursued. A non-safe harbored arrangement is evaluated by government enforcement agencies on a case-by-case basis.

In addition, the federal False Claims Act prohibits a person from knowingly submitting or causing to be submitted a false claim or making a false record or statement material to a false claim in order to secure payment by the federal government. Violation of the federal False Claims Act may result in fines of up to three times the actual damages sustained by the government, plus mandatory civil penalties of up to $27,894 for each separate false claim.

Moreover, a federal law directed at “self-referrals,” commonly known as the Stark Law, prohibits, with certain exceptions, laboratories from presenting or causing to be presented claims to Medicare and Medicaid for laboratory tests referred by physicians who personally, or through a family member, have an investment interest in, or a compensation arrangement with, the clinical laboratory performing the tests. A person who engages in a scheme to circumvent the Stark Law’s referral prohibition may be fined up to $100,000 for each such arrangement or scheme. In addition, any person who presents or causes to be presented a claim to the Medicare or Medicaid program in violation of the Stark Law is subject to civil monetary penalties of up to $15,000 per claim submission, an assessment of up to three times the amount claimed, and possible exclusion from participation in federal health care programs. Claims submitted in violation of the Stark Law may not be paid by Medicare or Medicaid, and any person collecting any amounts with respect to any such prohibited claim is obligated to refund such amounts. Many states, including California, also have “anti-self-referral” and other laws that are not limited to Medicare and Medicaid referrals.

Further, in addition to the privacy and security regulations described above, HIPAA created two federal crimes: health care fraud and false statements relating to health care matters. The health care fraud statute prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including both government and private payors. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. A violation of this statute is a felony and may result in fines and/or imprisonment.

Finally, federal law prohibits any entity from offering or transferring to a Medicare or Medicaid beneficiary any remuneration that the entity knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services, including waivers of copayments and deductible amounts (or any part thereof) and transfers of items or services for free or for other than fair market value. Entities found in violation may be liable for civil monetary penalties of up to $20,000 for each wrongful act.

Employees

As of December 31, 2024, we had 66 full-time employees. We generally engage independent contractors on a part-time basis from time to time.

Corporate Information

We were incorporated in 1993. Our principal executive offices are located at 12117 Bee Caves Road, Building III, Suite 100, Austin, Texas 78738, and our telephone number is (512) 519-0400. We maintain a website at www.aspirawh.com where general information about us is available. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our executive officers and directors as of February 11, 2025.

Name	Age	Position with Aspira
Michael Buhle	59	Chief Executive Officer and Chief Commercial Officer
James Crawford	39	Vice President, Finance and Principal Accounting Officer
Sandra Milligan, M.D., J.D.	61	President
Stefanie Cavanaugh	60	Director
Celeste R. Fralick, Ph.D.	69	Director
Jannie Herchuk	62	Chair of the Board of Directors
Ellen O’ Connor Vos	69	Director
Winfred Parnell, M.D.	72	Director
John Ragard	70	Director
Ellen Beausang	54	Director

Michael Buhle, Chief Executive Officer and Chief Commercial Officer. Michael Buhle has served as our Chief Executive Officer since January 28, 2025 and our Chief Commercial Officer since December 30, 2024. Mr. Buhle has over 25 years of healthcare experience with technology solutions in the clinical and life sciences industry.  From January 2022 to January 2025, Mr. Buhle was Chief Commercial Officer and board member of Biovision Diagnostics LLC, a CLIA-registered medical laboratory providing diagnostic testing services and specialty tests, where he was responsible for leading sales, marketing and commercial operations in the U.S., including business development, marketing, customer support and strategic partnerships.  From January 2020 to December 2021, Mr. Buhle was Vice President of Sales, Americas for Congenica, a digital health company providing software and solutions for the analysis and interpretation of genomic data, where his responsibilities included managing sales, marketing, support teams and distribution channels.  From June 2017 to September 2019, Mr. Buhle was Senior Director of National Accounts, Radiometer, a Danaher Corporation Company, where he managed the IDN and GPO management team and was responsible for developing and implementing a new sales strategy with corresponding objectives, operational metrics and compensation for the national accounts team.  From May 2013 to June 2017, Mr. Buhle managed National Corporate Accounts, for Leica Biosystems, a Danaher Corporation Company. In addition, Mr. Buhle is an advisory board member at Sensona, Inc., a manufacturer in the medical and biotechnology fields.  Mr. Buhle earned a BA degree in Business Administration from Clarke University.

James Crawford, Vice President, Finance and Principal Accounting Officer. James Crawford has served as our Vice President, Finance and Principal Accounting Officer since January 28, 2025 and previously served as Director, Financial Planning & Analysis since May 2021.  From September 2020 to May 2021, Mr. Crawford served as Director, Finance and from November 2018 to August 2020, Manager, Financial Planning & Analysis for Alphabroder Prime Line.  From January 2016 to October 2017, Mr. Crawford was Finance Manager - North America IBD for Dorel Sports.  From June 2007 to December 2015, Mr. Crawford served in a number of finance capacities with Pepperidge Farm, most recently as Finance Manager - Supply Chain.   Mr. Crawford earned a BS degree in Business Administration from Bucknell University and an MBA from University of Connecticut.

Stefanie Cavanaugh, Director. Stefanie Cavanaugh has served as a director of the Company since May 9, 2023. Ms. Cavanaugh has been a senior financial executive for healthcare companies for over 30 years. Ms. Cavanaugh has served as Chief Financial Officer of Giving Home Health Care, an at-home healthcare services company, since August 2022. Before her tenure at Giving Home Health Care, Ms. Cavanaugh was the Chief Financial Officer of Apollo Endosurgery (Nasdaq: APEN), a publicly traded medical technology company, from February 2015 to January 2022. After completing Apollo’s initial public offering via a reverse merger, she worked closely with the board and Chief Executive Officer to develop guidance and investor communications raising over $170 million in debt and equity financing to support Apollo’s strategic and organizational objectives. Ms. Cavanaugh began her career as an auditor at Ernst & Young after earning her B.B.A. in Accounting and Finance at the University of Texas at Austin. Ms. Cavanaugh is a licensed CPA in the state of Texas. Our Board has determined that based upon Ms. Cavanaugh’s extensive financial expertise and leadership and her extensive experience in the medical industry, she has the qualifications and skills to serve as a member of our Board.

Sandra Milligan, President. Sandra Milligan has served as our President since April 1, 2024. From December 16, 2024 until January 28, 2025, she served as our Interim Chief Executive Officer, and she served as our Principal Accounting Officer from January 10, 2025 until January 28, 2025. Dr. Milligan has over twenty-five years of experience in the healthcare sector. Prior to joining the Company, Dr. Milligan served as Executive Vice President, Research and Development at Organon (NYSE: OGN). Prior to that, she served in executive roles of increasing responsibility at innovative biopharmaceutical companies such as Amgen (Nasdaq: AMGN), Genentech and Merck (NYSE: MRK). She has demonstrated success in supporting pipeline and product development in both oncology and non-oncology disease areas, with recent emphasis in women’s health. Dr. Milligan is a known and respected leader in women’s health who drives cross-functional strategies to achieve corporate success. Dr. Milligan earned a Doctor of Medicine from the George Washington University School of Medicine as well as a Juris Doctor from Georgetown University Law Center. After serving as a General Medical Officer in the US Army Medical Corps, she began her corporate career as an attorney in healthcare and corporate law prior to joining the pharmaceutical industry. Dr. Milligan also currently serves on the boards of Gossamer Bio (Nasdaq: GOSS) and Spyre Therapeutics (Nasdaq: SYRE).

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Celeste Fralick, Director. Celeste Fralick has served as a director of the Company since February 2022. Dr. Fralick has served as Chief Technology & Data Officer, Technology Design of Choir Power since February 2023. Additionally, since 2018, Dr. Fralick has served as Chief Data Officer of Innovatio HealthDesign, a privately held health predictive analytics company. Previously, from 2017 to 2022, Dr. Fralick served as Chief Data Scientist at McAfee, a cybersecurity company, which was spun-off from Intel Corporation in 2017. Prior to her position at McAfee, Dr. Fralick served as Principal Engineer and Chief Technology Officer at Intel (Nasdaq: INTC) from 2015 to 2017. She has also served as Managing Principal at Prukinje Science and Technology, LLC, a privately held data analytics consulting business, from 2019 to 2022. Dr. Fralick earned a Bachelor of Science in Microbiology and Chemistry from Texas Tech University and a Ph.D. in Bioengineering from Arizona State University. Our Board has determined that based upon Dr. Fralick’s extensive executive-level leadership and management experience in technology and health sciences, she has the qualifications and skills to serve as a member of our Board.

Jannie Herchuk, Chair of the Board of Directors. Jannie Herchuk has served as a director of the Company since May 9, 2023 and Chair of the Company’s Board since December 27, 2023. Ms. Herchuk retired from Deloitte & Touche LLP in 2022 after nearly 40 years of audit experience. Ms. Herchuk served on the Deloitte LLP board of directors and led strategic initiatives and practices. As the audit partner for some of the firm’s most important healthcare and life sciences companies, Ms. Herchuk oversaw her client’s preparation of financial statements and led audit engagements for public and private companies. Ms. Herchuk has routinely attended client board and audit committee meetings throughout her career. Ms. Herchuk received her B.B.A. in Accounting from Texas A&M University and is a licensed CPA in the state of Texas. Our Board has determined that based upon Ms. Herchuk’s extensive industry experience and financial accounting, SEC reporting, internal controls, and auditing expertise, she qualifies to serve as a member of our Board.

Ellen O’Connor Vos, Director. Ellen O’Connor Vos has served as a director of the Company since May 9, 2023. Ms. Vos has served as president of VosHealth LLC, a healthcare consultancy firm since November 2022. From August 2021 until February 2022, she served as chief executive officer of Modular Medical (Nasdaq: MODD), a development state insulin pump company. Previously she served as the President and Chief Executive Officer of the Muscular Dystrophy Association, the leader of genetic/neuromuscular and amyotrophic lateral sclerosis research, patient care and advocacy from October 2017 to November 2020. Previously, she spent almost 30 years as Chief Executive Officer of Greyhealth Group (and its predecessor company), where she built a global healthcare communications firm and worked on launches for clients across the pharmaceutical, biotech, surgical, and diagnostic sectors. Ms. Vos currently serves as the Board Chair for OptimizeRX (Nasdaq: OPRX) and also serves on the board for Modular Medical. She previously served on the board of nTelos (Nasdaq: NTLS), prior to the sale to Shentel, and on the boards of several WPP investment portfolio companies. She has significant nonprofit board experience with The Jed Foundation, Multiple Myeloma Research Foundation, Healthcare Businesswomen’s Association and a trustee of The Windward School and the YMCA of the City of New York. Ms. Vos was named the Woman of the Year by the Healthcare Businesswomen’s Association in 2005. She was also a member of the Kraft Precision Medicine Accelerator at Harvard Business School focused on innovation and improving outcomes in oncology and rare diseases. She earned a Bachelor of Science in Nursing from Alfred University. Our Board has determined that based upon Ms. Vos’s extensive experience in the healthcare industry, including relevant experience as a current and prior director and as an executive officer, she has the qualifications and skills to serve as a member of our Board.

Winfred Parnell, Director. Winfred Parnell has served as a director of the Company since June 1, 2023. Dr. Parnell is a board-certified physician in obstetrics and gynecologic care bringing more than 20 years of board experience and expertise in strategic planning, governance, cultural transformation, regulatory & compliance, quality of care, and crisis management. Dr. Parnell was a founding partner of Carlos & Parnell, M.D., P.A., an obstetrics and gynecology practice in Dallas, Texas. Since January 2021, Dr. Parnell serves on the board of private equity-backed SCA Pharm, one of the largest compounding pharmacies in the country. Dr. Parnell is a graduate of Florida A&M University and received his MD from the University of Florida College of Medicine. He completed his internship and residency training at Parkland Hospital in Dallas, Texas and holds an Executive Certificate in Non-Profit Governance. Our Board has determined that based upon Dr. Parnell’s extensive experience in gynecologic care and as a current and prior director, he has the qualifications and skills to serve as a member of our Board.

John Ragard, Director. John Ragard has served as a director of the Company since July 25, 2024 and was designated by Jack W. Schuler, a stockholder of the Company and holding the right to designate an individual to be nominated to the Board pursuant to the Stockholders Agreement dated May 13, 2013 by and among the Company and the purchasers of the Company’s common stock and warrants named therein. Mr. Ragard has served as a Senior Investment Advisor at Wayve Capital Management (“Wayve”), an SEC-registered investment firm specializing in strategic public and private market investments for high-net-worth individuals, family offices and institutions, since June 2024 and has over 46 years as a venture capital investor, public equity buy-side analyst, and portfolio manager. Prior to joining Wayve, Mr. Ragard was a portfolio manager at Spouting Rock from October 2017 until February 2024, where he co-managed a small-cap growth portfolio that outperformed the benchmark over the 5-year and since-inception periods. Mr. Ragard received his Bachelor of Science degree in Economics cum laude from the Wharton School of the University of Pennsylvania and is a Chartered Financial Analyst. Our Board has determined that based upon his extensive experience with financial markets and investors, he has the qualifications and skills to serve as a member of our Board.

Ellen Beausang, Director. Ellen Beausang has served as a director of the Company since February 6, 2025. Ms. Beausang has been Chief Commercial Officer of BioReference Health since June 2022 where she is responsible for overall P&L, commercial sales, sales strategy, profitable growth, upstream and downstream marketing, franchise and product development/launches, training, payor strategy and pricing. From August 2019 to June 2022, Ms. Beausang was Senior Vice President, Advanced Diagnostics at BioReference Health where she oversaw sales, marketing, training, strategy and R&D. Prior to joining BioReference Health, Ms. Beausang was Executive Director-Cancer Franchise at Quest Diagnostics. Ms. Beausang has also held sales positions at Thermo Fisher Scientific and Pfizer. Ms. Beausang holds a dual B.S. degree in Psychology/Sociology from SUNY Brockport and a M.S. Degree in Clinical Psychology from Seton Hall University. Our Board has determined that based upon Ms. Beausang’s extensive sales and commercial operations experience, she has the qualifications and skills to serve as a member of our Board.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Director Independence

As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board has affirmatively determined, after considering all relevant facts and circumstances, that each of Stefanie Cavanaugh, Celeste R. Fralick, Jannie Herchuk, Ellen O’Connor Vos, Winfred Parnell and John Ragard is an independent director, as the term is currently defined under Nasdaq Listing Rule 5605(a)(2).

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Committees of Our Board of Directors

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and its standing committees. We will have a standing audit committee, compensation committee and nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

The Audit Committee of the Board was established by the Board to oversee our corporate accounting and financial reporting processes, systems of internal control over financial reporting and the quality and integrity of our financial statements and reports. In addition, the Audit Committee oversees the qualification, independence and performance of our independent registered public accounting firm. The Audit Committee also recommends to the Board the appointment of our independent registered public accounting firm.

The Audit Committee is currently composed of three directors: Ms. Herchuk (Chair), Ms. Cavanaugh and Ms. O’Connor Vos. The Audit Committee is governed by a written charter adopted by the Board. The Audit Committee charter can be found in the Investors – Governance section of our website at www.aspirawh.com. The Board has determined that all members of our Audit Committee are independent pursuant to applicable Nasdaq and SEC requirements. The Board has also determined that Ms. Herchuk qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In making the determination that Ms. Herchuk qualifies as an “audit committee financial expert,” the Board made a qualitative assessment of Ms. Herchuk’s level of knowledge and experience based on a number of factors, including her education as well as her experience as an audit partner.

Compensation Committee

The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs. The Compensation Committee approves, or recommends for approval, the compensation (i.e., salary, bonus and stock-based compensation grants) and other terms of employment or service of our Chief Executive Officer and other executive officers and administers the 2019 Plan. The Compensation Committee also reviews and recommends for the Board’s approval the compensation for members of the Board. The Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee may form and delegate authority to subcommittees when appropriate. Any such subcommittee, to the extent provided in the resolutions of the Compensation Committee and to the extent not limited by applicable law, will have and may exercise all the powers and authority of the Compensation Committee.

Our executive officers recommend to the Compensation Committee of the Board business performance targets and objectives and provide background information about the Company’s underlying strategic objectives. Our Chief Executive Officer generally makes recommendations to the Compensation Committee regarding salary increases for other executive officers during the regular merit increase process. Our executive officers are not present or involved in deliberations concerning their own compensation.

The Compensation Committee is currently composed of three directors: Ms. Cavanaugh (Chair), Mr. John Ragard and Dr. Parnell. The Board has determined that the members of our Compensation Committee are independent pursuant to applicable Nasdaq and SEC requirements. The Compensation Committee has adopted a written charter that can be found in the Investors – Governance section of our website at www.aspirawh.com.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying individuals qualified to serve as members of the Board, recommending to the Board nominees for election as our directors, and providing oversight with respect to corporate governance and ethical conduct.

Our Nominating and Governance Committee currently consists of Dr. Fralick (Chair), Mr. John Ragard and Dr. Parnell. The Board has determined that the members of our Nominating and Governance Committee are independent pursuant to applicable Nasdaq listing standards. The Nominating and Governance Committee has adopted a written charter that can be found in the Investors – Governance section of our website at www.aspirawh.com.

Code of Business Conduct and Ethics

We have adopted the Aspira Women’s Health Inc. Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our officers, directors, employees, agents, contractors, and consultants. The Code of Ethics is available in the Investors – Governance section of our website at www.aspirawh.com. We intend to disclose on our website any waiver of, or amendment to, the Code of Ethics as required by applicable SEC and Nasdaq requirements.

Clawback Policy

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, as amended. Additionally, we have implemented a Dodd-Frank Act-compliant clawback policy, as required by SEC rules.

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EXECUTIVE AND DIRECTOR COMPENSATION

The following individuals who served as executive officers of the Company during 2024 were our “Named Executive Officers” for 2024:

Name	Positions
Sandra Milligan, M.D., J.D.(1)	President, Former Interim Chief Executive Officer and Former Principal Accounting Officer
John Kallassy (2)	Former Interim Chief Financial Officer
Torsten Hombeck, Ph.D.(3)	Former Chief Financial Officer and Senior Vice President
Minh Merchant(4)	Former General Counsel and Corporate Secretary
Nicole Sandford(5)	Former Chief Executive Officer, President and Director

(1)	Dr. Milligan commenced employment as our President effective April 1, 2024, and the amount reported reflects the portion of her annual base salary earned in 2024 from such date. Dr. Milligan was appointed as the Company’s Chief Executive Officer effective December 16, 2024. Dr. Milligan began serving as the Principal Accounting Officer of the Company effective as of January 10, 2025. Dr. Milligan resigned as our Interim Chief Executive Officer and Principal Accounting Officer on January 28, 2025 and provided notice of her intent to resign as our President effective as of February 21, 2025.
(2)	Mr. Kallassy commenced employment as our Interim Chief Financial Officer effective August 15, 2024, and the amount reflects the portion of his contracted salary earned in 2024 from such date. Mr. Kallassy resigned as Interim Chief Financial Officer of the Company effective as of January 10, 2025.
(3)	Dr. Hombeck commenced employment as our Chief Financial officer on June 15, 2023, and the amount reported reflects the portion of his annual base salary earned in 2023 from such date. Dr. Hombeck’s employment terminated with the Company effective June 27, 2024, and the amount reported reflects the portion of his annual base salary earned in 2024 through such date.
(4)	Ms. Merchant’s employment terminated with the Company effective May 6, 2024, and the amount reported in 2024 reflects the portion of her annual base salary earned in 2024 through such date.
(5)	Ms. Sandford’s employment terminated with the Company effective December 16, 2024, and the amount reported in 2024 reflects the portion of her annual base salary earned in 2024 through such date.

2024 Summary Compensation Table

The compensation earned by the Named Executive Officers for the years ended December 31, 2024 and December 31, 2023 was as follows:

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)		Option Awards(1)		Non-Equity Incentive Plan(2)	All Other Compensation		Total
Sandra Milligan, M.D., J.D.	2024	$268,926	(3)	$-		$18,800		$70,703		$-	$-		$358,429
President, Interim Chief Executive Officer and Principal Accounting Officer (11)	2023	$-		$-		$-		$-		$-	$-		$-
John Kallassy(12)	2024	$62,500	(4)	$-		$-		$20,355		$-	$-		$82,855
Former Interim Chief Financial Officer	2023	$-		$-		$-		$-		$-	$-		$-
Torsten Hombeck	2024	$177,404		$-		$-		$97,800		$-	$-		$275,204
Former Chief Financial Officer	2023	$177,500		$-		$97,500	(5)	$42,762	(6)	$37,000	$10,900	(7)	$365,662
Minh Merchant	2024	$126,250		$-		$-		$33,220		$-	$-		$159,470
Former General Counsel & Secretary	2023	$325,000		$50,000	(8)	$32,500	(5)	$96,595		$48,750	$9,656	(9)	$562,501
Nicole Sandford	2024	$466,667		$-		$23,500		$224,020		$135,000	$393,093	(10)	$849,187
Former President, Chief Executive Officer	2023	$500,000		$-		$-		$392,074		$112,500	$31,016	(9)	$1,035,590

(1) Represents restricted stock unit (“RSU”) and option awards granted to the Named Executive Officers. The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with Accounting Standards Codification (“ASC”) Topic 718. Additional information regarding the assumptions made in calculating these amounts will be provided in Note 9, Employee Share Based Compensation and Benefit Plans, to the consolidated financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

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(2) Amount represents annual incentive bonus earned for 2024 and 2023. The amount of annual incentive bonuses earned for Dr. Milligan is not yet calculable. The Company expects that the amount of annual incentive bonus earned for Dr. Milligan will be calculable on or about February 15, 2025.

(3) Represents cash paid to Dr. Milligan for consulting services prior to her joining the Company.

(4) Represents cash paid for consulting under the terms of the consulting agreement with Mr. Kallassy.

(5) Represents RSUs awarded to Dr. Hombeck and Ms. Merchant for retention. 50% of the RSUs vested on March 31, 2024, and the remaining 50% were forfeited upon their respective termination dates.

(6) Includes aggregate grant value of $14,281 related to 6,667 performance options granted to Dr. Hombeck in 2023, which reflected the then-probable achievement of the performance conditions as of the date of grant. Assuming maximum achievement of the performance goals, the grant date fair value of such options was $14,281.

(7) Represents cash paid to Mr. Hombeck for consulting services prior to his joining the Company.

(8) Represents retention cash bonus paid to Ms. Merchant. Under the terms of the retention agreement, the Named Executive Officer would have to repay the Company if she resigned prior to December 31, 2023.

(9) Represents payments to cover certain tax liabilities.

(10) Represents nine months of severance totaling $375,000 and nine months of health and dental coverage totaling $18,093.

(11) Dr. Milligan began serving as the Interim Chief Executive Officer of the Company effective as of December 16, 2024 and Principal Accounting Officer of the Company effective as of January 10, 2025. Dr. Milligan resigned as our Interim Chief Executive Officer and Principal Accounting Officer on January 28, 2025 and provided notice of her intent to resign as our President effective as of February 21, 2025.

(12) Mr. Kallassy resigned as Interim Chief Financial Officer of the Company effective as of January 10, 2025.

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2024 Outstanding Equity Awards at Fiscal Year-End

The outstanding equity awards held by the Named Executive Officers as of December 31, 2024 were as follows:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Vest Commencement Date
Sandra Milligan(5)	—	30,000	—	$3.21	5/3/2034(1)			3/25/2025
	25,000	—	—	$0.84	11/12/2034			11/12/2024
						20,000	$18,800	10/28/2024(2)
John Kallassy(6)	20,833	4,167	—	$1.10	8/15/2034(3)			8/15/2024
	25,000	—	—	$0.84	11/12/2034			11/12/2024
Nicole Sandford	333	—	—	$15.75	3/1/2032			3/1/2022
	3,334	3,332	—	$15.60	3/31/2032(1)			3/31/2022
	333	—	—	$15.75	4/1/2032			4/1/2022
	333	—	—	$10.50	5/2/2032			5/2/2022
	333	—	—	$8.40	6/1/2032			6/1/2022
	333	—	—	$10.95	7/1/2032			4/1/2022
	333	—	—	$12.00	8/1/2032			8/1/2022
	333	—	—	$7.95	9/1/2032			9/1/2022
	333	—	—	$5.70	10/3/2032			10/1/2022
	333	—	—	$5.85	11/1/2032			11/1/2022
	333	—	—	$5.70	12/1/2032			12/1/2022
	333	—	—	$4.80	1/1/12033			1/1/2023
	333	—	—	$7.65	2/1/2033			2/1/2023
	11,111	22,221	—	$8.55	2/9/2033(4)			2/9/2023
	16,666	—	—	$8.55	2/9/2033			2/9/2023
	20,000	—	—	$3.75	8/29/2033			8/29/2023
	13,333	26,667	—	$3.25	11/17/2033(4)			11/17/2023
	—	30,000	—	$4.73	2/15/2034(4)			2/15/2024
	—	80,000	—	$2.88	5/13/2034(1)			5/13/2024
						25,000	$23,500	10/28/2024(2)

(1) Stock options vest in four equal annual installments beginning one year following the vesting commencement date indicated in the chart above.

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(2) Represents RSUs which vested on December 31, 2024.

(3) Stock options vest in six equal monthly installments beginning on August 15, 2024.

(4) Stock options vest in three equal annual installments beginning one year following the vesting commencement date indicated in the chart above.

(5) Dr. Milligan began serving as the Interim Chief Executive Officer of the Company effective as of December 16, 2024 and Principal Accounting Officer of the Company effective as of January 10, 2025. Dr. Milligan resigned as our Interim Chief Executive Officer and Principal Accounting Officer on January 28, 2025 and provided notice of her intent to resign as our President effective as of February 21, 2025.

(6) Mr. Kallassy resigned as Interim Chief Financial Officer of the Company effective as of January 10, 2025.

Narrative Disclosure to Summary Compensation Table

Compensation Program Overview

Base Salaries. Executive salaries are determined based on the data from our comparator group, an evaluation of each officer’s individual performance throughout the year, level of responsibility, overall salary structure, budget guidelines and assessment of our financial condition. We believe that this approach allows us to remain competitive in the market. The Compensation Committee normally reviews and adjusts as appropriate the base salaries for the Named Executive Officers in the first half of each calendar year.

Effective September 1, 2024, the Company entered into a second amendment (the “Sandford Amendment”) to its employment agreement with Nicole Sandford, the Company’s former Chief Executive Officer. Pursuant to the terms of the Sandford Amendment, Ms. Sandford’s annual base salary was decreased from $500,000 to $400,000 and she was eligible for a cash bonus of up to $375,000 for the achievement of goals defined by the Company’s board of directors. The Company also granted Ms. Sandford an RSU award for 25,000 shares with a grant date fair value of $23,500 on September 1, 2024, which vested in full on December 31, 2024.

Effective September 1, 2024, the Company entered into an amendment (the “Milligan Amendment”) to its employment agreement with Sandra Milligan, M.D., J.D., the Company’s President. Pursuant to the terms of the Milligan Amendment, Dr. Milligan’s annual base salary was decreased from $400,000 to $320,000 and she is eligible for a cash bonus of up to $200,000, prorated for partial years for the achievement of goals defined by the Company’s board of directors. The Company also granted Dr. Milligan an RSU award for 20,000 shares with a grant date fair value of $18,800 on September 1, 2024, which vested in full on December 31, 2024. Effective December 16, 2024, the Company’s board of directors approved the reinstatement of Dr. Milligan’s full salary to $400,000.

Annual Base Salary
Sandra Milligan, M.D., J.D. (1)	$400,000
John Kallassy (2)	$150,000

(1) Dr. Milligan resigned as our Interim Chief Executive Officer and Principal Accounting Officer on January 28, 2025 and provided notice of her intent to resign as our President effective as of February 21, 2025.

(2) Mr. Kallassy resigned as Interim Chief Financial Officer of the Company effective as of January 10, 2025.

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Annual Incentive Bonuses. Consistent with our objectives to tie a significant portion of the Named Executive Officers’ total compensation to our performance, all Named Executive Officers have a target bonus of a fixed percentage of their base salary. At the beginning of each fiscal year, the Compensation Committee establishes performance measures and goals. These are formulated into specific metrics on which to measure performance and attainment of goals during the year. The Compensation Committee generally establishes the individual payout targets for each Named Executive Officer based on the executive’s position, level of responsibility and a review of the peer group. The Compensation Committee typically assigns weightings to the various performance goals to provide a balanced approach to the various factors applied to determining bonus amounts. For 2024, these measures and goals were designed to be challenging yet achievable with strong management performance. The Compensation Committee has not yet met to determine the achievement of the 2024 performance goals for the Named Executive Officers at the time of this filing. The Company expects to determine the achievement of the 2024 performance goals on or about February 15, 2025. Effective September 1, 2024, the employment agreements for Nicole Sandford and Sandra Milligan were amended to reduce each of their annual salaries. The amounts eligible for bonuses and severance remained a factor of the unadjusted salaries. Ms. Sanford’s 2024 bonus was determined by the board of directors as part of the negotiation of her separation from the Company. In addition, Mr. Kallassy’s bonus entitlements are described in his consulting agreement, as further described below.

Equity Incentive Compensation. The equity component of our executive compensation program is designed to fulfill our performance alignment and retention objectives. In general, Named Executive Officers receive incentive stock option grants at the time of hire. Annually thereafter, they receive additional equity-based compensation as recommended by the Compensation Committee. Equity-based compensation is based on individual performance and contributions toward the achievement of our business objectives, as well as overall Company performance. The number of underlying shares that may be purchased pursuant to the stock options granted to each Named Executive Officer varies based on the executive’s position and responsibilities. The Compensation Committee granted equity-based compensation to the Named Executive Officers during the year ended December 31, 2024 in the form of stock options and RSUs, as described above in the Summary Compensation Table.

Executive Employment Agreements

Sandra Milligan, M.D., J.D.

Effective September 1, 2024, the Company and Dr. Milligan entered into an amendment (the “Milligan Amendment”) to the employment agreement by and between the Company and Sandra Milligan dated March 16, 2024 (as amended, the “Milligan Agreement”), pursuant to which the Company would pay Dr. Milligan an annual base salary of $320,000. In addition, Dr. Milligan is eligible for a bonus of up to $200,000, based on the achievement of reasonable Company goals defined by the Board. Under the terms of the Milligan Amendment, the Company also granted an RSU award of 20,000 shares, which vested in full on December 31, 2024. On January 5, 2025, the board of directors of the Company approved an annual base salary for Dr. Milligan of $400,000, retrospectively, effective as of December 16, 2024.

If Dr. Milligan is terminated without cause or resigns for good reason after twelve months of employment (as these terms are defined in the Milligan Agreement) and provided that she complies with certain requirements (including signing a standard separation agreement release), under the Milligan Agreement: (i) she will be entitled to continued payment of her base salary as then in effect for a period of six months following the date of termination; and (ii) she will be entitled to continued health and dental benefits through COBRA premiums paid by the Company (“COBRA Coverage”) until the earlier of six months after termination or the time that she obtains employment with reasonably comparable or greater health and dental benefits. Additionally, the Milligan Agreement provides that if Dr. Milligan’s employment is terminated without cause or if she resigns for good reason within the 12-month period following a change of control (as such term is defined in the Milligan Agreement), then, in addition to the benefits above, 100% of any then-unvested options to purchase Company common stock previously granted by the Company will vest upon the date of such termination (the “Acceleration Benefit”). The Milligan Agreement also contains a non-solicitation provision that applies until 12 months after the termination of the Milligan Agreement.

Prior to the effectiveness of the Milligan Agreement, Dr. Milligan was party to an employment agreement with the Company effective as of April 1, 2024. Pursuant to such prior agreement. Dr. Milligan was paid a base salary of $400,000 and was eligible to earn a bonus of up to $200,000. She was also granted a stock option to purchase 30,000 shares of the Company’s common stock, vesting in substantially equal installments following the completion of each of four years of continuous service following Dr. Milligan’s employment commencement date.

Dr. Milligan resigned as our Interim Chief Executive Officer and Principal Accounting Officer on provided notice of her intent to resign as our President effective as of February 21, 2025.

John Kallassy

Effective August 15, 2024, the Company and Mr. Kallassy entered into a consulting agreement (the “Kallassy Agreement”). Pursuant to the Kallassy Agreement, the Company would pay Mr. Kallassy a monthly retainer of $12,500 for up to six months. In addition, Mr. Kallassy is eligible for a discretionary bonus of up to 50% of his retainer amount, based on the achievement of reasonable Company goals defined by the Board. Under the terms of the Kallassy Agreement, the Company also granted a stock option to purchase 25,000 shares of the Company’s common stock, vesting in six substantially equal installments over six months of continuous service following Mr. Kallassy’s employment commencement date, and he will have a period of twelve months after the termination of his contract to exercise the option award.

Mr. Kallassy resigned as Interim Chief Executive Officer of the Company effective as of January 10, 2025.

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Nicole Sandford

Effective March 1, 2023, the Company and Ms. Sandford entered into an amended and restated employment agreement (as amended, the “Sandford Agreement”). Pursuant to the Sandford Agreement, the Company paid Ms. Sandford an annual base salary of $500,000. In addition, Ms. Sandford was eligible for a bonus of up to 75% of her salary, based on the achievement of reasonable Company goals to be defined by the Board. Effective September 1, 2024, the Company entered into the Sandford Amendment pursuant to which Ms. Sandford’s annual base salary was decreased from $500,000 to $400,000 and she was eligible for a cash bonus of up to $375,000 for the achievement of goals defined by the Company’s board of directors. The Company also granted Ms. Sandford an RSU award for 25,000 shares which vested in full on December 31, 2024.

If Ms. Sandford was terminated without cause or she resigned for good reason (as these terms are defined in the Sandford Agreement), and provided that she complies with certain requirements (including signing a standard separation agreement release), under the Sandford Agreement: (i) she was entitled to continued payment of her base salary as then in effect for a period of nine months following the date of termination; and (ii) she was entitled to COBRA Coverage until the earlier of nine months after termination or the time that she obtains employment with reasonably comparable or greater health and dental benefits. Additionally, she was also eligible for the Acceleration Benefit, on substantially the same terms and conditions as Dr. Milligan. The Sandford Agreement also contains a non-solicitation provision that applies until 12 months after the termination of the Sandford Agreement.

Prior to the effectiveness of the Sandford Agreement, Ms. Sandford was party to an employment agreement with the Company effective as of March 1, 2022, for a term concluding on February 28, 2023. Pursuant to such prior agreement. Ms. Sandford was paid a base salary of $500,000 and was eligible to earn a discretionary bonus upon completion of the term. She was also eligible to receive a stock option grant to purchase 333 shares of the Company’s common stock, as adjusted for the reverse stock split, on the first trading day of each calendar month during the term, with each such option vesting in full on the last day of the calendar month in which it is granted.

Ms. Sandford’s agreement was terminated on December 16, 2024. Pursuant to the Sandford Agreement, Ms. Sandford will be paid $375,000 in equal biweekly installments over a period of nine months as well as be paid a bonus of $135,000 to be paid upon the earlier of a fund raising or September 30, 2025. In conjunction with her termination, the Company entered into a consulting agreement with Ms. Sandford (the “Sandford Consulting Agreement”). Pursuant to the Sandford Consulting Agreement, the Company will pay Ms. Sandford at a rate of $500 per hour for consulting services provided.

Torsten Hombeck, Ph.D.

Effective March 13, 2024, the Company and Dr. Hombeck entered into an amended and restated employment agreement (the “Hombeck Agreement”), pursuant to which the Company paid Dr. Hombeck an annual base salary of $325,000. In addition, Dr. Hombeck was eligible for a bonus of up to 50% of his salary based on the Company’s performance, with the exact payment terms, if any, to be determined by the Compensation Committee of the Board in its sole and absolute discretion. Under the terms of such agreement, Dr. Hombeck was also eligible for a bonus of up to $50,000 upon the closing of one or more equity or debt financing transactions that result in a total aggregate net proceeds to the Company of $3,000,000 or more prior to March 31, 2025. The bonus will increase to $100,000 upon the aggregates closing of one or more equity, debt or other financing transactions that resulted in total net proceeds to the Company of $5,000,000 or more prior to March 31, 2025. Furthermore, Dr. Hombeck was granted a stock option to purchase 13,334 shares of the Company’s common stock, vesting in substantially equal installments following the completion of each of three years of continuous service following Dr. Hombeck’s employment commencement date. Dr. Hombeck was also granted a stock option to purchase 6,667 shares of the Company’s common stock, based on individual performance goals for the 12 months ending on the first anniversary of his employment commencement date.

If Dr. Hombeck was terminated without cause or he resigned for good reason (as these terms are defined in the Hombeck Agreement), and provided that he complies with certain requirements (including signing a standard separation agreement release), under the Hombeck Agreement: (i) he was entitled to continued payment of his base salary as then in effect for a period of six months following the date of termination; and (ii) he was entitled to COBRA Coverage until the earlier of six months after termination or the time that he obtained employment with reasonably comparable or greater health and dental benefits. Further, he was also eligible for the Acceleration Benefit, on substantially the same terms and conditions as Dr. Milligan. The Hombeck Agreement also contains a non-solicitation provision that applies until 12 months after the termination of the Hombeck Agreement.

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In addition, if Dr. Hombeck was terminated by the Company without cause or resigns for good reason (each term as defined in the Hombeck Agreement), any then-vested stock options granted to him would remain exercisable for up to 12 months following his employment termination date. The Hombeck Agreement also contains a non-solicitation provision that applies until 12 months after the termination of the Hombeck Agreement.

The Hombeck Agreement was terminated effective June 27, 2024.

Minh Merchant

Effective March 28, 2023, the Company and Ms. Merchant entered into an amended and restated employment agreement (the “Merchant Agreement”), pursuant to which the Company paid Ms. Merchant an annual base salary of $325,000. In addition, Ms. Merchant was eligible for a bonus of up to 50% of her salary, based on the achievement of reasonable Company and individual performance related goals to be mutually agreed upon by Ms. Merchant and the Company’s Chief Executive Officer and recommend by the Compensation Committee for the Board’s approval. Ms. Merchant was granted a stock option to purchase 10,000 shares of the Company’s common stock, as adjusted for the reverse stock split, vesting in substantially equal installments following the completion of each of four years of continuous service following Ms. Merchant’s employment commencement date. In addition, if Ms. Merchant was terminated by the Company with cause or resigned for good reason (each term as defined in the Merchant Agreement), any then-vested stock options granted to her would remain exercisable for up to 12 months following her employment termination date.

Ms. Merchant was eligible for continued payment of her base salary for nine months and nine months of COBRA Coverage on substantially the same terms and conditions as Dr. Milligan in the event that she was terminated without cause or resigns for good reason (as these terms are defined in the Merchant Agreement). Further, she was also eligible for the Acceleration Benefit, on substantially the same terms and conditions as Dr. Milligan. The Merchant Agreement also contains a non-solicitation provision that applies until 12 months after the termination of the Merchant Agreement.

The Merchant Agreement was terminated effective May 6, 2024.

Severance and Change in Control Arrangements

Under the terms of each Named Executive Officer’s employment agreement, each is eligible to receive severance benefits upon a termination by the Company without cause or by the executive officer due to good reason. The Compensation Committee believes that these arrangements are important in order to attract and retain executive officer talent.

In addition, the Compensation Committee believes that executive officers have a greater risk of job loss or modification as a result of a change in control transaction than other employees. Accordingly, the employment agreements include change in control provisions under which Named Executive Officers currently employed by the Company will receive certain payments and benefits upon qualifying terminations that follow a change in control. The principal purpose of the change in control provisions is to provide executive officers with appropriate incentives to remain with us before, during and after any change in control transaction by providing the executive officers with security in the event their employment is terminated or materially changed following a change in control. By providing this type of security, the employment agreements help ensure that the executive officers support any potential change in control transaction that may be considered in the best interests of our stockholders, even while the transaction may create uncertainty in the executive officer’s personal employment situation. The Compensation Committee believes that salary and benefits for nine months for our President and Chief Executive Officer and six months for our Chief Financial Officer and General Counsel are reasonable and appropriate to achieve the desired objectives of the agreements.

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The following table sets forth amounts payable to the Named Executive Officers who were providing service to the Company on December 31, 2024, if such officer had been terminated as of December 31, 2024. Neither Ms. Merchant nor Dr. Hombeck was eligible for any such benefits as of December 31, 2024.

Name	Qualifying Termination Scenario	Continued Payment of Base Salary	Immediate Vesting of Stock Options(2)	Health and Dental Insurance Benefits(3)
Sandra Milligan	Qualifying Termination(1)	$200,000	$—	$865	(4)
	Qualifying Termination Within 12 Months After Change-in Control	200,000	—	—
	For cause	—	—	—
John Kallassy	Qualifying Termination(1)	$—	$—	$—
	Qualifying Termination Within 12 Months After Change-in Control	—	—	—
	For cause	—	—	—

(1) A Qualifying Termination means an involuntary termination by the Company other than for cause or a voluntary resignation by the executive for good reason (in all cases, assuming the executive is not entering into competitive or other activity detrimental to us, and subject to the executive’s execution of an effective release of claims and compliance with certain other conditions). Mr. Kallassy is not entitled to receive any benefits under this arrangement, as he is not an employee of the Company.

(2) Reflects the difference between the exercise price of all options that would have vested upon such a termination and $0.40 (the January 27, 2025 closing price of our common stock).

(3) Assumes each executive does not obtain employment with reasonably comparable or better health and dental benefits within the time period specified in the respective employment agreements.

(4) Dr. Milligan does not avail herself of the Company’s health insurance benefits, only its dental insurance benefits.

Other Benefits

Except as set forth herein, our Named Executive Officers participate in our standard employee benefits programs, including medical, dental, vision, life, short-term and long-term disability insurance, 401(k) Plan and flexible spending accounts.

Board Compensation

Our director compensation program is designed both to attract qualified non-employee directors and to fairly compensate them for their substantial responsibilities and time commitment. Periodically, the Compensation Committee reviews and determines the adequacy of the compensation program for non-employee directors and, based upon the results of its review, the Compensation Committee may make recommendations regarding the compensation program for non-employee directors to the Board. Directors are eligible to elect a mix of RSUs, stock option awards and cash awards. For 2024, the Compensation Committee engaged Pearl Meyer and Partners, LLC to assist in the review of director compensation. Based on the independent review, and after considering the recommendation of the Compensation Committee, the Board changed the director compensation program for the second half of 2024. Under the updated director compensation program, the program will run on annual meeting to annual meeting cycles, rather than calendar year cycles. The Compensation Committee decreased the annual equity retainer from $175,000 to $115,000 for the Chair of the Board and decreased the annual equity retainer for the other outside directors from $140,000 to $70,000. In addition, the Board approved a cash retainer for each of the outside directors of $40,000. Such changes were effective as of July 2024.

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Historically and during the first half of the 2024 non-employee director compensation program consisted of the following (as annualized):

	Director Retainer
	Equity Awards(1)	Cash
Chairperson	$175,000	$35,000
Other Outside Directors	140,000	$28,000
Chair of the Audit Committee	15,000
Other Audit Committee Members	7,500
Chair of the Compensation Committee	12,000
Other Compensation Committee Members	6,000
Chair of the Nominating and Governance Committee	6,000
Other Nominating and Governance Committee Members	4,000

(1) One half of the annualized RSUs were granted to non-employee directors in conjunction with their service during the first half of 2024. The RSUs vested 100% on August 12, 2024.

The new non-employee director compensation program, which was applied in the second half of 2024, consisted of the following (as annualized):

	Director Retainer
	Equity Awards (1)	Cash
Chairperson	$115,000	$40,000
Other Outside Directors	70,000	40,000
Chair of the Audit Committee	20,000	-
Other Audit Committee Members	10,000	-
Chair of the Compensation Committee	15,000	-
Other Compensation Committee Members	7,500	-
Chair of the Nominating and Governance Committee	10,000	-
Other Nominating and Governance Committee Members	5,000	-

(1) RSUs granted to non-employee directors vest over a one-year period, 25% on September 30, 2024, 25% on December 31, 2024, 25% on March 31, 2025 and 25% at the time of the annual meeting.

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2024 Director Compensation Table

The table below presents the compensation earned by our non-employee directors for the year ended December 31, 2024. Ms. Sandford did not receive any additional compensation for her service on the Board during 2024. Please see the “2024 Summary Compensation Table” for a summary of the compensation received by Ms. Sandford for her service as our President and Chief Executive Officer during 2024.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Total
Stefanie Cavanaugh	$19,000	$44,164	$63,164
Celeste Fralick, Ph.D.	$19,000	$38,581	$57,581
Jannie Herchuk	$22,500	$58,394	$80,894
Ellen O’Connor-Vos	$19,000	$41,275	$60,275
Winfred Parnell, M.D.	$19,000	$39,720	$58,720
John Ragard(3)	$5,000	$20,538	$25,538

(1) Reflects the grant date fair value, calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation-Stock Compensation, of RSUs and options granted in fiscal year 2024 by the Company under its 2019 Stock Incentive Plan. The number of RSUs granted on August 12, 2024 was determined by dividing the targeted grant value by a five day trailing average price of our common stock for the week prior to the date of grant of the RSUs. The price and target value was fixed as of February 2024 when the trailing average price per share of our common stock was $4.746 per share. The number of RSUs granted on August 22, 2024 was determined by dividing the targeted grant value by the higher of $4.00 or a twenty day trailing average price of our common stock for the week prior to the date of grant of the RSUs. The price and target value was fixed in August 2024 using $4.00. Additional information regarding the assumptions made in calculating these amounts will be provided in Note 9, Employee Share Based Compensation and Benefit Plans, to the consolidated financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

(2) As of December 31, 2024, each individual who served as a non-employee director during 2024 held outstanding RSUs as follows: Ms. Cavanaugh - 17,812; Dr. Fralick - 15,000; Ms. Herchuk - 25,312; Ms. O’Connor Vos - 15,937; Dr. Parnell - 15,469; and Mr. Ragard - 14,531. The awards vest in four substantially equal installments on September 30, 2024, December 31, 2024, March 31, 2025 and the date of the annual shareholders’ meeting, subject to such person’s continued service with the Company through the applicable vesting dates.

(3) Mr. Ragard was appointed to the Board, effective as of July 25, 2024. Mr. Ragard was designated by Jack W. Schuler, a stockholder of the Company and holding the right to designate an individual to be nominated to the Board pursuant to the Stockholders Agreement dated May 13, 2013 by and among the Company and the purchasers of the Company’s common stock and warrants named therein.

Company Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

The Compensation Committee last granted a stock option in January 2025. The Company does not grant stock options or similar awards to Section 16 Insiders, most SVPs, and other Vice Presidents and above who directly report to the CEO in anticipation of the release of material nonpublic information that is likely to result in changes to the price of the Company’s stock, such as a significant positive or negative earnings announcement, or time the public release of such information based on stock option grant dates. In addition, the Company does not grant stock options or similar awards during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Current Report on Form 8-K that discloses material nonpublic information. These restrictions do not apply to RSUs or other types of equity awards that do not include an exercise price related to the market price of the Company’s stock on the date of grant. The Company grants annual retention stock options to all of its employees during the February Compensation Committee meeting. The Company also grants stock options to new hires on the first day of the month following the employee start date.

The Company’s executive officers would not be permitted to choose the grant date for any stock option grants.

During fiscal 2024, none of the Company’s Named Executive Officers were awarded stock options, and the Company did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a summary of transactions for the years ended December 31, 2023 and 2022, to which we have been a participant in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers, or holders of more than five percent of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements described in the section titled “Executive and Director Compensation” included elsewhere in this prospectus.

Relationships Resulting from 2013 Private Placement

In connection with a May 8, 2013 private placement, on May 13, 2013, the Company entered into a Stockholders Agreement (the “Stockholders Agreement”) with certain of the purchasers in the private placement (the “2013 Purchasers”). Among other things, the Stockholders Agreement provides certain of the 2013 Purchasers with rights to participate in any future equity offerings by the Company on the same price and terms as other investors. Certain of the 2013 Purchasers were also offered the opportunity to participate in the underwritten public offering of our common stock that we completed on February 8, 2021, and certain trusts and other entities affiliated with H. George Schuler and Tanya Schuler Sharman, as well as Seamark Capital, L.P., purchased an aggregate of 40,555 shares of our common stock (as adjusted for the reverse stock split) for aggregate gross proceeds of $4,562,497.50. In addition, certain of the 2013 Purchasers were also offered the opportunity to participate in the underwritten public offering of our common stock that we completed on August 22, 2022, and certain trusts and other entities affiliated with H. George Schuler and Tanya Schuler Sharman purchased an aggregate of 8,888 shares of our common stock (as adjusted for the reverse stock split) for aggregate gross proceeds of $117,333.04. Also, certain of the 2013 Purchasers were also offered the opportunity to participate in the underwritten public offering of our common stock that we completed on July 24, 2023, and certain trusts and other entities affiliated with H. George Schuler and Tanya Schuler Sharman purchased an aggregate of 181,800 shares of our common stock for aggregate gross proceeds of $499,950.00. Further, certain of the 2013 Purchasers were also offered the opportunity to participate in the underwritten public offering of our common stock that we completed on January 26, 2024, and certain trusts and other entities affiliated with H. George Schuler and Tanya Schuler Sharman purchased an aggregate of 28,500 shares of our common stock for aggregate gross proceeds of $99,750.00.

In addition, in connection with the May 8, 2013 private placement, Oracle Partners, LP and Oracle Ten Fund Master LP, (together, “Oracle”), and Jack W. Schuler (“Schuler” and together with Oracle, the “Principal Purchasers”) received rights to prohibit the Company from taking any of the following actions unless agreed to by at least one of the Principal Purchasers:

●	Making any acquisition with a value greater than $2 million;

●	Entering into, or amending the terms of our agreements with Quest Diagnostics, which consent shall not be unreasonably withheld, conditioned or delayed following good faith consultation with the Company;

●	Submitting any resolution at a meeting of stockholders or in any other manner changing or authorizing a change in the size of our Board;

●	Offering, selling or issuing any securities senior to the Company’s common stock or any securities that are convertible into or exchangeable or exercisable for securities ranking senior to our common stock;

●	Amending our Certificate of Incorporation or Bylaws in any manner that effects the rights, privileges or economics of the Company’s common stock;

●	Making any action that would result in a change in control of the Company or an insolvency event;

●	Paying or declaring dividends on any securities of the Company or distributing the assets of the Company other than in the ordinary course of business or repurchasing any outstanding securities of the Company; or

●	Adopting or amending any shareholder rights plan.

In addition, the Principal Purchasers each received the right to nominate a member to serve on our Board. Dr. Eric Varma was designated as a Board nominee by Oracle pursuant to the Stockholders Agreement and was appointed as a director on September 12, 2013. Dr. Varma did not stand for re-election at the 2018 annual meeting of the stockholders of the Company. Oracle did not notify the Company of the person who would succeed Dr. Varma as the Oracle designee on the Board. James T. LaFrance was designated as a Board nominee by Schuler. The Board appointed Mr. LaFrance as a director and Chair of the Board on December 12, 2013, and effective from March 2022 to December 2022 he served as Lead Independent Director of the Board. Mr. LaFrance resigned from the Board effective December 15, 2022. Subsequently, John Ragard was designated as a Board nominee by Schuler and was appointed to the Company’s Board effective as of July 25, 2024.

The rights and prohibitions of the 2013 Purchasers under the Stockholders Agreement terminate for each 2013 Purchaser when it ceases to own or hold less than 50% of the shares, warrants or warrant shares that were purchased at the closing of the 2013 private placement. We believe that the rights and prohibitions of the Principal Purchasers under the Stockholders Agreement terminated for Oracle.

Directors and Officers

In the underwritten public offering of our common stock that we completed on August 22, 2022, certain of our directors and officers purchased an aggregate of 113,333 shares of our common stock (as adjusted for the reverse stock split) for aggregate gross proceeds of $170,000.00. Director and officer purchasers included former officers Minh Merchant, Ryan Phan and Nicole Sanford, former directors Robert Auerbach and Ruby Sharma, as well as current director Celeste Fralick. Also, certain of our directors and officers participated in the underwritten public offering of our common stock that we completed on July 24, 2023, and purchased an aggregate of 44,347 shares of our common stock for aggregate gross proceeds of $176,501.06. Director and officer purchasers included former officers Torsten Hombeck, Minh Merchant, Ryan Phan and Nicole Sanford, former director Veronica Jordan, as well as current directors Stefanie Cavanaugh, Celeste Fralick, Jannie Herchuk, Ellen O’Connor Vos and Winfred Parnell. Further, certain of our directors and officers participated in the underwritten public offering of our common stock that we completed on January 26, 2024, and purchased an aggregate of 2,400 shares of our common stock for aggregate gross proceeds of $10,212. Director and officer purchasers included former officer Nicole Sanford.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 27, 2025 by:

●	each of our named executive officers;
●	each of our directors;
●	all of our current directors and named executive officers as a group; and
●	each stockholder known by us to own beneficially more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of January 27, 2025, pursuant to the exercise of options or warrants, vesting of common stock or conversion of convertible debt, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 17,675,022 shares of common stock issued and outstanding as of January 27, 2025 and prior to the offering. Percentage of ownership is based on 67,675,022 shares of common stock issued and outstanding after the completion of this offering, assuming the sale of 50,000,000 shares of common stock and excluding shares of common stock issuable upon exercise of the Warrants and the sale of Pre-funded Units.

Unless noted otherwise, the address of all listed stockholders is c/o Aspira Women’s Health Inc., 12117 Bee Caves Road, Building III, Suite 100, Austin, Texas 78738.

Except as indicated by the footnotes below, we believe, based on information furnished to us, that each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned Prior to Offering	Percentage of Outstanding Shares Beneficially After Offering
Directors and Named Executive Officers:
Michael Buhle	-	-	-
Sandra Milligan(1)	46,144	*	*
James Crawford(2)	7,256
Jannie Herchuk(3)	94,022	*	*
Stefanie Cavanaugh(4)	70,119	*	*
Celeste Fralick(5)	51,109	*	*
Ellen O’Connor Vos(6)	66,632	*	*
Winfred Parnell(7)	64,165	*	*
John Ragard(8)	190,406	1.1%	*
Ellen Beausang	-	-	-
All Directors and Executive Officers as a Group (10 persons)	589,853	3.3%	*
Beneficial Owners of More Than 5%:
Jack Schuler(9)	1,918,692	10.9%	2.8%
Robert Drysdale(10)	1,354,975	7.6%	2.0%
Armistice Capital, LLC(11)	1,256,000	7.1%	1.9%

* Less than 1%.

(1)	Includes (i) 13,644 shares of common stock and (ii) 32,500 shares issuable upon the exercise of stock options.
(2)	Includes 7,256 shares issuable upon the exercise of stock options.
(3)	Includes (i) 65,627 shares of common stock, (ii) 4,902 common stock warrants and (iii) 23,493 shares issuable upon the exercise of stock options.
(4)	Includes (i) 66,851 shares of common stock and (ii) 3,268 common stock warrants.
(5)	Includes (i) 50,665 shares of common stock and (ii) 444 common stock warrants.
(6)	Includes (i) 63,364 shares of common stock and (ii) 3,268 common stock warrants.
(7)	Includes (i) 60,897 shares of common stock and (ii) 3,268 common stock warrants.
(8)	Includes (i) 125,047 shares of common stock and (ii) 65,359 common stock warrants.
(9)	Based on the information provided in Amendment No. 16 to Schedule 13D filed with the SEC on July 11, 2024 by Jack W. Schuler with respect to himself and the Jack W. Schuler Living Trust). Includes (i) 6,536 shares of common stock held by Jack Schuler and (ii) 1,912,156 shares held by Jack W. Schuler Living Trust. The number of shares beneficially owned excludes (i) 37,388 shares issuable upon the exercise of warrants owned by Jack W. Schuler Living Trust and (ii) 6,536 shares issuable upon the exercise of warrants owned by Jack W. Schuler, all of which are not currently exercisable due to beneficial ownership limitations. The address of the Jack W. Schuler is P.O. Box 531, Lake Bluff, IL 60044.
(10)	Based on the information provided in Schedule 13G filed with the SEC on February 14, 2022 by Robert H. Drysdale and Form 3 filed on December 8, 2023. Mr. Drysdale reported that as of November 28, 2023, he had sole voting and dispositive power with respect to 1,310,531 shares of our common stock. The number of shares beneficially owned includes 44,444 shares issuable upon the exercise of stock warrants. The address of Robert H. Drysdale is 132A Royal Circle, Honolulu, Hawaii 96816.
(11)	Based on the information provided in Schedule 13G filed with the SEC on November 14, 2024 by Armistice Capital, LLC and Steven Boyd. Armistice reported that as of September 30, 2024, it held 1,256,000 shares of our common stock. Armistice Capital, LLC (“Armistice Capital”) is the investment manager of Armistice Capital Master Fund Ltd. (the “Master Fund”), the direct holder of the shares, and pursuant to an Investment Management Agreement, Armistice Capital exercises voting and investment power over the securities of the Company held by the Master Fund and thus may be deemed to beneficially own the securities of the Company held by the Master Fund. Mr. Boyd, as the managing member of Armistice Capital, may be deemed to beneficially own the securities of the Company held by the Master Fund. The Master Fund specifically disclaims beneficial ownership of the securities of the Company directly held by it by virtue of its inability to vote or dispose of such securities as a result of its Investment Management Agreement with Armistice Capital. The address of Armistice Capital and Mr. Boyd is 510 Madison Avenue, 7th Floor, New York, New York 10022.

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DESCRIPTION OF CAPITAL STOCK AND SECURITIES WE ARE OFFERING

Authorized Capital Stock

Under our Certificate of Incorporation, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

We are authorized to issue up to a total of 200,000,000 shares of common stock, par value $0.001 per share. As of January 27, 2025, 17,675,022 shares of our common stock were outstanding, 544,666 shares of our common stock were reserved for future issuance to employees, directors and consultants pursuant to our employee stock plans, which excludes 862,196 shares of our common stock that were subject to outstanding options and 69,374 restricted stock units. As of January 27, 2025, we had 46 registered holders of record of our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders, and there are no cumulative voting rights. In all matters other than the election of directors, stockholder approval requires the affirmative vote of the majority of the holders of our common stock entitled to vote on the subject matter unless the matter is one upon which, by express provision of law, our Certificate of Incorporation or our Bylaws, a different vote is required. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors.

Dividend Rights

Subject to preferences to which holders of preferred stock may be entitled and the rights of certain of our stockholders set forth in the Stockholder’s Agreement (as defined below), holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. We have never paid or declared any dividend on our common stock, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and our common stock is not convertible or redeemable. As described under “Stockholder’s Agreement,” certain holders of our common stock have the right to purchase shares in connection with most equity offerings made by the Company.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of any senior class of securities. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption terms and liquidation preferences as shall be determined by our board of directors. Any issuance of shares of preferred stock could adversely affect the voting power or rights of holders of common stock, and the likelihood that the holders of preferred stock will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control.

Warrants

The following is a brief summary of certain terms and conditions of the Warrants being offered in this offering. The following description is subject in all respects to the provisions contained in the Warrants, a form of which is an exhibit to this Registration Statement.

Term

The Warrants will expire           years from the date of issuance.

Exercisability

The Warrants are exercisable until the            -year anniversary of the date of issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment of the exercise price. No fractional shares of common stock will be issued in connection with the exercise of a Warrant. The holder of the Warrant may also satisfy its obligation to pay the exercise price through a “cashless exercise,” in which the holder receives the net value of the Warrants in shares of common stock determined according to the formula set forth in the Warrant. Broadridge has agreed to serve as warrant agent with respect to the Warrants pursuant to a warrant agent agreement to be entered into concurrently with the closing of this offering.

Exercise Price

The exercise price of our shares of common stock purchasable upon the exercise of the Warrants is $        per share. The exercise price of the Warrants and the number of shares of common stock issuable upon exercise of the Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock, as well as upon any distribution of assets, including cash, stock or other property, to our stockholders.

Transferability

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

We have applied to list the Warrants on The Nasdaq Capital Market under the symbol “AWHWW” , which listing is a condition to this offering. No assurance can be given that our application will be approved.

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Fundamental Transactions

Upon the consummation of a fundamental transaction (as described in the Warrants, and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding shares of common stock), the holders of the Warrants will be entitled to receive, upon exercise of the Warrants, the kind and amount of securities, cash or other property that such holders would have received had they exercised the Warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the Warrants. Notwithstanding the foregoing, in the event of a fundamental transaction where the consideration consists solely of cash, solely of marketable securities or a combination of cash and marketable securities, then each Warrant shall automatically be deemed to be exercised in full in a cashless exercise effective immediately prior to and contingent upon the consummation of such fundamental transaction.

No Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of common stock, the holder of a Warrant does not have the rights or privileges of a holder of our shares of common stock, including any voting rights, until such holder exercises the Warrant.

Global Warrants

The Warrants shall be issued in book entry form (the “Global Warrants”). All of the Warrants shall initially be represented by one or more Global Warrants deposited with the warrant agent and registered in the name of Cede & Co., a nominee of The Depository Trust Company (the “Depositary”), or as otherwise directed by the Depositary. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depositary or its nominee for each Global Warrant or (ii) institutions that have accounts with the Depositary (such institution, with respect to a Warrant in its account, a “Participant”). If the Depositary subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the warrant agent regarding other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the warrant agent shall provide written instructions to the Depositary to deliver to the warrant agent for cancellation each Global Warrant, and the Company shall instruct the warrant agent to deliver to each holder of a Warrant a Warrant certificate. A holder of a Warrant has the right to elect at any time or from time to time a warrant exchange. Upon written notice by a holder to the warrant agent for the exchange of some or all of such holder’s Global Warrants for a Warrant certificate evidencing the same number of Warrants, which request shall be in the form specified in the warrant agency agreement, the warrant agent shall promptly effect the warrant exchange and shall promptly issue and deliver to the holder a Warrant certificate for such number of Warrants in the name set forth in the Warrant certificate request notice. In the event a beneficial owner requests a Warrant exchange, upon issuance of the paper Warrant certificate, the Company shall act as Warrant agent and the terms of the paper Warrant certificate so issued shall exclusively govern in respect thereof.

Pre-funded Warrants

The following is a brief summary of certain terms and conditions of the Pre-funded Warrants being offered in this offering. The following description is subject in all respects to the provisions contained in the Pre-funded Warrants, a form of which is an exhibit to this Registration Statement.

Form

The Pre-funded Warrants will be issued as individual warrant agreements to the purchasers.

Term

The Pre-funded Warrants will not expire until they are fully exercised.

Exercisability

The Pre-funded Warrants are exercisable at any time until they are fully exercised. The Pre-funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment of the exercise price. No fractional shares of common stock will be issued in connection with the exercise of a Pre-funded Warrant. The holder of the Pre-funded Warrant may also satisfy its obligation to pay the exercise price through a “cashless exercise,” in which the holder receives the net value of the Pre-funded Warrants in shares of common stock determined according to the formula set forth in the Pre-funded Warrant.

Exercise Limitations

Under the terms of the Pre-funded Warrants, we may not effect the exercise of any such warrant, and a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 4.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to us subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%.

Exercise Price

The exercise price of our shares of common stock purchasable upon the exercise of the Pre-funded Warrants is $0.001 per share. The exercise price of the Pre-funded Warrants and the number of shares of common stock issuable upon exercise of the Pre-funded Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock, as well as upon any distribution of assets, including cash, stock or other property, to our stockholders.

Transferability

Subject to applicable laws, the Pre-funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

We do not intend to list the Pre-funded Warrants on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

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Fundamental Transactions

Upon the consummation of a fundamental transaction (as described in the Pre-funded Warrants, and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding shares of common stock), the holders of the Pre-funded Warrants will be entitled to receive, upon exercise of the Pre-funded Warrants, the kind and amount of securities, cash or other property that such holders would have received had they exercised the Pre-funded Warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the Pre-funded Warrants. Notwithstanding the foregoing, in the event of a fundamental transaction where the consideration consists solely of cash, solely of marketable securities or a combination of cash and marketable securities, then each Pre-funded Warrant shall automatically be deemed to be exercised in full in a cashless exercise effective immediately prior to and contingent upon the consummation of such fundamental transaction.

No Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of common stock, the holder of a Pre-funded Warrant does not have the rights or privileges of a holder of our shares of common stock, including any voting rights, until such holder exercises the Pre-funded Warrant.

Stockholder’s Agreement

In connection with a private placement in May 2013, we entered into a Stockholder’s Agreement with the purchasers named therein. Pursuant to and subject to the terms of the Stockholder’s Agreement, certain of the investors received rights to participate in any future equity offerings on the same price and terms as other investors. These rights terminate for each investor when that investor ceases to beneficially own at least 50% of the shares and warrants (taking into account shares issued upon exercise of the warrants), in the aggregate, that such investor purchased at the closing of our May 2013 private placement. We believe that the rights of one of the primary investors have terminated. As a result, the remaining investor, whose rights have yet to be terminated, may participate in future equity offerings made pursuant to this prospectus.

In addition, the Stockholder’s Agreement prohibits the Company from taking material actions without the consent of Schuler as the only investor still holding these rights. These material actions include:

●	making any acquisition with value greater than $2 million;

●	entering into, or amending the terms of agreements with Quest Diagnostics, provided that such investors’ consent shall not be unreasonably withheld, conditioned or delayed following good faith consultation with the Company;

●	submitting any resolution at a meeting of stockholders or in any other manner changing or authorizing a change in the size of our board of directors;

●	offering, selling or issuing any securities senior to our common stock or any securities that are convertible into or exchangeable or exercisable for securities ranking senior to our common stock;

●	amending our Certificate of Incorporation or our Bylaws in any manner that affects the rights, privileges or economics of our common stock;

●	taking any action that would result in a change in control of Aspira or an insolvency event;

●	paying or declaring dividends on any securities of the Company or distributing any assets of the Company other than in the ordinary course of business or repurchasing any outstanding securities of the Company; or

●	adopting or amending any stockholder rights plan.

In addition, the primary investor received the right to designate a person to serve on our board of directors. The investor notified the Company of its intention to exercise this right in 2024. These rights terminate for such investor when that investor ceases to beneficially own less than 50% of the shares and warrants (taking into account shares issued upon exercise of the warrants), in the aggregate, that such investor purchased at the closing of our May 2013 private placement.

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Section 203 of the Delaware Corporation Law

We are subject to Section 203 of the DGCL, which prevents an “interested stockholder” (defined in Section 203 of the DGCL, generally, as a person owning 15% or more of a corporation’s outstanding voting stock), from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, subject to exceptions, unless:

●	before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

●	upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

●	following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

The provisions of Section 203 of the DGCL could make a takeover of the Company difficult.

Effect of Certain Provisions of Our Certificate of Incorporation and Bylaws

Certain provisions of our Certificate of Incorporation and Bylaws may also have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for our securities. Our Certificate of Incorporation eliminates the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting, and our Bylaws require advance notice for stockholder proposals and director nominations, which may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. Our Certificate of Incorporation authorizes undesignated preferred stock, which makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. The amendment of any of the provisions of our Certificate of Incorporation described in the immediately preceding paragraph would require approval by our board of directors and the affirmative vote of at least 66 2/3% of our then outstanding voting securities, and the amendment of any of the provisions of our Bylaws described in the immediately preceding paragraph would require approval by our board of directors or the affirmative vote of at least 66 2/3% of our then outstanding voting securities.

Transfer Agent

The transfer agent and registrar for our common stock is Broadridge Financial Solutions, Inc.

Listing

Our common stock is listed on Nasdaq under the symbol “AWH.” We have applied to list the Warrants on The Nasdaq Capital Market under the symbol “AWHWW”, which listing is a condition to this offering. No assurance can be given that our application will be approved. There is no established trading market for the Pre-funded Warrants and we do not intend to list the Pre-funded Warrants on any securities exchange or nationally recognized trading system.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the common stock, Pre-funded Warrants and Warrants acquired in this offering and does not purport to be a complete analysis of all the potential tax considerations relating thereto. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect, with the resulting U.S. federal income tax consequences being different from those set forth below. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of the common stock, Pre-funded Warrants or Warrants, or that any such contrary position would not be sustained by a court.

We assume in this discussion that the shares of common stock, Pre-funded Warrants and Warrants will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax or the alternative minimum tax and does not address state or local taxes or U.S. federal gift and estate tax laws, except as specifically provided below with respect to non-U.S. holders, or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the special tax rules applicable to particular holders, such as:

●	persons who acquired our common stock, Pre-funded Warrants or Warrants as compensation for services;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than 5% of our common stock (except to the extent specifically set forth below);

●	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code (except to the extent specifically set forth below);

●	persons for whom our common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;

●	persons deemed to sell our common stock, Pre-funded Warrants or Warrants under the constructive sale provisions of the Code;

●	banks or other financial institutions;

●	brokers or dealers in securities or currencies;

●	tax-exempt organizations or tax-qualified retirement plans;

●	pension plans;

●	regulated investment companies or real estate investment trusts;

●	persons that hold the common stock, Pre-funded Warrants or Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

●	insurance companies;

●	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax; and

●	certain U.S. expatriates, former citizens, or long-term residents of the United States

In addition, this discussion does not address the tax treatment of partnerships (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other pass-through entities or persons who hold shares of common stock, Pre-funded Warrants or Warrants through such partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. If such a partnership or other pass-through entity holds shares of common stock, Pre-funded Warrants or Warrants, the treatment of a partner in such partnership or investor in such other pass-through entity generally will depend on the status of the partner or investor and upon the activities of the partnership or other pass-through entity. A partnership or other pass-through entity, a partner in such a partnership and an investor in such other pass-through entity that will hold shares of common stock, Pre-funded Warrants or Warrants should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of shares of common stock, Pre-funded Warrants or Warrants.

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This discussion of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock, Pre-funded Warrants and Warrants.

For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of common stock, Pre-funded Warrants or Warrants that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust. A “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of shares of common stock, Pre-funded Warrants or Warrants that is not a U.S. Holder or a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes.

Treatment of Pre-funded Warrants

Although it is not entirely free from doubt, we believe that a Pre-funded Warrant should be treated as a share of common stock for U.S. federal income tax purposes and a holder of Pre-funded Warrants should generally be taxed in the same manner as a holder of common stock, as described below. Accordingly, for U.S. federal income tax purposes, no gain or loss should be recognized upon the exercise of a Pre-funded Warrant and, upon exercise, the holding period of a Pre-funded Warrant should carry over to the share of common stock received. Similarly, we believe that the tax basis of the Pre-funded Warrant should carry over to the share of common stock received upon exercise, increased by the exercise price of $0.001 per share.

However, our characterization of a Pre-funded Warrant is not binding on the IRS, and the IRS may treat the Pre-funded Warrants as warrants to acquire common stock; if so, the amount and character of a holder’s gain with respect to an investment in a Pre-funded Warrant could change.

Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of Pre-funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Allocation of Purchase Price

For U.S. federal income tax purposes, each share of common stock (or, in lieu of common stock, each Pre-funded Warrant) and the accompanying Warrants issued pursuant to this offering will be treated as an “investment unit” consisting of one share of common stock or one Pre-funded Warrant (which, as described above, we believe should generally be treated as a share of common stock for U.S. federal income tax purposes), as applicable, and the accompanying Warrants, each to acquire one share of common stock. The purchase price for each investment unit will be allocated between these components in proportion to their relative fair market values at the time the unit is purchased by the holder. This allocation of the purchase price for each unit will establish the holder’s initial tax basis for U.S. federal income tax purposes in the share of common stock (or, in lieu of common stock, Pre-funded Warrant) and the Warrant included in each unit.

We will not be providing holders with such allocation, and it is possible that different holders will reach different determinations regarding such allocation. A holder’s allocation of purchase price between each share of common stock (or Pre-funded Warrant) and the accompanying Warrants is not binding on the IRS or the courts, and no assurance can be given that the IRS or the courts will agree with a holder’s allocation.

Each holder should consult his, her or its own tax advisor regarding the allocation of the purchase price between the common stock (or, in lieu of common stock, Pre-funded Warrants) and the Warrants.

Tax Considerations Applicable to U.S. Holders

Exercise and Expiration of Warrants

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a Warrant, except to the extent such U.S. Holder receives a cash payment for a fractional share that would otherwise have been issuable upon exercise of the warrant, which will be treated as a sale subject to the rules described below under “Tax Considerations Applicable to U.S. Holders – Disposition of Common Stock, Pre-funded Warrants or Warrants”. The U.S. Holder will take a tax basis in the shares acquired on the exercise of a Warrant equal to the exercise price of the Warrant, increased by the U.S. Holder’s adjusted tax basis in the Warrant exercised (as determined pursuant to the rules discussed above). The U.S. Holder’s holding period in the shares of common stock acquired on the exercise of a Warrant will begin on the date of exercise or possibly the day after such exercise, and will not include the period for which the U.S. Holder held the Warrant.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of Warrants into our common stock. The U.S. federal income tax treatment of a cashless exercise of Warrants into our common stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance as to the tax treatment that would be adopted by the IRS or a court of law. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.

The lapse or expiration of an unexercised Warrant will be treated as if the U.S. Holder sold or exchanged the Warrant and recognized a capital loss equal to the U.S. Holder’s tax basis in the Warrant. The deductibility of capital losses is subject to limitations.

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Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of shares of common stock in the foreseeable future. In the event that we do make distributions on our common stock to a U.S. Holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of shares of common stock as described below under the section titled “—Disposition of common stock, Pre-funded Warrants or Warrants.”

Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. U.S. Holders should consult their tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received by a corporate U.S. Holder may be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

Certain Adjustments to Pre-funded Warrants or Warrants

The number of shares of common stock issued upon the exercise of the Pre-funded Warrants or Warrants and the exercise price of Pre-funded Warrants or Warrants are subject to adjustment in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a constructive distribution to the U.S. Holder, even though such U.S. Holder has not received any cash or property as a result of such adjustment. The tax consequences of the receipt of a distribution from us are described above under “Distributions.”

Disposition of Common Stock, Pre-funded Warrants or Warrants

Upon a sale or other taxable disposition (other than a redemption treated as a distribution, which will be taxed as described above under “Distributions”) of shares of common stock, Pre-funded Warrants or Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in the common stock, Pre-funded Warrants or Warrants sold. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the common stock, Pre-funded Warrants or Warrants exceeds one year at the time of the disposition. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize losses with respect to a disposition of shares of common stock, Pre-funded Warrants or Warrants should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of distributions (including constructive distributions) on the common stock, Pre-funded Warrants and Warrants and to the proceeds of a sale or other disposition of common stock, Pre-funded Warrants and Warrants paid by us to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from information reporting and backup withholding and the procedure for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Exercise and Expiration of Warrants

In general, a Non-U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of Warrants into shares of common stock, however, to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the discussion below under “Disposition of Common Stock; Pre-funded Warrants or Warrants”.

The expiration of a Warrant will be treated as if the Non-U.S. Holder sold or exchanged the Warrant and recognized a capital loss equal to the Non-U.S. Holder’s tax basis in the Warrant. However, a Non-U.S. Holder will not be able to utilize a loss recognized upon expiration of a Warrant against the Non-U.S. Holder’s U.S. federal income tax liability unless the loss is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or is treated as a U.S.-source loss and the Non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

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Certain Adjustments to Warrants

As described under “—U.S. Holders—Certain Adjustments to Pre-funded Warrants or Warrants,” an adjustment to the Pre-funded Warrants or Warrants could result in a constructive distribution to a Non-U.S. Holder, which would be treated as described under “Distributions” below. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the Pre-funded Warrants or Warrants.

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our common stock in the foreseeable future. In the event that we do make distributions on our common stock to a Non-U.S. Holder, those distributions generally will constitute dividends for U.S. federal income tax purposes as described in “—U.S. Holders—Distributions.” To the extent those distributions do not constitute dividends for U.S. federal income tax purposes (i.e., the amount of such distributions exceeds both our current and our accumulated earnings and profits), they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our common stock (determined separately with respect to each share of common stock), but not below zero, and then will be treated as gain from the sale of that common stock as described below under the section titled “—Disposition of Common Stock, Pre-funded Warrants or Warrants.”

Any distribution (including constructive distributions) on shares of common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular tax rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

See also the sections below titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Disposition of Common Stock, Pre-funded Warrants or Warrants

Subject to the discussions below under the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized on a sale or other disposition (other than a redemption treated as a distribution, which will be taxable as described above under “Distributions”) of shares of common stock, Pre-funded Warrants or Warrants unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular tax rates and in the manner applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

●	the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any; or

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●	the common stock constitutes a U.S. real property interest because we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period of the common stock, Pre-funded Warrants or Warrants, if shorter), a “U.S. real property holding corporation,” unless the common stock is regularly traded on an established securities market, as defined by applicable Treasury Regulations, and the Non-U.S. Holder held no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the Non-U.S. Holder held the common stock. Special rules may apply to the determination of the 5% threshold in the case of a holder of Pre-Funded warrants or Warrants. Non-U.S. Holders are urged to consult their own tax advisors regarding the effect of holding Pre-funded Warrants or Warrants on the calculation of such 5% threshold. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that the common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become, a “U.S. real property holding corporation”.

See the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts” for additional information regarding withholding rules that may apply to proceeds of a disposition of the common stock, Pre-funded Warrants or Warrants paid to foreign financial institutions or non-financial foreign entities.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on the common stock, Pre-funded Warrants or Warrants paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends (or constructive dividends) on the common stock, Pre-funded Warrants or Warrants. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. Dividends paid to Non-U.S. Holders subject to withholding of U.S. federal income tax, as described above under the heading “Distributions,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of the common stock, Pre-funded Warrants or Warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on the common stock, Pre-funded Warrants and Warrants if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

Withholding under FATCA generally will apply to payments of dividends (including constructive dividends) on our common stock, Pre-funded Warrants and Warrants. While withholding under FATCA would have also applied to payments of gross proceeds from a sale or other disposition of the common stock, Pre-funded Warrants or Warrants, under proposed U.S. Treasury Regulations withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in the common stock, Pre-funded Warrants or Warrants.

The preceding discussion of material U.S. federal tax considerations is for informational purposes only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of the common stock, Pre-funded Warrants or Warrants, including the consequences of any proposed changes in applicable laws.

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UNDERWRITING

We have entered into an underwriting agreement dated               , 2025 with ThinkEquity LLC, as the representative of the underwriters (the “Representative”), with respect to the securities sold in this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters named below, and the underwriters have agreed, severally and not jointly, to purchase from us the securities set forth opposite the underwriter’s name in the following table at the public offering price less the underwriting discounts set forth in the cover page of this prospectus:

Underwriter	Number of Units	Number of Pre-funded Units
ThinkEquity LLC
Total

The underwriters have committed to purchase all of the securities offered by us other than those covered by the over-allotment option described below, if they purchase any securities. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering the securities, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Over-Allotment Option

We have granted a 45-day option to the underwriters to purchase up to 7,500,000 additional shares of common stock and/or 7,500,000 Pre-funded warrants and/or 7,500,000 Warrants solely to cover over-allotments or any combination thereof, if any. The underwriters may exercise this option for 45 days from the date of this prospectus. If any of these additional securities are purchased, the underwriters will offer the additional shares of common stock and/or Pre-funded warrants and/or Warrants on the same terms as those on which they are being offered.

Underwriting Discount, Commissions and Expenses

The underwriters propose initially to offer the Units and/or Pre-funded Units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $           per Unit and $           per Pre-funded Unit. If all of the Units and/or Pre-funded Units offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the offering price, underwriting discounts and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Unit	Per Pre-funded Unit	Total Assuming No Exercise of Over- Allotment Option	Total Assuming Full Exercise of Over- Allotment Option
Offering price	$	$	$	$
Underwriting discount and commissions (7.0%)	$	$	$	$
Proceeds, before expense, to us	$	$	$	$

We have agreed to pay all of the expenses relating to the offering, including, but not limited to the following: (a) all filing fees and communication expenses relating to the registration of the securities to be sold in the offering with the SEC; (b) all filing fees and expenses associated with the review of the offering by FINRA; (c) all fees and expenses relating to the listing of the shares of common stock and Warrants being offered on Nasdaq and on such other stock exchanges we and the Representative shall together determine, including any fees charged by The Depository Trust Company for new securities; (d) all fees, expenses and disbursements relating to background checks of the Company’s officers, directors and entities; (e) all fees, expenses and disbursements relating to the registration or qualification of the securities offered hereby under the “blue sky” securities laws of such states, if applicable, and other jurisdictions as the Representative may reasonably designate; (f) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities offered hereby under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (g) the costs of all mailing and printing of the underwriting documents (including, without limitation, the Underwriting Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers’ Agreement, Underwriters’ Questionnaire and Power of Attorney), Registration Statements, Prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final Prospectuses as the Representative may reasonably deem necessary; (h) the costs and expenses of our public relations firm; (i) the costs of preparing, printing and delivering certificates representing the securities offered hereby; (j) fees and expenses of the transfer agent for our common stock and warrant agent for our Warrants; (k) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from us to the underwriters; (l) the costs associated with post-closing advertising the offering in the national editions of the Wall Street Journal and New York Times; (m) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones in such quantities as the Representative may reasonably request, in an amount not to exceed $3,000; (n) the fees and expenses of our accountants; (o) the fees and expenses of our legal counsel and other agents and representatives; (p) the fees and expenses of counsel to the underwriters, not to exceed $125,000; (q) the cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for the offering up to a maximum of $29,500; (r) $10,000 for data services and communications expenses; (s) actual accountable “road show” expenses up to a maximum of $10,000; and (t) market making and trading, and clearing firm settlement expenses for the offering up to a maximum of $30,000. Notwithstanding anything to the contrary in the foregoing, the total expenses payable on behalf of ThinkEquity or reimbursable by the Company to ThinkEquity pursuant to this section shall not exceed $147,500 in the aggregate.

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We have paid an expense deposit of $35,000 to the Representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

We have agreed to pay a non-accountable expense allowance to the underwriters, equal to 1.0% of the gross proceeds received in this offering at the closing of the offering. The Representative may deduct from the net proceeds of the offering payable to us at the closing of the offering the expenses to be paid by us to the underwriters less the expense allowance.

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions and excluding the non-accountable expense allowance, are approximately $406,500.

Representative’s Warrants

We have also agreed to issue to the Representative or its designees at the closing of this offering Representative’s Warrants to purchase an aggregate of 1,250,000 shares of common stock (or 1,437,500 shares of common stock if the underwriters exercise their over-allotment option in full) (2.5% of the number of Units sold in the offering). We are registering the Representative’s Warrants and the shares of common stock issuable upon exercise of such warrants. The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, during a period commencing the closing of this offering and expiring five years from the commencement of sales in this offering. The Representative’s Warrants will be exercisable at a price equal to 125% of the public offering price per Unit and such warrants shall be exercisable on a cash basis, provided that if a registration statement registering the common stock underlying the Representative’s Warrants is not effective, the Representative’s Warrants may be exercised on a cashless basis. The Representative’s Warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Representative or its permitted assignees under Rule 5110(e)(1) shall not sell, transfer, assign, pledge or hypothecate the Representative’s Warrants, nor engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Representative’s Warrants, for a period of 180 days from the commencement of sales in the offering, except that they may be assigned, in whole or in part, as specifically set forth in the underwriting agreement. The Representative’s Warrants will provide for customary anti-dilution provisions (for stock dividends, splits and recapitalizations and the like) consistent with FINRA Rule 5110(g)(8). Further, the Representative’s Warrants will provide for a one-time demand registration right at our expense, and unlimited piggyback registration rights, in each case for period of up to five years from the commencement of sales in this offering in compliance with FINRA Rule 5110(g)(8)(C) and (D), respectively.

Lock-Up Agreements

We have agreed that, for a period of three months from the closing of the offering, we will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company; (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company; (c) complete any offering of debt securities of our Company, other than entering into a line of credit with a traditional bank or (d) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of our Company, whether any such transaction described in clause (a), (b), (c) or (d) above is to be settled by delivery of shares of capital stock of our Company or such other securities, in cash or otherwise.

We have also agreed that, for a period of six months from the closing of the offering, we will not directly or indirectly offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company in any “at-the-market”, continuous equity or variable rate transaction, without the prior written consent of the Representative.

Moreover, pursuant to “lock-up” agreements, our executive officers, directors and certain of our stockholders have agreed for a period of three months from the date of this prospectus, subject to customary exceptions, without the prior written consent of the Representative, not to, directly or indirectly (a) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, encumber, assign, borrow or otherwise dispose of any shares of common stock, any warrant or option to purchase such shares or any other of our securities or of any other entity that is convertible into, or exercisable or exchangeable for, shares of our common stock or any other of our equity securities (each a “Relevant Security” and collectively, “Relevant Securities”), in each case owned beneficially owned by them or otherwise publicly disclose the intention to do so, or (b) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Exchange Act with respect to any Relevant Security or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by the delivery of Relevant Securities, other securities, cash or other consideration, or otherwise publicly disclose the intention to do so.

Right of First Refusal

We have granted the representative a right of first refusal, for a period of 12 months from the closing of the offering, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the representative’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all of our equity linked financings (each, a “Subject Transaction”), or any successor (or any of our subsidiaries), on terms and conditions customary to the representative for such Subject Transactions.

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Discretionary Accounts

The underwriters do not intend to confirm sales of the Units and/or Pre-funded Units offered hereby to any accounts over which they have discretionary authority.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Nasdaq Capital Market Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “AWH”. We have applied to list the Warrants on The Nasdaq Capital Market under the symbol “AWHWW”, which listing is a condition to this offering. No assurance can be given that our application will be approved. There is no established trading market for the Pre-funded Warrants and we do not intend to list the Pre-funded Warrants on any securities exchange or nationally recognized trading system.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids, and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

●	Over-allotment transactions involve sales by the underwriter of securities in excess of the number of securities the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriter is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriter may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

●	Syndicate covering transactions involves purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriter will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriter sells more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be affected on The Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriter, and selling group members may engage in passive market making transactions in our securities on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the securities and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the securities have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of the sellers or the underwriters.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (the “FINMA”), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The securities may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

102

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such securities, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where our securities are subscribed or purchased under Section 275 by a relevant person which is a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired our securities under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, (b) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (c) where no consideration is or will be given for the transfer; (d) where such transfer is by operation of law; or (e) as specified in Section 276(7) of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the securities under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, or (5) as specified in Section 276(7) of the SFA.

Hong Kong

Our securities may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

People’s Republic of China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

103

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by us in this offering will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York. Lucosky Brookman LLP, New York, New York has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements of Aspira Women’s Health Inc. as of December 31, 2023 and 2022 and for the years then ended included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and over the Internet at the SEC’s website at http://www.sec.gov.

We maintain a website at www.aspirawh.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.

104

ASPIRA WOMEN’S HEALTH INC.

UNAUDITED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of September 30, 2024 and December 31, 2023 (Unaudited)	F-28

Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2024 and 2023 (Unaudited)	F-29

Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Three and Nine Months Ended March September 30, 2024 and 2023 (Unaudited)	F-30

Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2024 and 2023 (Unaudited)	F-32

Notes to Unaudited Condensed Consolidated Financial Statements	F-33

F-1

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Aspira Women’s Health Inc.

Austin, TX

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Aspira Women’s Health Inc. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and expects to continue to incur substantial losses in the future, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Recognition – Determination of Transaction Price for Product Revenue

As described in Note 1 to the consolidated financial statements, the Company recognizes product revenue upon completion of the test and delivery of results to the physician based on estimates of the amounts that will ultimately be realized. When determining the amount of revenue to be recognized, management applies judgment to determine the transaction price, which affects the amount of revenue recognized. The Company’s product revenue for the year ended December 31, 2023 was $9.2 million.

We identified management’s determination of the transaction price as a critical audit matter. Management’s determination of the transaction price considers certain inputs, such as payment history, including amount of payment, payer coverage and the existence of reimbursement contracts. Auditing these inputs was especially challenging due to the extent of audit effort required to address these matters.

The primary procedures we performed to address this critical audit matter included:

●	Assessing the reasonableness of management’s inputs used to estimate the transaction price, by testing on a sample basis (i) the underlying data by payer and ensuring that each item is grouped appropriately based on payer ID, (ii) pertinent underlying information which supports contracted or non-contracted pricing information, (iii) historical cash collection used in determining the transaction price; and recalculating the average unit price over the historical average collection period of each payer class.

/s/ BDO USA, P.C

We have served as the Company’s auditor since 2012.
Boston, Massachusetts
March 29, 2024

F-2

Aspira Women’s Health Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$2,597	$13,306
Accounts receivable, net of reserves of $15 and $9, as of December 31, 2023 and December 31, 2022, respectively	1,459	1,245
Prepaid expenses and other current assets	997	1,442
Inventories	227	316
Total current assets	5,280	16,309
Property and equipment, net	165	368
Right-of-use assets	528	282
Restricted cash	258	251
Other assets	31	163
Total assets	$6,262	$17,373
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$1,261	$881
Accrued liabilities	2,863	3,402
Current portion of long-term debt	166	403
Short-term debt	670	764
Current maturities of lease liabilities	159	77
Total current liabilities	5,119	5,527
Non-current liabilities:
Long-term debt	1,430	2,315
Non-current maturities of lease liabilities	427	272
Warrant liabilities	1,651	2,280
Total liabilities	8,627	10,394
Commitments and contingencies (Note 6)
Stockholders’ (deficit) equity:
Common stock, par value $0.001 per share, 200,000,000 and 150,000,000 shares authorized at December 31, 2023 and December 31, 2022, respectively; 10,645,049 and 8,306,326 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	11	8
Additional paid-in capital	515,927	508,584
Accumulated deficit	(518,303)	(501,613)
Total stockholders’ (deficit) equity	(2,365)	6,979
Total liabilities and stockholders’ (deficit) equity	$6,262	$17,373

See accompanying notes to consolidated financial statements

F-3

Aspira Women’s Health Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

	Year Ended
	December 31,
	2023	2022
Revenue:
Product	$9,153	$7,970
Genetics	1	214
Total revenue	9,154	8,184
Cost of revenue:
Product	3,892	3,694
Genetics	-	167
Total cost of revenue	3,892	3,861
Gross profit	5,262	4,323
Operating expenses:
Research and development	4,035	5,917
Sales and marketing	7,812	14,915
General and administrative	12,267	14,629
Total operating expenses	24,114	35,461
Loss from operations	(18,852)	(31,138)
Other income (expense), net:
Change in fair value of warrant liabilities	629	1,704
Interest income, net	48	17
Forgiveness of DECD loan	1,000	-
Other income (expense), net	485	(468)
Total other income (expense), net	2,162	1,253
Net loss	$(16,690)	$(29,885)
Net loss per share - basic and diluted	$(1.81)	$(3.85)
Weighted average common shares used to compute basic and diluted net loss per common share	9,233,306	7,769,109

See accompanying notes to consolidated financial statements

F-4

Aspira Women’s Health Inc.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

(Amounts in Thousands, Except Share Amounts)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
Balance at December 31, 2021	7,475,916	$7	$501,893	$(471,728)	$30,172
Net loss	-	-	-	(29,885)	(29,885)
Common stock issued in conjunction with exercise of stock options	1,533	-	13	-	13
Common stock and warrants issued in conjunction with follow-on public offering, net of issuance costs	800,000	1	4,265	-	4,266
Common stock issued for vested restricted stock awards	28,877	-	362	-	362
Stock-based compensation expense	-	-	2,051	-	2,051
Balance at December 31, 2022	8,306,326	8	508,584	(501,613)	6,979
Net loss	-	-	-	(16,690)	(16,690)
Common stock issued under an at the market offering agreement, net of issuance costs	35,552	-	68	-	68
Common stock issued under an equity line of credit agreement	360,943	-	1,177	-	1,177
Common stock issued for entering into equity line of credit with Lincoln Park	47,733	-	258	-	258
Common stock issued under a registered direct offering, net of issuance costs	1,694,820	2	4,117	-	4,119
Common stock issued for vested restricted stock awards	199,699	1	814	-	815
Stock-based compensation expense	-	-	909	-	909
Fractional shares adjustment related to reverse stock split	(24)	-	-	-	-
Balance at December 31, 2023	10,645,049	$11	$515,927	$(518,303)	$(2,365)

See accompanying notes to consolidated financial statements

F-5

Aspira Women’s Health Inc.

Consolidated Statements of Cash Flows

(Amounts in Thousands)

	Year Ended
	December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(16,690)	$(29,885)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash lease expense	(9)	4
Depreciation and amortization	199	264
Stock-based compensation expense	1,724	2,414
Change in fair value of warrant liabilities	(629)	(1,704)
Other expenses representing transaction costs allocated to the issuance of warrants	-	574
Loss on impairment and disposal of property and equipment	28	64
Forgiveness of DECD loan	(1,000)	-
Financing expense for entering into equity line of credit with Lincoln Park	258	-
Changes in operating assets and liabilities:
Accounts receivable	(214)	(218)
Prepaid expenses and other assets	577	33
Inventories	89	(142)
Accounts payable	380	(620)
Accrued liabilities	(539)	(1,838)
Other liabilities	(68)	(14)
Net cash used in operating activities	(15,894)	(31,068)
Cash flows from investing activities:
Purchase of property and equipment	(24)	(232)
Net cash used in investing activities	(24)	(232)
Cash flows from financing activities:
Principal repayment of DECD loan	(148)	(261)
Proceeds from issuance of common stock from exercise of stock options	-	13
Proceeds from at the market offering	202	-
Payment of issuance costs for at the market offering	(134)	-
Proceeds from equity line of credit	1,177	-
Proceeds from registered direct offering	4,716	-
Payment of issuance costs for registered direct offering	(597)	-
Proceeds from public offering	-	9,000
Payment of issuance costs for public offering	-	(1,325)
Net cash provided by financing activities	5,216	7,427
Net decrease in cash, cash equivalents and restricted cash	(10,702)	(23,873)
Cash, cash equivalents and restricted cash, beginning of year	13,557	37,430
Cash, cash equivalents and restricted cash, end of year	$2,855	$13,557
Reconciliation to Consolidated Balance Sheet:
Cash and cash equivalents	$2,597	$13,306
Restricted cash	258	251
Unrestricted and restricted cash and cash equivalents	$2,855	$13,557
Supplemental disclosure of cash flow information:
Cash paid for interest	$45	$77
Supplemental disclosure of noncash investing and financing activities:
Net increase in right-of-use assets	$318	$-
Fair value of warrants issued in conjunction with common stock offering	-	3,984

See accompanying notes to consolidated financial statements

F-6

Aspira Women’s Health Inc.

Notes to Consolidated Financial Statements

NOTE 1: BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Organization and Basis of Presentation

Aspira Women’s Health Inc., formerly known as Vermillion, Inc. (“Aspira,” and together with its wholly-owned subsidiaries, the “Company”) is incorporated in the state of Delaware, and is engaged in the business of developing and commercializing diagnostic tests for gynecologic disease. The Company currently markets and sells the following products and related services: (1) the Ova1Plus workflow, which uses Ova1, a qualitative serum test intended as an aid to further assess the likelihood of malignancy in women with an ovarian adnexal mass for which surgery is planned when the physician’s independent clinical and radiological evaluation does not indicate malignancy, as the primary test and Overa, a second-generation biomarker test intended to maintain Ova1’s high sensitivity while improving specificity, as a reflex for Ova1 intermediate range results, leveraging the strengths of Ova1’s MIA sensitivity and Overa’s (MIA2G) specificity to reduce incorrectly elevated results; and (2) OvaWatch, an LDT intended to assist in the initial clinical assessment of malignancy risk in all women thought to have an indeterminate or benign adnexal mass. Overa is currently not offered except as a reflex test performed as part of the Ova1Plus workflow. Collectively, these tests are referred to and marketed as OvaSuite. For the year ended December 31, 2023, the Company’s product and related revenue was limited to these products, and Aspira GenetiX, which was discontinued in the third quarter of 2022. The Company’s products are distributed through its own national sales force, through its proprietary decentralized testing platform and cloud service marketed as Aspira Synergy, and through marketing and distribution agreements with BioReference Health, LLC and ARUP Laboratories.

Going Concern

The Company has incurred significant net losses and negative cash flows from operations since inception, and as a result has an accumulated deficit of approximately $518.3 million and working capital of $0.2 million as of December 31, 2023. For the year ended December 31, 2023, the Company incurred a net loss of $16.7 million and used cash in operations of $15.9 million. The Company also expects to incur a net loss and negative cash flows from operations for 2024. In order to continue our operations as currently planned through 2024 and beyond, the Company will need to raise additional capital. The Company expects to take further action to protect its liquidity position. Such actions may include, but are not limited to:

●	Raising capital through an equity offering either in the public markets or via a private placement offering (to the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. However, no assurance can be given that capital will be available on acceptable terms, or at all);

●	Securing debt, however, no assurance can be given that debt will be available on acceptable terms or at all;

●	Reducing executive bonuses or replacing cash compensation with equity grants;

●	Reducing professional services and consulting fees and eliminating non-critical projects;

●	Reducing travel and entertainment expenses; and

●	Reducing, eliminating or deferring discretionary marketing programs.

The Company also has outstanding warrants to purchase shares of its common stock that may be exercised; although there can be no assurance that the warrants will be exercised.

There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from operations. Management expects cash from product sales and licensing to be the Company’s only material, recurring source of cash in 2024. Given the above conditions, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are filed. The consolidated financial statements have been prepared on a going concern basis and do not include any adjustments that might result from these uncertainties.

On June 1, 2022, the Company received a deficiency letter from the Listing Qualifications Department of The Nasdaq Stock Market stating that, for the preceding 30 consecutive business days, the closing bid price for Aspira common stock was below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2). On November 29, 2022, the Company was granted an additional 180-calendar day compliance period, or until May 29, 2023, to regain compliance with the minimum bid price requirement. On May 26, 2023, the Company received notice from Nasdaq that it had regained compliance.

F-7

On July 11, 2023, the Company received a second deficiency letter from the Listing Qualifications Department of the Nasdaq Stock Market notifying the Company that, for the 30 consecutive business days prior to the date of the deficiency letter, the Company’s Market Value of Listed Securities was below the minimum of $35 million requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), Nasdaq provided the Company with 180 calendar days, or until January 8, 2024, to regain compliance with the MVLS Requirement. On September 12, 2023, the Company received notice from Nasdaq that it had regained compliance. There is no assurance that the Company will maintain compliance with the MVLS Requirement or any of the other Nasdaq continued listing requirements.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in accordance with generally accepted accounting principles in the U.S. (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The primary estimates underlying the Company’s consolidated financial statements include assumptions regarding revenue recognition as well as variables used in calculating the fair value of the Company’s equity awards, warrants, income taxes and contingent liabilities. Changes in estimates and assumptions are reflected in reported results in the period in which they become known. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less from the date of purchase, which are readily convertible into known amounts of cash and are so near to their maturity that they present an insignificant risk of changes in value because of interest rate changes. Highly liquid investments that are considered cash equivalents include money market funds.

Restricted Cash

Restricted cash consists of a security deposit for a credit card financing arrangement. The restriction on the cash will be removed when the Company closes its credit card account.

Fair Value Measurement

Accounting Standards Codification (“ASC”) Topic 820, Fair Value and Measurements (“ASC 820”), defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

F-8

If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation.

Financial instruments of the Company consist primarily of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, debt and warrant liability. Cash and cash equivalents, restricted cash, accounts receivable, and accounts payable are considered Level 1 due to their short-term nature and their market interest rates. Warrant liability is considered Level 2 and is recorded at fair value at the end of each reporting period. Debt is considered Level 3, which the Company does not record at fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents in recognized financial institutions in the United States. The funds are insured by the FDIC up to a maximum of $250,000 but are otherwise unprotected. The Company has not experienced any losses associated with deposits of cash and cash equivalents. The Company does not invest in derivative instruments or engage in hedging activities.

Accounts Receivable

Virtually all accounts receivable are derived from sales made to customers located in North America. The Company grants credit to customers in the normal course of business and the resulting trade receivables are stated at their net realizable value. The Company maintains an allowance for credit losses based upon the expected collectability of accounts receivable, such as the historical collection cycle. Amounts are written off against the allowances for credit losses when the Company determines that a customer account is not collectable. We believe our exposure to concentrations of credit risk is limited due to the diversity of our payer base.

Inventory

The Company has inventory consisting primarily of kit inventory for specimen delivery as well as reagents used for specimen testing and miscellaneous inventory such as pipettes, gloves and other non-reagent items.

At each reporting period the Company reviews its inventories for obsolescence and writes down obsolete or otherwise unmarketable inventory to its estimated net realized value, which is primarily related to kit inventory when kits expire. Inventory is valued at cost using the first-in-first-out method.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Property and equipment are depreciated when placed into service using the straight-line method over the estimated useful lives, generally three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the lease. Maintenance and repairs are charged to operations as incurred. Upon sale or retirement of assets, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations.

Property and equipment are reviewed for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If property and equipment are considered to be impaired, an impairment loss is recognized.

Revenue Recognition

Product Revenue – OvaSuite: The Company recognizes product revenue in accordance with the provisions of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Product revenue is recognized upon completion of the OvaSuite test and delivery of results to the physician based on estimates of amounts that will ultimately be realized. In determining the amount of revenue to be recognized for a delivered test result, the Company considers factors such as payment history and amount, payer coverage, whether there is a reimbursement contract between the payer and the Company, and any developments or changes that could impact reimbursement. These estimates require significant judgment by management as the collection cycle on some accounts can be as long as one year. The effect of any change made to an estimated input component and, therefore revenue recognized, would be recorded as a change in estimate at the time of the change.

F-9

The Company also reviews its patient account population and determines an appropriate distribution of patient accounts by payer (i.e., Medicare, patient pay, other third-party payer, etc.) into portfolios with similar collection experience. The Company has elected this practical expedient that, when evaluated for collectability, results in a materially consistent revenue amount for such portfolios as if each patient account were evaluated on an individual contract basis. During the years ended December 31, 2023 and 2022, there were no material adjustments to estimates of variable consideration to derecognize revenue for services provided in a prior period. There were no impairment losses on accounts receivable recorded during the years ended December 31, 2023 and 2022.

Genetics Revenue – Aspira GenetiX: Under ASC 606, the Company’s genetics revenue was recognized upon completion of the Aspira GenetiX test and delivery of results to the physician based on estimates of amounts that would ultimately be realized. In determining the amount of revenue to be recognized for a delivered test result, the Company considered factors such as payment history and amount, payer coverage, whether there was a reimbursement contract between the payer and the Company, and any developments or changes that could impact reimbursement. These estimates required significant judgment by management as the Company has limited experience with such factors relating to Aspira GenetiX.

In September 2022, the Company received a notice of cancellation from its only Aspira Synergy genetics carrier screening customer, Axia Women’s Health. As a result of this cancellation, along with the general deterioration of commercial opportunities in the genetics carrier screening market, has led the Company to cease providing Aspira GenetiX, including genetics carrier screening, on the Aspira Synergy platform, effective as of September 30, 2022. The Company did not incur any termination penalties nor did the Company accrue any expenses as a result of the cancellation. This did not have a material impact on Company revenues in 2022 or 2023, nor does management expect it to have a material impact in any future periods.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist primarily of payroll and related costs, materials and supplies used in the development of new products, and fees paid to third parties that conduct certain research and development activities on behalf of the Company. In addition, acquisitions of assets to be consumed in research and development, with no alternative future use, are expensed as incurred as research and development costs. Software development costs incurred in the research and development of new products are expensed as incurred until technological feasibility is established.

Patent Costs

Costs incurred in filing, prosecuting and maintaining patents (principally legal fees) are expensed as incurred and recorded within general and administrative expenses on the Consolidated Statements of Operations. Such costs aggregated to approximately $341,000 and $410,000 for the years ended December 31, 2023 and 2022, respectively.

Stock-Based Compensation

The Company records the fair value of non-cash stock-based compensation costs for stock options related to the 2019 Stock Incentive Plan (“2019 Plan”). The Company estimates the fair value of stock options using a Black-Scholes option valuation model. This model requires the input of subjective assumptions including expected stock price volatility, expected life and estimated forfeitures of each award. These assumptions consist of estimates of future market conditions, which are inherently uncertain, and therefore are subject to management’s judgment. The Company uses the straight-line method to amortize the fair value over the requisite service period of the award, which is generally equal to the vesting period.

The expected life of options is based on historical data of actual experience with the options granted and represents the period of time that the options granted are expected to be outstanding. This data includes employees’ expected exercise and post-vesting employment termination behaviors. The expected stock price volatility is estimated using Company historical volatility in deriving the expected volatility assumption. The Company made an assessment that Company historic volatility is most representative of future stock price trends. The expected dividend yield is based on the estimated annual dividends that are expected to be paid over the expected life of the options as a percentage of the market value of the Company’s common stock as of the grant date. The risk-free interest rate for the expected life of the options granted is based on the United States Treasury yield curve in effect as of the grant date. The Company records stock-based compensation net of estimated forfeitures.

F-10

2023 Reverse Stock Split

At the Company’s annual meeting on May 9, 2023, the stockholders of the Company approved the proposal to authorize the Board of Directors in its discretion, without further authorization of the Company’s stockholders, to amend the Company’s Certificate of Incorporation to effect a reverse split of the Company’s common stock by a ratio of between one-for-ten and one-for-twenty. On May 9, 2023, the Company’s board of directors approved a one-for-fifteen reverse stock split of the Company’s common stock without any change to its par value, which became effective on May 12, 2023. All references to share and per share amounts for all periods presented in these consolidated financial statements have been retrospectively restated to reflect the Reverse Stock Split and proportional adjustment of the preferred stock conversion ratio. Par values were not adjusted.

Government Assistance

On March 27, 2020, the U.S. government enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). One provision within the CARES Act provided an Employee Retention Credit (“ERC”), which allows for employers to claim a refundable tax credit against the employer share of Social Security tax equal to 50% of the qualified wages paid to employees from March 13, 2020 through December 31, 2020. The ERC was subsequently expanded in 2021 for employers to claim a refundable tax credit for 70% of the qualified wages paid to employees from January 1, 2021 through September 30, 2021.

The Company qualified for federal government assistance through the ERC. In August 2023, we received approximately $347,000 from the Internal Revenue Service for payroll tax refunds for 2020. The Company recorded the receipt as other income in its consolidated statements of operations.

Contingencies

The Company accounts for contingencies in accordance with ASC 450 Contingencies (“ASC 450”) which requires that an estimated loss from a loss contingency be accrued when (i) information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and (ii) when the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal and contract dispute matters requires the use of management’s judgment. Management believes that the Company’s accruals for these matters are adequate. Nevertheless, the actual loss from a loss contingency might differ from management’s estimates.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax bases of assets and liabilities using the current tax laws and rates. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized.

ASC Topic 740, Accounting for Uncertainty in Income Taxes, clarifies the accounting for uncertainty in income taxes recognized in the financial statements and provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, and disclosure.

The Company recognizes interest and penalties related to unrecognized tax benefits within the interest expense line and other expense line, respectively, in the Consolidated Statements of Operations. Accrued interest and penalties are included within the related liability lines in the Consolidated Balance Sheets.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is computed by dividing the net loss by the weighted average number of shares of common stock adjusted for the dilutive effect of common stock equivalent shares outstanding during the period. Common stock equivalents consist of stock options, restricted stock units and stock warrants. Common equivalent shares are excluded from the computation in periods in which they have an anti-dilutive effect on earnings per share.

F-11

Fair Value of Financial Instruments

Financial instruments include cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities, warrants and debt. The estimated fair value of financial instruments has been determined using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value; therefore, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amounts. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are at cost, which approximates fair value due to the short maturity of those instruments. The carrying amount of restricted cash represents a long-term security deposit for a financial arrangement that is at cost. The carrying value of warrants is their fair value at the end of the period. The carrying value of debt approximates fair value due to its interest rate approximating market rates of interest available to the Company for similar instruments.

Leases

The Company determines if a contract, at its inception, is a lease or contains a lease based on whether the contract conveys the right to control the use of identified property, plant, or equipment (an identified asset) for a period of time in exchange for consideration. To determine whether a contract conveys the right to control the use of an identified asset for a period of time, the Company assesses whether, throughout the period of use, it has both the right to obtain substantially all of the economic benefits from use of the identified asset, and the right to direct the use of the identified asset.

Lease classification, recognition, and measurement are then determined at the lease commencement date. For arrangements that contain a lease the Company (i) identifies lease and non-lease components, (ii) determines the consideration in the contract, (iii) determines whether the lease is an operating or financing lease; and (iv) recognizes lease right-of-use assets and liabilities. Lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable and as such, the Company uses an incremental borrowing rate based on the information available at the lease commencement date, which represents a rate that would be incurred to borrow, on a collateralized basis, over a similar term, an amount equal to the lease payments in a similar economic environment.

The Company enters into contracts that contain both lease and non-lease components. Non-lease components may include items such as maintenance, utilities, or other operating costs. For leases of real estate, the Company combines the lease and associated non-lease components in its lease arrangements as a single lease component. Variable costs, such as utilities or maintenance costs, are not included in the measurement of right-of-use assets and lease liabilities, but rather are expensed when the event determining the amount of variable consideration to be paid occurs.

Additionally, the Company has elected the short-term lease exemption and, therefore, does not recognize a right-of-use asset or corresponding liability for lease arrangements with an original term of 12 months or less.

Operating leases are included in right-of-use operating assets, current lease liabilities, and noncurrent lease liabilities in the consolidated balance sheet as of December 31, 2023 and 2022.

Segment Reporting

The Company’s Chief Operating Decision Maker (“CODM”) is its Chief Executive Officer. The CODM evaluates the business on a consolidated basis and therefore, the Company operates one operating and reportable segment.

NOTE 2: RECENT ACCOUNTING PRONOUNCEMENTS

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU requires timelier recording of credit losses on loans and other financial instruments held. Instead of reserves based on a current probability analysis, Topic 326 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. All organizations will now use forward-looking information to better inform their credit loss estimates. Topic 326 requires enhanced disclosures regarding significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. These disclosures include qualitative and quantitative requirements that provide information about the amounts recorded in the financial statements. In addition, Topic 326 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. In April 2019, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326 Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, to introduce amendments which will affect the recognition and measurement of financial instruments, including derivatives and hedging. In May 2019, the FASB issued ASU No. 2019-05, Financial Instruments – Credit Losses (Topic 326); Targeted Transition Relief. The amendments in this ASU provide entities that have certain instruments within the scope of Subtopic 326-20 with an option to irrevocably elect the fair value option in Subtopic 825-10, applied on an instrument-by-instrument basis for eligible instruments upon adoption of Topic 326. This standard and related amendments are effective for the Company’s fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The ASU was effective January 1, 2023 for smaller reporting companies, which includes the Company. The Company adopted the new standard on January 1, 2023.The adoption of ASU 2016-13 did not have any impact on the Company’s results of operations, financial position, or cash flows.

F-12

In March 2020, the FASB issued ASU No. 2020-03, Codification Improvements to Financial Instruments. This ASU improves and clarifies various financial instruments topics, including the current expected credit losses standard issued in 2016 (ASU No. 2016-13). The ASU includes seven different issues that describe the areas of improvement and the related amendments to GAAP, intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The amendments have different effective dates. The issues 1-5 are conforming amendments, which are effective upon issuance of this final update. The Company determined that issues 1-5 have no impact on its financials. The amendments related to issue 6 and 7 affect ASU No. 2016-13, Financial instruments – credit losses (Topic 326): measurement of credit losses on financial statements. Effective dates of issue 6 and 7 were the same as the effective date of ASU No. 2016-13. The Company adopted the new standard on January 1, 2023. The adoption of this standard did not have a material impact on the Company’s results of operations, financial position, or cash flows.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). This update was issued to assist in simplifying the accounting for convertible instruments. This ASU is scheduled to be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company does not expect this standard to have a material impact on its consolidated results of operations, financial position, or cash flows.

In June 2022, the FASB issued ASU No. 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (“ASU 2022-03”) to clarify guidance in Topic 820 on the fair value measurement of an equity security that is subject to a contractual sale restriction and also requires specific disclosures related to an equity security. ASU 2022-03 is scheduled to be effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted. The Company does not expect a material impact as a result of this standard on its results of operations, financial position, or cash flows.

In March 2023, the FASB issued ASU No. 2023-01, Leases (Topic 842): Common Control Arrangements (“ASU 2023-01”). ASU 2023-01 clarified the accounting for leasehold improvements for leases under common control. The guidance is scheduled to be effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted. The Company is in the process of evaluating the potential impact of the adoption of this standard on its results of operations, financial position, or cash flows.

In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative (“ASU 2023-06”). The amendments in this ASU are expected to clarify or improve disclosure and presentation requirements of a variety of ASC topics by aligning them with the SEC’s regulations. ASU 2023-06 will become effective for each amendment on the effective date of the SEC’s corresponding disclosure rule changes. The Company does not expect ASU 2023-06 will have a material impact on its results of operations, financial position, or cash flows.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”) to update reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses and information used to assess segment performance. This ASU requires disclosure of significant segment expenses that are regularly provided to the CODM and included within the reported measure of a segment’s profit or loss, requires interim disclosures about a reportable segment’s profit or loss and assets that are currently required annually, requires disclosure of the position and title of the CODM, clarifies circumstances in which an entity can disclose multiple segment measures of profit or loss, and contains other disclosure requirements. ASU 2023-07 is scheduled to be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Company is in the process of evaluating the potential impact the adoption of ASU 2023-07 will have a material its results of operations, financial position, or cash flows.

F-13

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”) that addresses requests for improved income tax disclosures from investors that use the financial statements to make capital allocation decisions. Public entities must adopt the new guidance for fiscal years beginning after December 15, 2024. The amendments in this ASU must be applied on a retrospective basis to all prior periods presented in the financial statements and early adoption is permitted. The Company does not expect ASU 2023-09 will have a material impact on its results of operations, financial position, or cash flows.

NOTE 3: STRATEGIC ALLIANCE WITH QUEST DIAGNOSTICS INCORPORATED

In March 2015, the Company reached an agreement with Quest Diagnostics Incorporated (“Quest Diagnostics”). Pursuant to this agreement, all Ova1 U.S. testing services for Quest Diagnostics customers were transferred to Aspira’s wholly-owned subsidiary, Aspira Labs, as of August 2015. Pursuant to this agreement, as amended as of December 8, 2022, Quest Diagnostics has continued to provide blood draw and logistics support by transporting specimens to Aspira Labs for testing and is billed by Quest Diagnostics for services performed. The purpose of the 2022 amendment was to add OvaWatch to the U.S testing services for Quest Diagnostics customers and to extend the term of the agreement from March 11, 2023 to December 31, 2023. Under the terms of the agreement, as amended, the Company is required to pay an annual fee of $75,000 for the services of a part-time Quest Diagnostics project manager. The parties are continuing to operate under the existing agreement. As of December 31, 2023, the Company has $346,820 accrued and payable to Quest Diagnostics for phlebotomy services rendered on behalf of the Company under the terms of the agreements.

Note 4: PROPERTY AND EQUIPMENT

The components of property and equipment as of December 31, 2023 and 2022 were as follows:

	Estimated	December 31,
(in thousands)	Useful Life	2023	2022
Machinery and equipment	3 - 5 years	$363	$891
Computer equipment and software	3 years	1,377	1,386
Furniture and fixtures	5 years	189	181
Leasehold improvements	(1)	52	721
Gross property and equipment		1,981	3,179
Accumulated depreciation and amortization		(1,816)	(2,811)
Property and equipment, net		$165	$368

(1)	Lesser of remaining lease term or estimated useful life

Depreciation expense for property and equipment was $199,000 and $265,000 for the years ended December 31, 2023 and 2021, respectively.

As of December 31, 2022, property and equipment was reviewed for potential impairment for recoverability by comparing the carrying amount of certain of the Company’s assets to the estimated undiscounted future cash flows expected to be generated by the asset group. As the carrying amount of the Company’s asset group exceeded its estimated undiscounted future cash flows, the Company recognized an impairment of $52,000, recorded as selling, general and administrative expense on the consolidated statement of operations, based on the difference between the carrying value of the fixed assets and their fair value as of December 31, 2022 as a result of the Company’s discontinuance of the genetics testing offering effective September 30, 2022. The fair value was derived from an offer to purchase certain of the Company’s assets for a blanket amount, as the Company’s management believed it represented the most appropriate fair value of the asset group. There were no impairment charges for the year ended December 31, 2023.

F-14

NOTE 5: ACCRUED LIABILITIES

The components of accrued liabilities as of December 31, 2023 and 2022 were as follows:

	December 31,	December 31,
(in thousands)	2023	2022
Payroll and benefits related expenses	$1,189	$1,803
Collaboration and research agreements expenses	217	404
Professional services	951	556
Other accrued liabilities	506	639
Total accrued liabilities	$2,863	$3,402

NOTE 6: COMMITMENTS, CONTINGENCIES AND DEBT

Loan Agreement

On March 22, 2016, the Company entered into a loan agreement (as amended, the “DECD Loan Agreement”) with the DECD, pursuant to which the Company may borrow up to $4,000,000 from the DECD. The loan bears interest at a fixed rate of 2.0% per annum and requires equal monthly payments of principal and interest until maturity, which would have occurred on April 15, 2026. As security for the loan, the Company has granted the DECD a blanket security interest in the Company’s personal and intellectual property. The DECD’s security interest in the Company’s intellectual property may be subordinated to a qualified institutional lender.

The loan may be prepaid at any time without premium or penalty. An initial disbursement of $2,000,000 was made to the Company on April 15, 2016 under the DECD Loan Agreement. On December 3, 2020, the Company received a disbursement of the remaining $2,000,000 under the DECD Loan Agreement, as the Company had achieved the target employment milestone necessary to receive an additional $1,000,000 under the DECD Loan Agreement and the DECD determined to fund the remaining $1,000,000 under the DECD Loan Agreement after concluding that the required revenue target would likely have been achieved in the first quarter of 2020 in the absence of the impacts of COVID-19.

Under the terms of the DECD Loan Agreement, the Company was eligible for forgiveness of up to $1,500,000 of the principal amount of the loan if it was able to achieve certain job creation and retention milestones by December 31, 2022. On June 26, 2023, the Company was notified by the DECD that the Company satisfied all job creation and retention requirements under the loan agreement to receive forgiveness of $1,000,000. During the year ended December 31, 2023, the Company recorded the $1,000,000 as other income in the statement of operations. If the Company fails to maintain its Connecticut operations through March 22, 2026, the DECD may require early repayment of a portion or all of the loan plus a penalty of 5% of the total funded loan.

On June 6, 2023, the Company was granted a deferral of interest and principal payments on a portion of the remaining outstanding balances through December 1, 2023. On January 30, 2024, the Company was granted an additional deferral of interest and principal payments on a portion of the remaining outstanding balances through June 1, 2024. The Company determined the loan deferrals met the definition of a troubled debt restructuring under ASC 470-60, Troubled Debt Restructurings by Debtors, as the Company was experiencing financial difficulties and the lenders granted a concession. The future undiscounted cash flows of the DECD loan after the loan deferrals exceeded the carrying value of the DECD loan prior to the loan deferrals. As such no gain was recognized as a result of the deferrals.

Long-term debt consisted of the following:

	December 31,	December 31,
	2023	2022
(in thousands)
DECD loan, net of issuance costs	$1,596	$2,718
Less: Current portion, net of issuance costs	(166)	(403)
Total long-term debt, net of issuance costs	$1,430	$2,315

F-15

As of December 31, 2023, the annual amounts of future minimum principal payments due under the Company’s contractual obligation are shown in the table below. Unamortized debt issuance costs for the DECD loan were $8,000. Debt related to the insurance promissory note of $670,000, as described below, is not included in the following table due to the insurance promissory note being cancelable.

	Payments Due by Period
(in thousands)	Total	2024	2025	2026	2027	2028	Thereafter
DECD Loan	$1,604	$170	$335	$342	$215	$129	$413
Total	$1,604	$170	$335	$342	$215	$129	$413

The DECD loan is classified within Level 3 of the fair value hierarchy. The following table presents the carrying value and fair value of the DECD loan. The fair value is estimated based on the discounted cash flows using the prevailing marketing interest rates.

		December 31,		December 31,
		2023		2022
(in thousands)	Fair Value Hierarchy	Carrying Value	Fair Value	Carrying Value	Fair Value
DECD loan	Level 3	$1,604	$1,255	$2,729	$2,110

Insurance Notes

During 2023 and 2022, the Company entered into insurance promissory notes for the payment of insurance premiums at an interest rate of 7.79% and 5.48% respectively, with an aggregate principal amount outstanding of approximately $670,000 and $764,000 as of December 31, 2023 and 2022, respectively. The amount outstanding in 2023 could be substantially offset by the cancellation of the related insurance coverage which is classified in prepaid insurance. These notes are payable in ten monthly installments with maturity dates of October 1, 2024 and October 1, 2023, respectively.

The carrying value of the Company’s insurance promissory note approximates fair value at December 31, 2023 and 2022, due to the short-term nature of the insurance note and are classified as Level 2 within the fair value hierarchy.

Operating Leases

The Company leases facilities to support its business of discovering, developing and commercializing diagnostic tests in the fields of gynecologic disease. The Company’s principal facility, including the CLIA laboratory used by Aspira Labs, is located in Austin, Texas, and administrative offices are located in Shelton, Connecticut and Palo Alto, California.

In July 2023, the Company extended the Austin, Texas lease for an additional 37 months. The Company’s renewed lease expires on February 28, 2027, with the option to extend the lease for an additional three years. Prior to the renewal, the Company’s Texas lease had a term of 12 months, and the Company has elected the policy of not recording leases on the balance sheet when the leases have terms of 12 months or less. Through June 30, 2023, the Company recognized the lease payments in profit and loss on a straight-line basis over the term of the lease, and variable lease payments in the period in which the obligation for the payments was incurred. Variable lease costs represent our share of the landlord’s operating expenses. Beginning in the third quarter of 2023, the Company added the extended Austin, Texas lease to its balance sheet as a right-of-use asset. The Company is not reasonably certain that it will exercise the three year renewal option beginning on March 1, 2027.

In October 2015, the Company entered into a lease agreement for a facility in Trumbull, Connecticut, which was renewed in September 2020. On May 30, 2023, the Company entered into an agreement with the owner of its Trumbull, Connecticut offices to move to a more economical location in Shelton, Connecticut. The new lease in Shelton, Connecticut cancelled and replaced the Trumbull, Connecticut office lease. The new lease term is for five years, and its commencement date was October 1, 2023. Continuation of the lease would be on a month-to-month basis.

In January 2023, the Company entered into a new sublease agreement for an administrative facility in Palo Alto, California. The Company’s sublease term commenced in April 2023 and expires on May 31, 2024, with no option for renewal with the sublessor.

F-16

The sublessor, Invitae, filed for bankruptcy on February 15, 2024. There will be no impact to the Company as a result of this bankruptcy filing.

The expense associated with these operating leases for the years ended December 31, 2023 and 2022 is shown in the table below (in thousands). Included in the amounts below are $58,000 and $32,000 of short term lease expenses related to rent and variable costs, respectively, for one lease during 2023 prior to its treatment as a right-of-use asset and $114,000 and $54,000 related to rent and variable costs, respectively, during 2022.

		Year Ended December 31,
Lease Cost	Classification	2023	2022
Operating rent expense
	Cost of revenue	$83	$79
	Research and development	63	27
	Sales and marketing	11	37
	General and administrative	115	66
Variable rent expense
	Cost of revenue	$52	$39
	Research and development	14	22
	Sales and marketing	9	34
	General and administrative	74	67

Based on the Company’s leases as of December 31, 2023, the table below sets forth the approximate future lease payments related to operating leases with initial terms of one year or more (in thousands).

Year	Payments
2024	$194
2025	167
2026	171
2027	84
2028	52
Total Operating Lease Payments	668
Less: Imputed Interest	(82)
Present Value of Lease Liabilities	586
Less: Operating Lease Liability, current portion	(159)
Operating Lease Liability, non-current portion	$427

Supplemental disclosure of cash flow information related to leases for the years ended December 31, 2023 and 2022 is shown in the table below (in thousands).

	Year Ended December 31,
	2023	2022
Cash paid for amounts included in measurement of lease liabilities:
Operating cash outflows relating to operating leases	$459	$362
Weighted-average remaining lease term (in years)	3.6	3.5
Weighted-average discount rate	7.30%	9.30%

Non-cancelable Royalty Obligations and Other Commitments

The Company is a party to an amended research collaboration agreement with The Johns Hopkins University School of Medicine under which the Company licenses certain of its intellectual property directed at the discovery and validation of biomarkers in human subjects, including but not limited to clinical application of biomarkers in the understanding, diagnosis and management of human disease. Under the terms of the amended research collaboration agreement, Aspira is required to pay the greater of 4% royalties on net sales of diagnostic tests using the assigned patents or annual minimum royalties of $57,500. Royalty expense for the years ended December 31, 2023 and 2022 totaled $324,000 and $318,000, respectively, as recorded in cost of revenue in the consolidated statements of operations.

F-17

Commercial Reorganization

During the first quarter of 2022, the Company executed a commercial reorganization resulting in the separation of a number of employees. The organizational changes resulted in the recording within the consolidated statement of operations in sales and marketing, research and development and general and administrative expenses of one-time severance, separation, and settlement charges of approximately $1,284,000. These amounts have been partially offset by insurance reimbursement of $523,000. All charges were settled as of December 31, 2022.

Business Agreements

In August 2022, the Company entered into a sponsored research agreement with Harvard’s Dana-Farber Cancer Institute, Brigham & Women’s Hospital, and Medical University of Lodz for the generation of a multi-omic, non-invasive diagnostic aid to identify endometriosis based on circulating miRNAs and proteins. The results of this collaboration will be advanced, co-developed technology to guide medical and clinical management of women presenting with symptoms of endometriosis. This collaboration is expected to accelerate the development and commercialization of future endometriosis products, such as EndoCheck. The contract requires payments to be made upon the achievement of certain milestones. Under the terms of and as further described in the agreement, payments of approximately $1,252,000 have or will become due from the Company to the counterparties upon successful completion of certain deliverables in 2022 and 2023 as follows: 68% was paid in 2022, 15% was paid in 2023, and the remaining 17% will become payable upon completion of certain deliverables estimated to occur in the first half of 2024. During the year ended December 31, 2023, approximately $215,000 has been recorded as research and development expense in the Company’s consolidated financial statement of operations for the project. During the year ended December 31, 2022, approximately $868,000, was recorded as research and development expense in the Company’s consolidated financial statement of operations for the project. From the inception of the Dana-Faber, Brigham, Lodz Research Agreement through December 31, 2023, research and development expenses in the cumulative amount of $1,083,000 have been recorded. From the inception of the Dana-Faber, Brigham, Lodz Research Agreement through December 31, 2023, the Company made payments totaling $1,040,000. Additional payments of $212,000 are due to the collaboration partners in 2024 under the terms of the agreement.

On March 20, 2023, the Company entered into a licensing agreement (“Dana-Faber, Brigham, Lodz License Agreement”) with Harvard’s Dana-Farber Cancer Institute, Brigham & Women’s Hospital, and Medical University of Lodz under which the Company will license certain of its intellectual property to be used in the Company’s OvaSuite product portfolio. Under the Dana-Faber, Brigham, Lodz License Agreement, the Company paid an initial license fee of $75,000, which was recorded as research and development expense on the Company’s consolidated financial statement of operations, and then will pay a license maintenance fee of $50,000 on each anniversary of the date of the Dana-Faber, Brigham, Lodz License Agreement. The Dana-Faber, Brigham, Lodz License Agreement also requires non-refundable royalty payments of up to $1,350,000 based on certain regulatory approvals and commercialization milestones and further royalty payments based on the net sales of the Company’s products included under the Dana-Faber, Brigham, Lodz License Agreement. No milestones have been reached as of December 31, 2023.

Contingent Liabilities

From time to time, the Company is involved in legal proceedings and regulatory proceedings arising from operations. The Company establishes reserves for specific liabilities in connection with legal actions that management deems to be probable and estimable. The Company is not currently a party to any proceeding, the adverse outcome of which would have a material adverse effect on the Company’s financial position or results of operations.

NOTE 7: COMMON STOCK

Additional Shares Authorized

On February 6, 2023, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of the Company’s common stock from 150,000,000 shares to 200,000,000 shares.

F-18

2022 Public Offering

On August 22, 2022, the Company entered into an underwriting agreement (the “2022 Underwriting Agreement”) with William Blair & Company, L.L.C., as the sole underwriter (the “2022 Underwriter”). Pursuant to the 2022 Underwriting Agreement, the Company agreed to issue and sell, in an underwritten public offering (the “2022 Offering”), 800,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) and warrants to purchase up to 799,985 shares of Common Stock (the “Warrants”). Each share of Common Stock was sold together with one Warrant to purchase one share of Common Stock, at a price to the public of $11.25 per share and related Warrant.

The Warrants were issued pursuant to a common stock purchase warrant (the “Form of Warrant”). Each Warrant has an initial exercise price equal to $13.20 per share of Common Stock and are exercisable for five years from the date of issuance. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment in the event of certain subdivisions and combinations, including by any stock split or reverse stock split, stock dividend, recapitalization or otherwise. The exercise of the Warrants may be limited in certain circumstances if, after giving effect to such exercise, the holder or any of its affiliates would beneficially own (as determined in accordance with the terms of the Warrants) more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Common Stock immediately after giving effect to the exercise. There is no established trading market available for the Warrants on any securities exchange or nationally recognized trading system.

The Company accounts for common stock warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and applicable authoritative guidance in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815-40, Contracts in Entity’s Own Equity (“ASC 815-40”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815-40, including whether the warrants are indexed to the Company’s own stock and whether the events where holders of the warrants could potentially require net cash settlement are within the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. As further described in the Form of Warrant, if the Company consummates any merger, consolidation, sale or other reorganization event, including the sale of all or substantially all of the Company’s assets, in which its common stock is converted into or exchanged for securities, cash or other property (“Fundamental Transaction”), then the Company shall pay at the holder’s option, exercisable at any time commencing on the occurrence or the consummation of the Fundamental Transaction (or, if later, the date of public announcement) and continuing up to 30 days, an amount of cash equal to the value of the remaining unexercised portion of the Warrant as determined in accordance with the Black-Scholes option pricing model on the date of such Fundamental Transaction provided; however, that if the Fundamental Transaction is not within the Company’s control, including not approved by the Board of Directors, the holder of the Warrant shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Warrant, that is being offered and paid to the holder of the Common Stock of the Company in connection with the Fundamental Transaction. The Black-Scholes option pricing model, as defined in the Form of Warrant, includes as an input, the highest volume weighted average price (“VWAP”) for a period of one trading day preceding the consummation or announcement of a Fundamental Transaction up to 30 days after a Fundamental Transaction. The Company has determined that an adjustment based on this input is not limited to the effect that is attributable to the Fundamental Transaction and therefore causes the Warrants to fail the indexation guidance under ASC 815-40. As a result, the Company has determined that the Warrants must be recorded as derivative liabilities upon issuance and marked to market each reporting period in the Company’s consolidated statement of operations until their exercise or expiration.

The Company’s Warrants are classified as a long-term Warrant liability on the Company’s balance sheet. The fair values of the Warrants as of December 31, 2023 and December 31, 2022 were $1,651,000 and $2,280,000, respectively. The fair value of the Warrants was estimated using Black-Scholes pricing model based on the following assumptions:

	December 31, 2023	December 31, 2022
Dividend yield	-%	-%
Volatility	105.1%	96.8%
Risk-free interest rate	3.93%	3.99%
Expected lives (years)	3.64	4.64
Weighted average fair value	$2.064	$2.850

F-19

The fair value of the Warrants was deemed to be derivative instruments due to certain contingent put feature, was determined using the Black-Scholes option pricing model, deemed to be an appropriate model due to the terms of the Warrants issued, including a fixed term and exercise price.

The fair value of Warrants was affected by changes in inputs to the Black-Scholes option pricing model including the Company’s stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. This model uses Level 2 inputs, including stock price volatility, in the fair value hierarchy established by ASC 820 Fair Value Measurement.

The 2022 Offering resulted in net proceeds to the Company of approximately $7,675,000, after deducting underwriting discounts and offering expenses of $1,325,000. Offering costs were allocated between expense and equity based on the percentage of the Warrant fair value of $3,984,000 and the total gross proceeds of $9,000,000. $574,000 of offering costs were allocated to the Warrants and were expensed immediately and recorded as other income (expense) in the consolidated statement of operations for the year ended December 31, 2022, resulting in a net impact to the Company’s equity of $751,000.

2023 At the Market Offering

On February 10, 2023, the Company entered into a Controlled Equity Offering Sales Agreement (the “Cantor Sales Agreement”), with Cantor Fitzgerald & Co. (“Cantor”) as agent, pursuant to which it may offer and sell, from time to time, through Cantor, shares of the Company’s common stock, par value $0.001 per share, having an aggregate offering price of up to $12.5 million (the “Placement Shares”).

Under the Cantor Sales Agreement, Cantor may sell the Placement Shares by any method permitted by law and deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on the Nasdaq Capital Market, on any other existing trading market for our common stock or to or through a market maker or in privately negotiated transactions. Cantor receives a Placement Fee of 3% for each completed sale of Placement Shares under the Cantor Sales Agreement.

The Company is not obligated to make any sales of the Placement Shares under the Cantor Sales Agreement. The offering of the Placement Shares pursuant to the Cantor Sales Agreement will terminate upon the earlier of (a) the sale of all of the Placement Shares subject to the Cantor Sales Agreement or (b) the termination of the Cantor Sales Agreement by Cantor or the Company, as permitted therein. As of December 31, 2023, and December 31, 2022, the Company had $0 and $150,000, respectively, of deferred transaction-related offering costs recorded in other assets in the Company’s consolidated balance sheet. $7,000 was recorded as an offset to additional paid-in-capital representing transaction-related offering costs related to the Cantor Sales Agreement. The remaining $143,000 was recorded as general and administrative expense on the Company’s consolidated financial statement of operations.

During the year ended December 31, 2023, the Company sold 35,552 shares of the Placement Shares, for gross proceeds of approximately $211,000. For the year ended December 31, 2023, the Company recorded $134,000 as an offset to additional paid-in capital representing transaction-related offering costs of the Placement Shares.

In connection with a follow-on equity offering on July 24, 2023, the Company delivered written notice to Cantor on July 19, 2023 that it was suspending the prospectus supplement, dated February 10, 2023, related to the Company’s common stock issuable under the Cantor Sales Agreement. The Company will not make any sales of common stock pursuant to the Cantor Sales Agreement unless and until a new prospectus supplement is filed with the SEC. The Cantor Sales Agreement remains in full force and effect during the suspension.

F-20

2023 Equity Line of Credit

On March 28, 2023, the Company entered into a purchase agreement (the “LPC Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”) and a registration rights agreement (the “LPC Registration Rights Agreement”), pursuant to which the Company has the right, in its sole discretion, to sell to Lincoln Park shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate value of up to $10,000,000 (the “Purchase Shares”), subject to certain limitations and conditions set forth in the LPC Purchase Agreement. The Company will control the timing and amount of any sales of Purchase Shares to Lincoln Park pursuant to the LPC Purchase Agreement.

Under the LPC Purchase Agreement, on any business day after March 28, 2023 selected by the Company over the 36-month term of the LPC Purchase Agreement (each, a “Purchase Date”), the Company may direct Lincoln Park to purchase up to 6,667 shares of Common Stock on such Purchase Date (a “Regular Purchase”); provided, however, that (i) a Regular Purchase may be increased to up to 13,333 shares, if the closing sale price per share of the Common Stock on The Nasdaq Capital Market is not below $7.50 on the applicable Purchase Date; (ii) a Regular Purchase may be increased to up to 16,666 shares, if the closing sale price per share of the Common Stock on The Nasdaq Capital Market is not below $11.25 on the applicable Purchase Date; and (iii) a Regular Purchase may be increased to up to 20,000 shares, if the closing sale price per share of the Common Stock on The Nasdaq Capital Market is not below $15.00 on the applicable Purchase Date. All terms of the LPC Purchase Agreement have been adjusted for the Reverse Stock Split. In any case, Lincoln Park’s maximum obligation under any single Regular Purchase will not exceed $1,000,000. The above-referenced share amount limitations and closing sale price thresholds are subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the LPC Purchase Agreement. The purchase price per share for each such Regular Purchase will be equal to the lesser of:

1.	the lowest sale price for the Common Stock on The Nasdaq Capital Market on the date of sale; and

2.	the average of the three lowest closing sale prices for the Common Stock on The Nasdaq Capital Market during the 10 consecutive business days ending on the business day immediately preceding the purchase date.

The Company also has the right to direct Lincoln Park, on any business day on which the Company has properly submitted a Regular Purchase notice for the maximum amount the Company is then permitted to sell to Lincoln Park in such Regular Purchase, to purchase an additional amount of the Common Stock (an “Accelerated Purchase”) of additional shares based on criteria established in the LPC Purchase Agreement. An Accelerated Purchase, which is at the Company’s sole discretion, may be subject to additional requirements and discounts if certain conditions are met as defined in the LPC Purchase Agreement.

During the year ended December 31, 2023, the Company sold 360,943 shares under the LPC Purchase Agreement for gross proceeds of approximately $1,177,000. The Company incurred approximately $329,000 of costs related to the execution of the LPC Purchase Agreement, all of which are reflected in the Company’s consolidated financial statements. Of the total costs incurred, approximately $258,000 was paid in common stock to Lincoln Park for a commitment fee and $30,000 was paid for Lincoln Park expenses. These transaction costs were included in other expense in the Company’s statement of operations. Approximately $41,000 was incurred for legal fees during the year ended December 31, 2023 and were included in general and administrative expenses on the Company’s statement of operations.

2023 Registered Direct Offering

On July 20, 2023, the Company entered into a securities purchase agreement (the “2023 Direct Offering Agreement”), with several investors relating to the issuance and sale of 1,694,820 shares of its common stock, par value $0.001 per share (the “2023 Direct Offering”).

Pursuant to the 2023 Direct Offering Agreement, the Company issued 1,650,473 shares of common stock to certain investors at an offering price of $2.75 per share, and 44,347 shares of common stock to its directors and executive officers at an offering price of $3.98 per share, which was the consolidated closing bid price of the Company’s common stock on The Nasdaq Capital Market on July 19, 2023. The aggregate gross proceeds to the Company from the 2023 Direct Offering were approximately $4.7 million, before deducting placement agent fees and other estimated expenses of $597,000 payable by the Company.

The Company engaged Alliance Global Partners (“AGP”) to act as sole placement agent in the 2023 Direct Offering. The Company paid the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds generated from the 2023 Direct Offering, except that, with respect to proceeds from the sale of 182,447 shares of common stock to certain investors, including directors and executive officers of the Company, the placement agent’s cash fee was 3.5%. The Company also reimbursed the placement agent for its accountable offering-related legal expenses of $75,000 and a non-accountable expense allowance of $30,000.

F-21

Warrants

Warrants outstanding as of December 31, 2023 and 2022 were as follows:

		Exercise Price	Number of Shares Outstanding under Warrant
Issuance Date	Expiration Date	per Share	December 31, 2023	December 31, 2022
August 25, 2022	August 25, 2027	$13.20	799,985	799,985
			799,985	799,985

As discussed in Note 12, effective upon the closing of a follow-on equity offering, the Company also amended certain of the existing warrants to purchase up to an aggregate of 366,664 shares at an exercise price of $13.20 per share and a termination date of August 25, 2027, so that the amended warrants will have a reduced exercise price of $4.13 per share and a new termination date of January 26, 2029. The other terms of the amended warrants will remain unchanged.

NOTE 8: LOSS PER SHARE

The reconciliation of the numerators and denominators of basic and diluted loss per share for the years ended December 31, 2023 and 2022 was as follows:

	Year Ended
	December 31,
	2023	2022
Numerator:
Net Loss	$(16,690)	$(29,885)
Denominator:
Shares used in computing net loss per share, basic and diluted	9,233,306	7,769,109
Net loss per share, basic and diluted	$(1.81)	$(3.85)

Due to net losses for the years ended December 31, 2023 and 2022, diluted loss per share is calculated using the weighted average number of common shares outstanding and excludes the effects of potential shares of common stock that are antidilutive.

The potential shares of common stock that have been excluded from the diluted loss per share calculation above for the years ended December 31, 2023 and 2022 were as follows:

	Year Ended December 31,
	2023	2022
Stock options	759,922	655,139
Restricted stock units	59,463	-
Warrants	799,985	799,985
Potential common shares	1,619,370	1,455,124

F-22

NOTE 9: EMPLOYEE SHARE BASED COMPENSATION AND BENEFIT PLANS

2010 Stock Incentive Plan

The Company’s employees, directors, and consultants were eligible to receive awards under the Vermillion, Inc. Second Amended and Restated 2010 Stock Incentive Plan, which was replaced by the 2019 Plan (as defined below) with respect to future equity grants. As of December 31, 2023, there were no shares of Aspira common stock available for future grants under the 2010 Plan.

As of December 31, 2023, a total of 245,154 shares of Aspira common stock were reserved for issuance with respect to outstanding stock options.

2019 Stock Incentive Plan

At the Company’s 2019 annual meeting of stockholders, the Company’s stockholders approved the Vermillion, Inc. 2019 Stock Incentive Plan, which was later amended to the Aspira Women’s Health Inc. (the “2019 Plan”). The purposes of the 2019 Plan are (i) to align the interests of the Company’s stockholders and recipients of awards under the 2019 Plan by increasing the proprietary interest of such recipients in the Company’s growth and success; (ii) to advance the interests of the Company by attracting and retaining non-employee directors, officers, other employees, consultants, independent contractors and agents; and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders. The 2019 Plan allows the Company to grant stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards to participants.

Subject to the terms and conditions of the 2019 Plan, the initial number of shares authorized for grants under the 2019 Plan is 699,485. In May 2023, the Company’s stockholders approved an increase of 333,333 to the number of shares available for issuance under the 2019 Plan for a total of 1,032,818. To the extent an equity award granted under the 2019 Plan expires or otherwise terminates without having been exercised or paid in full, or is settled in cash, the shares of common stock subject to such award will become available for future grant under the 2019 Plan. As of December 31, 2023, there were 165,861 shares of Aspira common stock available for future grants under the 2019 Plan.

As of December 31, 2023, there were 514,768 shares of Aspira common stock subject to outstanding stock options and there were 59,463 outstanding restricted stock units.

The activity related to shares available for grant under the 2010 Plan and the 2019 Plan for the years ended December 31, 2023 and 2022 was as follows:

	2010 Stock Option Plan	2019 Stock Option Plan	Total
Shares available at December 31, 2021	-	248,613	248,613
Options forfeited	2,650	198,625	201,275
Options granted	-	(174,175)	(174,175)
Restricted stock units forfeited	-	346	346
Restricted stock units granted	-	(29,223)	(29,223)
Shares expired	(2,650)	(5,754)	(8,404)
Shares available at December 31, 2022	-	238,432	238,432
Shares added to the plan	-	333,333	333,333
Options forfeited	41,950	250,859	292,809
Options granted	-	(397,503)	(397,503)
Restricted stock units forfeited	-	-	-
Restricted stock units granted	-	(259,161)	(259,161)
Shares expired	(41,950)	(99)	(42,049)
Shares available at December 31, 2023	-	165,861	165,861

F-23

The stock option activity under the 2010 Plan and the 2019 Plan for the years ended December 31, 2023 and 2022 was as follows:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term
Options outstanding at December 31, 2021	683,861	$44.40	$3,797,181	7.44
Granted	174,175	14.17
Exercised	(1,533)	8.13
Forfeited	(201,275)	68.12
Options outstanding at December 31, 2022	655,228	29.25	$-	6.06
Granted	397,503	6.57
Exercised	-	-
Forfeited	(292,809)	28.90
Options outstanding at December 31, 2023	759,922	$17.48	$113,929	5.37

Shares exercisable:
December 31, 2023	452,606	$22.57	$33,073	3.03
Shares expected to vest:
December 31, 2023	201,328	$10.31	$41,992	8.45

The total intrinsic value of options exercised during the years ended December 31, 2023 and 2022 was $0 and $5,000 respectively.

The total fair value of vested options as of December 31, 2023 and 2022 was $6,073,000 and $5,982,000, respectively.

Stock-based Compensation

Stock-based Compensation Expense

The Company records stock-based compensation net of estimated forfeitures. The assumptions used to calculate the fair value of options granted under the 2010 Plan and the 2019 Plan that were incorporated in the Black-Scholes pricing model for the years ended December 31, 2023 and 2022 were as follows:

	December 31, 2023	December 31, 2022
Dividend yield	-%	-%
Volatility	138.3%	92.7%
Risk-free interest rate	4.45%	2.45%
Expected lives (years)	2.00	2.00
Weighted average fair value	$4.160	$7.350

The non-cash stock-based compensation expense included in cost of revenue and operating expenses by functional area for the years ended December 31, 2023 and 2022 was as follows:

	Year Ended
	December 31,
(in thousands)	2023	2022
Cost of revenue	$33	$76
Research and development	325	177
Sales and marketing	47	354
General and administrative	1,319	1,807
Total	$1,724	$2,414

F-24

As of December 31, 2023, total unrecognized compensation cost related to unvested stock option awards was approximately $677,000, and the related weighted average period over which it is expected to be recognized was 1.81 years. As of December 31, 2023, there was $104,000 in unrecognized compensation costs related to restricted stock units, and the related weighted average period over which it is expected to be recognized is 0.50 years.

401(k) Plan

The Company’s 401(k) Plan allows eligible employees to defer up to an annual limit of the lesser of 90.0% of eligible compensation or a maximum contribution amount subject to the Internal Revenue Service annual contribution limit. The Company is not required to make Company contributions under the 401(k) Plan. During the years ended December 31, 2023 and 2022, the Company did not make Company contributions to the 401(k) Plan.

NOTE 10: INCOME TAXES

There was no current income tax expense or benefit for the years ended December 31, 2023 or 2022 because of net losses during those years. These net losses were generated from domestic operations. Loss from continuing operations before income taxes for the years ended December 31, 2023 and 2022 were $16.7 million and $29.9 million, respectively.

Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets at December 31, 2023 and 2022. Therefore, there was no deferred income tax expense or benefit for the years ended December 31, 2023 or 2022. There is no portion of the valuation allowance for deferred tax assets for which subsequently recognized tax benefits will be credited directly to contributed capital.

The components of net deferred tax assets (liabilities) at December 31, 2023 and 2022 were as follows:

	Year Ended December 31,
(in thousands)	2023	2022
Deferred tax assets:
Net operating losses	$52,540	$44,509
Capitalized research expenses	3,432	3,686
Fixed asset depreciation	487	678
Other	697	804
ASC 842 Right of Use Liability	137	-
Total deferred tax assets	57,293	49,677
Valuation allowance	(57,170)	(49,677)
Deferred tax assets	123	-

Deferred tax liabilities:
ASC 842 Right of Use Asset	(123)	-
Deferred tax liabilities	(123)	-

Net deferred tax asset	$-	$-

F-25

The reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2023 and 2022 was as follows:

	Year Ended December 31,
	2023	2022
Tax at federal statutory rate	21%	21%
State tax, net of federal benefit	-	5
Change in valuation allowance	(17)	(26)
Change in warrant valuation	1	1
Net operating loss reduction due to Section 382 limitation	(1)	-
Permanent items	(1)	(1)
Deferred Adjustments, Return to Provision	(3)	-
Effective income tax rate	-%	-%

The Company’s ability to use its net operating loss and credit carryforwards to offset future taxable income is restricted due to ownership change limitations that have occurred in the past, as required by Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), as well as similar state provisions. Net operating losses which are limited from offsetting any future taxable income under Section 382 are not included in the gross deferred tax assets presented above.

The Company’s pre-2018 federal NOLs of $67 million, which are not limited from offsetting future taxable income under Section 382, will expire in varying amounts from 2024 through 2037, if not utilized, and can offset 100% of future taxable income for regular tax purposes. The Company also has pre-2018 federal NOLs of approximately $31 million that will expire if not utilized within 20 years of being generated that are limited in offsetting future taxable income under Section 382. A portion may still potentially be utilized before they expire, but the portion which will not be able to be utilized prior to expiration has been removed from gross deferred tax assets. The Company’s federal NOLs of $116 million arising on or after January 1, 2018, can generally be carried forward indefinitely but such federal NOL carryforwards are permitted to be used in any table year to offset up to 80% of future taxable income annually. State NOLs will expire in varying amounts from 2024 through 2043 if not utilized. The Company’s ability to use its NOLs during this period will be dependent on the Company’s ability to generate taxable income, and portions of the Company’s NOLs could expire before the Company generates sufficient taxable income.

The valuation allowance was $57.2 million and $49.7 million at December 31, 2023 and 2022, respectively. The increase of approximately $7.5 million between 2022 and 2023 is primarily due to adjustments to the domestic deferred tax assets related to net operating losses.

The Company files income tax returns in the U.S. and in various state jurisdictions with varying statutes of limitations. The Company has not been audited by the Internal Revenue Service or any state income or franchise tax agency. As of December 31, 2023, the Company’s federal returns for the years ended 2020 through the current period and most state returns for the years ended 2019 through the current period are still open to examination. In addition, all of the net operating losses and research and development credits generated in years earlier than 2020 and 2019, respectively, are still subject to Internal Revenue Service audit. The federal and California tax returns for the year ended December 31, 2022 reflect research and development carryforwards of $4.4 million and $5.9 million, respectively. For the year ended December 31, 2023, the Company anticipates claiming additional research and development credits of $0.3 million on its federal tax return and $0.2 million on its California tax return.

F-26

As of December 31, 2023, the Company’s gross unrecognized tax benefits are approximately $10.7 million which are attributable to research and development credits. A reconciliation of the change in the Company’s unrecognized tax benefits is as follows:

(in thousands)	Federal Tax	State Tax	Total
Balance at December 31, 2021	$4,937	$5,644	$10,581
Return to provision true up	-	-	-
Increase in tax position during 2022	223	212	435
Decrease due to expirations during 2022	(785)	-	(785)
Balance at December 31, 2022	4,375	5,856	10,231
Return to provision true up	-	-	-
Increase in tax position during 2023	282	211	493
Decrease due to expirations during 2023	-	-	-
Balance at December 31, 2023	$4,657	$6,067	$10,724

The increase for the year ended December 31, 2023 is related to positions taken in that year. If the $10.7 million of unrecognized income tax benefit is recognized, approximately $10.7 million would impact the effective tax rate in the period in which each of the benefits is recognized.

The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months. The Company recognizes interest and penalties related to unrecognized tax benefits within the interest expense line and other expense line, respectively, in the consolidated statement of operations and comprehensive loss. The Company has not recorded any interest or penalties as a result of uncertain tax positions as of December 31, 2023 and 2022. Accrued interest and penalties would be included within the related liability in the consolidated balance sheet.

NOTE 11: RELATED PARTY TRANSACTIONS

None.

NOTE 12: SUBSEQUENT EVENTS

On January 24, 2024, the Company entered into a securities purchase agreement (the “2024 Direct Offering Agreement”), with several investors relating to the issuance and sale of 1,371,000 shares of its common stock, par value $0.001 per share, and pre-funded warrants to purchase 200,000 shares of Common Stock (the “Pre-Funded Warrants”), in a registered direct offering, together with accompanying warrants to purchase 1,571,000 shares of Common Stock (the “Purchase Warrants”, and together with the Pre-Funded Warrants, the “Warrants”) in a concurrent private placement (the “Concurrent Private Offering” and together with the registered direct offering, the “2024 Direct Offering”).

Pursuant to the 2024 Direct Offering Agreement, the Company issued 1,368,600 shares of common stock to certain investors at an offering price of $3.50 per share, and 2,400 shares of common stock to its Chief Executive Officer, Nicole Sandford, at an offering price of $4.2555 per share, which was the consolidated closing bid price of our common stock on The Nasdaq Capital Market on January 24, 2024 of $4.13 per share plus $0.125 per Purchase Warrant. The purchase price of each Pre-Funded Warrant is equal to the combined purchase price at which a share of Common Stock and the accompanying Purchase Warrant is sold in this 2024 Direct Offering, minus $0.0001. The gross proceeds to the Company from the 2024 Direct Offering were approximately $5.5 million, before deducting placement agent fees and other estimated expenses of $941,000 payable by the Company. The 2024 Direct Offering closed on January 26, 2024.

The Pre-Funded Warrants will be exercisable at any time after the date of issuance and will have an exercise price of $0.0001 per share. A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage to a percentage not in excess of 9.99% by providing at least 61 days’ prior notice to the Company.

The Purchase Warrants will have an exercise price of $4.13 per share and will be exercisable beginning six months after issuance and will expire 5 years from the initial exercise date.

The Company engaged AGP to act as sole placement agent in the 2024 Direct Offering. The Company paid the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds generated from the 2024 Direct Offering, except that, with respect to proceeds raised in this 2024 Direct Offering from certain designated persons, AGP’s cash fee is reduced to 3.5% of such proceeds, and to reimburse certain fees and expenses of the placement agent in connection with the 2024 Direct Offering. The Company also reimbursed the placement agent for its accountable offering-related legal expenses of $75,000 and a non-accountable expense allowance of $30,000.

Effective upon the closing of the 2024 Direct Offering, the Company also amended certain existing warrants to purchase up to an aggregate of 366,664 shares at an exercise price of $13.20 per share and a termination date of August 25, 2027, so that the amended warrants will have a reduced exercise price of $4.13 per share and a new termination date of January 26, 2029. The other terms of the amended warrants will remain unchanged.

F-27

Aspira Women’s Health Inc.

Condensed Consolidated Balance Sheets (unaudited)

(Amounts in Thousands, Except Share and Par Value Amounts)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$2,133	$2,597
Accounts receivable, net of reserves of $0 and $15, as of September 30, 2024 and December 31, 2023, respectively	1,254	1,459
Prepaid expenses and other current assets	436	997
Inventories	290	227
Total current assets	4,113	5,280
Property and equipment, net	99	165
Right-of-use assets	515	528
Restricted cash	-	258
Other assets	32	31
Total assets	$4,759	$6,262
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,551	$1,261
Accrued liabilities	2,494	2,863
Current portion of long-term debt	229	166
Short-term debt	-	670
Current maturities of lease liabilities	192	159
Total current liabilities	5,466	5,119
Non-current liabilities:
Long-term debt	1,334	1,430
Non-current maturities of lease liabilities	387	427
Warrant liabilities	92	1,651
Total liabilities	7,279	8,627
Commitments and contingencies (Note 4)
Stockholders’ deficit:
Common stock, par value $0.001 per share, 200,000,000 and 200,000,000 shares authorized at September 30, 2024 and December 31, 2023, respectively; 16,284,381 and 10,645,049 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	16	11
Additional paid-in capital	527,473	515,927
Accumulated deficit	(530,009)	(518,303)
Total stockholders’ deficit	(2,520)	(2,365)
Total liabilities and stockholders’ deficit	$4,759	$6,262

See accompanying notes to the unaudited condensed consolidated financial statements.

F-28

Aspira Women’s Health Inc.

Condensed Consolidated Statements of Operations (unaudited)

(Amounts in Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue:
Product	$2,257	$2,217	$6,833	$7,023
Genetics	-	-	-	1
Total revenue	2,257	2,217	6,833	7,024
Cost of revenue:
Product	902	910	2,843	2,981
Total cost of revenue	902	910	2,843	2,981
Gross profit	1,355	1,307	3,990	4,043
Operating expenses:
Research and development	908	998	2,766	2,958
Sales and marketing	2,143	1,702	6,169	6,069
General and administrative	2,048	2,723	7,902	9,733
Total operating expenses	5,099	5,423	16,837	18,760
Loss from operations	(3,744)	(4,116)	(12,847)	(14,717)
Other income (expense), net:
Change in fair value of warrant liabilities	174	(1,201)	1,314	(233)
Interest (expense) income, net	(5)	12	(20)	46
Forgiveness of DECD loan	-	-	-	1,000
Other expense, net	28	599	(153)	303
Total other income (expense), net	197	(590)	1,141	1,116
Net loss	$(3,547)	$(4,706)	$(11,706)	$(13,601)
Net loss per share - basic and diluted	$(0.23)	$(0.48)	$(0.88)	$(1.54)
Weighted average common shares used to compute basic and diluted net loss per common share	15,405,672	9,776,436	13,269,646	8,838,342

See accompanying notes to the unaudited condensed consolidated financial statements.

F-29

Aspira Women’s Health Inc.

Condensed Consolidated Statements of Changes in Stockholders’ (Deficit) Equity (unaudited)

(Amounts in Thousands, Except Share Amounts)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2023	10,645,049	$11	$515,927	$(518,303)	$(2,365)
Net loss	-	-	-	(4,629)	(4,629)
Common stock issued under 2023 Equity Line of Credit Agreement	111,369	-	400	-	400
Common stock issued under 2024 Direct Offering, net of issuance costs	1,371,000	1	4,868	-	4,869
Warrant Exercise	200,000	-	-	-	-
Common stock issued for vested restricted stock awards	16,686	-	-	-	-
Stock-based compensation expense	-	-	362	-	362
Balance at March 31, 2024	12,344,104	12	521,557	(522,932)	(1,363)
Net loss	-	-	-	(3,530)	(3,530)
Issuance costs related to common stock issued under 2024 Direct Offering	-	-	(39)	-	(39)
Common stock issued under 2023 Equity Line of Credit Agreement	475,986	1	1,100	-	1,101
Common stock issued for vested restricted stock awards	5,000	-	16	-	16
Stock-based compensation expense	-	-	106	-	106
Balance at June 30, 2024	12,825,090	$13	$522,740	$(526,462)	$(3,709)
Net loss	-	-	-	(3,547)	(3,547)
Common stock issued under 2023 Equity Line of Credit Agreement	362,219	-	400	-	400
Common stock issued under Warrant Inducement Agreement, net of issuance costs	1,711,111	2	1,860	-	1,862
Reclassification of Warrant Liability upon Exercise	-	-	245	-	245
Common stock issued under 2024 Private Placement Offering, net of issuance costs	1,248,527	1	1,837	-	1,838
Common stock issued under 2024 Securities Purchase Agreements	9,733	-	11	-	11
Common stock issued for vested restricted stock awards	127,701	-	145	-	145
Stock-based compensation expense	-	-	235	-	235
Balance at September 30, 2024	16,284,381	$16	$527,473	$(530,009)	$(2,520)

F-30

Aspira Women’s Health Inc.

Condensed Consolidated Statements of Changes in Stockholders’ (Deficit) Equity (unaudited) (continued)

(Amounts in Thousands, Except Share Amounts)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balance at December 31, 2022	8,306,326	$8	$508,584	$(501,613)	$6,979
Net loss	-	-	-	(6,578)	(6,578)
Common stock issued under 2023 At-the-Market Offering Agreement, net of issuance costs	23,217	-	30	-	30
Stock-based compensation expense	-	-	396	-	396
Balance at March 31, 2023	8,329,543	8	509,010	(508,191)	827
Net loss	-	-	-	(2,317)	(2,317)
Common stock issued under 2023 At-the-Market Offering Agreement, net of issuance costs	12,335	-	38	-	38
Common stock issued under 2023 Equity Line of Credit Agreement, net of issuance costs	53,335	-	178	-	178
Common stock issued for entering into 2023 Equity Line of Credit Agreement	47,733	-	258	-	258
Common stock issued for vested restricted stock awards	30,441	1	263	-	264
Stock-based compensation expense	-	-	224	-	224
Fractional shares adjustment related to reverse stock split	(24)	-	-	-	-
Balance at June 30, 2023	8,473,363	$9	$509,971	$(510,508)	$(528)
Net loss	-	-	-	(4,706)	(4,706)
Common stock issued under 2023 Direct Offering, net of issuance costs	1,694,820	2	4,155	-	4,157
Common stock issued for vested restricted stock awards	118,999	-	421	-	421
Stock-based compensation expense	-	-	(3)	-	(3)
Balance at September 30, 2023	10,287,182	$11	$514,544	$(515,214)	$(659)

See accompanying notes to the unaudited condensed consolidated financial statements.

F-31

Aspira Women’s Health Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(Amounts in Thousands)

	Nine Months Ended
	September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(11,706)	$(13,601)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash lease expense	6	(2)
Depreciation and amortization	78	162
Stock-based compensation expense	864	1,302
Change in fair value of warrant liabilities	(1,314)	233
Loss on impairment and disposal of property and equipment	25	(3)
Forgiveness of DECD loan	-	(1,000)
Financing expense for entering into 2023 Equity Line of Credit Agreement	-	258
Changes in operating assets and liabilities:
Accounts receivable	205	(345)
Prepaid expenses and other assets	560	1,011
Inventories	(63)	15
Accounts payable	1,290	501
Accrued liabilities	(369)	(313)
Other liabilities	(668)	(662)
Net cash used in operating activities	(11,092)	(12,444)
Cash flows from investing activities:
Purchase of property and equipment	(37)	(12)
Net cash used in investing activities	(37)	(12)
Cash flows from financing activities:
Principal repayment of DECD loan	(35)	(148)
Proceeds from a 2023 At- the-Market Offering Agreement	-	202
Payment of issuance costs for 2023 At-the-Market Offering Agreement	-	(134)
Proceeds from 2023 Equity Line of Credit Agreement	1,901	178
Proceeds from 2023 Direct Offering	-	4,716
Payment of issuance costs for 2023 Direct Offering	-	(559)
Proceeds from 2024 Direct Offering	5,563	-
Payment of issuance costs for 2024 Direct Offering	(733)	-
Proceeds from Warrant Inducement Agreement	2,139	-
Payment of issuance costs for Warrant Inducement Agreement	(277)	-
Proceeds from 2024 Securities Purchase Agreements	11	-
Proceeds from 2024 Private Placement Offering	1,910	-
Payment of issuance costs for 2024 Private Placement Offering	(72)	-
Net cash provided by financing activities	10,407	4,255
Net decrease in cash, cash equivalents and restricted cash	(722)	(8,201)
Cash, cash equivalents and restricted cash, beginning of the period	2,855	13,557
Cash, cash equivalents and restricted cash, end of the period	$2,133	$5,356
Reconciliation to Consolidated Balance Sheet:
Cash and cash equivalents	$2,133	$5,100
Restricted cash	-	256
Cash and cash equivalents, and restricted cash	$2,133	$5,356
Supplemental disclosure of cash flow information:
Cash paid for interest	$43	$41
Supplemental disclosure of noncash investing and financing activities:
Forgiveness of DECD loan	$-	$(1,000)
Fair value of Warrants issued in conjunction with Warrant Inducement Agreement	1,323	-
Commitment shares for equity line of credit	-	258
Increase in right-of-use assets	169	318

See accompanying notes to the unaudited condensed consolidated financial statements.

F-32

Aspira Women’s Health Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. ORGANIZATION, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Organization

Aspira Women’s Health Inc. (“Aspira” and its wholly-owned subsidiaries are collectively referred to as the “Company”) is incorporated in the state of Delaware, and is engaged in the business of developing and commercializing diagnostic tests for gynecologic disease. The Company currently markets and sells the following products and related services:

(1) the Ova1Plus workflow, which uses Ova1 as the primary test and Overa as a reflex for Ova1 intermediate range results. Ova1 is a qualitative serum test intended as an aid to further assess the likelihood of malignancy in women with an ovarian adnexal mass for which surgery is planned when the physician’s independent clinical and radiological evaluation does not indicate malignancy. Overa is a second-generation biomarker test intended to maintain Ova1’s high sensitivity while improving specificity. The Ova1 workflow leverages the strengths of Ova1’s (MIA) sensitivity and Overa’s (MIAG2G) specificity to reduce incorrectly elevated results; and

(2) OvaWatch, a Laboratory Developed Test (“LDT”) intended in the initial and periodic clinical assessment of malignancy risk in all women thought to have an indeterminate or benign adnexal mass.

Collectively, these tests are referred to and marketed as OvaSuite.

For the nine months ended September 30, 2024 and 2023, the Company’s product and related revenue was limited to the products described above, as well as residual revenue from Aspira GenetiX, which was discontinued in the third quarter of 2022. The Company’s products are distributed through its own national sales force, including field sales, inside sales and a contracted sales team, through its proprietary decentralized testing platform and cloud service marketed as Aspira Synergy, and through marketing and distribution agreements with BioReference Health, LLC and ARUP Laboratories.

Overa is currently not offered commercially except as a reflex test performed as part of the Ova1Plus workflow.

Going Concern and Liquidity

The Company has incurred significant net losses and negative cash flows from operations since inception, and as a result has an accumulated deficit of approximately $530,009,000 and working capital deficit of approximately $1,353,000 as of September 30, 2024. For the nine months ended September 30, 2024, the Company incurred a net loss of $11,706,000 and used cash in operations of $11,092,000. The Company had a balance in cash and cash equivalents of $2,133,000 as of September 30, 2024. The Company also expects to continue to incur a net loss and negative cash flows from operations for the remainder of 2024. In order to fund operations, meet its capital requirements or satisfy the anticipated obligations as they become due, the Company expects to take further action to protect its liquidity position, which include, but are not limited to:

●	Raising capital through equity or debt offerings either in the public markets or via private placement offering; to the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. However, no assurance can be given that capital will be available on acceptable terms, or at all;

●	Securing debt, however, no assurance can be given that debt will be available on acceptable terms or at all;

●	Reducing executive bonuses or replacing cash compensation with equity grants;

●	Reducing professional services and consulting fees and eliminating non-critical projects;

●	Reducing travel and entertainment expenses; and

●	Reducing eliminating or deferring discretionary marketing programs.

The Company also has outstanding warrants to purchase shares of its common stock (the “Common Stock”) that may be exercised although there can be no assurance that the warrants will be exercised.

There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from operations. Management expects cash from product sales and licensing to be the Company’s only material, recurring source of cash in 2024. Given the above conditions, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date these consolidated interim financial statements are filed. The unaudited condensed consolidated financial statements have been prepared on a going concern basis and do not include any adjustments that might result from these uncertainties.

F-33

On July 1, 2024, the Company received a deficiency letter from the Nasdaq Stock Market, LLC (“Nasdaq”) notifying the Company that, for the 30 consecutive business days prior to the date of the deficiency letter, the Company’s Market Value of Listed Securities was below the minimum of $35 million market cap requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), Nasdaq has provided the Company with 180 calendar days, or until December 30, 2024, to regain compliance with the MVLS Requirement. In the event the Company does not regain compliance prior to the December 30, 2024, the Company will receive written notification that its securities are subject to delisting, at which point the Company may appeal the delisting determination. The Company is evaluating potential actions to regain compliance with the MVLS Requirement and is actively monitoring the market value of its listed securities. The Company may also, if appropriate, consider other options to regain compliance with Nasdaq’s continued listing standard. There is no assurance that the Company will be able to regain compliance by the December 30, 2024 deadline, and there is no assurance that the Company will otherwise maintain compliance with this or any of the other Nasdaq continued listing requirements.

On October 17, 2024, the Company received written notice from Nasdaq indicating that the bid price for the Company’s common stock, for the last 30 consecutive business days, had closed below the minimum $1.00 per share and, as a result, the Company is not in compliance with the $1.00 minimum bid price requirement for the continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with the Nasdaq Listing Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, or until April 15, 2025, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-day period. If the Company is not in compliance by April 15, 2025, the Company may qualify for a second 180 calendar day compliance period. If the Company does not qualify for, or fails to regain compliance during the second compliance period, or if it appears to Nasdaq that the Company will not be able to cure the deficiency, then Nasdaq will notify the Company of its determination to delist its Common Stock, at which point the Company would have an option to appeal the delisting determination to a Nasdaq hearings panel.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8-03 of Regulation S-X. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management of the Company, all adjustments, consisting of normal recurring adjustments necessary for the fair statement of results for the periods presented, have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year or any other interim period.

The unaudited condensed consolidated financial statements and related disclosures have been prepared with the presumption that users of the unaudited condensed consolidated financial statements have read or have access to the audited consolidated financial statements for the preceding fiscal year. The consolidated balance sheet at December 31, 2023 included in this report has been derived from the audited consolidated financial statements at that date, but does not include all the information and notes required by GAAP. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K, filed with the SEC on April 1, 2024.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated results.

Significant Accounting Policies

Revenue Recognition

Product Revenue – OvaSuite: The Company recognizes product revenue in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). Product revenue is recognized upon completion of the OvaSuite test and delivery of results to the physician based on estimates of amounts that will ultimately be realized. In determining the amount of revenue to be recognized for a delivered test result, the Company considers factors such as payment history and amount, payer coverage, whether there is a reimbursement contract between the payer and the Company, and any developments or changes that could impact reimbursement. These estimates require significant judgment by management as the collection cycle on some accounts can be as long as one year. The effect of any change made to an estimated input component and, therefore revenue recognized, would be recorded as a change in estimate at the time of the change.

The Company also reviews its patient account population and determines an appropriate distribution of patient accounts by payer (i.e., Medicare, patient pay, other third-party payer, etc.) into portfolios with similar collection experience. The Company has elected this practical expedient that, when evaluated for collectability, results in a materially consistent revenue amount for such portfolios as if each patient account were evaluated on an individual contract basis. During the three and nine months ended September 30, 2024, there were $11,000 and $17,000, respectively, of adjustments to estimates of variable consideration to derecognize revenue for services provided in a prior period. There were no impairment losses on accounts receivable recorded during the three and nine months ended September 30, 2024.

F-34

The Company has discontinued providing Aspira GenetiX, including genetics carrier screening, on the Aspira Synergy platform, effective September 30, 2022.

Accounts Receivable: Virtually all accounts receivable are derived from sales made to customers located in North America. The Company grants credit to customers in the normal course of business and the resulting trade receivables are stated at their net realizable value. The Company maintains an allowance for credit losses based upon the expected collectability of accounts receivable, including the historical collection cycle. Amounts are written off against the allowances for credit losses when the Company determines that a customer account is not collectable. The Company believes its exposure to concentrations of credit risk is limited due to the diversity of its payer base.

Common Stock Warrants

The Company accounts for common stock warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and applicable authoritative guidance in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815-40, Contracts in Entity’s Own Equity (“ASC 815-40”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815-40, including whether the warrants are indexed to the Company’s own stock and whether the events where holders of the warrants could potentially require net cash settlement are within the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance. Warrants that meet all of the criteria for equity classification are recorded as a component of additional paid-in capital at the time of issuance and are not remeasured. Warrants that do not meet the required criteria for equity classification are classified as liabilities. The Company adjusts such warrants to fair value at each reporting period until the warrants are exercised or expire. Any change in fair value is recognized in the Company’s statement of operations.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). This update was issued to assist in simplifying the accounting for convertible instruments. This ASU is scheduled to be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company adopted the new standard on January 1, 2024. The adoption of this standard did not have a material impact on its consolidated results of operations, financial position, or cash flows.

In June 2022, the FASB issued ASU No. 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (“ASU 2022-03”) to clarify guidance in Topic 820 on the fair value measurement of an equity security that is subject to a contractual sale restriction and also requires specific disclosures related to an equity security. ASU 2022-03 is scheduled to be effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted. The Company does not expect a material impact as a result of this standard on its results of operations, financial position, or cash flows.

In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative (“ASU 2023-06”). The amendments in this ASU are expected to clarify or improve disclosure and presentation requirements of a variety of ASC topics by aligning them with the SEC’s regulations. ASU 2023-06 will become effective for each amendment on the effective date of the SEC’s corresponding disclosure rule changes. The Company does not expect ASU 2023-06 will have a material impact on its results of operations, financial position, or cash flows.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”) to update reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses and information used to assess segment performance. This ASU requires disclosure of significant segment expenses that are regularly provided to the Company’s Chief Operating Decision Maker (“CODM”) and included within the reported measure of a segment’s profit or loss, requires interim disclosures about a reportable segment’s profit or loss and assets that are currently required annually, requires disclosure of the position and title of the CODM, clarifies circumstances in which an entity can disclose multiple segment measures of profit or loss, and contains other disclosure requirements. ASU 2023-07 is scheduled to be effective for fiscal years beginning after December 15, 2023, and interim periods beginning after December 15, 2024. The adoption of this standard is not expected to have a material impact on its consolidated results of operations, financial position, or cash flows.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (“ASU 2024-03”) to improve the disclosures around expenses. The update requires more detailed information about purchases of inventory, employee compensation, depreciation, amortization, and depletion) in commonly presented expense line items. ASU 2024-03 is scheduled to be effective for fiscal years beginning after December 15, 2026. The Company is evaluating whether the adoption of this standard will have a material impact on its consolidated results of operations, financial position or cash flows.

F-35

2. FAIR VALUE MEASUREMENTS

Fair Value of Financial Instruments

Financial instruments of the Company consist primarily of cash and cash equivalents, restricted cash accounts, receivable, and accounts payable, and warrant liability. These items are considered Level 1 due to their short-term nature and their market interest rates. Warrant liability is considered Level 2 and is recorded at fair value at the end of each reporting period. Debt is considered Level 3, which the Company does not record at fair value.

The Company records warrants in connection with a public offering in 2022 (the “2022 Warrants”) as a liability. As discussed in Note 6 to the unaudited condensed consolidated financial statements, in connection with a registered direct offering in 2024, the Company amended certain of the 2022 Warrants to purchase up to an aggregate of 366,664 shares (the “Modified Warrants”). The terms of the remaining 433,321 of the 2022 Warrants were unchanged (the “Unmodified Warrants”).

The fair values of the Modified Warrants as of September 30, 2024 and December 31, 2023 were approximately $21,000 and $757,000, respectively, after 311,111 of the Modified Warrants with a fair value of $245,000 were exercised in the third quarter of 2024. The fair values of the Unmodified Warrants as of September 30, 2024 and December 31, 2023 were approximately $71,000 and $894,000, respectively.

The fair value of the 2022 Warrants was estimated using Black-Scholes pricing model based on the following assumptions:

	September 30, 2024		December 31, 2023
	Unmodified Warrants	Modified Warrants
Dividend yield	—%	—%	—%
Volatility	114.2%	104.0%	105.1%
Risk-free interest rate	3.56%	3.55%	3.93%
Expected lives (years)	2.89	4.33	3.64
Weighted average fair value	$0.165	$0.393	$2.064

The 2022 Warrants were deemed to be derivative instruments due to certain contingent put features. The fair value of the 2022 Warrants was determined using the Black-Scholes option pricing model, deemed to be an appropriate model due to the terms of the 2022 Warrants issued, including a fixed term and exercise price.

The fair value of the 2022 Warrants was affected by changes in inputs to the Black-Scholes option pricing model including the Company’s stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. This model uses Level 2 inputs, including stock price volatility, in the fair value hierarchy established by ASC 820, Fair Value Measurement. The 2022 Warrants are classified as a long-term liability on the Company’s balance sheet.

The carrying value of the Company’s insurance promissory note approximates fair value as of September 30, 2024 and December 31, 2023, due to the short-term nature of the insurance note and is classified as Level 2 within the fair value hierarchy.

The DECD loan is classified within Level 3 of the fair value hierarchy. The following table presents the carrying value and fair value of the DECD loan. The fair value of the DECD loan is estimated based on discounted cash flows using the prevailing market interest rates.

		September 30,		December 31,
		2024		2023
(in thousands)	Fair Value Hierarchy	Carrying Value	Fair Value	Carrying Value	Fair Value
DECD loan	Level 3	$1,569	$1,200	$1,604	$1,255

3. PREPAID AND OTHER CURRENT ASSETS

Prepaid and other current assets at September 30, 2024 and December 31, 2023 consist of the following:

	September 30,	December 31,
(in thousands)	2024	2023
Prepaid insurance	$68	$684
Software licenses	45	103
Subscriptions	32	26
Other	291	184
Total prepaid and other current assets	$436	$997

F-36

4. COMMITMENTS AND CONTINGENCIES

Loan Agreement

On March 22, 2016, the Company entered into a loan agreement (as amended, the “DECD Loan Agreement”) with the State of Connecticut Department of Economic and Community Development (the “DECD”), pursuant to which the Company may borrow up to $4,000,000 from the DECD. The loan bears interest at a fixed rate of 2.0% per annum and requires equal monthly payments of principal and interest until maturity, which occurs on January 1, 2032. As security for the loan, the Company has granted the DECD a blanket security interest in the Company’s personal and intellectual property. The DECD’s security interest in the Company’s intellectual property may be subordinated to a qualified institutional lender.

The loan may be prepaid at any time without premium or penalty. An initial disbursement of $2,000,000 (“Loan 1”) was made to the Company on April 15, 2016 under the DECD Loan Agreement. On December 3, 2020, the Company received a disbursement of the remaining $2,000,000 (“Loan 2”) under the DECD Loan Agreement, as the Company had achieved the target employment milestone necessary to receive an additional $1,000,000 under the DECD Loan Agreement and the DECD determined to fund the remaining $1,000,000 under the DECD Loan Agreement after concluding that the required revenue target would likely have been achieved in the first quarter of 2020 in the absence of the impacts of COVID-19.

Under the terms of the DECD Loan Agreement, the Company was eligible for forgiveness of up to $1,500,000 of the principal amount of the loan if it was able to achieve certain job creation and retention milestones by December 31, 2022. On June 26, 2023, the Company was notified by the DECD that the Company satisfied all job creation and retention requirements under the loan agreement to receive forgiveness of $1,000,000. During the year ended December 31, 2023, the Company recorded the $1,000,000 as other income in the statement of operations. If the Company fails to maintain its Connecticut operations through March 22, 2026, the DECD may require early repayment of a portion or all of the remaining amount of the loan plus a penalty of 5% of the total funded loan.

On June 6, 2023, the Company was granted a deferral of interest and principal payments on a portion of the remaining outstanding balances through December 1, 2023. On January 30, 2024, the Company was granted an additional deferral of interest and principal payments on a portion of the remaining outstanding balances through June 1, 2024. The Company determined the loan deferrals met the definition of a troubled debt restructuring under ASC 470-60, Troubled Debt Restructurings by Debtors, as the Company was experiencing financial difficulties and the lenders granted a concession. The future undiscounted cash flows of the DECD loan after the loan deferrals exceeded the carrying value of the DECD loan prior to the loan deferrals. As such no gain was recognized as a result of the deferrals.

On October 2, 2024, the Company executed an additional deferral agreement (the “October 2 Deferral”), which provides for both the interest and principal payments on Loan 1 to be deferred for August and September 2024. Payments resumed in October 2024. The October 2 Deferral also provides for both the interest and principal payments on Loan 2 to be deferred from August 2024 to May 2027, with payments resuming in June 2027. The Company determined these loan deferrals also met the definition of a troubled debt restructuring under ASC 470-60, Troubled Debt Restructurings by Debtors, as the Company was experiencing financial difficulties and the lenders granted a concession. The future undiscounted cash flows of the DECD loan after the loan deferrals exceeded the carrying value of the DECD loan prior to the loan deferrals. As such, no gain was recognized as a result of the deferrals.

Long-term debt, as adjusted for the October 2 Deferral, consisted of the following:

	September 30,	December 31,
	2024	2023
(in thousands)
DECD loan, net of issuance costs	$1,563	$1,596
Less: Current portion, net of issuance costs	(229)	(166)
Total long-term debt, net of issuance costs	$1,334	$1,430

As of September 30, 2024, the annual amounts of future minimum principal payments due under the Company’s contractual obligation are shown in the table below. Unamortized debt issuance costs for the DECD loan were $6,000 and $8,000 as of September 30, 2024 and December 31, 2023, respectively.

	Payments Due by Period
(in thousands)	Total	2024	2025	2026	2027	2028	Thereafter
DECD Loan	$1,569	$58	$233	$238	$145	$213	$682
Total	$1,569	$58	$233	$238	$145	$213	$682

F-37

Insurance Notes

During 2023, the Company entered into an insurance promissory note for the payment of insurance premiums at an interest rate of 7.79%, with an aggregate principal amount outstanding of approximately $0 and $670,000 as of September 30, 2024 and December 31, 2023, respectively. Interest paid for the promissory note was $6,000 and $18,000 for three and nine months ended September 30, 2024. Interest paid for the promissory note was $5,000 and $17,000 for three and nine months ended September 30, 2023. This note was payable in nine monthly installments with a maturity date of October 1, 2024 and had no financial or operational covenants.

Operating Leases

The Company leases facilities to support its business. The Company’s principal facility, including the Clinical Laboratory Improvements Amendments of 1988 (“CLIA”) laboratory used by Aspira Labs, Inc., is located in Austin, Texas, and an administrative office is located in Shelton, Connecticut. The Company also had an administrative office in Palo Alto, California through May 31, 2024.

The expense associated with these operating leases for the three and nine months ended September 30, 2024 and 2023 is shown in the table below (in thousands).

		Three Months Ended September 30,
Lease Cost	Classification	2024	2023
Operating rent expense
	Cost of revenue	$19	$18
	Research and development	7	19
	Sales and marketing	2	4
	General and administrative	10	35
Variable rent expense
	Cost of revenue	11	11
	Research and development	4	4
	Sales and marketing	2	3
	General and administrative	8	21

		Nine Months Ended September 30,
Lease Cost	Classification	2024	2023
Operating rent expense
	Cost of revenue	$67	$66
	Research and development	38	43
	Sales and marketing	5	8
	General and administrative	52	90
Variable rent expense
	Cost of revenue	$33	$41
	Research and development	9	10
	Sales and marketing	6	7
	General and administrative	26	64

Based on the Company’s leases as of September 30, 2024, the table below sets forth the approximate future lease payments related to operating leases with initial terms of one year or more (in thousands).

Year	Payments
2024 (remaining three months)	$54
2025	229
2026	223
2027	84
2028	52
Total Operating Lease Payments	642
Less: Imputed Interest	(63)
Present Value of Lease Liabilities	579
Less: Operating Lease Liability, current portion	(192)
Operating Lease Liability, non-current portion	$387

F-38

Weighted-average lease term and discount rate were as follows.

	Nine Months Ended September 30,
	2024	2023
Cash paid for amounts included in measurement of lease liabilities:
Operating cash outflows relating to operating leases	$257	$334
Weighted-average remaining lease term (in years)	3.0	2.8
Weighted-average discount rate	7.25%	8.08%

Non-cancellable Royalty Obligations

The Company is a party to an amended research collaboration agreement with The Johns Hopkins University School of Medicine under which the Company licenses certain of its intellectual property directed at the discovery and validation of biomarkers in human subjects, including but not limited to clinical application of biomarkers in the understanding, diagnosis and management of human disease. Under the terms of the amended research collaboration agreement, Aspira is required to pay the greater of 4% royalties on net sales of diagnostic tests using the assigned patents or annual minimum royalties of $57,500. Royalty expense for the three months ended September 30, 2024 and 2023 totaled $71,000 and $75,000, respectively. Royalty expense for the nine months ended September 30, 2024 and 2023 totaled $222,000 and $253,000, respectively, and are recorded in cost of revenue in the unaudited condensed consolidated statements of operations.

Business Agreements

On August 8, 2022, the Company entered into a sponsored research agreement with Harvard’s Dana-Farber Cancer Institute, Brigham & Women’s Hospital, and Medical University of Lodz (the “Dana-Farber, Brigham, Lodz Research Agreement”), for the generation of a multi-omic, non-invasive diagnostic aid to identify endometriosis based on circulating microRNAs and proteins. The Dana-Farber, Brigham, Lodz Research Agreement requires payments to be made upon the achievement of certain milestones. Under the terms of and as further described in the Dana-Farber, Brigham, Lodz Research Agreement, payments of approximately $1,252,000 have or will become due from the Company to the counterparties upon successful completion of certain deliverables as follows: 68% was paid in 2022, 15% was paid in 2023, and the remaining 17% will become payable upon completion of certain deliverables estimated to occur in the fourth quarter of 2024. During the three months ended September 30, 2024 and 2023, approximately $67,000 and $17,000 has been recorded, respectively. During the nine months ended September 30, 2024 and 2023, approximately $118,000 and $64,000 has been recorded, respectively, as research and development expense in the unaudited condensed consolidated financial statement of operations for the project. From the inception of the Dana-Farber, Brigham, Lodz Research Agreement through September 30, 2024, research and development expenses in the cumulative amount of $1,202,000 have been recorded.

On March 20, 2023, the Company entered into a licensing agreement (“Dana-Farber, Brigham, Lodz License Agreement”) with Harvard’s Dana-Farber Cancer Institute, Brigham & Women’s Hospital, and Medical University of Lodz under which the Company will license certain of its intellectual property to be used in the Company’s OvaSuite product portfolio. Under the Dana-Farber, Brigham, Lodz License Agreement, the Company paid an initial license fee of $75,000 and pays an annual license maintenance fee of $50,000 on each anniversary of the date of the Dana-Farber, Brigham, Lodz License Agreement. The Company recorded $38,000 in annual license maintenance fees during the nine months ended September 30, 2024. The Dana-Farber, Brigham, Lodz License Agreement also requires non-refundable royalty payments of up to $1,350,000 based on certain regulatory approvals and commercialization milestones and further royalty payments based on the net sales of the Company’s products included under the Dana-Farber, Brigham, Lodz License Agreement. No milestones have been reached as of September 30, 2024.

F-39

Contingent Liabilities

From time to time, the Company is involved in legal proceedings and regulatory proceedings arising from operations. The Company establishes reserves for specific liabilities in connection with legal actions that management deems to be probable and estimable. The Company is not currently a party to any proceeding, the adverse outcome of which would have a material adverse effect on the Company’s financial position or results of operations.

5. ACCRUED LIABILITIES

The following table describes the principal components of accrued liabilities on the Company’s unaudited condensed consolidated balance sheet as of September 30, 2024 and December 31, 2023.

	September 30,	December 31,
(in thousands)	2024	2023
Payroll and benefits related expenses	$1,509	$1,189
Collaboration and research agreements expenses	128	217
Professional services	371	951
Other accrued liabilities	486	506
Total accrued liabilities	$2,494	$2,863

6. STOCKHOLDERS’ DEFICIT

2024 Securities Purchase Agreements

In August 2024, the Company entered into securities purchase agreements with two shareholders under which it sold a total of 9,733 shares of common stock and received proceeds of approximately $11,000.

2024 At-the-Market Offering

On August 2, 2024, the Company entered into an agreement with H.C. Wainwright in connection with an At-the-Market offering agreement (the “2024 At-the-Market Offering”) to sell shares of its common stock (“Common Stock”), having an aggregate sales price of up to $4,450,000, from time to time, through an “at-the-market offering” program under which H.C. Wainwright will act as sales agent. The Company will pay Wainwright a commission rate equal to 3.0% of the aggregate gross proceeds from each sale of shares under the 2024 At-the-Market Offering. The Company will also reimburse H.C. Wainwright for certain specified expenses in connection with entering into the 2024 At-the-Market Offering.

There were no shares of Common Stock sold under the 2024 At-the-Market Offering as of September 30, 2024.

F-40

2024 Warrant Inducement Agreement

On July 31, 2024, the Company entered into a warrant inducement agreement (the “Warrant Inducement Agreement”) with a certain holder (the “Holder”) of (i) warrants to purchase 311,111 shares of Common Stock dated August 22, 2022 (the “August 2022 Warrants”) and (ii) warrants to purchase 1,400,000 shares of Common Stock dated January 26, 2024 (the “January 2024 Warrants”), pursuant to which the Holder agreed to exercise in cash the warrants held at a reduced exercise price of $1.25 per share (reduced from $4.13 per share for the August 2022 Warrants and $4.13 for the January 2024 Warrants).

As an inducement to such exercise, the Company agreed to issue to the Holder new Common Stock warrants (collectively, the “August 2024 Warrants”), to purchase up to 2,566,667 shares of Common Stock. The August 2024 Warrants were exercisable immediately after issuance and will expire 5 years from the initial exercise date.

The transaction, which closed on August 1, 2024, resulted in net proceeds of approximately $1,862,000. The Warrant Inducement Agreement was entered into to encourage the exercise of the August 2022 Warrants and January 2024 Warrants in order to obtain capital for operations. The $1,323,000 incremental value transferred for the modification to both the August 2022 Warrants and January 2024 Warrants as a result of the Warrant Inducement Amendment was accounted for as an equity issuance cost and recognized within additional paid in capital in the unaudited condensed consolidated balance sheets.

The Company evaluated the August 2024 Warrants and concluded that they met the criteria to be classified as equity within additional paid-in-capital.

The August 2024 Warrants are equity classified because they (1) are freestanding financial instruments that are legally detachable and separately exercisable from the common stock, (2) do not embody an obligation for the Company to repurchase its shares, (3) permit the holder to receive a fixed number of shares of common stock upon exercise, (4) are indexed to the Company’s common stock and (5) meet the equity classification criteria.

Under the terms of the Warrant Inducement Agreement, the Company was prohibited from selling shares under the 2024 At-the -Market Offering until September 30, 2024. It was also prohibited from selling shares under our 2023 equity line of credit for a period of six months from the effective date of the Form S-3, which was September 3, 2024.

2024 Private Placement Offering

On July 1, 2024, the Company entered into a securities purchase agreement with certain investors in a private placement (the “2024 Private Placement Offering”). Pursuant to the 2024 Private Placement Offering, the Company issued an aggregate of 1,248,529 shares of its common stock and accompanying warrants (the “July 2024 Warrants”) to purchase an equal number of shares of common stock at a price of $1.53 per share and accompanying warrant. The July 2024 Warrants have an exercise price of $2.25 per share and are exercisable until their expiration on the third anniversary of the issuance date. The gross proceeds to the Company from the 2024 Private Placement Offering were approximately $1,910,000, before deducting expenses of approximately $72,000 payable by the Company.

The Company evaluated the July 2024 Warrants and concluded that they met the criteria to be classified as equity within additional paid-in-capital.

The July 2024 Warrants are equity classified because they (1) are freestanding financial instruments that are legally detachable and separately exercisable from the common stock, (2) do not embody an obligation for the Company to repurchase its shares, (3) permit the holder to receive a fixed number of shares of common stock upon exercise, (4) are indexed to the Company’s common stock and (5) meet the equity classification criteria.

2024 Registered Direct Offering

On January 24, 2024, the Company entered into a securities purchase agreement (the “2024 Direct Offering Agreement”), with several investors relating to the issuance and sale of 1,371,000 shares of its common stock, par value $0.001 per share, and pre-funded warrants to purchase 200,000 shares of Common Stock (the “Pre-Funded Warrants”), in a registered direct offering, together with accompanying warrants to purchase 1,571,000 shares of Common Stock (the “Purchase Warrants”, and together with the Pre-Funded Warrants, the “Warrants”) in a concurrent private placement (the “Concurrent Private Offering” and together with the registered direct offering, the “2024 Direct Offering”).

Pursuant to the 2024 Direct Offering Agreement, the Company issued 1,368,600 shares of common stock to certain investors at an offering price of $3.50 per share, and 2,400 shares of common stock to its Chief Executive Officer, Nicole Sandford, at an offering price of $4.255 per share, which was the consolidated closing bid price of the Company’s common stock on The Nasdaq Capital Market on January 24, 2024 of $4.13 per share plus $0.125 per Purchase Warrant. The purchase price of each Pre-Funded Warrant is equal to the combined purchase price at which a share of Common Stock and the accompanying Purchase Warrant is sold in this 2024 Direct Offering, minus $0.0001. The gross proceeds to the Company from the 2024 Direct Offering were approximately $5,563,000, before deducting placement agent fees and other expenses of approximately $733,000 payable by the Company. The 2024 Direct Offering closed on January 26, 2024.

F-41

The Pre-Funded Warrants were exercisable at any time after the date of issuance and had an exercise price of $0.0001 per share. A holder of Pre-Funded Warrants could not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage to a percentage not in excess of 9.99% by providing at least 61 days’ prior notice to the Company. All of the Pre-Funded Warrants were exercised on February 6, 2024 for gross proceeds of $20.

The Purchase Warrants have an exercise price of $4.13 per share and were exercisable beginning six months after issuance. 1,400,000 of the Purchase Warrants were exercised on August 1, 2024 under the Warrant Inducement Agreement at a reduced price of $1.25 per share.

The Company engaged AGP to act as sole placement agent in the 2024 Direct Offering. The Company paid the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds generated from the 2024 Direct Offering, except that, with respect to proceeds raised in this 2024 Direct Offering from certain designated persons, AGP’s cash fee is reduced to 3.5% of such proceeds, and to reimburse certain fees and expenses of the placement agent in connection with the 2024 Direct Offering. The Company also reimbursed the placement agent for its accountable offering-related legal expenses of $75,000 and a non-accountable expense allowance of $30,000. Costs related to the 2024 Direct Offering were recorded as an offset to additional paid-in capital on the Company’s balance sheet as of September 30, 2024.

The Company evaluated the Pre-Funded Warrants and the Purchase Warrants and concluded that they met the criteria to be classified as equity within additional paid-in-capital.

The Pre-Funded Warrants are equity classified because they (1) are freestanding financial instruments that are legally detachable and separately exercisable from the common stock, (2) are immediately exercisable, (3) do not embody an obligation for the Company to repurchase its shares, (4) permit the holder to receive a fixed number of shares of common stock upon exercise, (5) are indexed to the Company’s common stock and (6) meet the equity classification criteria.

The Purchase Warrants are equity classified because they (1) are freestanding financial instruments that are legally detachable and separately exercisable from the common stock, (2) do not embody an obligation for the Company to repurchase its shares, (3) permit the holder to receive a fixed number of shares of common stock upon exercise, (4) are indexed to the Company’s common stock and (5) meet the equity classification criteria.

Effective upon the closing of the 2024 Direct Offering, the Company also amended certain existing warrants (the “2022 Warrants”), see Note 7 in our Annual Report on Form 10-K for the fiscal year-ended December 31, 2023, to purchase up to an aggregate of 366,664 shares at an exercise price of $13.20 per share and a termination date of August 25, 2027, so that the amended 2022 Warrants have a reduced exercise price of $4.13 per share and a new termination date of January 26, 2029. The other terms of the amended 2022 Warrants remain unchanged. The Company performed an analysis of the fair value of the 2022 Warrants immediately before and after the modification and the increase in fair value of the 2022 Warrants of $490,000 was recorded as a change in fair value of warrant liabilities in the unaudited condensed statement of operations.

Approximately $106,000 of the costs related to the 2024 Direct Offering were allocated to the 2022 Warrants and were recorded as other expense in the unaudited condensed statement of operations.

2023 Registered Direct Offering

On July 20, 2023, the Company entered into a securities purchase agreement (the “2023 Direct Offering Agreement”), with several investors relating to the issuance and sale of 1,694,820 shares of its common stock, par value $0.001 per share (the “Direct Offering”).

Pursuant to the 2023 Direct Offering Agreement, the Company issued 1,650,473 shares of common stock to certain investors at an offering price of $2.75 per share, and 44,347 shares of common stock to its directors and executive officers at an offering price of $3.98 per share, which was the consolidated closing bid price of the Company’s common stock on The Nasdaq Capital Market on July 19, 2023. The aggregate gross proceeds to the Company from the Direct Offering were approximately $4,716,000, before deducting placement agent fees and other estimated expenses of $597,000 payable by the Company.

The Company engaged Alliance Global Partners to act as sole placement agent in the Direct Offering. The Company paid the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds generated from the Direct Offering, except that, with respect to proceeds from the sale of 182,447 shares of common stock to certain investors, including directors and executive officers of the Company, the placement agent’s cash fee was 3.5%. The Company also reimbursed the placement agent for its accountable offering-related legal expenses of $75,000 and a non-accountable expense allowance of $30,000.

2023 At-the-Market Offering

On February 10, 2023, the Company entered into a Controlled Equity Offering Sales Agreement, (the “2023 At-the-Market Offering Agreement”), with Cantor Fitzgerald & Co., (“Cantor”), as agent, pursuant to which it may offer and sell, from time to time, through Cantor, shares of the Company’s common stock, par value $0.001 per share, having an aggregate offering price of up to $12,500,000, (the “Placement Shares”). The Placement Shares were issued and sold pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-252267), as previously filed with, and declared effective by, the SEC. The Company filed a prospectus supplement, dated February 10, 2023, with the SEC in connection with the offer and sale of the Placement Shares.

F-42

In connection with the Direct Offering on July 24, 2023, the Company delivered written notice to Cantor on July 19, 2023 that it was suspending the prospectus supplement, dated February 10, 2023, related to the Company’s common stock issuable under the 2023 At-the-Market Offering Agreement. The Company will not make any sales of common stock pursuant to the 2023 At-the-Market Offering Agreement unless and until a new prospectus supplement is filed with the SEC. The 2023 At-the-Market Offering Agreement was terminated in August 2024.

During the nine months ended September 30, 2024, the Company sold 0 Placement Shares and recorded no transaction related offering costs. Over the life of the 2023 At-the-Market Offering Agreement, the Company sold 35,552 shares of the Placement Shares for gross proceeds of approximately $211,000. The Company has recorded $134,000 as an offset to additional paid-in capital representing transaction-related offering costs of the Placement Shares since the inception of the 2023 At-the-Market Offering Agreement.

2023 Equity Line of Credit

On March 28, 2023, the Company entered into a purchase agreement (the “2023 Equity Line of Credit Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”) and a registration rights agreement (the “LPC Registration Rights Agreement”), pursuant to which the Company has the right, in its sole discretion, to sell to Lincoln Park shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate value of up to $10,000,000 (the “Purchase Shares”), subject to certain limitations and conditions set forth in the 2023 Equity Line of Credit Agreement. The Company will control the timing and amount of any sales of Purchase Shares to Lincoln Park pursuant to the 2023 Equity Line of Credit Agreement.

Under the 2023 Equity Line of Credit Agreement, on any business day after March 28, 2023 selected by the Company over the 36-month term of the 2023 Equity Line of Credit Agreement (each, a “Purchase Date”), the Company may direct Lincoln Park to purchase up to 6,667 shares of Common Stock on such Purchase Date (a “Regular Purchase”); provided, however, that (i) a Regular Purchase may be increased to up to 13,333 shares, if the closing sale price per share of the Common Stock on The Nasdaq Capital Market is not below $7.50 on the applicable Purchase Date; (ii) a Regular Purchase may be increased to up to 16,666 shares, if the closing sale price per share of the Common Stock on The Nasdaq Capital Market is not below $11.25 on the applicable Purchase Date; and (iii) a Regular Purchase may be increased to up to 20,000 shares, if the closing sale price per share of the Common Stock on The Nasdaq Capital Market is not below $15.00 on the applicable Purchase Date. In any case, Lincoln Park’s maximum obligation under any single Regular Purchase will not exceed $1,000,000. The above-referenced share amount limitations and closing sale price thresholds are subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the 2023 Equity Line of Credit Agreement. The purchase price per share for each such Regular Purchase will be equal to the lesser of:

1.	the lowest sale price for the Common Stock on The Nasdaq Capital Market on the date of sale; and

2.	the average of the three lowest closing sale prices for the Common Stock on The Nasdaq Capital Market during the 10 consecutive business days ending on the business day immediately preceding the purchase date.

The Company also has the right to direct Lincoln Park, on any business day on which the Company has properly submitted a Regular Purchase notice for the maximum amount the Company is then permitted to sell to Lincoln Park in such Regular Purchase, to purchase an additional amount of the Common Stock (an “Accelerated Purchase”) of additional shares based on criteria established in the 2023 Equity Line of Credit Agreement. An Accelerated Purchase, which is at the Company’s sole discretion, may be subject to additional requirements and discounts if certain conditions are met as defined in the 2023 Equity Line of Credit Agreement.

The issuance of the Purchase Shares had been previously registered pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-252267) (the “Old Registration Statement”), and the related base prospectus included in the Registration Statement, as supplemented by a prospectus supplement filed on March 28, 2023, that has expired. On April 22, 2024, the Company has filed a registration statement on Form S-3 (File No. 333-278867) (the “Registration Statement”), and the related base prospectus included in the Registration Statement, that was declared effective by the SEC on April 25, 2024.

The Company sold 472,312 shares of Common Stock under the 2023 Equity Line of Credit Agreement for gross proceeds of approximately $1,578,000 under the Old Registration Statement. In addition, 47,733 shares of Common Stock were issued to Lincoln Park as consideration for entering into the 2023 Equity Line of Credit Agreement.

During the three and nine months ended September 30, 2024, the Company sold 362,219 and 949,574 shares, respectively, under the 2023 Equity Line of Credit Agreement for gross proceeds of approximately $400,000 and $1,900,000, respectively. Over the life of the 2023 Equity Line of Credit Agreement through September 30, 2024, the Company sold 1,310,517 shares for gross proceeds of approximately $3,078,000. The Company incurred approximately $326,000 of costs related to the execution of the 2023 Equity Line of Credit Agreement, all of which are reflected in the unaudited condensed consolidated financial statements. Of the total costs incurred, approximately $258,000 was paid in common stock to Lincoln Park for a commitment fee and $30,000 was paid for Lincoln Park expenses. These transaction costs were included in other expense in the statement of operations for the year ended December 31, 2023. The Company incurred approximately $249,000 and $38,000 for legal fees during the nine months ended September 30, 2024 and 2023, respectively, and included the costs in general and administrative expenses on its statement of operations. Under the terms of the Warrant Inducement Agreement, we agreed not to sell shares under the 2023 Equity Line of Credit Agreement for six months from the effective date of the Form S-3, which was September 3, 2024. As of November 14, 2024, the remaining availability under the 2023 Equity Line of Credit Agreement was $1,700,000 of shares of Common Stock that can be sold to Lincoln Park under the 2023 Equity Line of Credit Agreement, subject to the terms of the 2023 Equity Line of Credit Agreement.

F-43

Warrants

The following table is a summary of the Company’s warrants outstanding and exercisable as of September 30, 2024.

			Exercise Price	Number of Warrants Outstanding and Common Stock Underlying Warrants
	Issuance Date	Expiration Date	per Share	September 30, 2024	December 31, 2023
Unmodified August 2022 Warrants(1)	August 25, 2022	August 25, 2027	$13.20	433,321	799,985
Modified August 2022 Warrants(1)	August 25, 2022	August 25, 2027	$4.13	55,553	-
January 2024 Purchase Warrants(2)	January 26, 2024	July 26, 2029	$4.13	171,000	-
July 2024 Purchase Warrants(2)	July 9, 2024	July 9, 2027	$2.25	1,248,527	-
August 2024 Purchase Warrants(2)	August 1, 2024	August 1, 2029	$1.36	2,566,667	-
				4,475,068	799,985

(1)	Liability classified
(2)	Equity classified

2010 Stock Incentive Plan

The Company’s employees, directors, and consultants were eligible to receive awards under the Vermillion, Inc. Second Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan”), which was replaced by the 2019 Plan (as defined below) with respect to future equity grants. As of September 30, 2024, there were no shares of the Company’s common stock available for future grants under the 2010 Plan.

The following table summarizes stock option activity for the 2010 Plan during the nine months ended September 30, 2024.

Options outstanding at December 31, 2023	245,154
Options forfeited or expired	(199,794)
Options outstanding at September 30, 2024	45,360

The weighted average exercise price of outstanding options under the 2010 Plan as of September 30, 2024 was $28.11 and the weighted average remaining life was 1.21 years.

2019 Stock Incentive Plan

At the Company’s 2019 annual meeting of stockholders, the Company’s stockholders approved the Vermillion, Inc. 2019 Stock Incentive Plan, the name of which was subsequently changed to the Aspira Women’s Health Inc. 2019 Stock Incentive Plan (the “2019 Plan”). The purposes of the 2019 Plan are (i) to align the interests of the Company’s stockholders and recipients of awards under the 2019 Plan by increasing the proprietary interest of such recipients in the Company’s growth and success; (ii) to advance the interests of the Company by attracting and retaining non-employee directors, officers, other employees, consultants, independent contractors and agents; and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders. The 2019 Plan allows the Company to grant stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards to participants.

Subject to the terms and conditions of the 2019 Plan, the initial number of shares authorized for grants under the 2019 Plan is 699,485. On May 9, 2023, the Company’s stockholders approved an increase of 333,333 shares to the number of shares available for issuance under the 2019 Plan. On May 13, 2024, the Company’s stockholders approved an increase of 1,000,000 shares in the number of shares available for issuance under the 2019 Plan for a total of 2,032,818 shares. To the extent an equity award granted under the 2019 Plan expires or otherwise terminates without having been exercised or paid in full, or is settled in cash, the shares of common stock subject to such award will become available for future grant under the 2019 Plan. As of September 30, 2024, 794,090 shares of Aspira common stock were subject to outstanding stock options, and 153,750 shares of Aspira common stock were subject to unreleased restricted stock awards and a total of 642,865 shares of Aspira common stock were reserved for future issuance under the 2019 Plan.

The following table summarizes stock option activity for the 2019 Plan during the nine months ended September 30, 2024.

Options outstanding at December 31, 2023	514,768
Options granted	514,974
Options forfeited or expired	(235,652)
Options outstanding at September 30, 2024	794,090

The weighted average exercise price of outstanding options as of September 30, 2024, under the 2019 Plan was $7.15 and the weighted average remaining life was 8.40 years.

The following table summarizes RSU activity for the 2019 Plan during the nine months ended September 30, 2024.

RSUs outstanding at December 31, 2023	59,463
RSUs granted	273,951
RSUs vested and issued	(149,387)
RSUs forfeited or expired	(30,277)
RSUs vested and unissued at September 30, 2024	153,750

F-44

Stock-Based Compensation

During the nine months ended September 30, 2024, the Company granted option awards under the 2019 Plan with a weighted average grant date fair value of $1.62, and a weighted average exercise price of $2.68.

Assumptions included in the fair value per share calculations during the nine months ended September 30, 2024, were (i) expected terms of one to three years, (ii) one to three year treasury interest rates of 4.33% to 4.96% and (iii) market close prices ranging from $0.94 to $4.87. The Company recorded $13,000 in forfeitures for the nine months ended September 30, 2024.

The allocation of non-cash stock-based compensation expense by functional area for the three and nine months ended September 30, 2024 and 2023 was as follows.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2024	2023	2024	2023
Cost of revenue	$6	$7	$32	$26
Research and development	$46	$65	136	$224
Sales and marketing	$95	$(105)	139	$19
General and administrative	$232	$451	556	$1,033
Total	$379	$418	$863	$1,302

As of September 30, 2024, total unrecognized compensation cost related to unvested stock option awards was approximately $551,000, and the related weighted average period over which it is expected to be recognized was 1.95 years. As of September 30, 2024, there was $110,000 in unrecognized compensation costs related to restricted stock units, and the related weighted average period over which it is expected to be recognized is 0.75 years.

7. LOSS PER SHARE

The Company calculates basic loss per share using the weighted average number of shares of Aspira common stock outstanding during the period. The Company considers 2022 Warrants to be participating securities, because holders of such instruments participate in the event a dividend is paid on common stock. The holders of the 2022 Warrants do not have a contractual obligation to share in the Company’s losses. As such, losses are attributed entirely to common stockholders and for periods in which the Company has reported a net loss, diluted loss per common share is the same as basic loss per common share. Because the Company is in a net loss position, diluted loss per share is calculated using the weighted average number of shares of Aspira common stock outstanding and excludes the anti-dilutive effects of 5,468,268 potential shares of Aspira common stock for the three and nine months ended September 30, 2024 and 1,545,083 potential shares of Aspira common stock for the three and nine months ended September 30, 2023, inclusive of 4,475,068 and 799,985 shares of Aspira common stock issuable upon the exercise of the warrants outstanding as of September 30, 2024 and 2023, respectively. Potential shares of Aspira common stock and warrants include incremental shares of Aspira common stock issuable upon the exercise of stock options and warrants and the vesting of unvested restricted stock units.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Numerator:
Net Loss (in thousands)	$(3,547)	$(4,706)	$(11,706)	$(13,601)
Denominator:
Shares used in computing net loss per share, basic and diluted	15,405,672	9,776,436	13,269,646	8,838,342
Net loss per share, basic and diluted	$(0.23)	$(0.48)	$(0.88)	$(1.54)

F-45

8. SUBSEQUENT EVENTS

As discussed in Note 1, on October 17, 2024, the Company received a deficiency letter from the Listing Qualifications Department of the Nasdaq Stock Market indicating that the bid price for its Common Stock, for the last 30 consecutive business days, had closed below the minimum $1.00 per share and, as a result, the Company is not in compliance with the $1.00 minimum bid price requirement for the continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with the Nasdaq Listing Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, or until April 15, 2025, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-day period.

If the Company is not in compliance by April 15, 2025, the Company may qualify for a second 180 calendar day compliance period. If the Company does not qualify for, or fails to regain compliance during the second compliance period, or if it appears to Nasdaq that the Company will not be able to cure the deficiency, then Nasdaq will notify the Company of its determination to delist its Common Stock, at which point the Company would have an option to appeal the delisting determination to a Nasdaq hearings panel. There can be no assurance that the Company will be successful in maintaining its listing of its common stock on the Nasdaq Capital Market.

On October 23, 2024, the Advanced Research Projects Agency for Health (“ARPA-H”) announced that it had selected the Company as an awardee of the Sprint for Women’s Health. The Company will receive $10,000,000 in funding over two years through the Sprint for Women’s Health launchpad track for later-stage health solutions. The Company will receive payments based on the completion of certain agreed-upon milestones. We expect to meet the first milestone for payment in the fourth quarter of 2024. Upon successful acceptance of the required information related to the first milestone, we will receive a payment of $2,000,000. The award also provides for access to advisors to support the successful completion and commercial launch of the test before the end of the two-year contract term. We will work with an ARPA-H Program Manager and the ARPA-H Investor Catalyst Hub in the design, development, and commercial launch of this first-of-its kind test.

On October 23, 2024, the Company commenced drawing down on an At-the-Market offering agreement (the “2024 At-the-Market Offering”) after being prohibited from selling shares under the 2024 At-the-Market Offering until October 23, 2024, as required under the Warrant Inducement Agreement. As of November 18, 2024, the Company sold 348,185 shares of Common Stock under the 2024 At-the-Market Offering for gross proceeds of approximately $350,000. As of November 18, 2024, there is approximately $4,100,000 remaining under the 2024 At-the-Market Offering.

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Up to 50,000,000 Units, Each Consisting of One Share of Common Stock and

One Warrant to Purchase One Share of Common Stock

Up to 50,000,000 Pre-funded Units, Each Consisting of One Pre-Funded Warrant to Purchase One Share of Common Stock and One Warrant to Purchase One Share of Common Stock

Up to 50,000,000 Shares of Common Stock Underlying the Pre-Funded Warrants

Up to 50,000,000 Shares of Common Stock Underlying the Warrants

Aspira Women’s Health Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

       , 2025

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$8,143
FINRA filing fee	$8,478
Accounting fees and expenses	$72,000
Legal fees and expenses	$160,000
Miscellaneous	$10,379

Total	$259,000

Item 14. Indemnification of Directors and Officer

Sections 145 and 102(b)(7) of the DGCL provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

Certificate of Incorporation and Bylaws. Article VII of the Company’s Certificate of Incorporation and Article VI of the Registrant’s Amended and Restated Bylaws provide in substance that, to the fullest extent permitted by the DGCL, each director and officer shall be indemnified against reasonable costs and expenses, including attorney’s fees, and any liabilities which the person may incur in connection with any action to which the person may be made a party by reason of his or her being or having been a director or officer of the Registrant, a predecessor of the Registrant, or serves or served as a director, officer or employee of another enterprise at the request of the Registrant or any predecessor of the Registrant. The indemnification provided by the Company’s Certificate of Incorporation is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

D&O Insurance. The Company maintains standard policies of insurance under which coverage is provided to the Company’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law. Any underwriting agreement that we may enter into (Exhibit 1.1) may provide for indemnification by any underwriters, of us, our directors, our officers who sign the registration statement and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

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Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding securities issued by us, since during the prior three years that were not registered under the Securities Act.

On January 24, 2024, we entered into a placement agency agreement (the “Placement Agency Agreement”) with A.G.P./Alliance Global Partners (“AGP”) and a securities purchase agreement (the “Securities Purchase Agreement”) with a single healthcare focused institutional investor alongside participation from Nicole Sandford, our former CEO, as well as certain existing shareholders of the Company (collectively, the “Purchasers”). Pursuant to the Placement Agency Agreement, we paid AGP as the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds generated from the offering, except that, with respect to proceeds raised in the offering from certain designated persons, AGP’s cash fee was reduced to 3.5% of such proceeds, and to reimburse certain fees and expenses of the placement agent in connection with the offering.

Pursuant to the Securities Purchase Agreement, among other transactions, we issued the Purchase Warrants to purchase 1,571,000 shares of the Company’s common stock. The Purchase Warrants have an exercise price of $4.13 per share, and are exercisable any time on or after July 26, 2024, which is the six month anniversary date after issuance, and on or prior to 5:00 p.m. (New York City time) on July 25, 2029.

We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

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Item 16. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
1.1*	Form of Underwriting Agreement
1.2	At The Market Offering Agreement between Aspira Women’s Health Inc. and H.C. Wainwright & Co., LLC dated August 2, 2024 (incorporated by reference to Exhibit 1.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on August 2, 2024).
3.1	Fourth Amended and Restated Certificate of Incorporation of Vermillion, Inc. dated January 22, 2010 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Commission on January 25, 2010).
3.2	Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation, effective June 19, 2014 (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q, filed with the Commission on August 14, 2014).
3.3	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Vermillion, Inc., dated June 11, 2020 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Commission on June 11, 2020).
3.4	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Aspira Women’s Health Inc, dated February 7, 2023 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Commission on February 7, 2023).
3.5	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Aspira Women’s Health Inc., dated May 11, 2023 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Commission on May 11, 2023).
3.6	Amended and Restated Bylaws of Aspira Women’s Health Inc., effective February 23, 2022 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Commission on February 28, 2022).
4.1	Form of Aspira Women’s Health Inc.’s (formerly Ciphergen Biosystems, Inc.) Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1/A, filed with the Commission on August 24, 2000).
4.2	Stockholder’s Agreement dated May 13, 2013, by and among Vermillion, Inc., Oracle Partners, LP, Oracle Ten Fund Master, LP, Jack W. Schuler and other purchasers named therein (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 14, 2013).
4.3	Form of Warrant 2022 (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on August 24, 2022).
4.4	Form of Warrant Amendment to Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K, filed with the Commission on January 26, 2024).
4.5	Form of Pre-Funded Warrant 2024 (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on January 26, 2024).
4.6	Form of Warrant 2024 (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on January 26, 2024).

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4.7	Registration Rights Agreement, dated as of March 28, 2023, by and between Aspira Women’s Health Inc. and Lincoln Park Capital Fund, LLC. (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on March 30, 2023).
4.8	Form of Common Warrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on July 2, 2024).
4.9	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on July 31, 2024).
4.10*	Form of Representative’s Warrant
4.11*	Form of Pre-funded Warrant
4.12*	Warrant Agent Agreement
4.13*	Form of Warrant
5.1*	Opinion of Sheppard, Mullin, Richter & Hampton, LLP
10.1#	Form of Proprietary Information Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and certain of its employees (incorporated by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-1/A, filed with the Commission on August 24, 2000).
10.2#	Vermillion, Inc. Second Amended and Restated 2010 Stock Incentive Plan (as amended effective June 21, 2018) (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on June 27, 2018).
10.3#	Form of Vermillion, Inc. Stock Option Award Agreement through December 31, 2021 (incorporated by reference to Exhibit 10.7 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 28, 2019).
10.4#	Form of Vermillion, Inc. Stock Option Award Agreement after January 1, 2022 (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 10, 2022).
10.5#	Form of Aspira Women’s Health Inc Stock Option Award Agreement (incorporated by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 10, 2022).
10.6#	Form of Vermillion, Inc. Restricted Stock Award Agreement through December 31, 2021 (incorporated by reference to Exhibit 10.8 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 28, 2019).
10.7#	Form of Vermillion, Inc. Restricted Stock Award Agreement after January 1, 2022 (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 10, 2022).
10.8#	Form of Aspira Women’s Health Inc Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 10, 2022).
10.9#	Aspira Women’s Health Inc. 2019 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 10, 2022).
10.10#	Form of Vermillion, Inc. Stock Option Award Agreement (non-employee) (incorporated by reference to Exhibit 10.6 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 10, 2022).
10.11#	Form of Aspira Women’s Health Inc. Stock Option Award Agreement (non-employee) (incorporated by reference to Exhibit 10.7 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 10, 2022).
10.12	Testing and Services Agreement between Vermillion, Inc., Aspira Labs, Inc. and Quest Diagnostics Incorporated, dated as of March 11, 2015 (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 12, 2015).
10.13	Amendment No. 1 to the Testing and Services Agreement between Vermillion, Inc., Aspira Labs, Inc. and Quest Diagnostics Incorporated dated April 10, 2015 (incorporated by reference to Exhibit 10.6 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 12, 2015).
10.14	Amendment No. 2 to Testing and Services Agreement, executed as of March 7, 2017 and effective as of March 11, 2017, by and among Vermillion, Inc., Aspira Labs, Inc. and Quest Diagnostics Incorporated (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on March 13, 2017).

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10.15	Amendment No. 3 to Testing and Services Agreement, executed as of March 1, 2018 by and among Vermillion, Inc., Aspira Labs, Inc. and Quest Diagnostics Incorporated (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on March 6, 2018).
10.16	Amendment No. 4 to Testing and Services Agreement, executed as of March 11, 2020 by and among Vermillion, Inc., Aspira Labs, Inc. and Quest Diagnostics Incorporated (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on March 17, 2020).
10.17	Amendment No. 5 to Testing and Services Agreement, executed as of December 6, 2022 by and among Aspira Women’s Health Inc., Aspira Labs, Inc. and Quest Diagnostics Incorporated (incorporated by reference to Exhibit 10.18 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on April 1, 2024).
10.18	Assistance Agreement by and between the State of Connecticut, acting by and through the Department of Economic and Community Development and Vermillion, Inc. effective March 22, 2016 (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 16, 2016).
10.19	Patent Security Agreement by Vermillion, Inc. in favor of the State of Connecticut, acting by and through the Department of Economic and Community Development, effective March 22, 2016 (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 16, 2016).
10.20	Security Agreement by Vermillion, Inc. in favor of the State of Connecticut, acting by and through the Department of Economic and Community Development, effective March 22, 2016 (incorporated by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 16, 2016).
10.21	First Amendment to the Assistance Agreement by and between the State of Connecticut, acting by and through the Department of Economic and Community Development and Vermillion, Inc. dated March 7, 2018 (incorporated by reference to Exhibit 10.21 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 13, 2018).
10.22	Second Amendment to the Assistance Agreement by and between the State of Connecticut, acting by and through the Department of Economic and Community Development and Vermillion, Inc. dated April 3, 2020 (incorporated by reference to Exhibit 10.22 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on April 7, 2020).
10.23#†	Amended and Restated Employment Agreement between Aspira Women’s Health Inc. and Nicole Sandford effective March 1, 2023 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on March 2, 2023).
10.24#†	Employment Agreement between Aspira Women’s Health Inc. and Sandra Milligan effective April 1, 2024 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on March 21, 2024).
10.25	License Agreement between Aspira Women’s Health Inc. and Dana-Farber Cancer Institute, Inc. effective March 20, 2023 (incorporated by reference to Exhibit 10.28 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on April 1, 2024).
10.26	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on July 2, 2024).
10.27	Form of Warrant Inducement Agreement (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on July 31, 2024).
10.28	Second Amended Employment Agreement between Aspira Women’s Health Inc. and Nicole Sandford, effective September 1, 2024 (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 13, 2024).
10.29	Amended Employment Agreement between Aspira Women’s Health Inc. and Sandra Milligan, M.D., J.D., effective September 1, 2024 (incorporated by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 13, 2024).
10.30	Consulting Agreement between Aspira Women’s Health Inc. and John Kallassy (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 13, 2024).
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.0 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 31, 2022)
23.1*	Consent of BDO USA, P.C., independent registered public accounting firm.
23.2*	Consent of Sheppard, Mullin, Richter & Hampton, LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page of this Form S-1).
107*	Filing Fee Table.

* Filed herewith.

** Previously filed.

# Management contract or compensatory plan or arrangement.

† Confidential treatment has been granted with respect to certain provisions of this agreement. Omitted portions have been filed separately with the SEC.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, State of Texas, on the 11th day of February 2025.

ASPIRA WOMEN’S HEALTH INC.

By:	/s/ Michael Buhle
Michael Buhle
Chief Executive Officer (Principal Executive Officer) and Chief Commercial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Buhle	Chief Executive Officer and Chief Commercial Officer	February 11, 2025
Michael Buhle	(Principal Executive Officer)

*	Vice President, Finance and Principal Accounting Officer	February 11, 2025
James Crawford	(Principal Accounting Officer)

*	Chair of the Board of Directors	February 11, 2025
Jannie Herchuk

*	Director	February 11, 2025
Stefanie Cavanaugh

/s/ Celeste Fralick	Director	February 11, 2025
Celeste Fralick

*	Director	February 11, 2025
Ellen O’Connor Vos

*	Director	February 11, 2025
Winfred Parnell

*	Director	February 11, 2025
John Ragard

	Director	February 11, 2025
Ellen Beausang

* By:	/s/ Michael Buhle
Michael Buhle, Attorney-In-Fact

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